AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1998

                                                REGISTRATION NO. 333-68561

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             INFOSEEK CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     7372                    77-0494507
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 543-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                HARRY M. MOTRO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             INFOSEEK CORPORATION
                            1399 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 543-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

      AARON J. ALTER, ESQ.             ANDREW E. NEWTON, ESQ.          JORGE DEL CALVO, ESQ.
      DAVID J. SEGRE, ESQ.         VICE PRESIDENT, GENERAL COUNSEL ALLISON LEOPOLD TILLEY, ESQ.
WILSON SONSINI GOODRICH & ROSATI            AND SECRETARY          PILLSBURY MADISON & SUTRO LLP
    PROFESSIONAL CORPORATION            INFOSEEK CORPORATION            2550 HANOVER STREET
       650 PAGE MILL ROAD              1399 MOFFETT PARK DRIVE          PALO ALTO, CA 94304
      PALO ALTO, CA 94304            SUNNYVALE, CALIFORNIA 94089          (650) 233-4500
         (650) 493-9300                    (408) 543-6000

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. INFOSEEK MAY NOT ISSUE ITS COMMON STOCK IN THE MERGER UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROXY STATEMENT/PROSPECTUS IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               SUBJECT TO COMPLETION DATED DECEMBER 30, 1998

            PROXY STATEMENT                          PROSPECTUS
            OF QUANDO, INC.                  OF INFOSEEK CORPORATION

The Infoseek Corporation and Quando, Inc. boards of directors have approved a merger agreement that would merge Quando with a subsidiary of Infoseek. Upon the completion of the merger, each Quando shareholder will receive approximately:

 . 0.0494 shares of Infoseek common stock for each share of Quando common stock held by such shareholder

 . 0.0627 shares of Infoseek common stock for each share of Quando Series A preferred stock held by such shareholder

 . 0.0566 shares of Infoseek common stock for each share of Quando Series B preferred stock held by such shareholder

A total of 421,640 shares of Infoseek common stock are expected to be issued in the merger, approximately ten percent of which, or 42,164 shares, will be placed into an escrow fund.

The Quando board of directors has called a special meeting of the Quando shareholders to vote on the merger and the merger agreement on:

                  Tuesday, January 19, 1999 at 11:30 a.m.

 at Quando corporate offices, 520 NW Davis Street, Portland, Oregon 97209

Whether or not you plan to attend the special meeting, please complete, sign and mail the attached proxy card to Quando. The Quando board of directors is also soliciting the written consent of all of the Quando shareholders to the merger and merger agreement. Therefore, please also complete and sign the attached written consent and return it to Quando at the address above. If all of the Quando shareholders consent in writing to the merger and the merger agreement prior to Tuesday, January 19, 1999, the Quando shareholders meeting will not be held. Only shareholders who held their shares of Quando capital stock at the close of business on November 20, 1998 will be entitled to vote on or give their written consent to the merger and the merger agreement. THE QUANDO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER AND THE MERGER AGREEMENT.

YOU ARE URGED TO READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 15. THE "RISK FACTORS" SECTION DESCRIBES CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

Infoseek's common stock trades on the Nasdaq National Market under the symbol SEEK. Quando's capital stock is not publicly traded.

In accordance with Sections 60.551 through 60.594 of the Oregon Business Corporation Act, holders of Quando capital stock may be entitled to exercise dissenters' rights in connection with the merger. See "The Merger--Dissenters' Rights" on page 148.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE INFOSEEK COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated December 30, 1998 and is expected to be first sent to Quando shareholders on January 8, 1999.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY..................................................................     1
SELECTED HISTORICAL CONDENSED FINANCIAL INFORMATION AND COMPARATIVE PER
 SHARE DATA..............................................................     6
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION....    10
COMPARATIVE PER SHARE DATA...............................................    12
MARKET PRICE INFORMATION.................................................    13
RISK FACTORS.............................................................    15
  Risks Related to the Combined Companies and the Merger.................    15
  Risks Related to Quando................................................    17
  Risks Related to Infoseek..............................................    20
WHERE YOU CAN FIND MORE INFORMATION......................................    40
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE..........................    40
TRADEMARKS...............................................................    41
DESCRIPTION OF INFOSEEK CORPORATE STRUCTURE..............................    41
QUANDO'S SOLICITATION FOR SHAREHOLDER APPROVAL...........................    42
THE MERGER AND RELATED TRANSACTIONS......................................    45
TERMS OF THE MERGER......................................................    51
OTHER AGREEMENTS.........................................................    61
INFOSEEK UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.....    62
INFOSEEK SELECTED CONSOLIDATED FINANCIAL DATA............................    76
INFOSEEK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................    77
INFOSEEK BUSINESS........................................................   104
INFOSEEK RELATIONSHIP WITH DISNEY........................................   118
INFOSEEK MANAGEMENT......................................................   120
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF INFOSEEK..   127
CERTAIN TRANSACTIONS.....................................................   129
QUANDO SELECTED FINANCIAL DATA...........................................   132
QUANDO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................   133
QUANDO BUSINESS..........................................................   140
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF QUANDO....   144
QUANDO MANAGEMENT .......................................................   146
DISSENTERS' RIGHTS.......................................................   148
COMPARISON OF CAPITAL STOCK..............................................   151
LEGAL MATTERS............................................................   165
EXPERTS..................................................................   165
INFOSEEK INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................   F-1
STARWAVE INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......................  F-29
ESPN JOINT VENTURE INDEX TO FINANCIAL STATEMENTS.........................  F-48
ABC NEWS JOINT VENTURE INDEX TO FINANCIAL STATEMENTS.....................  F-58
QUANDO, INC. INDEX TO FINANCIAL STATEMENTS...............................  F-68
ANNEX A--The Merger Agreement............................................   A-1
ANNEX B--Oregon Dissenters' Rights Statute...............................   B-1

                                    SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus and the documents we have referred you to. See "Where You Can Find More Information" on page 40. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement. It is the legal document that governs the proposed merger.

THE COMPANIES (PAGES 104 AND 140)

INFOSEEK CORPORATION
1399 Moffett Park Drive
Sunnyvale, California 94089
Telephone: 408-543-6000

Infoseek provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives.

QUANDO, INC.
520 NW Davis Street
Portland, Oregon 97209
Telephone: 503-225-1988

Quando provides search and navigational services for the Internet. To provide these services, Quando creates constantly-updated directories of information obtained from the Internet for use in searching the Web--including shopping guides, event guides, contact directories, audio clip libraries, review guides and website rating guides. Quando provides the use of these online directories and guides as a service to its customers. Quando's customers then provide these online directories and guides on their Internet websites for use by their customers.

THE PROPOSED MERGER (PAGE 51)

Infoseek, Quando and certain other parties have entered into a merger agreement which provides that Quando will become a wholly-owned subsidiary of Infoseek.

WHAT QUANDO SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE 51)

Upon the completion of the merger each Quando shareholder will receive approximately:

  . 0.0494 shares of Infoseek common stock for each share of Quando common stock held by such shareholder

  . 0.0627 shares of Infoseek common stock for each share of Quando Series A preferred stock held by such shareholder

  . 0.0566 shares of Infoseek common stock for each share of Quando Series B preferred stock held by such shareholder

Infoseek will place approximately ten percent (10%) of these shares of Infoseek common stock into escrow. Infoseek will not issue fractional shares of its common stock in the merger--any fractional shares will be rounded up to the nearest whole share.

INFOSEEK WILL SEND YOU SEPARATE WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR QUANDO STOCK CERTIFICATES FOR INFOSEEK STOCK CERTIFICATES IN THE MERGER.

THE ESCROW FUND (PAGE 58)

At the time of the merger, Infoseek will place approximately ten percent (10%) of the shares of Infoseek common stock to be issued in the merger into the escrow fund. A total of 42,164 shares of Infoseek common stock will be placed in the escrow fund. The escrow fund will be held by U.S. Bank Trust, N.A.

The escrow fund is similar to a security deposit. Quando has made various representations to Infoseek in the merger agreement. If certain of these representations turn out to be incorrect, Infoseek will be entitled to be compensated from the escrow fund.

The Infoseek common stock remaining in the escrow fund is expected to be distributed to Quando shareholders soon after June 30, 1999. If Infoseek has filed a claim against the escrow fund prior to June 30, 1999, a portion of the escrow fund equal to the claim will not be distributed unless and until the claim is resolved in favor of Quando.

RESALE OF THE INFOSEEK COMMON STOCK RECEIVED IN THE MERGER (PAGE 61)

All of Quando's shareholders, other than Quando's executive officers, directors and shareholders who own more than 10% of Quando's outstanding capital stock, will generally be permitted to resell the Infoseek common stock they receive in the merger without restriction. Quando's executive officers, directors and significant shareholders will be able to resell their common stock only if they comply with certain securities laws.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 13)

Infoseek's common stock is quoted on the Nasdaq National Market. On July 23, 1998, the last trading day before the signing of the merger agreement, Infoseek common stock closed at $30.375 per share. On August 10, 1998, the last trading day prior to the announcement of the proposed merger, Infoseek common stock closed at $24.50 per share. On December 29, 1998, the last trading day prior to the date of this proxy statement/prospectus, Infoseek common stock closed at $54.50 per share.

LISTING OF INFOSEEK COMMON STOCK (PAGE 50)

The shares of Infoseek common stock issued in connection with the merger will be listed on the Nasdaq National Market.

DISSENTERS' RIGHTS (PAGE 148)

If you do not vote for or consent to the merger and the merger agreement, you will have the right under Oregon law to dissent to the merger and request an appraisal of the value of your Quando capital stock in connection with the merger.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES (PAGE 48)

Infoseek and Quando intend the exchange of Quando capital stock for Infoseek common stock to be tax-free to Quando shareholders for federal income tax purposes.

Tax matters are very complicated and the tax consequences to you from the merger will depend on your own circumstances. You should consult your tax advisors for a full understanding of all of the tax consequences to you from the merger.

RISKS OF THE MERGER (PAGE 15)

In considering whether to approve the merger and merger agreement, you should consider all of the risks of the merger, including the risks that the potential benefits of the merger may not be realized, that Infoseek's business may not be successful, and that the market price of

Infoseek common stock will fluctuate and could decline in the future. WE ENCOURAGE YOU TO READ THE RISK FACTORS SET FORTH IN THIS PROXY
STATEMENT/PROSPECTUS BEGINNING ON PAGE 15.

YOUR RIGHTS AS A HOLDER OF INFOSEEK COMMON STOCK (PAGE 151)

At the time of the merger, you will become an Infoseek stockholder. There are important differences between the rights of shareholders of Quando and stockholders of Infoseek. Please carefully review the description of these differences beginning on page 151.

THE INVESTOR REPRESENTATIVE (PAGE 59)

Quando has appointed Stanton R. Koch, a director of Quando, as the shareholder representative for the Quando shareholders. As such, Mr. Koch will represent your interests after the merger and will be entitled to make certain decisions regarding the escrow fund.

QUANDO REASONS FOR THE MERGER; RECOMMENDATION TO QUANDO SHAREHOLDERS (PAGES 44 AND 47)

The Quando board of directors has determined that the terms of the merger and the merger agreement are in the best interests of Quando and its shareholders. In reaching its decision, the Quando board of directors identified several potential benefits of the merger. These benefits include:

  . the total consideration paid by Infoseek to the shareholders of Quando

  . the potential to greatly improve the services Quando offers to customers

  . the ability of Quando to gain market share

  . the strategic alternatives likely to be available to Quando and

  . the potential benefits to Quando's employees and existing customers

The Quando board of directors also considered that Quando shareholders would have the opportunity to participate in the potential growth of Infoseek following the merger. However, the Quando board of directors also recognized that the potential benefits of the merger may not be realized and that there are a number of other risks and uncertainties related to the merger.

THE QUANDO BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

INFOSEEK'S REASONS FOR THE MERGER

Infoseek's board of directors has approved the merger. The Infoseek board of directors believes that Quando possesses technology, resources and experienced personnel that will contribute to the quality and range of Infoseek's products and services following the merger.

SHAREHOLDERS MEETING; SOLICITATION OF WRITTEN CONSENTS (PAGE 42)

The Quando board of directors has called a special meeting of the Quando shareholders to vote on the merger and merger agreement. The meeting is scheduled for Tuesday, January 19, 1999 at 11:30 a.m., local time, at Quando's corporate offices. Quando is soliciting proxies from its shareholders prior to the shareholders meeting. Quando also intends to begin seeking the written consent of its shareholders to the merger and the merger agreement on Friday, January 8, 1999. Quando hopes to receive all of the consents by Monday, January 11, 1999. If all of the Quando shareholders consent in writing prior to Friday, January 15, 1999, the shareholders meeting will not be held.

RECORD DATE FOR VOTING OR CONSENTING (PAGE 42)

You are entitled to vote at the special meeting or sign a written consent if you owned shares of Quando capital stock as of the close of business on November 20, 1998, the record date. All of Quando's capital stock will vote or consent together, as if all Quando preferred stock had converted to common stock, on the merger and merger agreement. On the record date, there were 5,884,178 shares of Quando capital stock outstanding.

SHAREHOLDER VOTE OR CONSENT REQUIRED TO APPROVE THE MERGER AND MERGER AGREEMENT (PAGE 43)

The vote of Quando shareholders holding at least 90% of the outstanding shares of Quando capital stock at the special meeting or the written consent of the holders of 100% of the outstanding shares of Quando capital stock is required to approve the merger and the merger agreement. Infoseek stockholders are not required to vote on the merger or the merger agreement.

REVOCABILITY OF CONSENTS AND PROXIES (PAGE 43)

You may revoke your proxy at any time prior to the Quando shareholders meeting by executing a new proxy prior to the shareholders meeting or by attending the meeting in person and voting. Merely attending the meeting will not revoke your proxy. You may revoke your consent by delivering written notice to Quando's Secretary of such revocation at any time prior to the closing of the merger. Quando hopes to receive the written consent of all of its shareholders to the merger and merger agreement by Tuesday, January 12, 1999 and to close the merger on or about Thursday, January 14, 1999.

INTERESTS OF QUANDO OFFICERS AND DIRECTORS IN THE MERGER (PAGE 48)

In considering the Quando board of directors' recommendation that you approve the merger and the merger agreement, you should note that Quando's officers and directors have interests in the merger that are different from, or in addition to, your interests. Specifically, as a result of or in connection with the merger:

  . certain Quando directors who are also officers of Quando will become employees of Infoseek,

  . the Quando directors will receive continuing indemnification against certain liabilities.

As a result, Quando's directors and officers could be more likely to vote to approve the merger and the merger agreement than Quando shareholders generally. Quando's officers and directors and their affiliates collectively owned approximately 90.3% of the outstanding shares of Quando capital stock as of the record date.

COMPLETION OF MERGER (PAGE 51)

Infoseek and Quando expect to complete the merger as soon as practicable after the Quando shareholders approve the merger and the other conditions to the merger have been met.

CONDITIONS TO THE MERGER (PAGE 55)

The merger will not be completed unless the closing conditions contained in the merger agreement are met. Infoseek and Quando may each waive certain of the closing conditions of the other. Please review a description of the closing conditions on page 63.

NO SOLICITATION (PAGE 55)

Quando has agreed, subject to some exceptions contained in the merger agreement, not to initiate or engage in discussions regarding a business combination with any party other than Infoseek until December 31, 1998.

TERMINATION OF THE MERGER AGREEMENT (PAGE 57)

Infoseek and Quando may together agree to terminate the merger agreement without completing the merger. This is the case whether or not the Quando shareholders have approved the merger and the merger agreement. In addition, either company may terminate the merger agreement if the merger is not completed before February 28, 1999 or if specified events occur before that date.

ACCOUNTING TREATMENT (PAGE 50)

Infoseek and Quando intend the merger to be accounted for as a purchase.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 40)

Each of Infoseek and Quando has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends" or similar words or expressions are intended to identify forward-looking statements. For more information regarding factors that could cause actual results to differ from these expectations, you should read the "Risk Factors" section beginning on page 15.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have questions about the merger you should contact:

David Billstrom
Chairman, President and
Chief Executive Officer
Quando, Inc.
520 NW Davis Street
Portland, Oregon 97209
503-225-1988

                    SELECTED HISTORICAL CONDENSED FINANCIAL
                   INFORMATION AND COMPARATIVE PER SHARE DATA

The tables on the following three pages present selected historical condensed financial information and comparative per share data for Infoseek, Starwave and Quando. This information has been derived from their respective consolidated financial statements and notes, certain of which are included in this proxy statement/prospectus.

The financial information of Infoseek, except for the interim financial information dated September 30, 1998 and 1997, has been derived from audited financial statements. The financial information of Starwave, except for the financial information dated December 31, 1994, has been derived from audited financial statements. The financial information of Quando, except for the financial information dated September 30, 1998 and 1997, December 31, 1994 and 1993, and the balance sheet data at December 31, 1995, has been derived from audited financial statements.

All unaudited financial information presented has been derived from unaudited consolidated financial statements, and in the opinion of Infoseek's, Quando's and Starwave's management reflects all normal recurring adjustments necessary for a fair presentation.

              INFOSEEK SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  PERIOD FROM     NINE MONTHS
                                                                AUGUST 30, 1993      ENDED
                              YEARS ENDED DECEMBER 31,          (INCEPTION) TO   SEPTEMBER 30,
                          ------------------------------------   DECEMBER 31,   -----------------
                            1997      1996     1995     1994         1993        1998      1997
                          --------  --------  -------  -------  --------------- -------  --------
                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA(3):
Total revenues..........  $ 35,082  $ 15,095  $ 1,032      --         --        $50,715  $ 22,407
Costs and expenses
 Hosting, content and
  website costs.........     6,319     3,194      614      --         --          7,956     4,397
 Research and
  development...........     7,900     4,550    1,175  $ 1,063       $  8         7,432     5,879
 Sales and marketing....    34,320    20,455    1,488       97        --         35,144    22,520
 General and
  administrative........     7,042     4,177    1,148      360         19         7,876     5,242
 Restructuring and other
  charges(1)............     7,349       --       --       --         --            --      7,349
                          --------  --------  -------  -------       ----       -------  --------
 Total costs and
  expenses..............    62,930    32,376    4,425    1,520         27        58,408    45,387
                          --------  --------  -------  -------       ----       -------  --------
Operating loss..........   (27,848)  (17,281)  (3,393)  (1,520)       (27)       (7,693)  (22,980)
Interest income, net....     1,286     1,343       97       10        --          1,999     1,066
                          --------  --------  -------  -------       ----       -------  --------
Net loss................  $(26,562) $(15,938) $(3,296) $(1,510)      $(27)      $(5,694) $(21,914)
                          ========  ========  =======  =======       ====       =======  ========
Basic and diluted net
 loss per share (pro
 forma in 1995)(2)......  $  (1.00) $  (0.72) $ (0.21)                          $ (0.19) $  (0.83)
                          ========  ========  =======                           =======  ========
Shares used in computing
 basic and diluted net
 loss per share.........    26,627    22,120   15,535                            30,512    26,270

                                         DECEMBER 31,
                               --------------------------------
                                                                 SEPTEMBER 30,
                                1997    1996    1995  1994 1993      1998
                               ------- ------- ------ ---- ----  -------------
                                                                  (UNAUDITED)
CONSOLIDATED BALANCE SHEET
 DATA(3):
Cash, cash equivalents and
 short-term investments....... $31,439 $46,653 $1,626 $568 $177     $54,541
Working capital (deficit).....  19,018  41,997     93  458  (99)     48,381
Total assets..................  51,489  58,332  5,123  859  318      90,313
Long-term obligations.........   4,493   1,892    838  210  --        2,981
Total shareholders' equity
 (deficit)....................  27,006  48,985  2,142  520  (27)     66,717

--------
(1) During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7.4 million related to the discontinuance of certain business arrangements that were determined to be non-strategic and to management changes.
(2) The earnings per share amounts prior to 1997 and for the nine months ended September 30, 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share and Staff Accounting Bulletin No. 98, Earnings per Share.
(3) Infoseek's consolidated financial statements have been restated to reflect the acquisition of WebChat Communications, Inc., which has been accounted for as a pooling-of-interests.

              STARWAVE SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FISCAL YEARS ENDED
                                                           DECEMBER 31,
                                                   -------------------------------
                            FISCAL       NINE
                             YEAR       MONTHS
                            ENDED        ENDED
                          OCTOBER 4, SEPTEMBER 28,
                             1998        1997        1996      1995       1994
                          ---------- ------------- --------  --------  -----------
                                                                       (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA(1):
Revenues................   $ 5,266     $  4,892    $  8,302  $  1,111   $    --
Cost of online
 services...............     3,143        7,185      18,170     6,577        --
Total operating
 expenses...............     7,234       12,906      34,645    17,525      7,469
Loss from joint
 ventures...............   (14,159)      (8,209)        --        --         --
Net other income
 (expense)..............       701       (1,350)     (5,333)   (3,015)    (6,079)
Loss from continuing
 operations.............   (15,426)     (17,573)    (31,676)  (19,429)    (8,848)
Loss from discontinued
 operations.............       --           --       (4,289)   (7,474)    (4,700)
Net loss................   (15,426)     (17,573)    (35,965)  (26,903)   (13,548)
Basic and diluted net
 loss per share from
 continuing operations..     (0.16)       (0.25)      (0.99)    (0.68)     (0.50)
Basic and diluted net
 loss per share from
 discontinued
 operations.............       --           --        (0.14)    (0.27)     (0.27)
Basic and diluted net
 loss per share.........     (0.16)       (0.25)      (1.13)    (0.95)     (0.77)
Shares used in computing
 basic and diluted net
 loss per share.........    96,475       71,691      31,958    28,412     17,502
BALANCE SHEET DATA (AT
 END OF PERIOD):
Total assets............   $15,812     $ 29,461    $  9,713  $  6,354   $  5,955
Loans from shareholder..       --           --       84,888    51,025     22,950
Total shareholders'
 equity (deficit).......     8,885       23,614     (82,456)  (46,653)   (19,751)

--------
(1) In April 1997 Starwave entered into the ESPN Joint Venture and the ABCNews Joint Venture. Subsequently, Starwave continued its business of website hosting, software development and research activities while revenue and expenses associated with sites operated under contract with ESPN, ABC and others were assumed by these Joint Ventures. As a result, periods prior to and following April 1997 are not comparable.

                     QUANDO SELECTED FINANCIAL INFORMATION

                                                                         PERIOD FROM
                                                                         DECEMBER 14,
                                                                       1993 (INCEPTION)  NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                 THROUGH         SEPTEMBER 30,
                          --------------------------------------------   DECEMBER 31,   --------------------
                            1997       1996       1995        1994           1993         1998       1997
                          ---------  ---------  ---------  ----------- ---------------- ---------  ---------
                                                           (UNAUDITED)   (UNAUDITED)        (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
Revenues, net...........  $ 255,723  $  33,182  $  71,186   $  21,388       $ --        $ 513,713  $ 147,450
Cost of goods sold......        654     19,373     32,212       8,881         --            5,349        600
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
 Gross margin...........    255,069     13,809     38,974      12,507         --          508,364    146,850
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
Operating expenses:
Research and
 development............    161,339    115,782    127,273       8,473         --          413,260    112,828
Sales and marketing.....     12,000      2,000        400         --          --              699      2,901
General and
 administrative.........    418,850    326,103    361,156     180,468         204         316,759    291,167
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
  Total operating
   expenses.............    592,189    443,885    488,829     188,941         204         730,718    406,896
 Operating loss.........   (337,120)  (430,076)  (449,855)   (176,434)       (204)       (222,354)  (260,046)
 Other expenses, net....    (16,281)   (12,671)    (8,248)       (151)        --          (59,025)   (18,424)
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
 Net loss...............   (353,401)  (442,747)  (458,103)   (176,585)       (204)       (281,379)  (278,470)
                          =========  =========  =========   =========       =====       =========  =========
 Basic and diluted net
  loss per common
  share(1)(2)...........  $   (0.08) $   (0.08) $   (0.08)                              $   (0.06) $   (0.06)
 Shares used in
  computing net loss per
  common share(1)(2)....  4,598,424  5,445,000  5,445,000                               4,445,000  4,650,128

                                              DECEMBER 31,
                         ---------------------------------------------------------
                                                                                   SEPTEMBER 30,
                           1997       1996        1995        1994        1993         1998
                         ---------  ---------  ----------- ----------- ----------- -------------
BALANCE SHEET DATA:                            (UNAUDITED) (UNAUDITED) (UNAUDITED)  (UNAUDITED)
Cash.................... $  50,984  $   2,935   $   3,322    $50,270      $796       $  75,779
Working capital
 (deficit)..............  (248,341)  (266,461)   (207,251)    24,497       796        (373,995)
Total assets............   126,624     57,805      74,913    155,461       796         281,075
Shareholders' loans.....    67,658     66,991      51,364        --        --           40,000
Convertible debt........   247,000        --          --         --        --          447,000
Total shareholders'
 equity (deficit).......  (448,942)  (211,591)   (179,107)   103,995       796        (725,321)

--------

(1) The year ended December 31, 1995 was the first full year that Quando was subject to federal and state corporate income taxes following the termination of its Subchapter S election on October 21, 1994. Guidelines of the Securities and Exchange Commission allow loss per share data to be presented only when a company converts to a taxable status. Accordingly, loss per share data have been presented only for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997.
(2) The earnings per share amounts prior to 1997 and for the nine months ended September 30, 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share and Staff Accounting Bulletin No. 98, Earnings per Share.

                          SELECTED UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

The following selected unaudited pro forma combined condensed financial information for Infoseek is derived from the Unaudited Pro Forma Combined Condensed Statements of Operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1998 included elsewhere in this proxy statement/prospectus. These pro forma financial statements give effect to Infoseek's acquisition of Starwave through a merger and exchange of shares on November 18, 1998. Disney purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. The warrant vests, subject to certain acceleration events, and becomes exercisable as to one-third of the shares subject to the warrant on each of the first three anniversaries of November 18, 1998 at an exercise price equal to 120% of the average of the closing sale prices of Infoseek common stock on the Nasdaq National Market for the thirty trading days prior to each such vesting date, subject to a maximum $50.00 per share exercise price. Further, Disney affiliate ABC has agreed to provide, and Infoseek has agreed to purchase over a five year period, $165.0 million in promotional support from ABC for GO Network. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 1998.

On July 24, 1998, Infoseek entered into the merger agreement to acquire Quando in exchange for approximately $17 million, subject to adjustment, in shares of Infoseek common stock. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect the Quando acquisition as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Quando acquisition as if it had taken place on September 30, 1998.

The Unaudited Pro Forma Combined Condensed Statements of Operations combine Infoseek's historical consolidated results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 with Starwave's historical results of operations for the year ended December 31, 1997 and the nine months ended October 4, 1998, and Quando's historical results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the impact of certain related agreements which become effective with the mergers described above. These agreements are described more fully in the notes to the Unaudited Pro Forma Combined Condensed Financial Statements. The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on January 1, 1997 or September 30, 1998 and do not purport to indicate the results of future operations.

The acquisition of Starwave has been, and the acquisition of Quando will be, accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial statements after valuations and other procedures to be performed after the closing of the Quando acquisition have been performed. Infoseek does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of Infoseek, all adjustments necessary to present fairly such pro forma financial statements have been made on the proposed terms and structure of the Quando acquisition.

In connection with the acquisitions of Starwave and Quando, Infoseek expects to incur one-time expenses, including a write-off related to in-process research and development, currently estimated at $72.6 million and $4.3 million, respectively. In addition, Infoseek expects to incur costs of integration of up to $7.0 million of which $1.4 million of costs were included in the results of operations for the nine months ended September 30, 1998. The pro forma financial statements do not include the remaining costs of integration of up to $5.6 million as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF (Emerging Issues Task Force) 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

The pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes of Infoseek and the audited financial statements and notes of Starwave and Quando, included elsewhere in this proxy statement/prospectus.

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1997 SEPTEMBER 30, 1998
                                         ------------------ ------------------
STATEMENT OF OPERATIONS DATA:
Revenues................................     $  57,517          $   77,203
Total costs and expenses................       241,588             197,099
Operating loss..........................      (184,071)           (119,896)
Net loss................................      (194,918)           (129,214)
Basic and diluted net loss per share....     $   (3.36)         $    (2.09)
Shares used in computing basic and
 diluted net loss per share.............        57,934              61,819
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................                        $1,073,269
Total stockholders' equity..............                           974,625
Book value per share....................                             15.54

                           COMPARATIVE PER SHARE DATA

Set forth below are historical net loss per share and book value per share data of Infoseek, Starwave, and Quando, unaudited pro forma combined condensed per share data of Infoseek and pro forma equivalent per share data of Quando. The data set forth below should be read in conjunction with the Infoseek audited consolidated financial statements and the unaudited interim consolidated financial statements, the Starwave audited financial statements, the Quando audited financial statements and the unaudited interim financial statements, and the Unaudited Pro Forma Combined Condensed Financial Statements, including the related notes, which are included in this proxy statement/prospectus.

                                                                NINE MONTHS
                                             YEAR ENDED            ENDED
                                              OR AS OF           OR AS OF
                                          DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                          ------------------ ------------------
Historical--Infoseek
  Basic and diluted net loss per share...       $(1.00)            $(0.19)
  Book value per share...................       $ 0.98             $ 2.12
                                          NINE MONTHS ENDED  FISCAL YEAR ENDED
                                              OR AS OF           OR AS OF
                                          SEPTEMBER 28, 1997  OCTOBER 4, 1998
                                          ------------------ ------------------
Historical--Starwave
  Basic and diluted net loss per share...       $(0.25)            $(0.16)
  Book value per share...................       $ 0.25             $ 0.09
                                             YEAR ENDED      NINE MONTHS ENDED
                                              OR AS OF           OR AS OF
                                          DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                          ------------------ ------------------
Historical--Quando
  Basic and diluted net loss per share...       $(0.08)            $(0.06)
  Book value per share...................       $(0.08)            $(0.13)
                                             YEAR ENDED      NINE MONTHS ENDED
                                              OR AS OF           OR AS OF
                                          DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                          ------------------ ------------------
Pro forma combined net loss per share(2)
  Pro forma combined net loss per
   Infoseek share........................       $(3.37)            $(2.09)
  Equivalent pro forma net loss per
   Quando share(1).......................       $(0.17)            $(0.10)
Pro forma combined book value per share
  Pro forma book value per Infoseek
   share.................................                          $15.54
  Equivalent pro forma book value per
   Quando share(1).......................                          $ 0.77

--------

(1) The equivalent Quando pro forma share amounts are calculated by multiplying the combined pro forma per share amounts by the estimated exchange ratio of
    0.0494 shares of Infoseek common stock for each share of Quando common stock, assuming the conversion of all Quando preferred stock into Quando common stock.

(2) Pro forma combined net loss per share reflects Infoseek's, Starwave's, and Quando's net loss for the year ended December 31, 1997 and the nine months ended September 30, 1998 and is based upon (i) Infoseek's weighted average common shares outstanding for the periods presented, (ii) 28,137,997 shares of Infoseek common stock assumed to be issued for all of the outstanding shares and options of Starwave, (iii) 2,642,000 shares of Infoseek common stock purchased by Disney and (iv) approximately 421,640 shares of Infoseek common stock assumed to be issued for all of the outstanding shares and options to purchase shares of Quando.

                            MARKET PRICE INFORMATION

Infoseek's common stock has been traded on the Nasdaq National Market under the symbol "SEEK" since June 11, 1996. The following table sets forth, for the periods indicated, the high and low closing prices for Infoseek common stock as reported by the Nasdaq National Market:

                                                               HIGH       LOW
                                                             --------- ---------
1996 CALENDAR YEAR
Second Quarter (from June 11, 1996)......................... $16 1/2   $ 8 7/8
Third Quarter...............................................  10         5 1/4
Fourth Quarter..............................................  11 1/2     7 3/8
1997 CALENDAR YEAR
First Quarter............................................... $11       $ 6 1/4
Second Quarter..............................................   8 1/2     4 3/8
Third Quarter...............................................   9 11/16   4 11/16
Fourth Quarter..............................................  14 1/2     7 1/8
1998 CALENDAR YEAR
First Quarter............................................... $22 7/8   $ 8 7/16
Second Quarter..............................................  45        18 1/16
Third Quarter...............................................  39 5/8    14 7/8
Fourth Quarter (through December 29, 1998)..................  55 7/8    18 1/2

There is no established trading market for Quando capital stock.

As of December 29, 1998, Infoseek estimates that there were approximately 637 holders of record of Infoseek common stock and a substantially greater number of beneficial owners. As of December 29, 1998, there were 16 holders of record of Quando capital stock.

To date, Infoseek has not declared or paid dividends on its common stock. The Board of Directors of Infoseek presently intends to retain all earnings for use in Infoseek's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, Infoseek's equipment term loan facility restricts the payment of dividends when borrowings are outstanding. To date, Quando has not declared or paid dividends on its common stock. The Board of Directors of Quando presently intends to retain all earnings for use in Quando's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future.

The table below sets forth the high and low sales prices per share of Infoseek common stock on the Nasdaq National Market on July 23, 1998, the last full trading day prior to the signing of the merger agreement, August 10, 1998, the last full trading date prior to the public announcement of the signing of the merger agreement, and on December 29, 1998. Also set forth is the implied equivalent value of one share of Quando common stock on each such date assuming an exchange ratio of 0.0494 share of Infoseek common stock for each share of Quando common stock and the conversion of all Quando preferred stock into Quando common stock.

                                                             APPROXIMATE QUANDO
                                       INFOSEEK COMMON STOCK     EQUIVALENT
                                       --------------------- -------------------
                                          HIGH       LOW       HIGH       LOW
                                       --------------------- --------- ---------
July 23, 1998......................... $33        $31 1/16   $1.63     $1.53
August 10, 1998....................... $25 1/2    $24 7/16   $1.26     $1.21
December 29, 1998..................... $56 1/4    $53 5/8    $2.78     $2.65

--------

As the table above indicates, fluctuations in the market price of Infoseek common stock affect the value of the Quando shares for which they are exchanged. The table illustrates that between July 23, 1998 and December 29, 1998, the value of a share of Quando common stock, had it been exchanged for Infoseek common stock at the exchange ratio listed above, would have fluctuated between $1.21 and $2.78.

However, the table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the merger and the merger agreement. Because the number of shares of Infoseek to be issued to the holders of Quando common stock is fixed, changes in the market price of Infoseek common stock will affect the dollar value of Infoseek common stock to be received by shareholders of Quando in the merger. Shareholders are urged to obtain current market quotations for Infoseek common stock, and to review carefully the other information contained in this proxy statement/prospectus, prior to considering whether to approve the merger and the merger agreement.

                                  RISK FACTORS

You should carefully consider the risks described below before making your decision to consent to the merger and the merger agreement. The risks and uncertainties described below are not the only ones facing Infoseek and Quando. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations.

If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that occurs, the trading price of Infoseek common stock could decline, and you may lose part or all of your investment.

RISKS RELATED TO THE COMBINED COMPANIES AND THE MERGER

IF THE CONDITIONS TO THE MERGER ARE NOT MET, THE MERGER WILL NOT OCCUR

Several conditions must be satisfied or waived to complete the merger. The conditions are described under "Terms of the Merger--Conditions to the Merger" and in detail in the merger agreement. Infoseek and Quando cannot assure you that each of the conditions, including Quando shareholder approval, will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Infoseek and Quando each may lose some or all of the intended benefits of the merger.

DECREASES IN INFOSEEK'S TRADING PRICE WILL REDUCE THE VALUE OF WHAT QUANDO SHAREHOLDERS RECEIVE IN THE MERGER


Any decrease in the market price of Infoseek after the date of this proxy statement/prospectus will reduce the dollar value received by Quando shareholders. Each of the exchange ratios for Quando shareholders is fixed by a formula which is based on Quando's capitalization, which is not expected to change before the merger, and the trading price of Infoseek common stock during a certain period. The exchange ratios will not change if the price of Infoseek stock changes after the date of this proxy statement/prospectus. Quando shareholders are strongly encouraged to obtain the current market price of Infoseek common stock before delivering their proxy and consent.

For a description of how Infoseek's market price has in the past fluctuated greatly and may continue to fluctuate in the future, refer to "--Risks Related to Infoseek--Infoseek's Stock Price Will Fluctuate." The market price of Infoseek stock on a recent date is set forth under "Market Price Information."

INFOSEEK AND QUANDO FINANCIAL ANALYSES MAY PROVE WRONG

Neither Quando nor Infoseek has received an opinion of an outside financial advisor on the fairness of the transaction from a financial point of view. Instead, Infoseek and Quando conducted their own analyses of the value of the shares offered by Infoseek and the value of Quando in the merger. Analysis of the value of private or public Internet companies involves making numerous assumptions about the future. Infoseek and Quando cannot assure you that they have correctly assessed these values at the time they signed the merger agreement. Since the exchange ratios are fixed, Infoseek and Quando also cannot assure you of these values any time after the signing of the merger agreement, since the value of the shares offered by Infoseek depends on the market price of Infoseek stock. See "--Decreases in Infoseek's Trading Price Will Reduce the Value of What Quando Shareholders Receive in the Merger."


INFOSEEK AND QUANDO MAY NOT BE ABLE TO INTEGRATE THEIR TECHNOLOGY AND OPERATIONS QUICKLY

Infoseek and Quando cannot assure you that they will be able to integrate their technology and operations quickly and smoothly. In order to obtain the benefits of the merger, the companies must make Quando's technology and services operate together with Infoseek's technology, products and services. Infoseek and Quando may need to replace or convert some of Quando's management information systems in order to work with Infoseek's systems. Infoseek also expects to move Quando from Portland, Oregon to Seattle, Washington. Infoseek may be required to spend additional time or money on integration which would otherwise be spent on developing its business and services or other matters. If Infoseek and Quando do not integrate their operations and technology smoothly or if management spends too much time on integration issues, it could harm the combined companies' business, financial condition and prospects.

THE MERGER MAY RESULT IN LOSS OF QUANDO EMPLOYEES

Despite Infoseek's efforts to hire and retain quality employees, Infoseek might lose some of Quando's key employees following the merger. Competition for qualified management, engineering and technical employees in the Internet industry is intense. Infoseek and Quando have different corporate cultures, and, in connection with the merger, Quando expects to move its operations and employees from Portland to Seattle. Quando employees may be unwilling to move to Seattle or may not want to work for a larger, publicly-traded company instead of a smaller, start-up company. In addition, competitors may recruit employees prior to the merger and during integration, as is common in high technology mergers. As a result, employees of Quando or the combined companies could leave with little or no prior notice. Infoseek and Quando cannot assure you that the combined companies will be able to attract, retain and integrate employees to develop and use the Quando technology following the merger.

As a condition to the merger, certain key employees of Quando are required to sign employment and non-competition agreements which will restrict their ability to compete with Infoseek if they leave Infoseek voluntarily. Infoseek and Quando cannot assure you of the enforceability of these non-competition agreements or that these employees will continue to work at Infoseek under their employment agreements after the merger.

THE MERGER MAY RESULT IN LOSS OF CUSTOMERS

Quando is currently dependent on certain key customers besides Infoseek. As a result of the merger, however, some customers, particular those customers that compete with Infoseek, may not continue to do business with Quando. In addition, Infoseek may also elect to terminate certain customer relationships Quando has with certain of Infoseek's key competitors. In either case, Quando may lose significant revenue it would otherwise have received had the merger not occurred.

MERGER RELATED ACCOUNTING CHARGES WILL DELAY AND REDUCE INFOSEEK'S PROFITS

Accounting charges which will be incurred in connection with the merger will delay Infoseek's future profitability and reduce profits if profits are achieved. The Quando acquisition is being accounted for by Infoseek under the "purchase" method of accounting. Under the purchase method, the purchase price of Quando will be allocated to the assets and liabilities acquired from Quando. As a result, Infoseek will incur accounting charges from the merger which will delay and reduce Infoseek's profitability. These charges are currently estimated to include:

  . amortization of intangible assets relating to goodwill estimated to be $16.9 million amortized over two years

  . in-process research and development of $4.3 million, expensed in the quarter ended March 31, 1999

  . integration costs of up to $500,000

  . other costs not currently known


RISKS RELATED TO QUANDO

QUANDO IS AN EARLY STAGE COMPANY AND MAY NOT BE PROFITABLE IN THE NEAR FUTURE


Quando is an early stage company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by such companies, particularly by companies in the new and rapidly evolving Internet market. Although Quando has achieved revenue growth from 1997 through 1998, Quando cannot assure you that this growth will continue or that Quando will become profitable. Quando has increased its operating expenses in connection with its growth in revenues. Unless Quando is able to increase revenues while controlling expenses, it will not become profitable. Quando has limited operating history. This limited operating history makes it difficult to budget or predict future results. Quando has incurred significant net losses since it began business. Quando expects it will continue to have net losses in 1998 and may have losses in later periods. As of September 30, 1998, Quando had an accumulated deficit of approximately $1.7 million.

QUANDO NEEDS ADDITIONAL CAPITAL TO CONTINUE OPERATIONS

Quando has very little cash or other liquid assets. Quando's independent auditors have included in their audit report an explanatory paragraph which states that Quando's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Additional financing may not be available on satisfactory terms, if at all.

If the merger does not occur and Quando cannot raise enough funds, Quando's business, results of operations, financial condition and prospects could be seriously harmed and Quando may be unable to continue as a going concern. See "Quando Management's Discussion and Analysis of Financial Condition and Results of Operations."

QUANDO MAY NOT BE ABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY

Quando's success depends in part on its ability to protect its exclusive technology. Quando cannot assure you it will be able to protect the features of its technology from use by competitors. To protect its software, service features, and technology, Quando relies on a combination of:

  . patent, copyright, trademark and service mark laws

  . trade secret laws

  . confidentiality procedures, and

  . contractual provisions

These methods of protection may not be adequate to protect against others using Quando's technology.

Quando has not yet filed any patent applications for its technologies, but may do so in the future. Quando has a federally registered trademark for the name Quando and claims trademark rights in other marks. Quando will also evaluate registering for additional service marks and trademarks as appropriate. Despite these measures, Quando may not be able to protect its intellectual property. Quando may not be able to protect its technology because:

  . Patent applications and trademark registrations may not be allowed

  . Even if issued, new patents and trademarks may be challenged, invalidated or designed around

  . Quando's new products and technologies may not be protected by existing laws

  . Time-consuming and costly litigation may be necessary to protect Quando's proprietary technologies

  . Policing unauthorized use of Quando's intellectual property is difficult and expensive.

Further, the application of copyright and trademark laws to the Internet and other digital media is very uncertain. If Quando fails to protect its intellectual property, it could suffer serious harm to its business, results of operations, or prospects.

THIRD PARTIES MAY PREVENT QUANDO FROM DEVELOPING ITS INTELLECTUAL PROPERTY

Quando may not be able to use its intellectual property to further develop its business because third parties may:

  . bring claims of intellectual property infringement against Quando

  . obtain patents or other intellectual property rights which may limit
    Quando's ability to do business, require Quando to redesign products or require Quando to obtain a license

  . claim Quando has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights

  . bring costly, time consuming lawsuits

  . prevent or delay Quando from using important technologies

Any claims of infringement, whether successful or not, could seriously harm Quando's business, results of operations or prospects.

QUANDO DEPENDS ON KEY EMPLOYEES

Quando's ability to generate revenues and profits depends heavily on its key employees, in particular David Billstrom, its Chief Executive Officer, William Neuhauser, its Chief Technical Officer and Vice President of Development, Hilary Lombard, its Vice President of Content, and Scott Maxson, its Vice President of Data Technology, for research and development of Quando's services. Quando also depends on other employees for engineering and marketing ability. Loss of any of these employees could seriously harm Quando's business, results of operations, financial condition and prospects. Competition for employees, particularly in the Internet area, is intense. Although Quando believes it offers competitive compensation to hire and retain qualified employees, these officers or other key employees may leave at any time.

QUANDO DEPENDS ON MAINTAINING KEY CUSTOMERS AND OBTAINING NEW CUSTOMERS

Quando's revenues depend on contracts with key customers such as Infoseek, IBM, and America Online. Such contracts usually range from three to twelve months, and are typically paid in advance. Because these contracts are usually for a short term, Quando cannot assure you that any key customers will continue to renew their existing contracts or enter into new contracts with Quando. In addition, Quando sells its services through its direct sales force. Quando cannot assure you that its sales force will be successful in obtaining new contracts, particularly given the increased competition in the industry.

QUANDO FACES INTENSE COMPETITION AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY

The market for Internet products and services, including robot and data management services, is highly competitive. Quando believes the competition for robot services specifically and in the Internet market generally is increasing and will continue to intensify. Furthermore, Quando's customers are themselves subject to intense competition, which may strongly affect Quando and other robot service companies. Quando cannot assure you that it will be able to compete successfully or that these competitive pressures will not cause serious harm to Quando's business, financial condition, results of operations or prospects. Quando's competitors companies may have greater resources or the ability to integrate robot technology into their other services. Other competitors, like Inktomi, may begin to offer robot services. In addition, the market for outsourced Internet services, and in particular robot services, has only recently begun to develop. The market is rapidly evolving and has an increasing number of new entrants. Many of Quando's customers have only limited experience with the products Quando offers and have not devoted a large portion of their budgets to outsourced robot sources. See "Quando Business."

QUANDO MAY NOT DEVELOP PRODUCTS IN TIME TO MEET CHANGING TECHNOLOGIES

Quando cannot assure you that its existing products will be accepted by the market, that it will improve its services, or that it will be able to bring its services to market in advance of competitors. The market for robot services is new and rapidly changing. Many companies have recently introduced robot services and other companies are expected to introduce robot services in the future.

To be successful, Quando must continue to develop its robot services and add new features and functions to improve its service offerings. This development could be expensive and time-consuming. If Quando does not continue to offer services that are satisfactory to its customers and end users, it could suffer serious harm to its business, financial results or prospects.

In order to succeed, Quando must:

  . quickly complete products currently in development

  . design and use new technologies

  . keep pace with changes in external technology and standards on which Quando depends

  . develop and install enough features to serve its customers

If Quando fails to do any of these, Quando may suffer serious harm to its business, financial condition or prospects.

QUANDO MAY NOT BE PREPARED FOR YEAR 2000 COMPUTER PROBLEMS

Certain businesses face issues relating to the inability of some computer systems to correctly recognize dates starting January 1, 2000. Quando has evaluated its products and believes they will function in the year 2000. Although Quando management does not expect year 2000 compliance to have a material impact on its business or future results of operations, Quando cannot assure you that there will not be interruptions of operations or other limitations of system functionality or that Quando will not incur significant costs to avoid such interruptions or limitations. In addition, Quando does not currently have information about the year 2000 compliance status of its suppliers and customers. In the event that any of Quando's significant suppliers or customers do not successfully and timely achieve year 2000 compliance, Quando's business or operations could be adversely affected. See "Quando Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

RISKS RELATED TO INFOSEEK

THE DEVELOPMENT, LAUNCH AND ACCEPTANCE OF GO NETWORK IS CRITICAL TO INFOSEEK'S BUSINESS

Infoseek believes that developing, launching and promoting GO Network, its new Internet service, currently in a preview version, is critical to attracting and expanding its Internet audience and differentiating itself from its competitors. Infoseek believes that this is even more critical because it is relatively easy to enter the market of providing Internet services and content and there is a growing number of new Internet sites. Infoseek cannot assure you that it will successfully launch GO Network, that users and advertisers will accept and use GO Network or that Infoseek will not be required to incur excessive expenses in promoting GO Network. If Infoseek does not successfully develop, launch and promote GO Network, Infoseek's business, financial condition and operating results could be seriously harmed.

For a description of GO Network, please see "Infoseek Business--GO Network." Infoseek relies greatly on Disney to promote GO Network. For a description of Infoseek's reliance on Disney, see "--Infoseek has a Relationship with and Depends on Disney and Disney Has a Significant Role in Infoseek's Operations."

The preview version of GO Network does not have all of the functions and services currently planned for GO Network. Infoseek expects to launch the premier version of GO Network in early 1999 and add more functions and services to GO Network in the future. Infoseek may transition users from the Infoseek Service to GO Network. Infoseek cannot assure you this transition will occur effectively and without disruption to its users, advertisers and partners.

If consumers do not find the GO Network content and experience to be of high quality, or if Infoseek introduces new Internet sites or enters into new business ventures that are not appreciated by consumers, Infoseek will not be able to expand its Internet audience. An expanding audience is necessary to increase advertising and related sales and other sources of revenue. Infoseek, therefore, cannot assure you that GO Network will be successful or result in greater revenues, cash flows or any profits to Infoseek. In addition, current Infoseek advertisers and content providers may not continue to advertise or provide content to Infoseek's present Internet service or GO Network. If there is a significant delay or reduction in advertising sales or orders, Infoseek could suffer harm to its business and results of operations. In addition, the launch and promotion of GO Network may result in potential confusion or a decline in loyalty among users or customers of the Infoseek Service or the ABCNEWS.com and ESPN.com services, which are part of GO Network.

In order to attract users and build strong brand recognition and loyalty, the launch of GO Network will require a significant increase in spending for promotional activities, including the purchase of promotion from Disney affiliate ABC. Infoseek may also be required to spend additional money to purchase and produce new content. Infoseek cannot assure you that it will be able to recover the costs of these promotional and other activities through increased cash flows from operations. If Infoseek incurs excessive expenses to develop, launch, promote and improve GO Network, Infoseek's business, financial condition and operating results could be seriously harmed.

INFOSEEK MAY ENCOUNTER DIFFICULTIES INTEGRATING STARWAVE

To achieve benefits from Infoseek's recent acquisition of Starwave, Infoseek must quickly and smoothly integrate its operations with the operations of Starwave and its joint ventures with ESPN and ABC. Infoseek will be required to coordinate Infoseek's and Starwave's respective product and service offerings. Infoseek will also be required to combine Infoseek's and Starwave's sales, marketing and research and development efforts. Infoseek cannot assure you that the integration will occur quickly and successfully or that it will be able to take full advantage of the combined companies' sales force, marketing and research and development efforts. If Infoseek does not successfully integrate its operations, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

Since Infoseek's principal office (Sunnyvale, California), Starwave's headquarters (Seattle, Washington), the ABCNews Joint Venture (principally located in New York City) and the ESPN Joint Venture (principally located in Bristol, Connecticut and New York City), are geographically dispersed, integrating these organizations and operating these businesses will be more difficult. In addition, Infoseek has approximately 300 more employees now than prior to the combination. Infoseek management will be required to spend a significant amount of time on integration issues, which may distract their attention from the day-to-day operations of Infoseek.

ACCOUNTING CHARGES FROM THE STARWAVE ACQUISITION WILL DELAY AND REDUCE INFOSEEK PROFITABILITY

Infoseek's acquisition of Starwave was accounted for under the purchase method of accounting. As a result, Infoseek will have reduced profitability for at least several years due to accounting charges relating to:

  . amortization of intangible assets:

   1. developed technology and assembled workforce: estimated to be $45.2 million amortized over a two year period

   2. goodwill: estimated to be $656.3 million amortized over a ten year period

   3. joint ventures: estimated to be $178.5 million amortized over a ten year period

  . in-process research and development of Starwave: $72.6 million expensed in the quarter ended December 31, 1998

  . remaining integration costs: up to $5.6 million

  . increased operating expenses due to Infoseek's expanded business, including GO Network

  . other costs not currently known

If these expenses are not timely followed by increased revenues, Infoseek's business, results of operations, financial condition and prospects would be seriously harmed.


As a result of these acquisitions, management currently estimates that Infoseek will not have profits until at least 2002. Excluding these merger related charges, Infoseek would not have profits until at least 2000. The estimates of when Infoseek will achieve profits are forward-looking-statements that are subject to risks and uncertainties. For more information on merger charges, please see "Unaudited Pro Forma Combined Condensed Financial Statements."

INFOSEEK MAY NEED ADDITIONAL FINANCING

Infoseek currently anticipates that its cash and other available sources of funds will last through at least December 31, 1999. The other available sources include Infoseek's equipment term loan facility, payments under a note in principal amount of $139 million from Disney and cash generated from advertising revenues. After that time, Infoseek may need to raise additional funds. Additional financing may not be available on satisfactory terms, if at all. If Infoseek cannot raise enough additional funds, Infoseek may not be able to continue expanding, developing new or enhancing existing services or products, promoting GO Network or other services or acquiring other businesses, products or technologies. If any of these were to occur, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed. See "Infoseek Management's Discussion and Analysis of Financial Condition and Results of Operations."

Infoseek may decide to increase expenditures for any number of activities, including:

  . expanding more quickly

  . developing new or enhancing existing services or products

  . promoting GO Network or other services, or

  . acquiring complementary products, businesses or technologies

If Infoseek does any of these activities, Infoseek may be required to raise additional funds sooner than currently anticipated. If any additional funds are raised through the sale of stock or convertible debt, the percentage ownership of Infoseek's current stockholders will be reduced. Such stock or convertible debt also may have rights, preferences or privileges greater than Infoseek's common stock.

INFOSEEK'S FINANCIAL RESULTS WILL VARY

Infoseek and its subsidiaries have limited operating histories. The Internet and intranet markets addressed by Infoseek are new. Infoseek therefore does not have internal or industry-based historical financial data for any significant period of time upon which to base projections for revenues or to help budget operating expenses. As a result, Infoseek cannot assure you it will have profits in any given period or in the long term.

Infoseek expects that its results will vary significantly in the future due to a number of reasons, including:

  . the rate of growth, usage and acceptance of the Internet, intranets and online services

  . the rate of acceptance of the Internet as an advertising medium and the demand for advertising

  . acceptance of the Internet for commerce

  . demand for Infoseek's products and services

  . the advertising budgeting cycles of individual advertisers

  . costs related to expansion and capital investments

  . results of acquisitions and strategic agreements

  . the introduction, marketing and acceptance of new, enhanced or alternative products or services by Infoseek or by its competitors

  . Infoseek's ability to anticipate and effectively adapt to and expand in a developing market

  . Infoseek's ability to adapt to rapidly changing technologies and develop new technologies

  . technical difficulties or system outages

  . Infoseek's ability to integrate operations and manage expansion

  . Infoseek's ability to attract, retain and motivate qualified personnel

  . initiation, implementation, amendment, renewal or expiration of significant contracts with partners

  . performance of its partners such as Disney, ABC and ESPN in developing their own brands

  . short and long term pricing changes by Infoseek or its competitors

  . specific economic conditions in the Internet, intranet and digital media markets

  . strikes or other work disruptions

  . seasonal fluctuations in Internet use and the markets for news and sports events

  . general economic conditions

  . other factors

Also, almost all of Infoseek's revenues currently come from advertising sales. Infoseek expects this reliance on advertising will continue in the future. Most of Infoseek's contracts with advertisers are for three months or less. Advertising prices are closely related to the number of viewers on Infoseek's services. Infoseek cannot accurately predict the number of viewers that will visit its site in a given time frame. Future sales and operating results are therefore difficult to forecast. However, because Infoseek expects future revenues to increase and Infoseek's expense levels increase with revenues, Infoseek does not expect expense levels to decrease in the short term and possibly the long term.

Infoseek cannot assure you that it will be able to adjust spending quickly to compensate for any reduction in future revenues. Accordingly, if revenues do not meet Infoseek's expectations, there would be an immediate and serious impact on Infoseek's business, results of operations, financial condition and prospects.

INFOSEEK HAS A RELATIONSHIP WITH AND DEPENDS ON DISNEY AND DISNEY HAS A SIGNIFICANT ROLE IN INFOSEEK'S OPERATIONS

Disney is the principal stockholder of Infoseek, owning approximately 43% of Infoseek's outstanding stock. Disney also owns warrants which generally become exercisable over three years from November 1998. These warrants will allow Disney to own a total of 50.1% or more of Infoseek's outstanding common stock at the end of the three years, thus giving it control of Infoseek. Although Disney has agreed for a three-year period to not increase its percentage ownership to more than 49.9%, this "standstill" obligation may be terminated earlier in certain limited circumstances. Infoseek also has several commercial agreements with Disney relating to GO Network. If Disney and Infoseek do not continue to cooperate with each other, Infoseek's business, results of operations or prospects could be seriously harmed.

Infoseek and its stockholders face several specific risks relating to its relationship with Disney, including the following:

  . Disney Will Participate in Promoting GO Network.

    GO Network will be promoted in part by Disney in connection with an agreement in which Infoseek will purchase $165 million of promotion from ABC. The quality and type of the purchased promotion will be in part Disney's decision.

  . Disney Owns Important Trademarks and other Intellectual Property Relating to GO Network.

    The GO Network name is a trademark of Disney. Infoseek has the right to use the GO Network trademark and certain other trademarks and other intellectual property related to GO Network through a license agreement between Disney and Infoseek. Infoseek depends on Disney to enforce Disney's rights in this intellectual property against third party infringement and cannot assure you that Disney will take adequate steps to enforce its intellectual property rights, or be successful in doing so. Further, the license agreement between Infoseek and Disney terminates if certain events occur, such as if another party acquires 25% or more of Infoseek's stock, Infoseek fails to spend a certain amount of money to promote GO Network, or Infoseek files for bankruptcy.

  . Disney Has Certain Control Over Infoseek's Governance.

    Through its substantial ownership of and its agreements with Infoseek, Disney may exercise significant control over Infoseek. Specifically:

    . As a result of Disney's current and future share ownership, Disney may be able to exercise effective control over certain matters requiring stockholder approval.

    . Under a governance agreement between Infoseek and Disney, Disney also has the right, so long as it owns 10% of Infoseek's stock, to have its nominees for director submitted to a vote of stockholders of Infoseek. Disney currently is entitled to a number of nominees sufficient to require the approval of the Disney nominees for those transactions requiring supermajority Board approval, described below. Currently, that number is three of eight directors on the Infoseek Board.

    . Supermajority Board approval is required for certain Infoseek transactions, including:

            . amendment of Infoseek's certificate of incorporation or bylaws

            . a transaction in which the ownership control of Infoseek changes

            . sale of 15% or more of Infoseek's assets

            . issuance of securities representing 15% or more of Infoseek's outstanding shares or for $200 million or more

            . certain debt or cash transactions by Infoseek of $200 million or more

            . any appointment of a new Chief Executive Officer of Infoseek

    . Disney's standstill obligation described above will terminate if certain events occur. These events include a tender offer by a third party for Infoseek shares or a tender offer by Disney for all of Infoseek's shares that is approved by a majority of the non-Disney members of Infoseek's Board of Directors and that requires the tender of a majority of shares held by persons other than Disney. If the standstill obligation terminates, Disney could quickly obtain majority control over Infoseek.

  . Disney Has a Right to Purchase Additional Shares in Future Infoseek
    Offerings.

    Disney has a right to purchase additional shares and, in some cases, warrants of Infoseek in order to maintain its ownership level if Infoseek issues additional shares. In the event the merger is consummated, Disney will have a right to purchase shares of Infoseek common stock and a warrant to purchase Infoseek common stock sufficient to maintain its current ownership interest in Infoseek. Disney's right to purchase additional shares will dilute other Infoseek stockholders' ownership and could reduce Infoseek's earnings per share, if any.

  . Disney Has Entered Into Only Limited Non-Competition Agreements.

    Under the terms of Infoseek's agreements with Disney, Disney has generally agreed to not compete in certain areas with Infoseek for a period of fifteen years after November 18, 1998. This non-competition agreement terminates if the intellectual property license agreement described above terminates. However, this agreement not to compete only applies to the United States and only applies to a broad based Internet portal service for delivery at data transmission rates that do not allow for real time, full motion video with television broadcast resolution. Disney, ESPN and ABC also have agreed not to develop or commercialize Internet quality sports- or general news-related products or services in the United States or Canada. None of Infoseek's agreements with Disney legally prohibits Disney from entering into transactions with any of Infoseek's competitors or from providing Disney content to Infoseek's competitors. Disney currently provides some of its content to competitors of Infoseek and maintains a number of websites which are not expected to be linked to GO Network. Infoseek cannot assure you that Disney will not compete with GO Network.

  . Disney's Ownership Reduces Opportunity for an Acquisition of Infoseek by a Third Party.

    Infoseek's GO Network trademark license terminates if another party acquires 25% of Infoseek. This license provision, as well as Disney's substantial ownership position in Infoseek, may prevent or discourage tender offers for Infoseek's common stock or other changes in the control of Infoseek unless the terms are approved by Disney. Therefore, it is more difficult for a person other than Disney to acquire all or a large portion of Infoseek stock.

INFOSEEK DEPENDS UPON TRAFFIC AND ADVERTISING RELATIONSHIPS

Infoseek's success depends in great part on strategic relationships with third parties, including Disney. Infoseek depends on third parties as sources of traffic and as providers of content to its Web site. Infoseek's traffic agreements generally have terms of one year or less. For the year ended December 31, 1997 and the nine months ended September 30, 1998, approximately 46% and 35% of the aggregate page views on the Infoseek Service were generated by traffic derived from third party sources, principally Microsoft, WebTV and Netscape. Infoseek's agreement with Netscape was renegotiated on November 25, 1998, resulting in Infoseek receiving less traffic from Netscape.


When existing traffic agreements terminate, Infoseek may not be able to renew them or find other agreements on good terms or at all. If Infoseek does not renew these agreements or enter into similar agreements on good terms and does not develop significant traffic to make up for the loss of these agreements, Infoseek's advertising revenues will be reduced. Reduced advertising revenues would likely seriously harm Infoseek's business, results of operations, financial condition and prospects.

In addition, the products or services of those companies that provide access or links to Infoseek's products or services, such as other website operators, may not achieve market acceptance or commercial success, which would likely seriously harm Infoseek's business, results of operations, financial condition and prospects.

INFOSEEK DEPENDS ON JOINT VENTURE RELATIONSHIPS

Infoseek's success also depends in great part on the continuation and integration of its joint ventures and third party relationships, especially the joint ventures with ESPN and ABC. If Infoseek fails to keep good relationships with ESPN and ABC or fails to find new partners, Infoseek may not be able to keep or create interactive services and products that are attractive to users and advertisers. This in turn could seriously harm Infoseek's business, financial results and financial condition. On a pro forma basis for the twelve months ended December 31, 1997 and the nine months ended September 30, 1998, assuming that the current agreements with ABC and ESPN had been entered into during these periods, revenues of these joint ventures with ESPN and ABC would have represented 29% and 28% of the total revenues of Infoseek for those respective periods. Infoseek's future success will depend to a large extent on its ability to maintain these relationships with ESPN and ABC, and to establish relationships with new partners to develop co-branded websites.

INFOSEEK HAS DIFFICULTY PREDICTING FUTURE RESULTS BUT EXPECTS LOSSES IN THE
FUTURE

Infoseek has not yet been profitable and expects to have consolidated net losses for a number of years. The limited operating histories of Infoseek and Starwave make it difficult to budget or predict future results. Although Infoseek has experienced significant revenue growth in 1997 and 1998, Infoseek cannot assure you that this growth rate will be sustained, that revenues will continue to grow or that Infoseek will achieve profitability.

Infoseek and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. Infoseek cannot assure you that it will be able to address any of these challenges. As of September 30, 1998, Infoseek had an accumulated deficit of $53,724,000. On a pro forma basis as of September 30, 1998, including Infoseek, Starwave and Quando, Infoseek would have had an accumulated deficit of $130.7 million (including in-process research and development charges).

In addition, Infoseek may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could seriously harm Infoseek's business, results of operations, financial condition and prospects in the short-term or long-term. Infoseek's agreements with its strategic partners have included and may in the future include substantial one-time or up-front payments from these partners. Accordingly, Infoseek believes that its quarterly revenues are likely to vary significantly in the future, that period-to-period comparisons are not necessarily meaningful and that such comparisons should not necessarily be relied upon as an indication of Infoseek's future performance. In future periods, Infoseek's operating results may be below the expectations of public market analysts and investors. In such event, the market price of Infoseek's common stock would likely be significantly reduced.

INFOSEEK'S STOCK PRICE WILL FLUCTUATE

The market price of Infoseek's common stock has fluctuated and may continue to fluctuate widely. Such changes are in response to a number of events and factors such as:

  . quarterly changes in results of operations

  . announcements of new technological innovations or new products and media properties by Infoseek or its competitors

  . changes in financial estimates and recommendations by securities analysts

  . the operating and stock price performance of other companies that investors may deem comparable to Infoseek

  . news relating to trends in Infoseek's markets or the economy generally

In addition, the stock market and specifically the stock of Internet companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of Infoseek's common stock, without regard to Infoseek's operating performance.

INFOSEEK MAY HAVE DIFFICULTY DEVELOPING ITS BRANDS

Infoseek believes that establishing and maintaining the GO Network and related brands is crucial to its business. Infoseek believes that brand recognition will be even more important as the number of Internet sites grows, due to the relative ease of entering the Internet market.

In order to promote and enhance its brands, Infoseek believes it must create loyalty among consumers. This will require Infoseek to spend a large amount of resources on developing high quality products and services and to design and use effective media promotions. If Infoseek does not develop high quality products and services or have effective promotions, it will not develop a strong brand. If Infoseek does not promote and maintain its brands, its business, results of operations, financial condition and prospects would be seriously harmed.

INFOSEEK FACES INTENSE COMPETITION AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY

Infoseek believes it faces competition in numerous areas, including:

  . Consolidated Internet Products

  . Search and Navigation Services

  . Search Software

  . Internet Media

  . Advertising Media

  . Electronic Commerce

The market for Internet and intranet products and services is very competitive. Infoseek expects the market to become more competitive. Because the market for search and portal services is new and developing, Infoseek cannot predict how competition will affect Infoseek, its competitors or its customers. Infoseek believes that the Internet market increasingly will require portal services to deliver a large variety of multimedia content and services. Infoseek may not be able to compete successfully. If Infoseek fails to respond to competitive pressures, including those listed below, Infoseek's business, results of operations, financial condition and prospects will be seriously harmed.

Infoseek believes that its future success partly depends on its ability to deliver a broad variety of multimedia content and additional services. Infoseek believes this includes the following:

  . Electronic commerce

  . Enhanced search and directory functions

  . Development of online communities, including chat, e-mail and games

  . Timely, relevant and diverse high-quality multimedia content

  . Access to live video and audio events

To attract advertisers, Infoseek believes it must offer:

  . A large number of viewers

  . Viewers with attractive demographic profiles

  . Cost-effectiveness

Infoseek believes that the number of companies selling advertising on the Web and the amount of advertising space on the Internet have greatly increased recently. Infoseek may therefore face a market which demands lower prices for the purchase of advertisements and this could result in a decline in Infoseek's revenues.



In order for Infoseek to compete successfully, Infoseek must overcome many risks, including:

  . Low Barriers to Entry to the Internet

    Infoseek believes that it is relatively inexpensive to develop new Internet technologies, products and services. It is likely that other companies may offer similar products and services that compete with Infoseek for advertisers.

  . Quickly Changing Market

    Because the Internet market is new and changing quickly, Infoseek cannot predict which companies are likely to offer competitive services in the future.

  . Reliance on Advertising Revenues

    Infoseek depends on advertising sales for revenue. Because the Internet is still a new advertising medium, there is a risk that the number of advertisers purchasing advertisements on the Internet could decrease. Such a decrease could result in lower advertising revenues for Infoseek.

  . Industry Consolidation

    Some of Infoseek's competitors have engaged in business combinations or other strategic relationships with one other. These combinations often increase a competitor's power or make it more difficult for users to find and use Infoseek's products and services.

If Infoseek does not compete effectively, it will suffer immediate harm to its services, results of operations and prospects.

INFOSEEK MAY NOT ACHIEVE REVENUE MINIMUMS UNDER REPRESENTATION AGREEMENTS

Under certain representation agreements with ESPN and ABC, Infoseek (through Starwave) has agreed to act as the representative of the ESPN and ABCNews Joint Ventures. As such representative, Infoseek will sell advertising and related services for these Joint Ventures, and has agreed to make quarterly payments to the Joint Ventures. These payments will be the greater of a predetermined minimum amount or revenues actually billed to third parties (even if not collected) in the performance of such advertising and related services, less the costs of providing the services and a predetermined profit margin.

Infoseek may not be able to sell the guaranteed minimum amount in any quarterly period or be able to collect the money due from these sales and services. Failure to sell the predetermined minimum amount or collect enough money from these sales services could seriously harm Infoseek's business, results of operations and financial condition.

INFOSEEK DEPENDS ON CONTINUED GROWTH IN USE OF THE INTERNET AND ELECTRONIC COMMERCE

To grow revenues, Infoseek depends on increased acceptance and use of the Internet, intranets and other interactive online platforms as sources of information, entertainment and sales of goods and services. If the Internet grows more slowly than expected, or does not grow at all, Infoseek's business, financial condition and operating results would be seriously harmed. If access to the Internet or Infoseek's services is restricted, Infoseek's business, financial condition and operating results would also be seriously harmed.

The Internet has grown very rapidly in recent years. Infoseek cannot assure you that the Internet will continue to be accepted and widely used. In particular, Infoseek cannot assure you that consumers will continue to use the Internet for purchasing or selling goods and services or that advertisers will continue to use it for advertising goods and services. Infoseek also cannot assure you that a large base of users will support Infoseek's business. Significant structural problems remain in using the Internet and conducting electronic commerce, including:

  . security

  . reliability

  . cost

  . ease of use and access

  . quality of service

  . lack of network infrastructure to support increased use

  . speed of Internet service

  . limitations on access by corporations and schools

  . privacy

These problems may slow the growth of Internet use or the attractiveness of the Internet for advertising and online transactions. In addition, the use of the Internet could be reduced due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or as the result of increased government regulation.


The Internet industry is young. The business model of Infoseek and its competitors changes frequently and very few products and services have become established in the market. The Internet market might not continue developing or develop more slowly than expected. Infoseek may be unable to modify its business model rapidly enough to remain competitive. The Internet market might become filled with competitors. Infoseek's products may not become accepted by Internet users or advertisers. If any of these events occurs, Infoseek's business, results of operations, financial condition and prospects would be seriously harmed.

INFOSEEK DEPENDS ON THE ACCEPTANCE OF INTERNET ADVERTISING AND RELATED SPONSORSHIPS

Infoseek depends heavily on the sale of advertisements and related sponsorships as a source of revenue. Therefore, Infoseek depends on the acceptance and success of advertising on the Internet.

Infoseek cannot assure you Internet advertising will be widely accepted. The Internet market is changing quickly. The number of new competitors in the online market is increasing. Many of the advertisers on Infoseek's services are relatively new to Internet advertising. Many of the advertisers have not devoted significant amounts of their advertising budgets to Internet advertising. Advertisers may determine that traditional sources of advertising, like television, radio and newspapers are less costly or better at reaching customers than the Internet. There are no widely accepted standards to measure the effectiveness of Internet advertising.

Infoseek believes that advertising sales are generally lower in the winter and summer of each year as compared with the fall and spring. Infoseek also believes that advertising usage changes with the economy. Seasonal and economic changes could more seriously affect Internet advertising sales. Any seasonal or economic-based changes in advertising sales could seriously harm Infoseek's business, financial condition and operating results.

FUTURE ACQUISITIONS MAY NOT BE BENEFICIAL TO INFOSEEK

Infoseek believes that it may be necessary to enter into joint ventures or other strategic relationships to grow its business. Infoseek also believes it may be necessary to acquire complementary products, technologies or businesses to remain competitive. If this strategy is not successful, Infoseek may experience decreased market share, viewer traffic or brand loyalty.

There are several risks of acquisitions or other strategic transactions, including the Quando and Starwave acquisitions, such as:

  . difficulties integrating people and operations

  . difficulties integrating acquired technology or content into existing businesses

  . potential disruption of Infoseek's ongoing businesses

  . expenses and other charges associated with transactions

  . the necessity of establishing and implementing uniform standards, controls, procedures and policies for acquired companies

  . impairment of relationships with employees, vendors and customers as a result of any integration of new management personnel, technologies, products and services

  . potential unknown liabilities associated with acquired businesses

There can be no assurance that Infoseek will be successful in overcoming these risks. Infoseek may also encounter other problems in connection with acquisition transactions. Infoseek cannot assure you that the Quando acquisition or any other transactions will or will not occur. If transactions do occur, they could harm Infoseek's business or may fail to enhance Infoseek's business.

Infoseek may use significant amounts of its available cash to conduct these transactions. Infoseek may also use significant amounts of its stock to conduct these transactions. Use of stock would dilute the interests of existing stockholders in Infoseek.

INFOSEEK MAY NOT BE ABLE TO USE POOLING ACCOUNTING FOR FUTURE ACQUISITIONS

Because of Infoseek's acquisition of Starwave and its transactions with Disney, Infoseek may not be able to account for future acquisitions as pooling-of-interests transactions under accounting rules for a period of time. Also, if Disney chooses to obtain control when its warrant vests, Infoseek will not be able to use pooling-of-interests accounting. As a result, Infoseek may be required to add large amounts of goodwill to its balance sheet as a result of future acquisitions. Charges for the amortization of this goodwill will reduce Infoseek's profits in the periods over which it is amortized. Infoseek may also take charges for acquired in-process research and technology when acquisitions occur. Such charges for acquired in-process research and technology would reduce Infoseek's profits in such period.


INFOSEEK MAY NOT BE ABLE TO IMPROVE ITS PRODUCTS TO KEEP PACE WITH CHANGING TECHNOLOGY

Infoseek may not be able to respond to changing Internet technologies, customers needs and industry standards. Infoseek may not be able to introduce new products and services before competitors or improve existing products to match competitors products and services.

Part of Infoseek's strategy involves selling sponsorship for "channels" on particular topics. If it does not continue to timely and continually improve its products and services and introduce new ones, Infoseek could suffer serious harm to its business, results of operations and prospects.

Most of Infoseek's channel sponsorship arrangements are dependent on increases in viewer traffic. If it does not attract a significant number of viewers, Infoseek may not be able to retain its channel sponsors. Further, Infoseek cannot assure you that its sponsorship and partnership strategies will continue to be accepted by advertisers.

Another key element of Infoseek's strategy is to continue to develop new technological innovations in order to enhance the user's experience and strengthen relationships with advertisers. The success of GO Network and its component sites will depend in part on how easy-to-use, functional and feature-filled such services are.

Because Infoseek needs to continue to provide technological improvements to its services, Infoseek faces many risks. Infoseek cannot assure you:

  . Any of its new or proposed product or services will be accepted by the market or will continue to meet the market's changing needs

  . It will successfully design, develop, test, market and introduce new and enhanced technologies and services

  . It will successfully improve its existing and planned products and services

  . It will not experience difficulties that delay or prevent the successful development, introduction or marketing of new or enhanced technologies, products and services

  . It will bring its technological innovations to the market quickly and in advance of its competitors

  . It will not have large expenses in order to develop, improve or acquire new technologies

  . Its new or enhanced products and services will be free of errors and will not require significant design changes once introduced

If any of these risks occur customers may become dissatisfied with Infoseek's products and services. In turn, Infoseek could lose viewers and could experience delayed or lost advertising revenues. If

Infoseek cannot create, develop or acquire successful new or improved technologies for its services ahead of its competitors, it could suffer serious harm to its business, financial results or prospects. If Infoseek does not test, market and support such new or improved technologies, it could also suffer serious harm to its business, financial results or prospects. If the market does not accept Infoseek's new or improved technologies, Infoseek could also suffer serious harm to its business, financial results or prospects.

COMPUTER INTRUSIONS OR ELECTRONIC COMMERCE LIABILITIES MIGHT RESULT IN LOSSES TO INFOSEEK

Consumers' lack of faith in and lapses in the privacy and security of the Internet and online transactions may also prevent the growth of the Internet and electronic commerce generally. Infoseek expects to spend significant amounts of cash and resources to protect against the threat of an intruder or to fix problems caused by intruders.

Despite Infoseek's efforts to prevent intruders from breaking into Infoseek's systems and stealing information or interrupting service, Infoseek cannot assure you that it will be able to protect itself from computer security intrusions. Infoseek and its contractors store and transmit confidential information, such as computer software or credit card numbers. If data is lost or stolen, Infoseek may be sued by the owners of the lost or stolen data or by other entities who rely on the data.

Although Infoseek has agreements which are designed to limit Infoseek's liability for losses, these agreements may not be enforceable. Even if they are, the agreements may not be successful in limiting Infoseek's liability. Also, Infoseek may not be able to negotiate these agreements with all parties.

Infoseek does not have insurance against these security risks, although it does have standard business interruption and crime insurance which might cover certain losses. If Infoseek's revenue from electronic commerce increases substantially, Infoseek will consider buying additional insurance. However, if Infoseek does not or cannot obtain adequate insurance at that time, large or repeated security breaches into Infoseek's systems could seriously harm Infoseek's business, results of operations and financial condition.

Infoseek has agreements and expects to enter into other agreements with third parties where Infoseek is entitled to receive part of the revenues received by these third parties from the purchase of goods and services by users referred from Infoseek's products and services. Infoseek may also directly sell goods and services on the Internet. These arrangements may expose Infoseek to additional risks and uncertainties, including potential liabilities to consumers of such products and services.

INFOSEEK MAY EXPERIENCE YEAR 2000 COMPUTER PROBLEMS


Certain computer systems may not correctly recognize dates when the year changes from 1999 to 2000. Infoseek management has reviewed Infoseek's exposure to this problem and does not believe that it will incur significant expenses as a result of the effect of this problem on its products, services or information technology. However, Infoseek does plan to replace several systems which are not year 2000 compliant as part of a conversion to an improved financial reporting system in connection with regular upgrade programs in 1999. Infoseek may not be able to implement these upgrades successfully, and its belief that it will not incur significant expenses may be incorrect due to unknown defects in its systems. If any of these were to occur, Infoseek could suffer serious harm to its business, results of operations, financial condition and prospects due to year 2000 computer system problems.

Infoseek is relying on assurances from vendors that they and their products are prepared for the year 2000. Infoseek cannot assure you the assurances it receives from vendors are reliable, since Infoseek has not independently investigated its vendor's assertions about their products. In addition, Infoseek has also not investigated year 2000 compliance by third parties who are not vendors of Infoseek. Infoseek has no control over these third parties' compliance. For example, if a link on GO Network or the Infoseek search service points to a website which is not year 2000 compliant, that link may not be available to users and therefore the Infoseek services will offer fewer features. If many linked sites do not work, the value of user traffic and advertising on Infoseek's websites could materially decrease. In addition, if Infoseek's review of its year 2000 readiness did not uncover all year 2000 problems, Infoseek could suffer serious harm or be required to expend resources to resolve those problems. See "Infoseek Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

INFOSEEK MAY NOT BE ABLE TO MANAGE ITS RAPID GROWTH

Infoseek may not be able to manage its rapid growth effectively. In order to take advantage of market opportunities, Infoseek may be required to expand. Infoseek's growth has placed, and could continue to place, a significant strain on Infoseek's limited personnel and other resources. Competition for engineering, sales and marketing personnel is intense. Infoseek cannot assure you that it will be successful in attracting and retaining such personnel.

In order to succeed, Infoseek must continue to:

  . Invest in and improve operational, financial and management information systems.

    These systems are necessary to support increased accounting and management. The upgrade and installation of these systems, which is expected to be completed by the middle of 1999, will affect almost all parts of Infoseek's operations such as planning, advertising sales, management, finance and accounting.

  . Enhance its advertising inventory management analysis system.

    This system will provide enhanced internal reporting and customer feedback on advertising, and is discussed further under "--Infoseek Relies on its Advertising Management System."

  . Hire, train, motivate and manage its employees.

    So far, Infoseek has experienced difficulty in hiring and retaining enough personnel to support the growth of Infoseek's business.

  . Maintain relationships with various partners, advertising customers, advertising agencies, Internet sites and services, Internet service providers and other third parties.

    Infoseek must manage and strengthen its strategic relationships with various third parties, including Microsoft, WebTV, Disney, ESPN and ABC.

  . Retain control by management over the operations and strategic direction of Infoseek in a rapidly changing environment.

    Management must continue to locate new business activities and direct Infoseek's resources to these activities.

  . Develop Expanded Electronic Commerce Capabilities.

    Infoseek must significantly expand its ability to provide electronic commerce, including creating an infrastructure for electronic transactions, security, delivery and financial reporting for electronic commerce.

If Infoseek fails to do any of these or experiences problems, delays or unanticipated additional costs in addressing these concerns, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

INFOSEEK'S COMPUTER SYSTEMS MAY NOT HAVE ENOUGH CAPACITY

If Infoseek's systems, the majority of which are located in Sunnyvale, California, and Bellevue and Seattle, Washington, fail or function poorly for any reason, these interruptions would result in less traffic to Infoseek's services. If the interruptions continue, they could reduce the number of users of and advertisers on Infoseek's products and services. A reduction in the number of users of and advertisers on Infoseek's products and services could seriously harm Infoseek's business, results of operations, financial condition and prospects.

Infoseek relies on computer, network and telecommunications systems to provide its products and services. Such systems:

  . May fail to operate correctly

  . May be strained by too many users or demands

  . May be damaged by earthquakes, fires, floods, wind storms, power loss, lightning, electrical and telecommunication failures or similar events

  . May be damaged through physical or electronic break-ins or computer viruses

Infoseek does not maintain a comprehensive disaster recovery plan and does not have redundant systems for each of its services. Although Infoseek has insurance for fires, floods, earthquakes (and, for the systems in Washington, wind storms) and general business interruptions, the amount of coverage may not be adequate to cover all losses which could occur. If losses occur from failures of Infoseek systems and insurance does not fully cover such losses, they could seriously harm Infoseek's business, results of operations, financial condition and prospects.

Infoseek also depends on Web browser makers and Internet and online service providers. Infoseek's viewers have experienced and may in the future experience difficulties due to incompatibilities or other problems. Infoseek cannot control these Web browser makers and online services providers and cannot predict when these incompatibilities or problems will occur. Infoseek also depends on computer hardware suppliers to promptly deliver, install and service its servers and other equipment and services used to provide Infoseek's products and services. If Infoseek's access to the Internet or computer systems fail, it could result in serious harm to Infoseek's business, results of operations, financial condition and prospects.

INFOSEEK RELIES ON ITS ADVERTISING MANAGEMENT SYSTEMS

In order to generate revenues, Infoseek must manage the advertising on its large, high traffic websites. Infoseek relies on internal advertising inventory management and analysis systems to provide internal reporting and customer feedback on advertising. If Infoseek has serious difficulties in utilizing these systems, Infoseek will need to devote more resources to enhance these systems.

If Infoseek fails to properly display advertising because of problems with its advertising management systems or other technical problems, Infoseek would be required to deliver additional advertising displays which otherwise could have been sold to other advertisers. Significant amounts of these "make good" obligations could result in serious harm to Infoseek's business, results of operations, financial condition and prospects.

INFOSEEK FACES CHALLENGES TO INTERNATIONAL EXPANSION

As part of its business strategy, Infoseek has begun to expand its products and services into international markets and is exploring further opportunities to expand internationally. If Infoseek fails to be successful in international markets, it could harm Infoseek's business, results of operations, financial condition and prospects. In marketing its products and services internationally, Infoseek faces new competitors and challenges. In order to be successful in international markets, Infoseek must create localized versions of its products and services.

Infoseek may not be successful in creating localized versions of its products and services or marketing or distributing its products abroad. Even if Infoseek is successful, its international revenues may not be adequate to offset the expense of establishing and maintaining international operations. To date, Infoseek has limited experience in marketing and distributing its products and services internationally. Further, in addition to the uncertainty of Infoseek's ability to establish an international presence, there are difficulties and risks inherent in doing business internationally, such as:

  . compliance with regulatory requirements and changes in these requirements

  . export restrictions

  . export controls relating to technology

  . tariffs and other trade barriers

  . difficulty in protection of intellectual property rights

  . difficulties in staffing and managing international operations

  . longer payment cycles

  . problems in collecting accounts receivable

  . political instability

  . fluctuations in currency exchange rates

  . potentially adverse tax consequences

Any one or more of these factors could prevent Infoseek from being successful in international markets.

If in the future Infoseek derives a large portion of its revenues from international operations, changes in currency exchange rates will expose Infoseek to more risk. If and when Infoseek derives a large portion of its revenues from international expansion, it will determine whether to engage in a hedging strategy to minimize the risks of currency fluctuations.

INFOSEEK DEPENDS ON KEY PERSONNEL

If Infoseek is unable to attract and retain key and other skilled employees, its business, results of operations, financial condition and prospects would be seriously harmed. Infoseek's ability to generate revenues and profits depends upon its senior management team. Infoseek depends upon its Chairman of the Board, Steven Kirsch, who is very involved in Infoseek's research and development efforts, Harry Motro, its Chief Executive Officer, Les Wright, its Chief Operating Officer and Chief Financial Officer, and Patrick Naughton, its Chief Technical Officer. Infoseek also depends on many other employees, such as employees with writing, editing, sales, management, marketing or technical ability. Employees with these skills are difficult to find, and competition for these employees is intense. Most of Infoseek's key employees do not have employment contracts. Infoseek may also require even more skilled employees because of the launch of GO Network and acquisition of Starwave.

INFOSEEK MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY

Infoseek's success depends heavily upon its exclusive technology, brand names and Internet locations ("domain names"). Infoseek cannot assure you that it can adequately protect this intellectual property. If Infoseek fails to protect its intellectual property, it could suffer serious harm to its business, results of operations or prospects.

To protect its rights to its software, systems, documentation and product features, Infoseek currently relies on a combination of:

  . patent, copyright and trademark and service mark laws

  . trade secret laws

  . confidentiality procedures, and

  . contractual provisions

These methods of protection may not be adequate to protect against others using Infoseek's technology, brand names and content. Accordingly, Infoseek cannot assure you that it will be able to maintain the goodwill associated with its products and services or competitive features.

Despite Infoseek's efforts to patent and trademark its intellectual property and keep information confidential, Infoseek may not be able to protect its intellectual property. Infoseek may not be able to protect its technology because:

  . Pending and new patent applications and trademark registrations may not be approved

  . Even if issued, new patents and trademark registration may be challenged, invalidated or designed around

  . Infoseek's new products or technologies may not be patentable

  . Time-consuming and costly litigation may be necessary to protect
    Infoseek's proprietary technologies

  . Policing unauthorized use of Infoseek's intellectual property is difficult and expensive

  . The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States

  . Infoseek's competitors may independently develop similar technology or design around Infoseek intellectual property

  . The application of copyright and trademark laws to the Internet and other digital media is very uncertain

THIRD PARTIES MAY PREVENT INFOSEEK FROM DEVELOPING ITS INTELLECTUAL PROPERTY

Infoseek may not be able to use its intellectual property or further develop its business because of third parties. Infoseek cannot assure you that third parties will not in the future claim infringement by Infoseek with respect to Infoseek's current or future products. These claims of infringement, whether successful or not, could seriously harm Infoseek's business, results of operations or prospects.

Third parties:

  . may bring claims of patent, copyright or trademark infringement against Infoseek

  . may obtain patents or other intellectual property rights which may limit
    Infoseek's ability to do business or require Infoseek to license or cross-license technology

  . may bring costly, time consuming lawsuits

Infoseek is aware of a number of issued patents which cover interactive programming, Internet programming and techniques, and electronic commerce. For example, Infoseek is aware of a U.S. patent recently issued to Carnegie Mellon and licensed to Lycos related to Web spider technology. While Infoseek currently believes, based on a preliminary review of such issued patent and consultation with its patent counsel, that its products and services do not infringe the Carnegie Mellon patent, Infoseek cannot assure you it would prevail if Lycos or Carnegie Mellon claimed Infoseek infringed such patent. Infoseek expects patent infringement regarding Internet technologies to increase as the number of products and competitors in this market grows and as new patents are issued. Infoseek expects that patents, particularly in the areas of real-time or "streaming" audio and video, online commerce and "digital cash," and other technologies may issue in the future. Some of these technologies may be considered to be critical to long-term success in the Internet marketplace. Infoseek has also from time to time received informal notices from copyright and trademark holders regarding use of music, images and websites in their services.

INFOSEEK COULD BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION OR NEW LAWS


If new laws or regulations are adopted or if courts apply or expand existing laws in Internet cases, Internet use may decrease. This could in turn decrease the demand for Infoseek's products and services or increase Infoseek's cost of doing business. These effects or other effects of new laws and regulations could seriously harm Infoseek's business, results of operations, financial condition and prospects.

No government entity currently directly regulates Infoseek. Infoseek is, however, subject to those general laws and regulations that apply to all businesses. At present, there are few laws or regulations that apply to access to or commerce on the Internet. However, proposals for regulation are presented to federal, state, and foreign governments frequently. Laws or regulations may be passed regarding the Internet on such issues as:

  . user privacy (including sending of unsolicited e-mail, or "spamming")

  . consumer protection for products and services

  . media regulation, such as libel and obscenity

  . intellectual property

  . liability of Internet service providers

In addition, courts are still determining how existing laws regarding property, copyrights, trade secrets, libel and defamation, and privacy apply to the Internet.

Infoseek may also face claims because materials may be downloaded through its online or Internet services and then distributed to others. Some of Infoseek's products and services, such as chat rooms, messaging, and hosted Web pages, contain content provided by users. Infoseek has little control over these users' content. Claims might be made against Infoseek under a variety of media and intellectual property laws for the nature, content, publication and distribution of its materials or its users' materials. For example, Infoseek might be subject to claims of copyright or trademark infringement, obscenity, or libel brought against it for content that appears on its site. These types of claims have been brought against online service providers in the past, some of which have been successful.

Infoseek provides a variety of third-party information through its services. For example, Infoseek's service provides news, stock quotes, analyst estimates or other stock trading information. If this information contains errors, Infoseek could be sued for losses suffered by users who relied on the information. Infoseek expects to offer Web-based e-mail services in the near future. E-mail may further expose Infoseek to potential risks. For example, Infoseek may be subject to claims or liabilities from spamming, lost or incorrectly delivered messages, use of e-mail for illegal purposes or fraud, harassment or interruptions or delays in e-mail service.

Although Infoseek carries general liability insurance, such insurance may not cover all claims or may not be sufficient to reimburse Infoseek for all liabilities that may occur.

                      WHERE YOU CAN FIND MORE INFORMATION

Infoseek files annual, quarterly and current reports, proxy solicitation statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Infoseek at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York City and Chicago. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Infoseek's filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Infoseek filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Infoseek common stock to be issued to Quando shareholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by the Securities and Exchange Commission's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

Infoseek has supplied all information contained in this proxy statement/prospectus relating to Infoseek, and Quando has supplied all such information relating to Quando.

Neither Infoseek nor Quando has authorized anyone to give any information regarding the solicitation of consents or the offering of shares of Infoseek common stock that is different from what is contained in this proxy statement/prospectus. This is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer or solicitation. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any time after the date of this proxy statement/prospectus, and neither the delivery of this proxy statement/prospectus to Quando shareholders nor the issuance of Infoseek common stock in the merger should create any implication to the contrary.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This proxy statement/prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although each of Infoseek and Quando believes that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" beginning on page
15. All forward-looking statements are expressly qualified in their entirety by these factors and all related cautionary statements. Neither Infoseek nor Quando undertakes any obligation to update any forward-looking statements.

                                   TRADEMARKS

Infoseek, the Infoseek logo, Ultraseek, Ultramatch and Starwave are among the registered trademarks of Infoseek. Quando is a registered trademark of Quando, Inc., and QBot, EventBot, ShoppingBot, SchoolBot and WhoBot are trademarks of, Quando, Inc. This proxy statement/prospectus also refers to other trademarks of Infoseek, Quando and other companies.

                DESCRIPTION OF INFOSEEK CORPORATE STRUCTURE

On November 18, 1998, Infoseek entered a significant transaction with Disney. In this transaction, Infoseek Corporation, a Delaware corporation acquired Starwave Corporation from Disney and became the parent holding company of Infoseek Corporation, a California corporation, and Starwave. As part of this transaction, Disney also became Infoseek's largest stockholder.

In order to make this proxy statement/prospectus easier for you to read, we use certain defined terms to describe companies rather than using their full legal names. In this proxy statement/prospectus, references to Infoseek on or after November 18, 1998 are references to Infoseek, a Delaware corporation and its subsidiaries, and references to Infoseek prior to November 18, 1998 are references to Infoseek, a California corporation. When necessary, we sometimes refer to Infoseek, a California corporation, as "Infoseek California." We also refer to the wholly-owned subsidiary of Infoseek that is merging with Quando as "Infoseek Sub." We also refer to The Walt Disney Company, together with its affiliated companies, as "Disney" and to the ESPN Joint Venture and ABCNews Joint Venture as the "Joint Ventures."

                 QUANDO'S SOLICITATION FOR SHAREHOLDER APPROVAL

DATE, TIME AND PLACE OF SPECIAL MEETING

A special meeting of the shareholders of Quando will be held at the principal executive offices of Quando, 520 NW Davis Street, Portland, Oregon 97209 on Tuesday, January 19, 1999, at 11:30 A.M., local time.

PURPOSE OF THE SOLICITATION

Holders of shares of Quando common stock and preferred stock as of November 20, 1998, the record date, are being asked to consider and vote upon the approval of the merger and the merger agreement. See "The Merger and Related Transactions" and "Terms of the Merger."

VOTING BY WRITTEN CONSENT AND BY PROXY

The written consent and proxy card accompanying this proxy statement/prospectus are solicited on behalf of the Board of Directors of Quando in an attempt to consummate the merger as soon as possible. Please complete, date and sign the accompanying written consent and proxy card and promptly return both of them to Quando, first by facsimile and then in the enclosed, overnight courier package. All proxies that are properly executed and returned, and that are not revoked, will be voted at the special meeting of the shareholders in accordance with the instructions indicated on the proxies. IF NO DIRECTION IS INDICATED ON THE PROXY CARD, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE MERGER AND THE MERGER AGREEMENT. In the event Quando receives written consents from all shareholders of record as of the record date prior to Friday, January 15, 1999, Quando will consummate the merger as soon as practicable after its receipt of the consents and the special meeting of the shareholders will not be held.

For voting purposes at the special meeting, only shares affirmatively voted in favor of the merger and the merger agreement will be counted as favorable votes for such matters. THE FAILURE TO VOTE IN PERSON, BY PROXY, OR BY WRITTEN CONSENT OR THE ABSTENTION FROM VOTING WITH RESPECT TO THE MERGER AND THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST SUCH MATTERS.

The management of Quando is not aware of any matters to be voted on at the special meeting other than the merger and the merger agreement. If other matters should properly come before the special meeting, the proxyholders will vote on such matters in accordance with their judgment.

RECORD DATE; QUORUM

Only holders of record of shares of Quando common stock or Quando preferred stock at the close of business on the record date, are entitled to notice of the special meeting and will be entitled to vote at the special meeting or alternatively consent in writing. The Quando common stock and Quando preferred stock will vote or consent together as one class. As of the record date, there were 5,884,178 shares of Quando common stock issued and outstanding and entitled to vote at the special meeting, assuming the conversion of all of the Quando preferred stock into Quando common stock. As of the record date, such shares were held by 14 holders of record.

The required quorum for the transaction of business at the special meeting is a majority of the outstanding shares of capital stock issued and outstanding as of the record date, which shares may be present in person or represented by proxy.

VOTE REQUIRED

Approval of the merger and merger agreement at the special meeting will require the affirmative vote of the holders of record of 90% of the outstanding shares of common and preferred stock as of the record date. Approval of the merger and merger agreement by written consent will require the consent of the holders of record of 100% of the outstanding shares of common and preferred stock as of the record date.

The holders of record of common stock and preferred stock will vote together on the merger and merger agreement. The common stock and preferred stock will effectively have the following number of votes per share on these matters:

   . common stock             1 vote per share
   . Series A preferred stock 1.2685 votes per share
   . Series B preferred stock 1.1462 votes per share

As of the record date, and assuming the conversion of all Quando preferred stock as of that date, directors and executive officers of Quando beneficially owned and were entitled to vote 5,315,143 shares of Quando common stock. These shares represented approximately 90.33% of the outstanding voting shares on the record date. Each director and executive officer has indicated his present intention to vote the common and preferred stock owned by him for the approval of the merger and the merger agreement. If these directors and executive officers vote as they have indicated, the merger and merger agreement will be approved.

REVOCABILITY OF CONSENTS AND PROXIES

You may revoke your proxy at any time prior to the Quando shareholders meeting by executing a new proxy prior to the shareholders meeting or by attending the meeting in person and voting. Merely attending the meeting will not revoke your proxy. You may revoke your consent by delivering written notice of such revocation to Quando's Secretary at any time prior to the closing of the merger. Quando hopes to receive the written consent of all of its shareholders to the merger and the merger agreement by Tuesday, January 12, 1999 and to close the merger on or about Thursday, January 14, 1999.

SOLICITATION OF SHAREHOLDER APPROVAL

All expenses of Quando's solicitation of shareholder approval, including the cost of mailing this proxy statement/prospectus to Quando shareholders, will be borne by Quando. In addition to solicitation by use of the mails, written consents and proxies may be solicited from Quando shareholders by directors, officers and employees of Quando or Infoseek in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive additional compensation for such solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection therewith.

RECOMMENDATION OF QUANDO BOARD OF DIRECTORS

The Quando Board has unanimously approved the merger and merger agreement and has determined that the merger and merger agreement are fair to, and in the best interests of, Quando and its shareholders. THE QUANDO BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT. See "The Merger and Related Transactions--Background of the Merger and Related Transactions" and "--Recommendation of Quando's Board of Directors and Reasons for the Merger."

                      THE MERGER AND RELATED TRANSACTIONS

Other than statements of historical fact, the statements made in this section, including statements as to the benefits expected to result from the merger, particularly regarding GO Network and future financial performance, are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this proxy statement/prospectus.

BACKGROUND OF THE MERGER AND RELATED TRANSACTIONS

In March 1998, Quando's Board of Directors instructed its management to investigate the possibility of a merger of Quando with an Internet portal such as Infoseek. Both the Quando Board of Directors and Quando management believed that it was in the best interests of Quando and its shareholders to combine the technical capabilities of Quando with the marketing capabilities and relative financial strength of an Internet portal.

Over the next three months and with the assistance of Lisa Gansky and Richard Miller, consultants to Quando, several candidate companies were identified and contacted.

On May 1, 1998, David Billstrom, President, Chief Executive Officer and Chairman of the Board of Directors of Quando, spoke with Harry Motro, President and Chief Executive Officer of Infoseek, to discuss the possibility of a strategic transaction or business combination between the two companies.

On May 6, 1998, Steven Kirsch, Chairman of the Board of Directors of Infoseek, met with Mr. Billstrom and Ms. Gansky at Infoseek's Sunnyvale offices to further discuss a possible business combination involving the two companies.

On May 13, 1998, Mr. Kirsch, Mr. Billstrom, Ms. Gansky, William Neuhauser, Chief Technology Officer of Quando, and other representatives of Infoseek and Quando met at Infoseek's Sunnyvale offices to further discuss the possibility of a business combination. Immediately prior to this meeting, both companies executed non-disclosure agreements with each other.

On May 29, 1998, Ms. Gansky and Mr. Miller met with Eric Bochner, Infoseek's Vice President of Corporate Business Development, at Infoseek's Sunnyvale offices, to discuss the overall strategy of combining the technologies of the two companies.

On May 30, 1998, Mr. Billstrom, Mr. Neuhauser, Ms. Gansky, Mr. Bochner, Mr. Motro and Mr. Kirsch met in Sunnyvale to discuss specific strategies for a business combination of the two companies.

On June 7, 1998, following negotiations regarding price, Infoseek offered Infoseek common stock at a value of $17.0 million for all issued and outstanding capital stock of Quando, along with the assumption of certain liabilities and fees connected with the transaction.

On June 10, 1998, the Quando Board of Directors met informally and agreed to continue negotiations with Infoseek.

At various times from May 14, 1998 through July 22, 1998, Infoseek conducted due diligence of Quando, which included examining financial reports, personnel records, customer contracts and portions of source code. Infoseek personnel visited Quando on June 2, July 6, and July 21, 1998, to conduct on-site due diligence.

On June 25, 1998, Infoseek provided to Quando a non-binding term sheet relating to the proposed merger. The Quando Board of Directors met informally by telephone and agreed that Quando's management should continue to negotiate with Infoseek on the basis of the non-binding term sheet.

On July 10, 1998, Infoseek and Quando executed a non-binding term sheet relating to the proposed merger, which contemplated executing a definitive agreement by July 24, 1998.

On July 22, 1998, the Infoseek Board of Directors met and discussed the proposed terms of the merger and unanimously authorized and approved the merger and merger agreement.

On July 24, 1998, the Quando Board of Directors met and concluded that the merger was fair to and in the best interests of Quando and its shareholders, and unanimously approved and adopted the merger agreement. Later that day, Infoseek and Quando executed the merger agreement.

On August 11, 1998, Infoseek and Quando publicly announced their intent to merge.

On October 20, 1998, Mr. Bochner and Mr. Billstrom began discussing by telephone certain amendments to the merger agreement. On October 27, 1998, in a meeting in Palo Alto at the offices of Wilson Sonsini Goodrich & Rosati, outside counsel to Infoseek. Mr. Bochner, Mr. Billstrom and Ms. Gansky, as well as counsel for both companies, continued to discuss several possible amendments to the merger agreement. During the next four weeks, negotiations continued by telephone on the proposed amendment to the merger agreement.

On December 7, 1998, Quando's Board of Directors agreed to accept the proposed amendment to the merger agreement and to recommend that Quando's shareholders approve the merger and merger agreement.

On December 7, 1998, Infoseek and Quando executed an amendment to the merger agreement.

INFOSEEK REASONS FOR THE MERGER

The Infoseek Board has approved the merger and has identified several potential benefits of the merger that it believes will contribute to the success of the combined entity following the merger. The Infoseek Board believes that Quando possesses technology that will be valuable to Infoseek's products and services. In the process of approving the merger, the Infoseek Board considered a number of factors, including:

  . The proposed terms of the merger,

  . The likelihood of realizing superior benefits through alternative strategies,

  . Information concerning Quando's business, historical performance and operations, and competitive position,

  . The value of Quando as a part of Infoseek's operations,

  . The compatibility of the businesses and operations of Infoseek and Quando

RECOMMENDATION OF QUANDO'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

On July 24, 1998 and December 7, 1998, Quando's Board of Directors held telephonic Board meetings with all directors of Quando participating. At each meeting, the Board of Directors of Quando weighed the relative merits of the proposed merger with Infoseek and concluded that the sale of Quando to Infoseek was in the best interests of Quando shareholders. By unanimous vote, the Quando Board approved the merger agreement and the merger agreement, as amended, on December 7, 1998, and authorized Quando's officers to solicit Quando shareholders' approval of the merger agreement. The Quando Board of Directors then scheduled a special meeting of shareholders to be held on January 14, 1999 in the event Quando's shareholders do not unanimously approve the merger agreement by written consent.

In approving the merger and merger agreement, Quando's Board of Directors considered a number of factors, including:

  . The consideration to be paid to Quando shareholders represents a significant premium over the price paid by investors between July 1996 and February 1997 for the purchase of Quando Series B preferred stock.

  . The exchange of Quando capital stock for Infoseek common stock will give current holders of Quando capital stock publicly listed shares that trade on the Nasdaq National Market, providing them with liquidity as well as the opportunity to participate in the potential growth of Infoseek.

  . The financial resources of Infoseek are significantly greater than the financial resources of Quando.

  . Information available to them concerning Infoseek, its business, size and market characteristics of Infoseek common stock.

  . The opportunity to access Infoseek's sales channels for the distribution of Quando's services.

  . The terms of the merger agreement, including the proposed structure of the merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

  . The business, results of operations, properties and financial condition of Quando and the competitive nature of the industry in which it operates.

  . The business and financial prospects for Quando if it were to remain independent, taking into account Quando's continued losses from operations, its current position in the market and its size and resources as compared to its competitors.

  . The effect of the merger on Quando's employees and existing customers.

The Quando Board of Directors identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

  . The risk that the potential benefits sought in the merger might not be fully realized.

  . The possibility that the merger would not be consummated.

  . The risk that despite the efforts of Infoseek, key technical, marketing and management personnel of Quando might not choose to remain employed by Infoseek.

  . The other risks described above under "Risk Factors."

The Quando Board of Directors believes that these risks are outweighed by the potential benefits of the merger.

In reaching its decision to approve the merger agreement, the Quando Board of Directors did not assign any relative or specific weights to the various factors considered, and individual directors may have given differing weights to different factors. Rather, the Quando Board of Directors based its position and recommendations upon the totality of the information presented to them.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the Quando Board of Directors with respect to the merger and merger agreement, the Quando shareholders should be aware that certain directors and officers of Quando have entered into employment agreements with Infoseek with respect to employment following the merger. In addition, the directors of Quando will receive continuing indemnification against certain liabilities. These arrangements present the Quando directors and officers with potential conflicts of interest. See "Terms of the Merger-- Indemnification of Officers and Directors" and "Other Agreements--Employment and Non-Competition Agreements."

In addition, as of the record date, the directors and officers of Quando and their affiliates owned 4,445,000 shares of Quando common stock, 86,000 shares of Quando Series A preferred stock and 664,000 shares of the Quando Series B preferred stock. Assuming the conversion of all Quando preferred stock into common stock, the directors and officers of Quando and their affiliates owned 5,315,143 shares or 90.3% of the outstanding Quando common stock. See "Security Ownership of Management and Principal Shareholders of Quando."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax considerations of the merger that are generally applicable to holders of Quando capital stock exchanging their Quando capital stock for Infoseek common stock. Shareholders of Quando should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to Quando shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are foreign persons or who acquired their Quando capital stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of options or rights to purchase Quando capital stock in anticipation of the merger. ACCORDINGLY, QUANDO SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The IRS could still adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to Infoseek, Infoseek Sub, Quando and/or their respective stockholders.

The merger is intended to qualify as a reorganization under Section 368(a) of the Code. In the event the merger does qualify as a reorganization, subject to the limitations and qualifications referred to herein:

  . The holders of Quando capital stock will recognize no gain or loss upon the receipt of Infoseek common stock solely in exchange for their Quando capital stock in the merger.

  . The aggregate tax basis of the Infoseek common stock received by the Quando shareholders in the merger will be the same as the aggregate tax basis of the Quando capital stock surrendered in exchange.

  . The holding period of the Infoseek common stock received by each Quando shareholder in the merger will include the deemed holding period of the Quando capital stock surrendered in exchange, provided that the Quando capital stock surrendered is held as a capital asset at the time of the merger.

  . None of Infoseek, Infoseek Sub or Quando will recognize gain or loss solely as a result of the merger.

For federal income tax purposes, holders of Quando capital stock will be treated as having received the escrow shares upon the consummation of the merger. Accordingly, until the escrow shares are released, the interim basis of the Infoseek common stock received by holders of Quando capital stock will be determined as though the maximum number of shares of Infoseek common stock were received by Quando shareholders. Because the number of escrow shares to be released to Infoseek or any other beneficiary is based upon the value of the Infoseek common stock at the time of the merger, Quando shareholders will not recognize gain or loss upon the release of escrow shares to Infoseek or any other beneficiary. The basis of such released shares will be added to the adjusted basis of the remaining shares of Infoseek common stock received in the merger by the Quando shareholders. No gain or loss will be recognized and no amount will be included in the income of the Quando shareholders by reason of any release of escrow shares to the Quando shareholders.

Neither Infoseek nor Quando has requested a ruling from the IRS in connection with the merger. It is a condition to the consummation of the merger that Infoseek and Quando each receive opinions from their respective counsel that the merger will constitute a reorganization within the meaning of
Section 368(a) of the Code for federal income tax purposes. The tax opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The tax opinions are subject to certain assumptions and qualifications and are based in part on the truth and accuracy of certain representations of Infoseek, Quando and Infoseek Sub.

A successful IRS challenge to the reorganization status of the merger would result in a Quando shareholder recognizing gain or loss. The amount of gain or loss for each share of Quando capital stock surrendered would equal the difference between the shareholder's basis in each share and the fair market value, as of the time of the merger, of the Infoseek common stock received in exchange. If so, a Quando shareholder's aggregate basis in the Infoseek common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the merger. However, even in that event, neither Infoseek, Infoseek Sub nor Quando would recognize gain or loss solely as a result of the merger.

Even if the merger qualifies as a reorganization, a Quando shareholder receiving shares of Infoseek common stock would recognize gain to the extent that such shares were received in exchange for services or property (other than solely Quando capital stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a Quando shareholder was treated as receiving consideration other than Infoseek common stock in exchange for Quando capital stock.

ACCOUNTING TREATMENT

The Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the aggregate consideration paid by Infoseek will be allocated to the acquired assets and liabilities of Quando based on their fair market values at the effective time with any excess consideration being treated as goodwill. Results of operations of Quando, including the related amortization of intangible assets and write-off of in-process research and development associated with the merger, will be included in the results of operations of Infoseek subsequent to the time of the merger.

STOCK EXCHANGE LISTING

The shares of Infoseek common stock to be issued in the merger will be approved for listing on the Nasdaq National Market.

RIGHTS OF DISSENTING QUANDO SHAREHOLDERS

Quando shareholders who properly dissent from the merger will be entitled to certain dissenters' rights. A shareholder that is a shareholder as of the record date and entitled to vote on the merger may dissent from the merger and obtain payment for the fair value of such shareholder's shares after completion of the merger. A shareholder who wishes to assert dissenters' rights must deliver to Quando, before a vote of the shareholders is completed, written notice of such shareholder's intent to demand payment for the shareholder's shares if the proposed merger is consummated. A Quando shareholder that approves the merger will not have a right to dissent from the merger. See "Dissenters' Rights."

                              TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. The following is not a complete statement of all the terms of the merger agreement. Statements made in this proxy statement/prospectus are qualified by reference to the more detailed information set forth in the merger agreement. You are encouraged to read the entire merger agreement.

THE MERGER

Upon the merger, Quando will become a wholly-owned subsidiary of Infoseek. The closing of the merger will take place no later than five business days following the approval of the merger by Quando's shareholders and the satisfaction or waiver of the conditions set forth in the merger agreement unless the parties agree otherwise. If all of the Quando shareholders give their written consent to the merger and merger agreement, the closing is anticipated to occur on or about Thursday, January 14, 1999.

MERGER CONSIDERATION

The total number of shares of Infoseek common stock to be issued in the merger to Quando shareholders and optionholders (the "Merger Consideration") is expected to be approximately 421,640 shares of Infoseek common stock. The Merger Consideration was calculated by dividing the approximately $17.2 million adjusted purchase price for Quando by $40.78, the deemed price of Infoseek's common stock for purposes of the merger. The exact terms of the Merger Consideration formula is contained in the merger agreement.

DIRECTORS AND OFFICERS OF QUANDO AFTER THE MERGER

Upon the merger, the current directors and officers of Infoseek Sub, who are each current directors or officers of Infoseek, will become the directors and officers of Quando.

ARTICLES OF INCORPORATION AND BYLAWS OF QUANDO AFTER THE MERGER

The Articles of Incorporation and Bylaws of Infoseek Sub as in effect immediately prior to the merger will become the Articles of Incorporation and Bylaws of Quando upon the merger.

QUANDO STOCK OPTIONS

In the merger, each outstanding option or right to purchase shares of Quando common stock shall be assumed by Infoseek and remain outstanding. However, each Quando option will be exercisable for Infoseek common stock. The number of shares of Infoseek common stock issuable upon exercise of a Quando option and the exercise price of a Quando option will be adjusted to reflect the exchange ratio of Infoseek common stock for Quando common stock in the merger.

CONVERSION OF QUANDO CAPITAL STOCK AS A RESULT OF THE MERGER

Under the terms of the merger agreement, each share of Quando capital stock issued and outstanding immediately prior to the merger (other than any shares held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the applicable provisions of Oregon law and who has not withdrawn or lost such rights) will be cancelled and extinguished and be converted automatically into the right to receive a number of shares of Infoseek common stock. No fractional shares of Infoseek common stock will be issued in the merger. Instead, any fractional share shall be rounded up to the nearest whole share of Infoseek common stock. The number of shares of Infoseek common stock to be received by Quando shareholders is an approximation based on information available at this time. The actual numbers may vary after the final calculations have been made.

Conversion of Quando Series A Preferred Stock

Holders of Quando Series A preferred stock will be entitled to receive approximately 0.0627 shares of Infoseek common stock for each share of Quando Series A preferred stock they hold.

Conversion of Quando Series B Preferred Stock

Holders of Quando Series B preferred stock will be entitled to receive approximately 0.0566 shares of Infoseek common stock for each share of Quando Series B preferred stock they hold.

Conversion of Quando Common Stock

Holders of Quando common stock will be entitled to receive approximately 0.0494 shares of Infoseek common stock for each share of Quando common stock they hold.

PROCEDURE FOR CONVERTING QUANDO CAPITAL STOCK

At least one business day before the closing date, Quando shareholders will receive a letter of transmittal. On or about the closing date the Quando shareholders will surrender certificates representing Quando capital stock, along with other customary documents described in the letter of transmittal. Within five business days after the merger, Infoseek will issue to the Quando shareholders certificates of Infoseek common stock representing their portion of the Merger Consideration, subject to the escrow provisions of the merger agreement described under the section entitled "--Escrow Fund and Indemnification" below.

Exchange Agent

The merger agreement requires Infoseek, within three business days after the merger, to deposit with Boston Equiserve or such other institution as it may select (the "Exchange Agent"), for the benefit of the holders of shares of Quando capital stock, certificates representing the shares of Infoseek common stock to be issued in the merger. However, a portion of these shares will be subject to the escrow provisions of the merger agreement. See "--Escrow Fund and Indemnification."

Exchange Procedures

At least one business day prior to the closing date, Infoseek will mail to each Quando shareholder a letter of transmittal. Once a Quando shareholder has returned his Quando stock certificate to the Exchange Agent, together with an executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, the Quando shareholder will receive his or her

Infoseek stock certificates, less the ten percent portion placed in the escrow fund. See "--Escrow Fund and Indemnification."

Quando shareholders should also note:

  No dividends or other distributions on Infoseek common stock declared or made after the merger will be paid to any holder of any unsurrendered Quando stock certificate with respect to the shares of Infoseek common stock represented thereby until such Quando stock certificate is surrendered to the Exchange Agent.

  If any certificate for shares of Infoseek common stock is to be issued in a name other than that in which the Quando stock certificate surrendered in exchange therefor is registered, the Quando stock certificate so surrendered must be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange will have to pay Infoseek or any agent designated by it any transfer or other taxes required by reason of issuance of a certificate for shares of Infoseek common stock in any name other than that of the registered holder of the Quando stock certificate surrendered, or establish to the satisfaction of Infoseek or any agent designated by it that such tax has been paid or is not payable.

  In the event that any Quando stock certificates representing shares of Quando capital stock have been lost, stolen or destroyed, the Exchange Agent will issue shares of Infoseek common stock in exchange for such lost, stolen, or destroyed Quando stock certificates upon the making of an affidavit of that fact by the owner of such Quando stock certificates and, at the request of Infoseek, upon delivery of a bond in such amount as Infoseek may reasonably direct as indemnity against any claim that may be made against Infoseek or the Exchange Agent with respect to the Quando stock certificates alleged to have been lost, stolen or destroyed.

QUANDO SHAREHOLDERS SHOULD NOT FORWARD QUANDO STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED A TRANSMITTAL LETTER. QUANDO SHAREHOLDERS SHOULD NOT RETURN QUANDO STOCK CERTIFICATES WITH THEIR PROXY OR CONSENT.

FORM S-8 FILING

Infoseek has agreed to file with the Securities and Exchange Commission, within 30 days after the merger, a registration statement on Form S-8 to register shares of Infoseek common stock issuable as a result of the exercise of Quando options assumed in the merger.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains customary representations and warranties made by Quando and David Billstrom and William Neuhauser, the founders and principal shareholders of Quando (the "Principal Shareholders"). These representations and warranties relate to various aspects of Quando's business, including:

  . Organization and good standing as a corporation

  . Ownership of subsidiaries

  . Capital structure

  . Authorization, execution, delivery and enforceability of the merger agreement and related agreements

  . Absence of conflict with, default under or violation of agreements and laws, and the holding of permits necessary for the conduct of business

  . Absence of need for waivers or consents from any governmental entity or third party

  . Accuracy of financial statements

  . Absence of undisclosed liabilities

  . Absence of certain changes in the business

  . Tax matters

  . Absence of restrictions on business activities

  . Title to property

  . Ownership of intellectual property

  . Absence of certain types of agreements, contracts and commitments

  . Litigation matters

  . Compliance with environmental matters

  . Employee benefit plans

  . Absence of material misstatements or omissions in connection with the merger

The representations and warranties of Quando and the Principal Shareholders terminate as of June 30, 1999. Quando and the Principal Shareholders have an indemnification obligation to Infoseek for breaches of the representations and warranties. See "--Escrow Fund and Indemnification."

The merger agreement also contains customary representations and warranties made by Infoseek and Infoseek Sub. These representations and warranties relate to certain aspects of Infoseek's business, including:

  . Organization and good standing as a corporation

  . Capital structure

  . Authorization, execution, delivery and enforceability of the merger agreement and related agreements

  . Authorization and issuance of the shares of Infoseek common stock to be issued pursuant to the merger

  . Absence of conflict with, default under or violation of agreements and laws

  . Absence of material misstatements or omissions in connection with the merger

The representations and warranties of Infoseek and Infoseek Sub terminate one year after the closing date.

CONDUCT OF BUSINESS OF QUANDO PENDING THE MERGER

Quando has agreed in the merger agreement to carry on its business in its usual customary manner during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement or the date of the merger. Quando has committed to use its reasonable best efforts consistent with past practices and policies:

  . To preserve intact the present business organization of Quando

  . To keep available the services of their present officers and key employees

  . To preserve its relationships with customers, suppliers, distributors, licensors, licensees and others

Quando has also agreed to refrain from taking a variety of actions that could affect Quando's business prior to the closing without Infoseek's prior consent. A complete list of these actions is set out at Section 4.1 of the merger agreement, which is included as Annex A to this proxy statement/ prospectus.



NO SOLICITATION BY QUANDO OF OTHER OFFERS

Quando has agreed that it shall not solicit or initiate any other offer or proposal to acquire or invest in Quando until December 31, 1998. Quando has further agreed that it will not provide information about itself to any other party or enter into any agreements with any party in connection with a proposal to acquire or invest in Quando.



If Quando receives an unsolicited acquisition proposal, Quando has agreed to immediately notify Infoseek and disclose the identity of the offer or and the terms of such proposal.

CONDITIONS TO THE MERGER

There are numerous conditions that have to be satisfied or waived before the merger can be completed. These conditions are divided into three categories, and are summarized below.

 The Obligations of Each Party to Effect the Merger Agreement Are Subject to the Following Conditions:

  . No court order or other legal restraint or prohibition preventing the consummation of the merger shall be in effect

  . No proceeding brought by a governmental authority seeking to prohibit the merger shall be in effect

  . No action shall have been taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, which makes the consummation of the merger illegal

  . All appropriate or necessary governmental approvals shall have been timely obtained

  . There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Infoseek, Infoseek Sub, Quando or the Principal Shareholders, their respective properties or any of their officers or directors, relating to the merger or any related transactions

  . Infoseek and Quando shall each have received written opinions from their respective tax counsel that the merger will be a tax-free reorganization

 The Obligations of Infoseek and Infoseek Sub to Effect the Merger Are Subject to the Following Conditions:

  . The representations and warranties of Quando and the Principal
    Shareholders in the merger agreement shall be true and correct in all material respects.

  . Quando and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations of the merger agreement required to be performed by them.

  . There shall not have occurred any claims which may materially and adversely affect the consummation of the transactions contemplated by the merger agreement or may have a material adverse effect on Quando.

  . Any and all consents, waivers, assignments and approvals required to consummate the merger shall have been obtained.

  . Infoseek shall have received a legal opinion from legal counsel to Quando.

  . Certain key employees of Quando shall have entered into an employment agreement with Infoseek.

  . Each key employee shall be an employee of Quando on the Closing Date.

  . Except as disclosed in the merger agreement, there shall not have occurred any material adverse change in the business, assets, results of operations, liabilities or financial condition of Quando since the date of the merger agreement.

  . If Quando shareholders act by written consent, such shareholders have unanimously approved the merger and merger agreement, and if Quando shareholders act pursuant to a meeting, shareholders holding at least 90% of the Quando capital stock have approved the merger and merger agreement.

  . Affiliates of Quando shall have entered into an affiliate agreement with Infoseek.

  . Certain contracts listed in the merger agreement shall be in effect and Quando shall not have received notice of termination of any such contract.

  . Quando shall have terminated all registration rights relating to its capital stock.

  . All covenants of Quando contained in the Quando Series A Preferred Stock
    Purchase Agreement and the Quando Series B Preferred Stock Purchase Agreement shall have been terminated.

  . All Quando warrants shall have been exercised or otherwise terminated, and all convertible debt converted, and Infoseek shall have received evidence of such termination, exercise or conversion prior to the merger.

  . All employment agreements with Quando shall have been terminated.

  . Infoseek shall have received from Quando at least three business days prior to the Closing Date a certified, estimated balance sheet of Quando.

  . Infoseek shall have received from Quando at least three business days prior to the closing date a certified, detailed schedule of Quando's estimated third party expenses.

  . Infoseek shall have been provided with a certificate to the effect that, as of the date of the merger, all representations and warranties made by Quando and the Principal Shareholders in the merger agreement are true and correct in all material respects on and as of the date of the merger as though such representations and warranties were made on and as of such time, all covenants and obligations of the merger agreement to be performed by Quando on or before such date have been so performed in all material respects.

Any of the above conditions may be waived by Infoseek.

 The Obligations of Quando to Effect the Merger Are Subject to the Following
 Conditions:

  . The representations and warranties of Infoseek and Infoseek Sub in the merger agreement shall be true and correct in all material respects.

  . Quando shall have received an opinion from legal counsel to Infoseek.

  . Infoseek shall have executed and delivered to each key employee of Quando his or her employment agreement.

  . All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Infoseek and Infoseek Sub shall have been obtained and made.

  . Infoseek shall have made offers of employment as set forth in the merger agreement and shall not have withdrawn such offers of employment.

  . Quando shall have been provided with an officer's certificate of Infoseek to the effect that, as of the date of the merger, all representations and warranties made by Infoseek and Infoseek Sub in the merger agreement are true and correct in all material respects on and as of the Effective Time as though those representations and warranties were made on and as of such time, and all covenants and obligations of the merger agreement to be performed by Infoseek have been so performed in all material respects.

Any of the above conditions may be waived by Quando.

TERMINATION OF THE MERGER AGREEMENT

The merger agreement may be terminated and the merger abandoned at any time prior to the merger in certain circumstances which are described below:

  . By Quando and Infoseek, if they mutually agree,

  . By Infoseek or Quando if:

    . The merger has not occurred by February 28, 1999, unless such party seeking to terminate the merger agreement had acted or failed to act in such a manner to be the principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement, or

    . There is a final nonappealable order of a federal or state court in effect preventing the merger, or

    . There is any statute, rule or order issued or deemed applicable to the merger by any governmental entity which would make consummation of the merger illegal.

  . By Infoseek if:

    . Any governmental entity has prohibited Infoseek's or Infoseek Sub's ownership or operation of any portion of the business of Quando, or require Infoseek or Quando to dispose of or hold separate all or a portion of the business or assets of Quando or Infoseek as a result of the merger, or

    . Infoseek is not in material breach of its obligations under the merger agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Quando and such breach has not been cured within ten (10) days after written notice to Quando, or

    . A majority of the Quando shareholders vote against the merger at the Quando shareholders meeting, or

    . An event having a material adverse effect on Quando shall have occurred after the date of the merger agreement.

  . By Quando if a majority of the Quando shareholders vote against the merger at the Quando shareholders meeting.


ESCROW FUND AND INDEMNIFICATION

The escrow shares will automatically be contributed to the escrow fund on behalf of each holder of Quando capital stock at the time of the merger in proportion to the aggregate number of shares of Infoseek common stock that such holder would otherwise be entitled under the merger agreement. The escrow fund will be available to compensate Infoseek, Infoseek Sub and their officers, directors and affiliates (the "Indemnified Parties") for:

  . Any losses incurred by Infoseek or for which Infoseek would otherwise be liable as a result of any inaccuracy or breach of a representation or warranty of Quando or the Principal Shareholders contained in:

    . The merger agreement,

    . Any certificate of any officer of Quando delivered pursuant to the merger agreement, or

    . Any Shareholder Certificate,

  . Any failure by Quando or a Quando shareholder to perform or comply with any covenant relating to unresolved contingencies existing at the time of the merger,

  . Any dispute between Quando and a certain potential investor of Quando, as described in the merger agreement,

  . The amount that total liabilities minus total current assets of Quando exceeds certain amounts,

  . The actual third party expenses related to the merger, other than those that Infoseek has agreed to pay, that exceed $50,000. For purposes of compensating Infoseek for its losses, the escrow shares will be valued at $40.78 per share.

In addition to the escrow fund, if certain losses have not been satisfied by the escrow fund, each of the Principal Shareholders shall severally indemnify the Indemnified Parties up to an amount equal to ten percent (10%) of their respective portions of the Merger Consideration for losses incurred as a result of:

  . Any inaccuracy or breach of a representation or warranty of Quando relating to capital structure, tax matters, intellectual property, or such Principal Shareholder's affiliate agreement

  . Any dispute between Quando and a potential investor disclosed in the merger agreement

Notwithstanding the above, in the event that an Indemnified Party incurs losses as a result of a claim that Quando's intellectual property violated a third party's patent rights, only 75% of such losses shall be subject to recovery pursuant to the escrow and indemnification provisions of the merger agreement.

Shareholders will have voting rights with respect to the escrow shares while in escrow, and will receive dividends, if any, attributable to the escrow shares.

Subject to resolution of unsatisfied claims by Infoseek, the escrow fund and the indemnity will terminate on June 30, 1999. After the merger, the escrow shares and the indemnity will be the exclusive remedy of the Indemnified Parties to recover for any losses they suffer by reason of the breach of any representation, warranty or covenant of Quando or the Principal Shareholders. However, the Indemnified Party's remedy will not be so limited in the case of fraud by Quando or the Principal Shareholders.

BY APPROVING THE MERGER AGREEMENT, QUANDO SHAREHOLDERS WILL HAVE CONSENTED TO THE APPOINTMENT OF STANTON R. KOCH, A DIRECTOR OF QUANDO, TO ACT AS THE SHAREHOLDER REPRESENTATIVE ON BEHALF OF QUANDO SHAREHOLDERS, TO AUTHORIZE DELIVERY OF ESCROW SHARES TO THE INDEMNIFIED PARTIES IN SATISFACTION OF CLAIMS BROUGHT BY THE INDEMNIFIED PARTIES, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF QUANDO SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. QUANDO SHAREHOLDERS ARE ENCOURAGED TO READ ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The merger agreement provides that from and after the merger, Infoseek will cause the Quando to fulfill its existing indemnification obligations to Quando's directors and officers. If the action giving rise to indemnification is a result of the representations and warranties made by Quando in the merger agreement, then Infoseek shall have full recourse to the escrow fund to recover any amounts payable by Infoseek or Quando pursuant to Infoseek's indemnification obligations.

EMPLOYMENT MATTERS

Each employee of Quando who remains an employee of Infoseek after the merger shall be eligible, upon completion of Infoseek's standard employee background and reference check, to receive salary and benefits consistent with Infoseek's standard human resource policies. Furthermore, in the event that Infoseek relocates Quando's operations to the Seattle, Washington area within two (2) years after the closing date, then Infoseek will pay the reasonable and properly documented relocation expenses of all current employees of Quando that relocate to the Seattle, Washington area with Quando. However, Infoseek's obligation to pay such relocation expenses shall not exceed $100,000.

FEES AND EXPENSES

Regardless of whether the merger is consummated, all fees and expenses incurred in connection with the merger incurred by a party in connection with the merger agreement and the transactions contemplated thereby shall be the obligation of the respective party incurring such fees and expenses. If the merger is consummated, then Infoseek will pay certain third party expenses incurred by Quando. Infoseek shall have full recourse to the escrow fund for payment of all third party expenses incurred by Quando, other than those expenses that Infoseek has agreed to pay, exceeding $50,000.

OTHER COVENANTS

The merger agreement also contains various other covenants and agreements that are customary in transactions of this nature.

  . Infoseek and Quando have agreed to prepare and cause to be filed with the Securities and Exchange Commission this proxy statement/prospectus for the solicitation and approval of the shareholders of Quando of the merger agreement and the merger and to register the sale of the shares of Infoseek common stock issuable in the merger.


  . Infoseek and Quando have agreed to comply with applicable law and the rules and regulations promulgated by the Securities and Exchange Commission, to respond promptly to any comments of the Securities and Exchange Commission or its staff and to have the Registration Statement on Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed.

  . Infoseek and Quando agreed to use all reasonable efforts to cause this proxy statement/prospectus to be mailed to Quando's shareholders as promptly as practicable after the Registration Statement on Form S-4 is declared effective under the Securities Act.

  . Quando agreed to notice, convene and hold a shareholders' meeting to vote on the merger agreement and related transactions as promptly as possible after the Registration Statement on Form S-4 is declared effective. Pursuant to this provision, the Quando shareholders meeting has been scheduled for January 19, 1999. Notwithstanding the above, the Quando shareholders meeting may be held on another date upon the mutual agreement of Quando and Infoseek, and the Quando shareholders meeting need not be held if Quando receives the unanimous written consent of the Quando shareholders on or before two business days prior to the proposed Quando shareholders meeting.

  . Infoseek and Quando have agreed to promptly furnish to the other party all information concerning itself, its stockholders and its affiliates that may be required or reasonably requested in connection with any action contemplated by the foregoing provisions.

  . If any event related to Infoseek or Quando occurs or if Infoseek or Quando becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement or the proxy statement/prospectus, then Infoseek or Quando, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the Securities and Exchange Commission and, if appropriate, in mailing such amendment or supplement to the shareholders of Quando.

                                OTHER AGREEMENTS

INFOSEEK LOAN TO QUANDO

At the time the merger agreement was executed, Infoseek loaned $360,000 to Quando. A promissory note representing this loan bears interest, payable upon default or maturity of the promissory note, at a rate of six percent (6%) per year. The performance of the obligations of Quando under the promissory note is secured by a security interest in Quando's assets. The note and interest is due on March 31, 1999.

In the event of the termination of the merger agreement, Quando must within sixty (60) days after the date of such termination pay the unpaid principal and accrued interest due and owing on the note.

SERVICES AGREEMENT

On August 5, 1998, Quando entered into a services agreement with Infoseek. This services agreement provides that Quando will use its Internet search related technology and support to create certain directories for Infoseek in exchange for monthly payments of seventy-five thousand dollars ($75,000) during the term of the services agreement. The services agreement has an effective term of 180 days.

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

On or prior to the date of the merger, certain founding shareholders and other employee shareholders of Quando will enter into employment agreements with Infoseek that provide, among other things, that such key employees shall not, for a period of between 18 and 24 months from the date of the merger, engage in certain competitive business activities in any country. The employment agreements also provide that the key employees shall not (1) act as employees, agents, advisors or consultants of any competitor of Infoseek or Quando, (2) take any action to divert business from Infoseek or Quando, or (3) directly or indirectly solicit, encourage or induce any employee of Infoseek or Quando to terminate such employee's employment with Infoseek or Quando. The employment agreements also provide for a period of employment with Infoseek or Quando for each key employee for a period of between one to two years, and salaries, bonuses, stock options and severance benefits.

AFFILIATE AGREEMENTS

All affiliates of Quando will enter into affiliate agreements with Infoseek and Quando. Quando's affiliates include all of Quando's directors and officers and any shareholder that owns 10% or more of Quando's outstanding capital stock. The affiliate agreements provide, among other things, that Quando affiliates will not sell, transfer or otherwise dispose of the shares of Infoseek issued to such affiliate in connection with the merger other than in compliance with Rule 145 of the Securities Act unless an affiliate delivers to Infoseek a written opinion from counsel, reasonably acceptable to Infoseek, that such sale, transfer or disposition is exempt from registration under the Securities Act. Additionally, the affiliate agreements provide that Infoseek shall place legends on the stock certificates and give stop transfer orders to its transfer agent to ensure compliance with Rule 145.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information for Infoseek consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997, and for the nine months ended September 30, 1998 and the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1998. These pro forma financial statements give effect to Infoseek's acquisition of Starwave through a merger and exchange of shares on November 18, 1998. In addition, the pro forma financial statements give effect to Disney's purchase of an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and $139.0 million in a five-year promissory note. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 1998.

On July 24, 1998, Infoseek entered into the merger agreement to acquire Quando in exchange for approximately $17 million, subject to adjustment, in shares of Infoseek's common stock. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect this transaction as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Quando acquisition as if it had taken place on September 30, 1998.

The Unaudited Pro Forma Combined Condensed Statements of Operations combine Infoseek's historical results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 with Starwave's historical results for the year ended December 31, 1997 and the nine months ended October 4, 1998 and Quando's historical results of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the impact of certain related agreements which become effective with the mergers described above. These agreements are described more fully in the notes to the Unaudited Pro Forma Combined Condensed Financial Statements. The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or September 30, 1998 and do not purport to indicate the results of future operations.

The Starwave merger was accounted for using the purchase method of accounting. The Quando acquisition will also be accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the notes thereto.

In connection with the acquisitions of Starwave and Quando, Infoseek expects to incur write-offs related to in-process research and development, currently estimated at $72.6 million and $4.3 million, respectively. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-offs related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charges related to in-process research and development will be reflected in Infoseek's consolidated financial statements when the Starwave merger and the Quando merger are consummated. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million of which $1.4 of costs were included in the results of operations of Infoseek for the nine months ended September 30, 1998. The pro forma financial statements do not include the remaining costs of integration of up to $5.6 million, as these costs will affect future operations and do not qualify as liabilities in connection with a purchase business combination under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

The pro forma financial statements should be read in conjunction with the related notes included in this document and the audited consolidated financial statements and notes of Infoseek, and the audited financial statements and notes of Starwave and Quando, included elsewhere in this proxy statement/prospectus.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          INFOSEEK  STARWAVE  QUANDO   PRO FORMA
                           ACTUAL    ACTUAL   ACTUAL  ADJUSTMENTS       TOTAL
                          --------  --------  ------  -----------     ---------
Revenues................. $ 35,082  $  5,811  $ 256    $  16,368 (3)  $  57,517
Costs and expenses:
  Hosting, content and
   website costs(10).....    6,319     7,667      1       13,790 (3)     26,398
                                                           2,455 (3)
                                                          (3,834)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs.........      --        --     --        34,866 (8)     38,524
                                                           3,658 (18)
  Research and
   development...........    7,900     1,840    161          995 (8)     10,937
                                                              41 (18)
  Sales and marketing....   34,320     1,598     12        2,907 (8)     75,674
                                                           3,834 (4)
                                                          33,000 (11)
                                                               3 (18)
  General and
   administrative........    7,042     3,188    419        1,683 (8)     12,440
                                                             108 (18)
  Goodwill amortization..      --        --     --        65,625 (8)     70,266
                                                           4,641 (18)
  Restructuring and other
   charges...............    7,349       --     --           --           7,349
                          --------  --------  -----    ---------      ---------
Total costs and
 expenses................   62,930    14,293    593      163,772        241,588
                          --------  --------  -----    ---------      ---------
Operating loss...........  (27,848)   (8,482)  (337)    (147,404)      (184,071)
Loss from Joint
 Ventures................      --    (10,932)   --           (74)(3)    (11,006)
Other income (expense),
 net.....................    1,286    (1,111)   (16)         --             159
                          --------  --------  -----    ---------      ---------
Net loss................. $(26,562) $(20,525) $(353)   $(147,478)     $(194,918)
                          ========  ========  =====    =========      =========
Basic and diluted net
 loss per share.......... $  (1.00)                                   $   (3.37)
Shares used in computing
 basic and diluted net
 loss per share..........   26,627                        31,202         57,829


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            INFOSEEK  STARWAVE  QUANDO   PRO FORMA
                             ACTUAL    ACTUAL   ACTUAL  ADJUSTMENTS       TOTAL
                            --------  --------  ------  -----------     ---------
Revenues..................  $50,715   $  4,348  $ 514    $  21,626 (3)  $  77,203
Costs and expenses:
  Hosting, content and
   website costs (10).....    7,956      2,661      5       18,220 (3)     30,756
                                                             3,244 (3)
                                                            (1,330)(4)
  Amortization of
   intangibles related to
   hosting, content and
   website costs..........      --         --     --        24,601 (8)     28,893
                                                             1,549 (8)
                                                             2,743 (18)
  Research and
   development............    7,432        990    413          746 (8)      9,612
                                                                31 (18)
  Sales and marketing.....   35,144         85      1        2,180 (8)     63,492
                                                             1,330 (4)
                                                            24,750 (11)
                                                                 2 (18)
  General and
   administrative.........    7,876      2,111    317        1,262 (8)     11,647
                                                                81 (18)
  Goodwill amortization...      --         --     --        49,219 (8)     52,699
                                                             3,480 (18)
                            -------   --------  -----    ---------      ---------
  Total operating
   expenses...............   58,408      5,847    736      132,108        197,099
                            -------   --------  -----    ---------      ---------
Operating loss............   (7,693)   (1,499)   (222)    (110,482)      (119,896)
Loss from Joint Ventures..      --     (11,436)   --          (284)(3)    (11,720)
Interest income (expense),
 net......................    1,999        462    (59)         --           2,402
                            -------   --------  -----    ---------      ---------
Net loss..................  $(5,694)  $(12,473) $(281)   $(110,766)     $(129,214)
                            =======   ========  =====    =========      =========
Basic and diluted net loss
 per share................  $ (0.19)                                    $   (2.09)
Shares used in computing
 basic and diluted net
 loss per share...........   30,512                         31,202         61,714


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                          INFOSEEK  STARWAVE   QUANDO    PRO FORMA
                           ACTUAL    ACTUAL    ACTUAL   ADJUSTMENTS       TOTAL
                          --------  ---------  -------  -----------     ----------
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $  6,801  $   1,415  $    76   $  70,013 (2)  $   78,305
  Short-term
   investments..........    47,740        --       --          --           47,740
  Accounts receivable,
   net..................     7,619      1,072      101         --            8,792
  Receivables from
   related parties......       --         516      --          --              516
  Prepaid to service
   providers............     5,838        --       --          --            5,838
  Other current assets..       998        803        8         --            1,809
                          --------  ---------  -------   ---------      ----------
    Total current
     assets.............    68,996      3,806      185      70,013         143,000
Property and equipment,
 net....................    15,177      4,629       92         --           19,898
Developed technology....       --         --       --       29,900 (1)      37,216
                                                             7,316 (13)
Assembled workforce.....       --         --       --       15,300 (1)      15,603
                                                               303 (13)
Direct acquisition
 costs..................     2,825        --       --          --            2,825
Deposits and other
 assets.................     3,315        --         4         --            3,319
Goodwill................       --         --       --      656,250 (1)     665,531
                                                             9,281 (13)
Joint Venture
 relationships..........       --       7,377      --      178,500 (1)     185,877
                          --------  ---------  -------   ---------      ----------
    Total assets........  $ 90,313  $  15,812  $   281   $ 966,863      $1,073,269
                          ========  =========  =======   =========      ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $  6,717  $   1,816  $   159   $     --       $    8,692
  Accrued payroll and
   related expenses.....     2,191      3,365      --          --            5,556
  Accrued liabilities to
   service providers....     1,558        --       --          --            1,558
  Other accrued
   liabilities..........     2,418        663      --       22,000 (5)      26,081
                                                             1,000 (14)
  Due to affiliates.....       --       1,023      --          --            1,023
  Deferred revenue......     4,789         60      --          --            4,849
  Short-term
   obligations..........     2,942        --       400         --            3,342
                          --------  ---------  -------   ---------      ----------
    Total current
     liabilities........    20,615      6,927      559      23,000          51,101
Deferred tax liability..       --         --       --       41,601 (9)      44,115
                                                             2,514 (19)
Long-term obligations...     2,981        --       447         --            3,428
Stockholders' equity:
  Convertible preferred
   stock................       --         --       822        (822)(15)        --
  Common stock..........   121,292    128,173      165     978,674 (6)   1,245,139
                                                            16,835 (16)
  Accumulated deficit...   (53,724)  (115,689)  (1,712)     43,089 (7)    (130,663)
                                                            (2,627)(17)
  Deferred
   compensation.........      (717)    (3,599)     --        3,599 (12)       (717)
  Notes receivable from
   stockholders.........      (134)       --       --     (139,000)(2)    (139,134)
                          --------  ---------  -------   ---------      ----------
    Total stockholders'
     equity.............    66,717      8,885     (725)    899,748         974,625
                          --------  ---------  -------   ---------      ----------
    Total liabilities
     and stockholders'
     equity.............  $ 90,313  $  15,812  $   281   $ 966,863      $1,073,269
                          ========  =========  =======   =========      ==========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

The pro forma financial statements give effect to Infoseek's acquisition of Starwave through a merger and exchange of shares. Disney purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. The Unaudited Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect these transactions as if they had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to these transactions as if they had taken place on September 30, 1998.

In addition, the Unaudited Pro Forma Combined Condensed Statements of Operations include the effect of certain related agreements that became effective upon consummation of the merger described above. Under certain representation agreements, Starwave contracted for, and has exclusive rights to sell, all advertising and other related items of the Joint Ventures. Starwave guarantees its performance through minimum revenue commitments and is at risk if its subsequent collection of the related receivables is insufficient to cover such commitments. These representation agreements will result in Starwave recognizing revenue for the sale of the advertising and of related items and a corresponding representation fee for amounts due to the Joint Ventures. In addition, under a five year promotional services agreement, Infoseek has committed to spend $165.0 million to promote GO Network. These costs are reflected, on a straight-line basis, in the pro forma financial statements as increased sales and marketing expenses.

On July 24, 1998, Infoseek entered into the merger agreement to acquire Quando in exchange for approximately $17 million, subject to adjustment, in shares of Infoseek common stock. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 reflect the Quando acquisition as if it had taken place on January 1, 1997. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to this transaction as of it had taken place on September 30, 1998.

The Starwave merger was accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on actual fair value. The Quando acquisition will also be accounted for using the purchase method of accounting. The pro forma financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial statements after valuations and other procedures to be performed after the closing of the Quando acquisition has been completed. Infoseek does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of Infoseek's management, all adjustments necessary to present fairly such pro forma financial statements have been made on the proposed terms and structure of the Starwave merger and the Quando merger.

In connection with the acquisitions of Starwave and Quando, Infoseek expects to incur write-offs related to in-process research and development, currently of approximately $72.6 million and $4.3 million, respectively. The Unaudited Pro Forma Combined Condensed Balance Sheet includes the effect of the write-offs related to in-process research and development; however, the Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect these charges. The charges related to in-process research and development will be reflected in Infoseek's consolidated financial statements when the Starwave merger and the Quando merger are consummated. In addition, Infoseek expects to incur costs of integration estimated at up to $7.0 million, of which $1.4 million was included in the results of operations for the nine months ended September 30, 1998. The pro forma financial statements do not include the remaining costs of integration of up to $5.6 million as they will affect future operations.

The pro forma financial statements are not necessarily indicative of what the actual financial results would have been had the transactions taken place on January 1, 1997 or September 30, 1998 and do not purport to indicate the results of future operations.

The pro forma financial statements give effect to the following pro forma adjustments:

1. In accordance with the reorganization agreement for the Starwave merger:


  . Infoseek California became a wholly-owned subsidiary of Infoseek, and all outstanding shares of its common stock were converted into shares of the common stock of Infoseek at the rate of one share of Infoseek common stock for each share of Infoseek California common stock,

  . Starwave became a wholly-owned subsidiary of Infoseek, and all outstanding shares of its common stock were converted into shares of common stock of Infoseek.

The Starwave merger was accounted for using the purchase method of accounting. The purchase price was based on $32.42 per share, which is the average of the market price before and immediately after the announcement of the Starwave merger.

The purchase price was determined as follows:

                                            STARWAVE    INFOSEEK    FAIR VALUE
                                             SHARES      SHARES   (IN THOUSANDS)
                                           ----------- ---------- --------------
   Shares.................................  97,875,056 25,932,681    $840,738
   Stock Options..........................   8,323,301  2,205,316      57,096
                                           ----------- ----------    --------
     Totals............................... 106,198,357 28,137,997    $897,834
                                           =========== ==========    ========

The Starwave shares were first converted to Infoseek equivalent shares by taking the number of Starwave shares divided by the exchange ratio of approximately 0.26 Starwave shares for each Infoseek share.

The fair value of "shares" was calculated by taking the fair value of the stock ($32.42 per share) times the number of Infoseek shares to be acquired.

With respect to stock options exchanged as part of the Starwave merger, all vested Starwave options exchanged for vested Infoseek options are included as part of the purchase price based on their fair value. Any unvested Starwave options issued in exchange for unvested Infoseek options are also included as part of the purchase price based on their fair value.

The fair value of the stock was calculated by taking the options to purchase Infoseek shares (2,205,316 options) times the fair value of the stock ($32.42 per share) less the proceeds which will be received from the optionholder upon exercise (approximately $14.4 million).

The pro forma financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Starwave based on their actual fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial statements after valuations and other procedures to be performed after the closing of the Starwave merger have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                    ANNUAL
                                                   AMORTIZATION  AMORTIZATION
                                                       LIFE     OF INTANGIBLES
                                                   ------------ --------------
   Estimated Acquisition Cost
     Estimated purchase price........... $897,834
     Acquisition expenses...............   22,000
                                         --------
       Total Estimated Acquisition
        Cost............................ $919,834
                                         ========
   Purchase Price Allocation
     Historical net book value of
      Starwave at September 30, 1998.... $  8,885
     Intangible assets acquired:
     Joint Venture relationships (ESPN
      Joint Venture and ABCNews Joint
      Venture)..........................  178,500       10         $ 17,850
     Developed technology...............   29,900        2           14,950
     Assembled workforce................   15,300        2            7,650
     In-process technology..............   72,600
     Goodwill...........................  656,250       10           65,625
     Deferred tax liability.............  (41,601)
                                         --------
       Total............................ $919,834
                                         ========

Tangible assets of Starwave acquired in the Starwave merger principally include cash, fixed assets and investments in the affiliates (i.e., the Joint Ventures). Liabilities of Starwave assumed in the Starwave merger principally include accounts payable, accrued payroll and other current liabilities.

To determine the value of the developed technology and the investment in the Joint Ventures, the expected future cash flow attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation of approximately $29.9 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period. The fair value of the Joint Venture relationships was determined to be

$178.5 million, which is being amortized on a straight line basis over the life of the Joint Venture agreements (10 years).

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis determined a valuation of approximately $15.3 million for the assembled workforce. The asset is being amortized on a straight-line basis over a two year period.

The goodwill allocation is $656.3 million, which is being amortized on a straight line basis concurrent with the life of the Joint Venture relationships (10 years).

The projects identified as in-process technology at Starwave are those that were underway at the time of the Starwave merger and will, after consummation of the Starwave merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized.

The in-process technology acquired from Starwave in the transaction consists primarily of technology related to GO Network and to replacement and enhancement of Starwave's core technology. Development of GO Network started in July 1998, following the announcement of the Starwave merger. A preview version of GO Network was introduced in late 1998. The majority of the functionality planned for GO Network was not possible with Starwave's architecture and design at the time of Infoseek's acquisition of Starwave. As a result, Starwave has shifted a substantial portion of its development efforts toward redesigning its core technologies. These efforts have been undertaken to integrate the existing content and build a new infrastructure and new features. These will include the ability for an individual to tailor content (such as types of news, sports teams, etc.) to their own interests, and universal registration, which will track user preferences and personal profiles (such as name, address, billing information, etc.) across all the elements of GO Network. This should provide users with a better experience by enabling them to find what they want and, if desired, make purchases on-line from any site within GO Network without having to re-input personal information. Infoseek believes these are key features of GO Network, which will be composed of sites belonging to different entities including Infoseek, Disney, and the Joint Ventures. Infoseek estimates that costs incurred to complete the projects in-process as of the date of closing will be $7.5 million which will be spent prior to March 31, 1999. There can be no assurance that actual costs will not exceed these estimates.

Infoseek expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in the quarter ending December 31, 1998, with the introduction of the initial version of GO Network. The full functionality intended for the planned GO Network will not be supported at introduction, requiring a gradual introduction of new features over the next several months or more following the initial launch. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges which must be resolved in order to implement many of the intended features of GO Network and to complete the in-process technology. While Infoseek currently plans to launch GO Network in accordance with the schedule outlined above, Infoseek cannot assure you that the service can be successfully developed and launched within such schedule. If the combined companies are unable to successfully develop, launch and promote GO Network in a timely manner, or if the combined companies incur excessive expenses in this connection or in an attempt to improve GO Network or promote and maintain their brands, the combined companies' businesses, financial condition and operating results will be seriously harmed.

2. Disney purchased 2,642,000 unregistered shares of common stock of Infoseek at a price of $26.50 per share, and a warrant to purchase 15,720,000 shares of common stock of Infoseek, subject to certain vesting restrictions on its exercisability, at certain prices and on certain conditions, in exchange for cash in the amount of $70.0 million and a note in principal amount of $139.0 million.

The shares subject to the warrant vest and become exercisable 33 1/3% at each of the first, second and third anniversaries of the closing. The exercise price for each share of common stock of Infoseek subject to the warrant shall be equal to (i) 120% of the average closing sales price of Infoseek common stock (as quoted on Nasdaq or another national market) for the thirty trading days prior to the time such shares vest and become exercisable or (ii) if not traded on any market, the fair market value thereof as determined by unanimous determination of the Infoseek Board of Directors or if the Infoseek Directors cannot agree, through an appraisal mechanism, subject to a maximum, in each case, of $50.00 (subject to adjustment).

Disney delivered a promissory note in principal amount of $139.0 million payable to Infoseek. The promissory note bears interest on the principal amount outstanding at a rate of 6.5% per annum. The promissory note is repayable in twenty quarterly principal installments, beginning on the three month anniversary of the closing, of $6.9 million, with the final payment due on the five year anniversary of the closing. The promissory note, together with accrued and unpaid interest, may be repaid in whole or in part without premium or penalty at any time.

3. Under certain representation agreements by and among Infoseek, Starwave and the ESPN Joint Venture, and by and among Infoseek, Starwave and the ABCNews Joint Venture, each entered into in conjunction with the Starwave merger, Starwave is engaged by the Joint Ventures on an exclusive basis in the sale of advertising and other items as designated or approved by the Joint Ventures and to provide additional services, if any, as the Joint Ventures may request. Activities with respect to the sale of advertising on the Internet services and other related items includes the negotiation, execution, renewal, amendment, modification or termination of advertising and other related contracts. Starwave guarantees to the Joint Ventures a minimum quarterly payment equal to the number of projected page views, multiplied by 80%, multiplied by the minimum revenue rate. The minimum revenue rate is based on the average ad revenue rate per page view of the publicly traded internet companies involved in activities comparable to those of the Joint Ventures.

Starwave will recognize revenue on the sale of advertising and other related items of the Joint Ventures due to its obligations under the representation agreements. Starwave bears the risk of loss, if it fails to bill and collect amounts sufficient to cover its contractual guaranteed minimum Payments. The pro forma adjustment reflects (i) 100% of each of the Joint Ventures' revenues as Starwave made substantially all sales on behalf of the Joint Ventures for the year ended December 31, 1997 and the nine months ended September 30, 1998, as the Joint Ventures did not maintain a sales organization and (ii) the assumption that the representation agreements were entered into January 1, 1997. The representation agreements are expected to have a continuing impact on Starwave, although the amount of revenue Starwave will recognize will vary in future periods.

Under the representation agreements, Starwave pays the Joint Ventures for the right to render services the greater of (i) the guaranteed minimum payment or
(ii) actual revenues billed to third parties for services, in each case less only Starwave's actual and reasonably allocated costs of providing the services and a profit margin of 5% of such costs. The obligations of Starwave to pay these representation rights fees are unconditional. Starwave is required to pay the Joint Ventures regardless of whether Starwave is able to collect the related outstanding receivables. The pro forma adjustment for the representation rights fee is the Joint Venture's revenues less allocated costs of 15% of revenue, plus a 5% profit margin on allocated costs. In addition, a pro forma adjustment has been made for additional costs Starwave would have incurred that were historically incurred by the Joint Ventures.

Each of the Joint Ventures is accounted for under the equity method due to neither Infoseek nor Starwave having a majority voting interest. The other partners to these Joint Ventures, subsidiaries of ESPN and ABC, are subsidiaries of Disney. A pro forma adjustment has been made to Starwave's allocated (60%) losses from the Joint Ventures. This pro forma adjustment was due to the Joint Ventures decreased revenues partially offset by decreased costs under the representation agreement.

4. The pro forma adjustment is to reclassify certain hosting, content and website costs of Starwave to sales and marketing expense to conform to Infoseek's presentation.

5. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Starwave merger, estimated to be approximately $22.0 million. The $22.0 million includes approximately $5.0 million for liabilities related to involuntary employee termination benefits (relocations) of Starwave employees and $5.0 million for costs to exit other Starwave activities, primarily operating leases of Starwave.

6. The pro forma adjustment to "common stock" reflects the elimination of Starwave's common stock ($128.2 million) and the impact of the issuance of Infoseek common stock ($897.8 million) in connection with the Starwave merger, and the issuance of stock and warrants to Disney for cash and a note receivable ($70.0 million and $139.0 million, respectively).

7. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Starwave's accumulated deficit ($115.7 million) and the in-process technology charge ($72.6 million).

8. The pro forma adjustment is for the amortization of goodwill, developed technology, Infoseek's interest in the Joint Ventures and assembled workforce.

9. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $41.6 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

10. Under a license agreement entered into by and between Disney and Infoseek, Disney has agreed to grant to Infoseek a worldwide license to exploit the trademarks and Web addresses associated with GO Network and Infoseek has agreed to pay Disney royalties. Royalties are calculated as one percent (1%) of Infoseek's revenues other than revenues derived from software sales and services. Royalties under the license agreement will not be earned nor paid until the end of any Infoseek fiscal year in which Infoseek has positive earnings before interest, taxes, and amortization ("EBITA") as defined and royalty payments in any year will not exceed 15% of EBITA in such year as defined. The Unaudited Pro Forma Combined Condensed Statements of Operations do not include a pro forma adjustment for royalties under the license agreement as Infoseek would not be EBITA positive on a pro forma basis. The components of the pro forma EBITA are shown below (in thousands):

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
Net loss.............................................   $(129,214)   $(194,918)
Interest expense.....................................         619        2,782
Pro Forma Amortization of Intangibles:
 Goodwill ...........................................      52,699       70,266
 Developed technology................................      13,956       18,608
 Assembled workforce.................................       5,851        7,802
 Joint Venture relationships.........................      13,388       17,850
                                                        ---------    ---------
EBITA................................................   $ (42,701)   $ (77,610)
                                                        =========    =========

11. Under a promotional services agreement, ABC has agreed to provide, and Infoseek has agreed to purchase $165.0 million in promotional services over a five-year period for GO Network. The Unaudited Pro Forma Combined Condensed Statements of Operations include an adjustment to reflect recognition of expense under this agreement, on a straight-line basis, for promotional services for GO Network.

12. The pro forma adjustment is to eliminate deferred compensation related to Starwave stock options.

13. The Quando acquisition will be accounted for using the purchase method of accounting. The purchase price is approximately $17 million, subject to adjustment, in shares of Infoseek's common stock. The pro forma financial statements have been prepared on the basis of assumptions described herein and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Quando based upon preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial statements after valuations and other procedures to be performed after the closing of the Quando acquisition have been completed. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                      ANNUAL
                                                     AMORTIZATION  AMORTIZATION
                                                         LIFE     OF INTANGIBLES
                                                     ------------ --------------
Estimated Acquisition Cost
 Estimated Purchase Price.................  $17,000
 Acquisition Expenses.....................    1,000
                                            -------
  Total Estimated Acquisition Cost........  $18,000
                                            =======
Purchase Price Allocation
 Historical net book value of Quando at
  September 30, 1998......................  $  (725)
 Intangible assets acquired:
 Developed Technology.....................    7,316        2          $3,658
 Assembled Workforce......................      303        2             152
 In-Process Technology....................    4,339
 Goodwill.................................    9,281        2           4,641
 Deferred Tax Liability...................   (2,514)
                                            -------
  Total...................................  $18,000
                                            =======

Tangible assets of Quando to be acquired principally include cash and accounts receivable. Liabilities of Quando assumed in the Quando acquisition principally include accounts payable and short and long-term obligations.

To determine the value of the developed technology, the expected future cash flow attributed to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of technology. The analysis resulted in a valuation of approximately $7.3 million for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on a straight line basis over a two year period.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting and hiring costs and training costs for each category of employee. The analysis yielded a valuation of approximately $0.3 million for the assembled workforce. The asset is being amortized on a straight line basis over a two year period.

The preliminary goodwill allocation is $9.3 million. Amortization of goodwill is based on amortization over two years due to the rapid pace of technological development of the Internet.

The projects identified as in-process technology at Quando are those that will be underway at the time of the acquisition of Quando and would, after consummation of the acquisition, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. The estimated amount of in-process research and development charge was revised from $9.4 million in the original preliminary evaluation to $4.3 million primarily due to a decrease in the in-process research and development that Infoseek anticipates using in the future if successfully developed. The estimated amount of the in-process research and development charge is still a preliminary estimate which could materially differ from the actual results that will be experienced by Infoseek, as final values will not be established until after the closing of the acquisition of Quando.

In-process technology acquired in the transaction consists primarily of major additions to and replacement of core technology, which is related to Infoseek's planned development of on-line shopping and other new features. The majority of the intended functionality of these new features is not supported by Quando's current technology. As a result, Quando has shifted substantially all of its new development efforts toward developing the necessary technology. Examples of the types of intended new capabilities include the ability to gather information from dynamically generated web pages and the development of technology to manage detailed attributes of items offered for sale on-line. Infoseek estimates that the completion of projects in-process as of the date of closing will cost approximately $1.0 million in calendar 1999.

Infoseek expects that the in-process technology will be successfully developed, and that initial benefits from these projects will begin in January 1999, with a gradual introduction of new features over approximately the nine months following the close. Notwithstanding Infoseek's expectation that the in-process technology will be successfully developed, there remain significant technical challenges that must be resolved in order to complete the in-process technology.

14. The pro forma adjustment to "Other Accrued Liabilities" reflects the accrual of acquisition costs arising from the Quando acquisition, estimated to be approximately $1.0 million.

15. The pro forma adjustment to "Convertible Preferred Stock" reflects the elimination of Quando's convertible preferred stock ($0.8 million).

16. The pro forma adjustment to "Common Stock" reflects the elimination of Quando's common stock ($0.2 million), and the impact of the issuance of Infoseek Common Stock ($17.0 million).

17. The pro forma adjustment to "Accumulated Deficit" reflects the elimination of Quando's accumulated deficit ($1.7 million) and the in-process technology charge ($4.3 million).

18. The pro forma adjustment is for the amortization of goodwill, developed technology and assembled workforce.

19. Goodwill has been increased and deferred tax liabilities have been recorded in the amount of $2.5 million to reflect the net tax effect of book/tax basis differences in the acquired intangibles, excluding goodwill and in-process research and development. Deferred tax assets have been realized based on the projected reversal of taxable temporary differences and have been netted against deferred tax liabilities for purposes of allocating the purchase price.

                 INFOSEEK SELECTED CONSOLIDATED FINANCIAL DATA

The following financial information of Infoseek, except for the interim financial information dated September 30, 1998 and 1997, has been derived from the consolidated financial statements of Infoseek which have been audited by Ernst & Young LLP, independent auditors. The interim financial information dated September 30, 1998 and 1997 are derived from unaudited consolidated financial statements, and in the opinion of Infoseek's management, reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation. The results of operations for September 30, 1998 are not necessarily indicative of results to be expected for a full fiscal year. The financial information below should be read in conjunction with Infoseek's consolidated financial statements and notes and with "Infoseek's Management's Discussion and Analysis of Financial Condition and Results of Operations," included in this proxy statement/prospectus.

                                                                       PERIOD FROM     NINE MONTHS
                                                                     AUGUST 30, 1993      ENDED
                                 YEARS ENDED DECEMBER 31,            (INCEPTION) TO   SEPTEMBER 30,
                          ------------------------------------------  DECEMBER 31,   -----------------
                             1997       1996       1995      1994         1993        1998      1997
                          ---------------------- --------- --------- --------------- -------  --------
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)                        (UNAUDITED)
CONSOLIDATED
 STATEMENTS OF OPERATIONS DATA(3):
Total revenues........... $   35,082  $  15,095  $  1,032  $     --       $ --       $50,715  $ 22,407
Costs and expenses
 Hosting, content and
  website costs..........      6,319      3,194       614       --         --          7,956     4,397
 Research and
  development............      7,900      4,550     1,175     1,063          8         7,432     5,879
 Sales and marketing.....     34,320     20,455     1,488        97        --         35,144    22,520
 General and
  administrative.........      7,042      4,177     1,148       360         19         7,876     5,242
 Restructuring and other
  charges(1).............      7,349        --        --        --         --            --      7,349
                          ----------  ---------  --------  --------       ----       -------  --------
   Total costs and
    expenses.............     62,930     32,376     4,425     1,520         27        58,408    45,387
                          ----------  ---------  --------  --------       ----       -------  --------
Operating loss...........    (27,848)   (17,281)   (3,393)   (1,520)       (27)       (7,693)  (22,980)
Interest income, net.....      1,286      1,343        97        10        --          1,999     1,066
                          ----------  ---------  --------  --------       ----       -------  --------
Net loss................. $  (26,562) $ (15,938) $ (3,296) $ (1,510)      $(27)      $(5,694) $(21,914)
                          ==========  =========  ========  ========       ====       =======  ========
Basic and diluted net
 loss per share (pro
 forma in 1995)(2)....... $    (1.00) $   (0.72) $  (0.21)                           $ (0.19) $  (0.83)
                          ==========  =========  ========                            =======  ========
Shares used in computing
 basic and diluted net
 loss per share..........     26,627     22,120    15,535                             30,512    26,270

                                         DECEMBER 31,
                               --------------------------------  SEPTEMBER 30,
                                1997    1996    1995  1994 1993      1998
                               ------- ------- ------ ---- ----  -------------
                                        (IN THOUSANDS)            (UNAUDITED)
CONSOLIDATED BALANCE SHEET
 DATA(3):
Cash, cash equivalents and
 short-term investments....... $31,439 $46,653 $1,626 $568 $177     $54,541
Working capital (deficit).....  19,018  41,997     93  458  (99)     48,381
Total assets..................  51,489  58,332  5,123  859  318      90,313
Long-term obligations.........   4,493   1,892    838  210  --        2,981
Total shareholders' equity
 (deficit)....................  27,006  48,985  2,142  520  (27)     66,717

--------
(1) During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000 related to the discontinuance of certain business arrangements that were determined to be non-strategic and to management changes.
(2) The earnings per share amounts prior to 1997 and for the nine months ended September 30, 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings per Share and Staff Accounting Bulletin No. 98, Earnings per Share.
(3) Infoseek's financial statements have been restated to reflect the acquisition of WebChat Communications, Inc., which has been accounted for as a pooling-of-interests.

                 INFOSEEK MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Infoseek Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements subject to risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of the factors set forth in "Risk Factors" beginning on page 15 of this proxy statement/prospectus.

INFOSEEK OVERVIEW

Infoseek was formed in August 1993 to develop and provide Internet and World Wide Web search and navigational services. From inception to March 31, 1995, Infoseek's operations were limited and consisted primarily of start-up activities, including recruiting personnel, raising capital, research and development, and the negotiation and execution of an agreement to license an information retrieval search engine.

Infoseek introduced its first products and services in 1995. Through the third quarter of 1997, Infoseek's strategic focus was on developing its capabilities as an Internet search and navigation service. In response to rapid growth and a change in the Internet search and navigation market, Infoseek's board of directors, in the second quarter of 1997, hired a new chief executive officer, Harry Motro, to evolve the strategic vision of Infoseek while continuing to leverage Infoseek's core strength in search and navigation. Mr. Motro and founder Steven Kirsch recruited a number of new members to the executive management team to execute Infoseek's strategy of:

  . building Infoseek brand awareness,

  . creating a richer viewer experience,

  . maximizing value for Infoseek's advertisers,

  . providing intranet search products, and

  . enhancing Infoseek's search and navigation service. In June 1997, Infoseek took a restructuring charge of approximately $7.4 million related to the discontinuance of certain non-strategic business arrangements and management changes.

Beginning in early 1997, Infoseek began to license its Ultraseek Server product to corporate customers for use on their intranet and public Web site search applications. Such licensing revenues represented approximately 11% of total revenues for the nine month period ended September 30, 1998. For the nine month period ended September 30, 1997, licensing revenues represented approximately 6% of total revenues. Gross margins from licensing Ultraseek and advertising revenues are not materially different; thus a change in the level of this licensing business (either an increase or decrease in relative percentage of revenue) is not expected to have a material effect on Infoseek's gross margin or profit margin in the future.

In October 1997, Infoseek launched an enhanced version of the Infoseek service with easy to navigate "channels" that integrate search results with relevant information, services, products and communities on the Internet. The new Infoseek service provides Infoseek with a platform for creating content and marketing partnerships that enrich the viewer's experience while enabling advertisers, sponsors and partners to more effectively target viewers.

Beginning with the October 1997 launch of the enhanced version of the Infoseek service, Infoseek began to sell channel sponsorships to advertisers, sponsors and partners. Through the third quarter of 1998, Infoseek entered into various sponsor and partnership agreements covering 12 of Infoseek's 18 channels. The duration of Infoseek's sponsorship and partnership agreements range from two months to three years. Revenues are generally recognized ratably over the term of the agreements, provided that minimum impressions are met, and are included in advertising revenues.

Infoseek's third quarter 1998 revenues of approximately $19.2 million represent a 129% increase as compared to the third quarter 1997 revenues of approximately $8.4 million. Average daily page views increased to 21.4 million in September 1998 from 20.3 million average daily page views in June 1998. Through September 1998, Infoseek derived a substantial majority of its revenues from the sale of advertisements and sponsorships on its Web pages. These revenues accounted for approximately 89% of total revenues during the third quarter of 1998 compared with 90% during the third quarter of 1997. For the nine months ended September 30, 1998, advertising and sponsorship revenues accounted for approximately 89% of total revenues compared with 94% for the same period of 1997. Most of Infoseek's contracts with advertising customers have terms of three months or less, with options to cancel at any time.

Infoseek's significant growth and limited operating history in a rapidly evolving industry make it difficult to manage operations and predict future operating results. Infoseek has incurred significant net losses since inception and management currently estimates that Infoseek will not achieve profitability until at least 2002. Excluding the amortization of goodwill and other intangibles associated with Infoseek's acquisition of Starwave and related transactions, Infoseek will not achieve profitability until at least 2000. As of September 30, 1998, Infoseek had an accumulated deficit of approximately $53.7 million. Infoseek and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. There can be no assurance that Infoseek will be able to address any of these challenges. Although Infoseek has experienced significant revenue growth in 1997 and 1998, there can be no assurance that this growth rate will be sustained, that revenues will continue to grow or that Infoseek will achieve profitability. In 1997 and 1998, Infoseek significantly increased its operating expenses as a result of substantially increasing its sales and marketing operations, developing new distribution channels, broadening its customer support capabilities and funding greater levels of research and development. Further increases in operating expenses are planned in the future. To the extent that any such expenses are not timely followed by increased revenues, Infoseek's business, results of operations, financial condition and prospects would be materially adversely affected.

As a result of Infoseek's limited operating history as well as the recent emergence of both the Internet and intranet markets addressed by Infoseek, Infoseek has neither internal nor industry-based historical financial data for any significant period of time upon which to project revenues or base planned operating expenses. Infoseek expects that its results of operations may also fluctuate significantly in the future as a result of a variety of factors, including:

  . the acquisition of Starwave, as described below,

  . the launch of GO Network,

  . the continued rate of growth, usage and acceptance of the Internet and intranets as information media,

  . the rate of acceptance of the Internet as an advertising medium and a channel of commerce,

  . demand for Infoseek's products and services,

  . the advertising budgeting cycles of individual advertisers,

  . the introduction and acceptance of new, enhanced or alternative products or services by Infoseek or by its competitors,

  . Infoseek's ability to anticipate and effectively adapt to a developing market and to rapidly changing technologies,

  . Infoseek's ability to attract, retain and motivate qualified personnel,

  . initiation, implementation, renewal or expiration of significant contracts with Borders Online, Inc., AT&T, N2K, Microsoft, Netscape and others,

  . pricing changes by Infoseek or its competitors,

  . specific economic conditions in the Internet and intranet markets, and

  . general economic conditions.

Substantially all of Infoseek's revenues have been generated from the sale of advertising and sponsorships. Infoseek expects to continue to derive substantially all of its revenues from selling advertising and related products for the foreseeable future. Moreover, most of Infoseek's contracts with advertising customers have terms of three months or less. Advertising revenues are tightly related to the amount of traffic on Infoseek's Web site, which is seasonal and inherently unpredictable. Accordingly, future sales and operating results are difficult to forecast. In addition, Infoseek has relied on the purchase of traffic from Netscape, Microsoft and others as a significant portion of Infoseek's total traffic. As previously discussed, Infoseek entered into an agreement with Netscape in June 1998. Under the June agreement, Infoseek is purchasing 15% of Netscape's available search traffic, which traffic had decreased from 30% a year ago. In November 1998, Infoseek and Netscape renegotiated the terms of the June agreement to provide for the purchase of 5% of Netscape's available search traffic beginning January 11, 1999 and through the duration of the agreement which terminates May 31, 1999. Traffic on the core Infoseek search service increased 17% in September 1998 compared to June 1998 and saw reduced dependence on traffic purchased from Netscape. September traffic from lower-revenue generating pages, namely chat pages, were down 10% from the month of June 1998. In addition, page views sourced from Netscape declined from 13% of total page views in June 1998 to 12% of total page views in September 1998. While Infoseek believes that it now has a better balance in the sources of its traffic, as Netscape comprised only 12% of total traffic and Microsoft provided 9% of total traffic in the month of September 1998, if total traffic declines or does not continue growing, it could result in an adverse impact on Infoseek's business, results of operations and financial condition and prospects.

Infoseek's expense levels are based, in part, on its expectations as to future revenues and, to a significant extent, are relatively fixed at least in the short term. Infoseek may not be able to adjust spending in a timely manner to compensate for any future revenue shortfall. Accordingly, any significant shortfall in relation to Infoseek's expectations would have an immediate material adverse impact on Infoseek's business, results of operations, financial condition and prospects.

In addition, Infoseek may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a short-term material adverse effect on Infoseek's business, results of operations, financial condition and prospects and which may not generate the long-term benefits intended. From time to time, Infoseek has entered into and may continue to enter into strategic relationships with companies for cross service advertising, such as Infoseek's relationship with United Parcel Service of America, Inc. Infoseek's revenues have in the past been, and may in the future continue to be, partially dependent on its relationships with its strategic partners. Such strategic relationships have and may continue to include substantial one-time or up front payments from Infoseek's partners. Accordingly, Infoseek believes that its quarterly revenues are likely to vary significantly in the future, that period-to-period comparisons are not necessarily meaningful and that such comparisons should not necessarily be relied upon as an indication of Infoseek's future performance. Due to the foregoing factors, it is likely that in future periods, Infoseek's operating results may be below the expectations of public market analysts and investors. In such event, the price of Infoseek's common stock would likely be materially adversely affected. See "Risk Factors--Risks Related to Infoseek--Infoseek Has Difficulty Predicting Future Results But Expects Losses In the Future," "-- Infoseek's Financial Results Will Vary," "--Infoseek Depends on Joint Venture Relationships" and "--Infoseek Depends on Continued Growth in Use of the Internet and Electronic Commerce."

WebChat Acquisition

On April 17, 1998, Infoseek acquired WebChat Communications, Inc. in a tax-free reorganization in which a wholly-owned subsidiary of Infoseek was merged directly into WebChat. Infoseek exchanged approximately 316,000 shares of Infoseek common stock and reserved approximately 11,000 shares of Infoseek common stock for WebChat options assumed by Infoseek. Merger related costs, which were not significant, were expensed in the second quarter of 1998. The WebChat merger has been accounted for under the pooling-of-interests method.

Disney Transaction

In June 1998, Infoseek entered into agreements with Starwave and Disney relating to an acquisition of Starwave, of which Disney was the principal shareholder, by Infoseek through a merger and exchange of shares. The Starwave merger and related transactions were completed on November 18, 1998. In accordance with the Starwave merger agreement, Infoseek issued 25,932,681 shares of Infoseek common stock for all outstanding Starwave shares. Infoseek also reserved 2,205,316 shares of Infoseek common stock for Starwave stock options assumed by Infoseek. The fair value of Infoseek's shares and options issued was approximately $897.8 million. In addition, Infoseek incurred direct acquisition costs of approximately $22.0 million, which were included in the purchase price of Starwave. The total purchase price of Starwave was therefore approximately $919.8 million. The Starwave acquisition is being accounted for as a purchase transaction. In addition, Disney purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note. The warrants will enable Disney to achieve a majority stake in Infoseek over time.

In addition, Infoseek and Disney have established a strategic relationship concerning the development, launch and promotion of GO Network that will combine certain content, promotion, brands and technologies of Infoseek, Starwave and the Joint Ventures. In connection with GO Network, a subsidiary of Disney has agreed to provide, and Infoseek has agreed to purchase, $165.0 million in promotional support and activities over five years. See "Infoseek Business."

Because the acquisition of Starwave is being accounted for under the purchase method of accounting, the purchase price is being allocated to the acquired assets and liabilities of Starwave. An in-process research and development charge of approximately $72.6 million will be recorded in the quarter ending December 31, 1998. In addition, intangible assets related to developed technology and assembled workforce of approximately $45.2 million will be amortized over two years. Intangible assets related to goodwill and the Joint Ventures of approximately $656.3 million and $178.5 million, respectively, will be amortized over ten years. In addition, Infoseek expects to incur increased operating expenditures associated with the expanded operations resulting from the transaction, as well as the development, launch and promotion of GO Network. In this regard, Infoseek has agreed to use commercially reasonable efforts to meet certain spending requirements for GO Network pursuant to the terms of a license agreement between Infoseek and Disney related to GO Network. Subject to adjustment by unanimous vote of the two member advisory committee established pursuant to a product management agreement between Infoseek and Disney, these spending requirements for GO Network for the first three years are $40.5 million, $58.3 million and $64.8 million, respectively. In addition, pursuant to a promotional services agreement, Infoseek has agreed to purchase $165.0 million in promotional services over a five-year period for GO Network. The amounts spent on the purchase of promotional services under the promotional services agreement apply towards the spending requirements under the license agreement. As a result, Infoseek's profitability is expected to be delayed beyond the time when Infoseek, prior to consummating the Disney transaction, may have otherwise achieved profitability. Management currently estimates that Infoseek will not achieve profitability until at least 2002 and, excluding the amortization of goodwill and other intangibles associated with the Starwave merger, until at least 2000. The foregoing estimates of the time period in which Infoseek would not achieve profitability and statements concerning GO Network are forward-looking-statements that are subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including but not limited to those set forth under "Risk Factors-- Risks Related to the Combined Companies and the Merger--Infoseek and Quando May Not Be Able to Integrate Their Technology and Operations Quickly," "--Risks Related to Infoseek--The Development, Launch and Acceptance of GO Network is Critical to Infoseek's Business" and "--Risks Related to Infoseek--Future Acquisitions May Not Be Beneficial to Infoseek."

Quando Acquisition

Infoseek expects to account for the Quando acquisition as a purchase transaction and expects to incur a write-off related to in-process research and development of approximately $4.3 million in the quarter ending March 31, 1998 in connection with this transaction. In addition, intangible assets related to goodwill, developed technology and assembled workforce are preliminarily estimated at approximately $16.9 million and will be amortized over two years.

WebTV Transaction

On August 28, 1998 Infoseek entered into an agreement with WebTV pursuant to which Infoseek will be the exclusive provider of search and directory services to WebTV. Under this two year agreement, Infoseek is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement, Infoseek is obligated to make cash payments to WebTV totalling $26.0 million, with $15.0 million of such amount is being paid in advance for the first five quarters upon mutual acceptance of the technology by both parties. The remaining $11.0 million is being paid ratably over the last three quarters of the agreement term. Such payments by Infoseek are subject to reimbursement in the event that WebTV is unable to deliver a minimum of 4.5 billion impressions over the life of the agreement. Infoseek is to receive all of the revenue generated from such advertising sales up to a pre-determined amount that is in excess of Infoseek's total payment obligations to WebTV under the agreement, with allocations of such revenue between Infoseek and WebTV being made beyond this pre-determined amount. There can be no assurance that Infoseek will be able to sell the available advertising inventory of WebTV under this agreement or be able to collect the receivables resulting from such advertising sales, which could have a material adverse effect on Infoseek's business, results of operations and financial condition.

INFOSEEK RESULTS OF OPERATIONS

For the Nine Months Ended September 30, 1998 and 1997

Total Revenue

For the nine months ended September 30, 1998 and 1997, total revenues were $50,715,000 and $22,407,000, respectively. During the first nine months of 1998 and 1997, Infoseek derived a substantial majority of its revenues from the sale of advertisements and sponsorships on its Web pages. For the nine months ended September 30, 1998 and 1997, advertising revenues were $45,044,000 and $21,062,000, respectively, representing 89% and 94% of total revenues in these periods. The growth in advertising and related revenues is attributable to the increased use of the Internet for information publication, distribution and commerce coupled with the development and acceptance of the Internet as an advertising medium and increased viewer traffic on the Infoseek service. Infoseek expects to continue to derive a substantial majority of its revenues for the foreseeable future from selling advertising and sponsorship space on its websites. Advertising revenues are derived principally from short-term advertising contracts in which Infoseek guarantees a minimum number of displays of an advertisement to the viewer, known as "impressions," for a fixed fee. Advertising revenues are recognized ratably over the term of the contract during which services are provided and are stated net of customer discounts. To the extent minimum guaranteed impressions are not met, Infoseek defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved. Deferred revenue is comprised of billings in excess of recognized revenue related to advertising contracts. Also included in advertising revenues is the exchange by Infoseek of advertising space on Infoseek's websites for reciprocal advertising space or traffic in other media publications or other websites or receipt of applicable goods and services. Revenues from these exchange transactions are recorded as advertising revenues at the estimated fair value of the goods and services received and are recognized when both Infoseek's advertisements and reciprocal advertisements are run or applicable goods or services are received. Although such revenues have not exceeded 10% of total revenues in any period to date, Infoseek believes these exchange transactions are of value, particularly in the marketing of the Infoseek brand, and expects to continue to engage in these transactions in the future. In late 1997, Infoseek released an enhanced version of its service which now features 18 "channels," designed to bring together topical information, services, products and communities on the Web. The enhanced version of the service provides additional opportunities for revenue from the sale of channel sponsorships and in some circumstances enables Infoseek to share in a portion of the revenue generated by its viewers with these channel sponsors. Revenue generated by channel sponsors is included in advertising revenues and is recognized on a straight-line basis over the terms of the agreements provided that minimum impressions are met. The balance of total revenues was derived from the licensing of the Ultraseek Server product to businesses for internal use in their intranets, extranets or public sites. For the nine months ended September 30, 1998 and 1997, licensing revenue represented approximately 11% and 6%, respectively, of total revenues. Infoseek's current business model is to generate revenues through the sale of advertising on the Internet. There can be no assurance that current advertisers will continue to purchase advertising space and services from Infoseek or that Infoseek will be able to successfully attract additional advertisers.

Costs and Expenses

Infoseek's operating expenses increased in absolute dollars during the first nine months of 1998 compared to the first nine months of 1997 as Infoseek has expanded its business and the marketing of its services and products. Infoseek expects operating expenses to continue to increase in dollar amount in the future as Infoseek continues to expand its business. Infoseek recorded aggregate deferred compensation of $6,018,000 in connection with certain stock options granted through September 30, 1998 of which $352,000 was recorded during the nine months ended September 30, 1998. The amortization of such deferred compensation is being charged to operations over the vesting periods of the options, which are typically four years. For the nine months ended September 30, 1998 and 1997, Infoseek amortized $314,000 and $717,000, respectively. The amortization of this deferred compensation will continue to have an adverse effect on Infoseek's results of operations, primarily through 1999. In addition, on August 28, 1998 Infoseek entered into an agreement with WebTV pursuant to which Infoseek will be the exclusive provider of search and directory services to WebTV. See "--Infoseek Overview--WebTV Transaction."

Hosting, Content and Website Costs

For the nine months ended September 30, 1998 and 1997, hosting, content and website costs were $7,956,000 and $4,397,000, respectively. Hosting, content and website costs consist primarily of costs associated with the enhancement, maintenance and support of Infoseek's websites, including telecommunications costs and equipment depreciation. Hosting, content and website costs also include costs associated with the licensing of certain third-party technologies. Hosting, content and website costs increased in the nine months ended September 30, 1998 and 1997 as Infoseek added additional equipment and personnel to support its websites and as royalties due to certain third parties increased. Infoseek expects its hosting, content and website costs will continue to increase in absolute dollars and possibly as a percentage of revenues as it upgrades equipment and maintenance and support personnel and adds content partners to meet the growing demands for Web services.

Research and Development

For the nine months ended September 30, 1998 and 1997, research and development expenses were $7,432,000 and $5,879,000, respectively. Research and development expenses consist principally of personnel costs, consulting and equipment depreciation. Costs related to research, design and development of products and services have been charged to research and development expense as incurred. The increase in research and development expenses for the nine months ended September 30, 1998 over the comparable periods in 1997 was primarily the result of on-going enhancements to the Infoseek service and the development and implementation of new technology and products. Infoseek believes that a significant level of product development expenses is required to continue to remain competitive in its industry. Accordingly, Infoseek anticipates that it will continue to devote substantial resources to product development and that these costs will continue to increase in dollar amount in future periods.

Sales and Marketing

For the nine months ended September 30, 1998 and 1997, sales and marketing expenses were $35,144,000 and $22,520,000, respectively. Sales and marketing expenses consist primarily of advertising, promotional expenses and compensation of sales and marketing personnel.

Sales and marketing expenses for the nine month periods ended September 30, 1998 and 1997 included payments made to Netscape pursuant to an arrangement for the listing of Infoseek's service on the Netscape Web page. Through April 30, 1998, Infoseek's agreement with Netscape provided for payments up to an aggregate of $12,500,000 in cash and reciprocal advertising, consisting of $10,000,000 in cash and $2,500,000 in reciprocal advertising, to be one of four non-exclusive premier providers of navigational services along with Excite, Lycos, and Yahoo!. The Netscape arrangement was subsequently extended through May 31, 1998. The payments to Netscape were being recognized ratably over the term of the agreement.

As of June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provide for Infoseek to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services along with Excite, Netscape, Lycos, Alta Vista, and LookSmart. Under terms of the agreement, Infoseek will receive 15% of premier provider rotations--the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. In November 1998, Infoseek and Netscape renegotiated the terms of the June agreement to provide for the purchase of 5% of Netscape's available search traffic beginning January 11, 1999 and through the duration of the agreement, which terminates May 31, 1999. Pages sourced from Netscape have declined from 30% a year ago to 13% in June 1998 and 12% in September 1998. A loss of Netscape sourced pages could have an adverse impact on Infoseek's business, results of operations and financial condition and prospects. As of September 30, 1998, Infoseek has a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement. Under the terms of these agreements, during the nine month periods ended September 30, 1998 and 1997, Infoseek paid $6,595,000 and $5,416,000, respectively, to Netscape.

In addition, in July 1997, Infoseek entered into an agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program for ten Netscape local websites. Infoseek's agreement with Netscape provides for payments of up to a maximum aggregate of $1,219,000 in cash and reciprocal advertising over the one-year term of the agreement. During the nine months ended September 30, 1998 and 1997, Infoseek recognized sales and marketing expenses of approximately $506,000 and $99,750, respectively, under this agreement as a component of sales and marketing expense.

Infoseek also has an agreement with Microsoft to provide navigational services on certain Microsoft websites through which Infoseek also receives traffic. In exchange for such traffic, Infoseek makes available to Microsoft advertising space on the Infoseek service free of charge. Effective October 1, 1998, Infoseek terminated its existing agreement with Microsoft and entered into a new agreement with Microsoft to become one of five premier providers of search and navigation services on Microsoft's network of Internet products and services. Under the terms of the new twelve month Microsoft agreement, Infoseek is obligated to pay an aggregate of $10,675,000 for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. Infoseek will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18,000,000. The accounting treatment for the Microsoft agreement will result in amortizing the obligated amount over the one-year term of the agreement, beginning in the quarter ended December 31, 1998, the quarter when the service is launched.

At the end of the terms of the respective agreements with Netscape and Microsoft, there can be no assurance that these agreements with Netscape and Microsoft or other similar agreements can or will be renewed on terms satisfactory to Infoseek. If Infoseek is unable to renew these or other similar agreements on favorable terms, is otherwise unable to develop viable alternative distribution channels to Netscape and Microsoft, or is otherwise unable to offset a reduction in traffic from these or other third party sources, advertising revenues would be adversely affected, resulting in Infoseek's business, results of operations, financial condition and prospects being materially and adversely affected. See "Risk Factors--Risks of Infoseek-- Infoseek Depends on Joint Venture Relationships" and "--Infoseek Depends on Traffic and Advertising Relationships."

The increase in sales and marketing expenses for the nine months ended September 30, 1998 over 1997 was also the result of hiring additional sales and marketing personnel and an increase in promotional and advertising activity including advertising campaigns in both 1998 and 1997, including television advertising. Infoseek expects to increase the amount of promotional and advertising expenses and anticipates hiring additional sales representatives in future periods.

General and Administrative

For the nine months ended September 30, 1998 and 1997, general and administrative expenses were $7,876,000 and $5,242,000, respectively. General and administrative expenses consist primarily of compensation of administrative and executive personnel, facility costs and fees for professional services. The increase in general and administrative expenses for the nine months ended September 30, 1998 over the comparable periods in 1997 was the result of hiring additional administrative and executive staff and adding infrastructure to manage the expansion of the business.

Infoseek anticipates that its general and administrative expenses will continue to increase in dollar amount as Infoseek continues to expand its administrative and executive staff. In connection with the Disney transaction, Infoseek incurred direct costs of approximately $2.8 million as of September 30, 1998 and estimates that it will incur total direct costs of approximately $22.0 million, which will be accounted for as part of the purchase price of the transactions. The $22.0 million in merger costs includes approximately $5.0 million for liabilities related to involuntary employee termination benefits and relocations of Starwave employees and $5.0 million for costs to exit other Starwave activities, primarily operating leases of Starwave. Infoseek expects to incur additional integration costs of up to $7.0 million, of which $1.4 million were included in the results for the quarter ended September 30, 1998. The remaining integration costs of up to $5.6 million will affect future operations and do not qualify as liabilities in connection with a purchase business combination. There can be no assurance that Infoseek will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Disney transaction or other transactions. See "Risk Factors--Risks Related to the Combined Companies and the Merger--Merger Related Accounting Charges Will Delay and Reduce Infoseek's Profits," "--Infoseek and Quando May Not be Able to Integrate Their Technology and Operations Quickly," and "--The Merger May Result in Loss of Quando Employees."

Restructuring and Other Charges

During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to the discontinuance of certain business arrangements which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involved cash outflows, all of which were completed as of June 30, 1998. Non-cash restructuring charges of approximately $2,400,000 related primarily to the write-down of certain non-strategic business assets were written off in June 1997.

Income Taxes

Due to Infoseek's loss position, there was no provision for income taxes for any of the periods presented. At December 31, 1997, Infoseek had federal and state net operating loss carryforwards of approximately $45,000,000 and $29,500,000, respectively. The federal net operating loss carryforwards will expire beginning in 2009 through 2012, if not utilized, and the state net operating loss carryforwards will expire in the years 1999 through 2002. Certain future changes in the share ownership of Infoseek, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of carry forwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of earnings history of Infoseek.

For the Years Ended December 31, 1997, 1996 and 1995

Total Revenues

For the years ended December 31, 1997, 1996 and 1995 total revenues were $35,082,000, $15,095,000 and $1,032,000, respectively. During 1997, 1996 and
1995, Infoseek derived a substantial majority of its revenues from the sale of advertisements on its Web pages. Advertising revenues in 1997, 1996 and 1995 were $32,941,000, $14,951,000 and $849,000, respectively, representing 94%, 99% and 82% of total revenues in such periods. The growth in advertising revenues since 1995 is attributable to the increased use of the Internet for information publication, distribution and commerce coupled with the development and acceptance of the Internet as an advertising medium and increased viewer traffic on the Infoseek service. Infoseek expects to continue to derive a substantial majority of its revenues for the foreseeable future from selling advertising space on its websites.

Also included in advertising revenues is the exchange by Infoseek of advertising space on Infoseek's websites for reciprocal advertising space or traffic in other media publications or other websites or receipt of applicable goods and services.

In late 1997, Infoseek released a new version of its service which now features 18 "channels," designed to bring together topical information, services, products and communities on the Web. Revenues generated by channel sponsors is included in advertising revenues and is generally recognized on a straight line basis over the terms of the agreements provided that minimum impressions are met.

In 1997, the balance of total revenues was derived from the licensing of the Ultraseek Server product to businesses for internal use in their intranets, extranets or public sites. Licensing of the Ultraseek Server commenced in early 1997 and represented approximately 6% of total revenues for the year. In 1996 and 1995, advertising revenues and other include $144,000 and $183,000, respectively, of subscription fees for a premium service offered to business and professional viewers, which was discontinued during the third quarter of 1996.

Costs and Expenses

Infoseek's operating expenses increased in absolute dollars during 1997, 1996 and 1995 as Infoseek has transitioned from the product development stage to the marketing of its services and products and expansion of its business. Infoseek recorded aggregate deferred compensation of $5,666,000 in connection with certain stock options granted through 1997. The amortization of such deferred compensation is being charged to operations over the vesting periods of the options, which are typically four years. For the years ended December 31, 1997, 1996 and 1995, Infoseek amortized $832,000, $1,346,000 and $44,000, respectively, related to stock options. At December 31, 1997, unamortized deferred compensation totaled $753,000.

Hosting, Content and Website Costs

For the years ended December 31, 1997, 1996 and 1995, hosting, content and website costs were $6,319,000, $3,194,000 and $614,000, respectively. Hosting, content and website costs increased in 1997 and 1996 as Infoseek added additional equipment and personnel to support its websites and as royalties due to certain third parties increased.

Research and Development

For the years ended December 31, 1997, 1996 and 1995, research and development expenses were $7,900,000, $4,550,000 and $1,175,000, respectively. The increase in research and development expenses for 1997 and 1996 over 1995 was primarily the result of ongoing enhancements to the Infoseek service and the development and implementation of new technology and products. Ultraseek, Infoseek's core search engine, was released in November 1996. The Ultramatch technology and channel products were commercially released during the second and fourth quarters of 1997, respectively.

Sales and Marketing

For the years ended December 31, 1997, 1996 and 1995, sales and marketing expenses were $34,320,000, $20,455,000 and $1,488,000, respectively. The increase in sales and marketing expenses for 1997 and 1996 was the result of hiring additional sales and marketing personnel and increasing promotional and advertising activity including advertising campaigns in both 1997 and 1996, including television advertising.

Sales and marketing expenses for the years ended December 31, 1997 and 1996 included payments made to Netscape pursuant to an arrangement for the listing of Infoseek's service on the Netscape Web page. The original agreement with Netscape provided for payments of up to an aggregate of $5,000,000, $3,500,000 in cash and $1,500,000 in reciprocal advertising, over the course of the one-year term of the agreement. At December 31, 1997, Infoseek had approximately $7,555,000 of cash commitment remaining in connection with this agreement, which includes $4,221,000 of accrued liabilities to service providers.

In addition, in July 1997, Infoseek entered into an agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program for ten Netscape local websites. Infoseek's agreement with Netscape provides for payments of up to a maximum aggregate of $1,219,000 in cash and reciprocal advertising over the one-year term of the agreement. During the year ended December 31, 1997, Netscape delivered at the minimum exposure level and Infoseek as a result recognized sales and marketing expenses of approximately $333,000 under this agreement.

General and Administrative

For the years ended December 31, 1997, 1996 and 1995, general and administrative expenses were $7,042,000, $4,177,000 and $1,148,000, respectively. The increase in general and administrative expenses for the years ended 1997 and 1996 was the result of hiring additional administrative and executive staff and adding infrastructure to manage the expansion of the business.

Restructuring and Other Charges

During the second quarter of 1997, Infoseek recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to the discontinuance of certain business arrangements which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involved cash outflows, of which $3,100,000 had been paid as of December 31, 1997. Non-cash restructuring charges of approximately $2,400,000 related primarily to the write-down of certain non-strategic business assets. There have been no material changes to the restructuring plan or in the estimates of the restructuring costs. As of December 31, 1997, Infoseek had approximately $1,900,000 remaining in its restructuring reserve.

INFOSEEK LIQUIDITY AND CAPITAL RESOURCES

From inception through May 1996, Infoseek financed its operations and met its capital expenditure requirements primarily from proceeds derived from the issuance of equity, convertible debt securities and equipment term loans. In February 1998, Infoseek completed a follow-on public offering and received approximately $43,015,000 net of underwriting discounts, commissions and other offering costs. The proceeds have been and will be used for general corporate purposes, including expansion of its sales and marketing efforts, and capital expenditures.

For the first nine months ended September 30, 1998, operating activities used cash of $10,970,000 due primarily to Infoseek's net loss and increases in deposits and other current assets, direct acquisition costs and a decrease in accrued liabilities to service providers offset by increases in depreciation and amortization and deferred revenue. For the nine month period ended September 30, 1997, operating activities used cash of $15,301,000 due primarily to Infoseek's net loss partially offset by increases in accrued restructuring and other charges, depreciation and amortization and deferred revenue. For the nine months ended September 30, 1998, investing activities used cash of $28,794,000 primarily related to the net purchases of short-term investments. For the nine months ended September 30, 1997, investing activities provided net cash of $7,282,000, primarily associated with the sale of short-term investments. Financing activities generated cash of $43,242,000 and $6,772,000 in the nine months ended September 30, 1998 and 1997, respectively, primarily from Infoseek's follow-on public offering in February 1998 and equipment term loans in 1997.

For 1997, 1996 and 1995, operating activities used cash of $14,154,000, $10,068,000 and $1,408,000, respectively. The net cash used during these periods was primarily due to net losses and increases in accounts receivable, partially offset by increases in accounts payable and accrued liabilities. For 1997, investing activities generated cash of $6,204,000 primarily related to the sale of investments partially offset by purchases of short-term investments and purchases of property and equipment. For 1996 and 1995, investing activities used net cash of $49,827,000 and $3,326,000, respectively, primarily associated with the purchase of short-term investments and purchase of property and equipment partially offset by proceeds from the sale of short-term investments. Financing activities generated net cash of $7,485,000, $62,552,000 and $5,295,000, in 1997, 1996 and 1995, respectively, primarily from repayment of term loans in 1997, the initial public offering in June 1996, and preferred stock sales in 1995.

Infoseek has commitments for its facilities under operating lease agreements and expects to continue to incur significant capital expenditures to support expansion of Infoseek's business. Furthermore, from time to time Infoseek expects to evaluate the acquisition of products, businesses and technologies that complement Infoseek's business.

Infoseek had $54,541,000 in cash, cash equivalents and short-term investments at September 30, 1998. Infoseek currently anticipates that its cash, cash equivalents, short-term investments, and cash flows generated from advertising revenues will be sufficient to meet its anticipated needs for working capital and other cash requirements through at least December 31, 1999. Thereafter, Infoseek may need to raise additional funds. Infoseek may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of Infoseek will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of Infoseek's common stock. There can be no assurance that additional financing will be available on terms favorable to Infoseek, if at all. If adequate funds are not available or are not available on acceptable terms, Infoseek's ability to fund expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures would be significantly limited. Such limitation could have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects. The estimate of the period for which Infoseek expects its available funds to be sufficient to meet its capital requirements is a forward-looking statement that involves risks and uncertainties. There can be no assurance that Infoseek will be able to meet its working capital and other cash requirements for this period as a result of a number of factors including but not limited to those described under "Risk Factors--Risks Related to Infoseek--Infoseek May Need Additional Financing."

STARWAVE OVERVIEW

Starwave

Starwave is a producer of Internet-based online services in specific content areas with broad consumer appeal. Starwave is recognized for its sports, news and entertainment services. Starwave was organized in December 1991 and commenced operations in January 1992. From that time through February 1993, the operations of Starwave were limited to start-up activities, including recruiting personnel, raising capital, and research and development concerning the technical feasibility of providing content for delivery to the home over high bandwidth digital communications, including satellite broadcast. From March 1993 through December 1994, the primary operating activities of Starwave included the development of CD-ROM products and the development of online services.

In 1995, Starwave launched its first online services and also released its first CD-ROM products. Additionally, Starwave began shifting its focus primarily toward online services, as management perceived greater long-term potential in that business segment. These services included, among others, ESPN.com, NBA.com, NFL.com, NASCAR Online, Outside Online and Mr. Showbiz. This shift of focus ultimately led to the decision in March 1996 to discontinue its Multimedia CD-ROM business segment, which was phased out in 1996. See "-- Starwave Discontinued Operations" below. In March 1995, Starwave and ESPN entered into an agreement whereby Starwave became the exclusive producer and distributor of ESPN content on the Internet through April 1, 2000, which agreement was superceded by the ESPN Joint Venture in connection with the transactions described in the next paragraph.

Pursuant to a stock purchase agreement dated as of March 28, 1997 among Starwave, Starwave's founder, Paul Allen, and Disney, Starwave issued and sold to Disney 9,967,337 shares of Starwave common stock, or 39,869,348 shares after adjustment for the four-for-one stock split of Starwave common stock declared on October 3, 1997, for aggregate consideration of $82 million. Starwave used approximately $50 million of those proceeds to repay the then-outstanding indebtedness owed by it to Mr. Allen, and the remaining $45.7 million of indebtedness owed by Starwave to Mr. Allen was converted into 5,155,289 shares of Starwave common stock or 20,621,156 shares when adjusted for the Starwave stock split. In connection with this transaction, effective April 1997, Starwave formed its subsidiary, Starwave Partner, and Starwave Partner entered into the ESPN Joint Venture and the ABCNews Joint Venture with ESPN Partner and ABC Partner, respectively, with the ESPN Joint Venture superceding the 1995 agreement between Starwave and ESPN pertaining to ESPN.com. Following these transactions, Starwave continued its website hosting, software development and research activities, while the majority of its website operations costs were allocated to the Joint Ventures. Effective April 1, 1997, Starwave and the Joint Ventures established a fiscal year end of the last Sunday in September.

On May 1, 1998, pursuant to a shareholders agreement among Starwave, Mr. Allen and Disney, Disney acquired all of the shares of Starwave common stock owned by Mr. Allen, thereby increasing Disney's percentage ownership of Starwave's outstanding capital stock from approximately 41% to approximately 91% on a primary shares basis.

On November 18, 1998, Infoseek acquired all of the outstanding capital stock of Starwave. See "--Infoseek Overview" and "Infoseek Relationship with Disney."

The ESPN Joint Venture

Effective April 1997, Starwave Partner and ESPN Partner entered into the ESPN Joint Venture for the production of Internet-based services intended to appeal to consumer interest in sports-related content areas. Starwave contributes technical expertise, labor and infrastructure, and ESPN contributes licensed content, branding and promotion. The ESPN Joint Venture has a ten-year term and a 50/50 capital ownership structure, and provides ESPN Partner with credit for on-air promotion. Required funding under the ESPN Joint Venture is split 60/40 between Starwave Partner and ESPN Partner in negative cash flow years and 50/50 in years in which the ESPN Joint Venture achieves positive cash flow. The ESPN Joint Venture has inherited Starwave relationships with nationally prominent content and branding partners, including the NBA, the NFL, and NASCAR. The ESPN Joint Venture's flagship service is ESPN.com, which provides sports-related content.

The ABCNews Joint Venture

Effective April 1997, Starwave Partner and ABC Partner entered into the ABCNews Joint Venture for the production of Internet-based services intended to appeal to consumer interest in news and entertainment-related content areas. Starwave contributes the technical expertise, labor and infrastructure, and ABC Partner contributes licensed content. The ABCNews Joint Venture has a ten-year term and a 50/50 capital ownership structure and provides ABC Partner with credit for ABC's on-air promotion. Required funding under the ABCNews Joint Venture is split 60/40 between Starwave Partner and ABC Partner in negative cash flow years and 50/50 in years in which the ABCNews Joint Venture achieves positive cash flow. The ABCNews Joint Venture's flagship service is ABCNEWS.com, which provides world, national, entertainment, health, technology and business content. The ABCNews Joint Venture's other services include Mr. Showbiz, Wall of Sound, CelebSite and Moneyscope.

Under existing terms, the Joint Ventures expire on November 18, 2008 and may be subject to earlier termination in certain circumstances.

Prior to the formation of the Joint Ventures in April 1997, Starwave had formed relationships with co-branding partners for certain of its online services. Starwave bore substantially all the production costs for the online services and paid royalties to its co-branding partners. The royalties were generally computed as a percentage of either advertising or gross revenues generated from the related online service. Those percentages ranged from 30% to 50% of such revenues. During this period, Starwave derived the majority of its revenues from the sale of advertisements and subscription fees related to premium subscription services and fantasy league services offered to users of the ESPN.com service. Advertising revenues are derived principally from advertising placements in which Starwave provides a minimum number of impressions for a fixed fee. Advertising and subscription revenues are recognized ratably over the term of the period during which services are provided and in the case of advertising is stated net of commissions. In conjunction with the formation of the Joint Ventures, the co-branding relationship with ESPN was discontinued. The co-branding relationships with the NBA, the NFL, and NASCAR were assumed by the ESPN Joint Venture.

Starwave expects the Joint Ventures to continue to derive the substantial majority of their revenues from the sale of advertising. Most of the advertising placements of Starwave and the Joint Ventures have terms of three months or less, with options to cancel at any time. In addition, there is intense competition among sellers of advertising space on the Internet and a variety of pricing models offered.

The following selected consolidated financial data are derived from the consolidated financial statements of Starwave included elsewhere in this proxy statement/prospectus and should be read in conjunction with such financial statements, the related notes thereto and the other financial information pertaining to Starwave included elsewhere in this proxy statement/prospectus.

                 STARWAVE SELECTED CONSOLIDATED FINANCIAL DATA
                                 (IN THOUSANDS)


                               NINE MONTHS ENDED             YEAR ENDED            FISCAL YEAR ENDED
                          --------------------------- ------------------------- ------------------------
                          SEPTEMBER 28, SEPTEMBER 30, DECEMBER 31, DECEMBER 31, OCTOBER 4, SEPTEMBER 28,
                              1997          1996          1996         1995        1998        1997
                          ------------- ------------- ------------ ------------ ---------- -------------
                                         (UNAUDITED)                                        (UNAUDITED)
Statements of Operations
 Data(1):
Revenues................    $  4,892      $  4,583      $  8,302     $  1,111    $  5,266    $  8,611
                            --------      --------      --------     --------    --------    --------
 Operating expenses
 Cost of online
  services..............       7,185        11,046        18,170        6,577       3,143      14,309
 Development............       1,605         5,586         6,138        5,771       1,225       2,157
 Sales and marketing....       1,589         2,872         5,492        1,789          94       4,209
 General and
  administrative........       2,527         3,389         4,845        3,388       2,772       3,983
                            --------      --------      --------     --------    --------    --------
 Total operating
  expenses..............      12,906        22,893        34,645       17,525       7,234      24,658
                            --------      --------      --------     --------    --------    --------
Operating loss..........      (8,014)      (18,310)      (26,343)     (16,414)     (1,968)    (16,047)
                            --------      --------      --------     --------    --------    --------
Other income (expense)
 Loss from affiliate--
  ESPN Joint
  Venture(2)............      (2,251)          --            --           --       (4,139)     (2,251)
 Loss from affiliate--
  ABC News Joint
  Venture(2)............      (5,958)          --            --           --      (10,020)     (5,958)
 Interest (expense)
  income................      (1,814)       (3,187)       (4,675)      (3,023)        748      (3,302)
 Other, net.............         464           (52)         (658)           8         (47)       (142)
                            --------      --------      --------     --------    --------    --------
 Net other expenses.....      (9,559)       (3,239)       (5,333)      (3,015)    (13,458)    (11,653)
                            --------      --------      --------     --------    --------    --------
Loss from continuing
 operations.............     (17,573)      (21,549)      (31,676)     (19,429)    (15,426)    (27,700)
                            --------      --------      --------     --------    --------    --------
Loss from discontinued
 operations.............         --         (4,289)       (4,289)      (7,474)        --          --
                            --------      --------      --------     --------    --------    --------
Net loss................    $(17,573)     $(25,838)     $(35,965)    $(26,903)   $(15,426)   $(27,700)
                            ========      ========      ========     ========    ========    ========

--------
(1) In April 1997 Starwave entered into the ESPN Joint Venture and the ABCNews Joint Venture. Subsequently, Starwave continued its business of website hosting, software development and research activities while revenue and expenses associated with sites operated under contract with ESPN, ABC and others were assumed by these Joint Ventures. As a result, periods prior to and following April 1997 are not comparable.
(2) Represents Starwave's proportionate share of the loss (i.e., 60%).

STARWAVE RESULTS OF OPERATIONS

From Starwave's commencement of business activities in January 1992 through the first quarter of 1995, Starwave's operations were limited and consisted primarily of development of online services and CD-ROMs and other start-up activities. Starwave first recognized online revenues in the second quarter of 1995. Thereafter until April 1997, the ESPN.com online revenues were the primary source of Starwave's revenues.

Beginning April 1997, Starwave entered into the Joint Ventures. As a result of the terms of the Joint Ventures, all business related advertising revenue and operating expenses are reflected at the Joint

Venture level. Accordingly, following the discussion of Starwave's results of operations below is a discussion of the Joint Ventures' results of operations in order to make comparative assessments of the results of operations more meaningful.

Starwave has classified the results of operations of its multimedia CD-ROM business segment as discontinued for all periods presented. Accordingly, except as otherwise indicated, all results of operations information of Starwave contained in this proxy statement/prospectus relate only to continuing operations. See "--Starwave Discontinued Operations."

Starwave began a new line of business in February 1997 to provide website hosting operations for Internet services produced by third parties. Revenues from this line of business have been for consulting services and software license revenues. The primary customer for such services is Disney.

COMPARISON OF STARWAVE'S TWELVE MONTHS ENDED OCTOBER 4, 1998 AND SEPTEMBER 28, 1997

Revenues

Revenues for the twelve months ended October 4, 1998 and September 28, 1997 were $5,266,000 and $8,611,000, respectively. Beginning April 1, 1997, the majority of revenues were earned by the Joint Ventures, resulting in a decline in the total revenue attributable to Starwave for comparable periods.

For the twelve months ended October 4, 1998, $3,139,000 of Starwave's revenues were derived from website hosting services and $1,779,000 from software license revenue.

For the twelve months ended September 28, 1997, Starwave recognized advertising revenues of $5,210,000. Beginning April 1, 1997, all advertising revenue was earned by the Joint Ventures.

Operating Expenses

Cost of Online Services. Cost of online services consists primarily of site production and maintenance costs, royalties to co-branding partners, Web operations and support costs, and fees and royalties paid to content providers. Costs of online services for the twelve months ended October 4, 1998 and September 28, 1997 were $3,143,000 and $14,309,000, respectively. Beginning April 1, 1997, all costs incurred for the production of online services were incurred by the Joint Ventures, which resulted in a decrease in the costs for the comparable periods.

Development. Development expenses include expenses related to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for content, facilities and equipment. Once an online service is launched and available to generate revenue, costs associated with enhancements and development of new features for the service are included with online services costs. Development costs for the twelve months ended October 4, 1998 and September 28, 1997 were $1,225,000 and $2,157,000, respectively, representing 23% and 25%, respectively, of total revenues. Beginning April 1, 1997, all costs incurred for development relating to the Joint Ventures were moved to the Joint Ventures. Starwave believes that a significant level of development activity and expense is required in order to remain competitive with other new and existing online services. Accordingly, Starwave anticipates that it will continue to devote substantial resources to development and that the absolute dollar amount of these costs will increase in future periods.

Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. For the twelve months ended October 4, 1998 and September 28, 1997, sales and marketing expenses were $94,000 and $4,209,000, respectively. Beginning April 1, 1997, all costs incurred for the sales and marketing for the online services were incurred by the Joint Ventures, resulting in a decrease in the costs for the comparable periods.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for Starwave, as well as fees for professional services. For the twelve months ended October 4, 1998 and September 28, 1997, general and administrative costs were $2,772,000 and $3,983,000, respectively, representing 53% and 46%, respectively, of total revenues. Beginning April 1, 1997 all costs incurred for general and administrative relating to the Joint Ventures were moved to the Joint Ventures. If Starwave continues to grow in size, it may find it necessary to expand its information systems and to expand or relocate to new or additional locations. As a result, Starwave anticipates that the absolute dollar amount of general and administrative expenses will increase in future periods.

Other Income (Expense). From inception through March 31, 1997, other income (expense) consists primarily of interest expense incurred on the loans made to Starwave by its majority shareholder. From April 1, 1997 to the current date, other income (expense) consists mainly of Starwave's proportionate share (i.e., 60%) of the earnings (losses) from the ABCNews Joint Venture and the ESPN Joint Venture.

                                                    TWELVE MONTHS ENDED
                                             ----------------------------------
                                             OCTOBER 4, 1998 SEPTEMBER 28, 1997
                                             --------------- ------------------
                                                   (AMOUNTS IN THOUSANDS)
Loss from the ESPN Joint Venture(1).........    $ (4,139)         $(2,251)
Loss from the ABCNews Joint Venture(1)......     (10,020)          (5,958)
Interest income (expense)...................         748           (3,302)
Other expense...............................         (47)            (142)

--------
(1) Represents Starwave's proportionate share of the loss (i.e., 60%).

COMPARISON OF STARWAVE'S NINE MONTHS ENDED SEPTEMBER 28, 1997 AND SEPTEMBER 30, 1996

Revenues

Revenues for the nine months ended September 28, 1997 and September 30, 1996 were $4,892,000 and $4,583,000, respectively. Beginning April 1, 1997, the majority of the revenue generating operations was included in the Joint Ventures. The transfer of revenue generating operations to the Joint Ventures was mitigated by an increase in revenue in the first three months of the period resulting from increased acceptance of commerce on the Internet.

Advertising revenues for the nine months ended September 28, 1997 and September 30, 1996 were $2,446,000 and $3,475,000, respectively, representing 50% and 76%, respectively, of total revenues.

Beginning April 1, 1997, all advertising revenue was earned at the Joint Venture level, resulting in a decrease in advertising revenue for comparable periods.

Cost of Online Services. Costs of online services for the nine months ended September 28, 1997 and September 30, 1996 were $7,185,000 and $11,046,000, respectively. Beginning April 1, 1997, all costs incurred for the production of online services were incurred by the Joint Ventures, resulting in a decrease in the costs for the comparable periods.

Development. Development costs for the nine months ended September 28, 1997 and September 30, 1996 were $1,605,000 and $5,586,000 respectively, representing 33% and 122%, respectively, of total revenues. Development costs incurred on behalf of the Joint Ventures' websites are allocated to the Joint Ventures, decreasing Starwave's total development costs for the comparable periods.

Sales and Marketing. Sales and marketing expenses for the nine months ended September 28, 1997 and September 30, 1996 were $1,589,000 and $2,872,000, respectively, representing 32% and 63%, respectively, of total revenues. Beginning April 1, 1997, all costs incurred for the sales and marketing for the online services were incurred by the Joint Ventures, resulting in a decrease in the total costs for the comparable periods. A total of $1,301,000 or 82% of the sales and marketing costs incurred for the nine months ended September 30, 1997 was incurred before the formation of the Joint Ventures on April 1, 1997. The remainder of the sales and marketing costs were incurred due to promotion of the website hosting operations.

General and Administrative. For the nine months ended September 28, 1997 and September 30, 1996, general and administrative costs were $2,527,000 and $3,389,000, respectively, representing 52% and 74%, respectively, of total revenues. Beginning April 1, 1997, general and administrative costs were allocated to the Joint Ventures, thereby reducing the total expense for the comparable periods.

Other Income (Expense). From inception through March 31, 1997, other income (expense) consists primarily of interest expense incurred on the loans made to Starwave by its majority shareholder. From April 1, 1997 to the current date, other income (expense) consists mainly of Starwave's proportionate share (i.e., 60%) of the earnings (losses) from the ABCNews Joint Venture and the ESPN Joint Venture.

                                                    NINE MONTHS ENDED
                                          -------------------------------------
                                          SEPTEMBER 28, 1997 SEPTEMBER 30, 1996
                                          ------------------ ------------------
                                                 (AMOUNTS IN THOUSANDS)
Loss from the ESPN Joint Venture(1)......      $(2,251)               --
Loss from the ABCNews Joint Venture(1)...       (5,958)               --
Interest expense, net....................       (1,814)           $(3,187)
Other income (expense)...................          464                (52)

--------
(1) Represents Starwave's proportionate share of the loss (i.e., 60%).

COMPARISON OF STARWAVE'S YEARS ENDED DECEMBER 31, 1996 AND 1995

Revenues

Starwave began to generate revenues in the second quarter of 1995. Revenues for the years ended December 31, 1996 and 1995 were $8,302,000 and $1,111,000, respectively.

For the years ended December 31, 1996 and 1995, advertising revenues were $6,100,000 and $800,000, respectively, representing 73% and 72%, respectively, of total revenues.

Operating Expenses

Cost of Online Services. Starwave did not incur any online services costs until 1995 when Starwave launched its first online services and began recognizing revenues from these services. Costs of online services for the years ended December 31, 1996 and 1995 were $18,170,000 and $6,577,000, respectively.

Development. Development expenses include expenses relating to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for content, facilities and equipment. Once an online service is launched and available to generate revenue, costs associated with enhancements and development of new features for the service are included with cost of online services. Total development expenses were $6,138,000 and $5,771,000 for the years ended December 31, 1996 and 1995, respectively, representing 74% and 519%, respectively, of total revenues.

Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. Sales and marketing expenses for the years ended December 31, 1996 and 1995 were $5,492,000 and $1,789,000, respectively, representing 66% and 161%, respectively, of total revenues.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for Starwave, as well as fees for professional services. General and administrative expenses for the years ended December 31, 1996 and 1995 were $4,845,000 and $3,388,000, respectively, representing 58% and 305%, respectively, of total revenues.

Other Income (Expense). In 1996 and 1995, other income (expense) consists primarily of interest expense incurred on the loans made to Starwave by its majority shareholder.

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (AMOUNTS IN THOUSANDS)
Interest expense..................................... $    (4,675) $    (3,023)
Other income (expense)...............................        (658)           8

Interest expense increased during each of the years ended December 31, 1996 and 1995, $3,023,000 during 1995 from $1,400,000 during 1994, due principally to the increased magnitude of such loans. As of April 1, 1997, outstanding loans from Paul Allen to Starwave totaled $95.7 million. As of December 31, 1996, outstanding loans from Paul Allen to Starwave totaled $84.9 million, versus $51.0 million as of December 31, 1995.

STARWAVE DISCONTINUED OPERATIONS

In 1994, Starwave began developing interactive multimedia CD-ROM products. Starwave released its first CD-ROM product in November 1995 and released additional CD-ROMs in 1995 and the first quarter of 1996. In March 1996, Starwave made the decision to discontinue its multimedia CD-ROM business segment, and to phase out these operations by December 31, 1996.

Starwave has reflected the results of operations of the multimedia CD-ROM business segment as a discontinued operation for all periods presented. During the phase-out period, Starwave completed production of its final CD-ROM product and disposed of its remaining inventory of CD-ROM products.

Losses from operations of the multimedia CD-ROM segment totaled $4,700,000 in 1994, $7,474,000 in 1995 and $1,046,000 in 1996. The loss on disposal of the multimedia CD-ROM segment of $3,243,000 in 1996 included the provision for operating losses through the phase-out period.

STARWAVE INCOME TAXES

Until December 31, 1995, Starwave utilized the provisions of Subchapter S of the Code. As a result, Starwave's net losses for tax purposes, as well as tax credits and other tax incidents, were distributed to and included on the personal income tax returns of its shareholders. Starwave was not required to record any provision for income taxes, and the net losses and tax incidents of Starwave through December 31, 1995 will not be available to offset taxes on Starwave's future net income, if any. Effective January 1, 1996, Starwave elected to be taxed as a Subchapter C corporation under the Code. The conversion from S Corporation status to C Corporation status had no impact on the financial position or results of operations of Starwave. As of October 4, 1998, Starwave had incurred net operating losses of approximately $70.2 million for income tax purposes that may be available to offset a similar amount of net income for income tax purposes in future periods through 2012. Starwave has recorded a valuation allowance against the deferred tax asset generated by the net operating losses and therefore has no deferred tax assets or liabilities recorded on its balance sheet. Starwave expects that future operating losses will result in additional net operating losses for income tax purposes. The aggregate net operating losses are subject to certain limitations.

STARWAVE LIQUIDITY AND CAPITAL RESOURCES

From inception through March 31, 1997, Starwave financed its operations and met its capital expenditure requirements primarily through loans received from Paul Allen, which totaled approximately $95.7 million. In April 1997, approximately $50 million of such indebtedness to Mr. Allen was repaid using proceeds received by Starwave upon consummation of the transactions contemplated by the Starwave stock purchase agreement, and the remaining $45.7 million of such indebtedness to Mr. Allen was converted into 5,155,289 shares (20,621,156 shares when adjusted for the Starwave stock split) of Starwave common stock. The remaining approximately $32 million of cash proceeds received by Starwave upon consummation of the transactions contemplated by the Starwave stock purchase agreement was used to fund Starwave operations.

Net cash used in operating activities of $27,190,000 and $30,060,000 for the years ended December 31, 1995 and 1996, respectively, was primarily attributable to net operating losses incurred in such periods. Net cash used in operating activities for the nine months ended September 28, 1997 of $6,807,000 was primarily attributable to net operating losses incurred in the period. Net cash used in investing activities of $2,585,000 and $3,321,000 for the years ended December 31, 1995 and 1996, respectively, was primarily attributable to purchases of equipment and leasehold improvements. Net cash used in investing activities of $13,873,000 for the nine months ended
September 28, 1997 was attributable to purchases of equipment and leasehold improvements of $1,336,000, and for funding of the ESPN Joint Venture and the ABCNews Joint Venture of $12,537,000. Net cash provided by operating activities for the year ended October 4, 1998 of $3,334,000 was the result of net operating losses offset by non-cash items. Net cash used in investing activities of $20,390,000 for the year ended October 4, 1998 was attributable to purchases of equipment and leasehold improvements of $3,182,000 and for funding of the ESPN Joint Venture and the ABCNews Joint Venture of $17,208,000. Starwave currently has a commitment for its facilities under a noncancelable lease agreement that expires in May 2001, subject to extension at Starwave's option. Starwave also has a commitment for facilities under a noncancelable lease agreement that expires November 2000, subject to a three-year extension at Starwave's option.

The ESPN Joint Venture and the ABCNews Joint Venture have entered into agreements with certain co-branding partners that require the payment of minimum royalties and/or royalty advances to the co-branding partners. At October 4, 1998, the ESPN Joint Venture's minimum royalty liability totaled $6,250,000 and the ABCNews Joint Venture's minimum royalty liability totaled $750,000. Certain of the co-branding agreements provide for additional royalty payments if specified targets are met.

From inception of the ESPN Joint Venture and the ABCNews Joint Venture on April 1, 1997, Starwave has provided 60% of the capital contributions necessary for the operations of each Joint Venture. For the twelve months ended October 4, 1998 and for the six months ended September 28, 1997, capital contributed to the ESPN Joint Venture was $5,735,000 and $5,377,000, respectively, and cash provided for the ABCNews Joint Venture was $11,483,000 and $8,660,000, respectively.

Starwave's cash requirements were funded by Disney through November 18, 1998 and are now funded by Infoseek.

THE JOINT VENTURES' RESULTS OF OPERATIONS

The following is a discussion of the Joint Ventures' results of operations in order to make comparative assessments of the results of operations more meaningful.

THE ESPN JOINT VENTURE

                                APRIL 1, 1997 (INCEPTION) TO TWELVE MONTHS ENDED
                                     SEPTEMBER 28, 1997        OCTOBER 4, 1998
                                ---------------------------- -------------------
                                                 (IN THOUSANDS)
Revenues.......................           $ 6,996                  $19,193
Operating expenses
  Cost of online services......             7,168                   15,715
  Development..................               515                    1,847
  Sales and marketing..........             2,262                    5,724
  General and administrative...               811                    3,055
                                          -------                  -------
Total operating expenses.......            10,756                   26,341
                                          -------                  -------
Operating loss.................            (3,760)                  (7,148)
Net other income...............                 8                      249
                                          -------                  -------
Loss from operations...........           $(3,752)                 $(6,899)
                                          =======                  =======

Revenues

The ESPN Joint Venture began to generate revenues on April 1, 1997, after the formation of the Joint Venture. Revenues for the six months ended September 28, 1997 and twelve months ended October 4, 1998 were $6,996,000 and $19,193,000, respectively. Advertising revenues for the corresponding periods were $4,868,000 and $13,459,000, respectively, representing 70%, and 70%, respectively, of total revenue. The balance of revenue during those periods was derived from subscription fees for premium services, fantasy leagues, and merchandise sales.

Operating Expenses

The ESPN Joint Venture began incurring operating expenses upon formation of the Joint Venture on April 1, 1997. These costs also include those costs paid by its partners on behalf of the Joint Ventures. Starwave expects that ESPN Joint Venture operating expenses will continue to increase in the future as the Joint Venture seeks to expand its online services.

Cost of Online Services. Cost of online services consists primarily of site production and maintenance costs, royalties to co-branding partners, Web operations and support costs, and fees paid to content providers. Costs of online services for the six months ended September 28, 1997 and twelve months ended October 4, 1998 were $7,168,000 and $15,715,000, respectively.

Development. Development expenses include expenses related to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for facilities and equipment. Total development costs for the six months ended September 28, 1997 and twelve months ended October 4, 1998 were $515,000 and $1,847,000, respectively. These amounts represent 7% and 10%, respectively, of total revenues in those periods. The increase in costs for the twelve months ended October 4, 1998 is primarily due to additional costs incurred for increased labor costs. The ESPN Joint Venture anticipates that it will continue to devote substantial resources to development to remain competitive and that the absolute dollar amount of these costs will increase in future periods.

Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. Sales and marketing expenses for the six months ended September 28, 1997, and twelve months ended October 4, 1998 were $2,262,000 and $5,724,000, respectively, representing 32% and 30%, respectively, of total revenues. The ESPN Joint Venture anticipates that the absolute dollar amount of sales and marketing expenses will increase in future periods.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for the ESPN Joint Venture, as well as fees for professional services. General and administrative expenses for the six months ended September 28, 1997, and twelve months ended October 4, 1998 were $811,000 and $3,055,000, respectively, representing 12% and 16%, respectively, of total revenues. The ESPN Joint Venture opened offices in New York, New York and Bristol, Connecticut, in addition to its operations in Starwave's existing office in Bellevue, Washington, which contributed to the increased cost of general and administrative expenses.

Income Taxes. Profits or losses of the ESPN Joint Venture are attributable directly to its partners for income tax purposes. Consequently, an income tax provision has not been reflected in any financial information presented.

THE ABCNEWS JOINT VENTURE

                                APRIL 1, 1997 (INCEPTION) TO TWELVE MONTHS ENDED
                                     SEPTEMBER 28, 1997        OCTOBER 4, 1998
                                ---------------------------- -------------------
                                                 (IN THOUSANDS)
Revenues.......................           $ 1,929                 $  9,878
Operating expenses
  Cost of online services......             9,015                   18,182
  Development..................               532                    1,751
  Sales and marketing..........             1,777                    3,959
  General and administrative...               537                    2,746
                                          -------                 --------
Total operating expenses.......            11,861                   26,638
                                          -------                 --------
Operating loss.................            (9,932)                 (16,760)
Net other income...............                 2                       61
                                          -------                 --------
Loss from operations...........           $(9,930)                $(16,699)
                                          =======                 ========

Revenues

The ABCNews Joint Venture began generating revenues upon its formation on April 1, 1997. Revenues for the six months ended September 28, 1997, and the twelve months ended October 4, 1998 were $1,929,000 and $9,878,000, respectively. Advertising revenues for the corresponding periods were $937,000 and $4,034,000, respectively, representing 49% and 41%, respectively, of total revenue. The balance of revenue during those periods was derived from a contract with a major online service for the use of ABCNEWS.com site information on their proprietary service.

Operating Expenses

The ABCNews Joint Venture began incurring operating expenses upon its formation on April 1, 1997. These costs also include those costs paid by its partners on behalf of the ABCNews Joint Venture. Starwave expects that ABCNews Joint Venture operating expenses will continue to increase in the future as the joint venture seeks to expand its online services.

Cost of Online Services. Cost of online services consists primarily of site production and maintenance costs, royalties to co-branding partners, Web operations and support costs, and fees paid to content providers. Costs of online services for the six months ended September 28, 1997, and the twelve months ended October 4, 1998 were $9,015,000 and $18,182,000, respectively.

Development. Development expenses include expenses related to the development and production of new online services and technologies, including payroll and related expenses for development staff as well as costs for facilities and equipment. Total development costs for the six months ended September 28, 1997 and the twelve months ended October 4, 1998 were $532,000 and $1,751,000, respectively. These amounts represent 28% and 18%, respectively, of total revenues in those periods. Starwave expects that the ABCNews Joint Venture will continue to devote substantial resources to development to remain competitive and that the absolute dollar amount of these costs will increase in future periods.

Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenses, as well as related facilities expenses. Sales and marketing expenses for the six months ended September 28, 1997 and the twelve months ended October 4, 1998 were $1,777,000 and $3,959,000, respectively, representing 92% and 40%, respectively, of total revenues. The ABCNews Joint Venture anticipates that the absolute dollar amount of sales and marketing expenses will increase in future periods.

General and Administrative. General and administrative expenses consist primarily of payroll and related expenses of executive, finance, legal, human resources, and information systems personnel. In addition, these costs include occupancy costs for the ABCNews Joint Venture, as well as fees for professional services. General and administrative expenses for the six months ended September 28, 1997 and the twelve months ended October 4, 1998 were $537,000 and $2,746,000, respectively, representing 28% and 28%, respectively, of total revenues. The ABCNews Joint Venture opened an office in New York, New York in addition to the existing offices in Bellevue, Washington, which contributed to the increased cost of general and administrative expenses.

Income Taxes. Profits or losses of the ABCNews Joint Venture are attributable directly to its partners for income tax purposes. Consequently, an income tax provision has not been reflected in any financial information presented.

YEAR 2000 COMPLIANCE

Infoseek is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Virtually every computer operation will be affected by the "year 2000 problem." Many computer systems only provide for a two digit date and therefore will not properly recognize dates when the year changes from 1999 to 2000, since the system may recognize the year as 1900 instead of 2000. Computer systems that do not properly recognize the year 2000 could generate incorrect data or cause a system to fail.

Infoseek management has conducted a review of Infoseek's exposure to the year 2000 problem. Infoseek is working with its major computer system vendors, data feed and software vendors to determine if they are prepared for the year 2000. Based on Infoseek's internal review and discussions with these vendors, Infoseek currently believes that its internal systems will be year 2000 compliant following a conversion to an improved financial reporting system in connection with replacements scheduled to be installed in regular upgrade programs prior to the end of 1999. Infoseek does not expect to incur significant expenses or to have to purchase additional computer systems beyond the regular upgrade to avoid the year 2000 problem, for either Infoseek's internal information technology systems or Infoseek's products and services.

If the regular upgrades are not completed as planned, Infoseek will incur additional expenses. Infoseek cannot assure you that its vendors' representations are accurate. Infoseek has also not investigated year 2000 compliance by third parties who are not vendors of Infoseek. Infoseek has no control over these third parties' compliance. For example, if a link on GO Network or the Infoseek search service points to a website which is not year 2000 compliant, that link may not be available to users and therefore the Infoseek services will offer fewer features. If many linked sites do not work, the value of user traffic and advertising on Infoseek's websites could materially decrease.

If Infoseek or any of its viewers, customers, linked sites, advertisers, vendors or other third parties are not year 2000 compliant, Infoseek's business, results of operations, financial condition and prospects could be seriously harmed.

                               INFOSEEK BUSINESS

On November 18, 1998, Infoseek acquired Starwave and became the parent company of Infoseek California. Infoseek's business currently consists primarily of holding the capital stock of Infoseek California and Starwave, each of which continues to operate its historic business as described below. In addition, Infoseek has, in conjunction with Disney, begun to establish a strategic relationship concerning the development, launch and promotion of GO Network, also as described below. Infoseek plans to devote a substantial portion of its resources in the future to developing, launching and promoting GO Network.

GO NETWORK

GO Network will combine certain content, promotion, brands and technologies of Infoseek, Starwave and the ABCNews and ESPN Joint Ventures. GO Network will provide for universal navigation, registration, community and commerce services across the Infoseek and Starwave websites, as well as ESPN.com, ABCNEWS.com and certain Disney websites. Infoseek believes that GO Network will address customers' needs by providing utility, ease of use, speed, personalization and choice. Infoseek intends, through GO Network, to offer a broad selection of popular branded content to audiences ranging from children, to families, to business users. GO Network will contain content and customization, community, search and directory, commerce, communication and connectivity intended to create a complete online experience for its users. Infoseek launched a preview version of GO Network in December 1998, with a full launch expected to follow in the first quarter of 1999.

In connection with GO Network, Infoseek is required to purchase $165 million in promotional support and activities over five years from ABC, Inc., a wholly-owned subsidiary of Disney. Such promotional activity is expected to include print, outdoor, radio and television exposure nationally. In addition, Disney has agreed to co-brand all ABCNEWS.com and ESPN.com owned non-traditional media promotions with promotions for GO Network.

THE INFOSEEK BUSINESS

Infoseek provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives. Infoseek is able to segment viewers by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interests and facilitates the purchase of related goods and services.

The Infoseek branded search and navigation services integrate accurate search results with relevant Internet and other resources to enhance the viewer's interaction with information and content and create a more effective medium for advertisers, sponsors and commerce partners. In order to further leverage its core strength in technology and to diversify its revenue base, Infoseek licenses its Ultraseek Server product to corporate customers for use on their intranets and public websites.

The Infoseek Service and Product Offerings

Internet End-User Services and Products

The Infoseek Service is a free search and navigation service targeted to viewers at home, in business and in schools. The Infoseek Service integrates multiple methods of obtaining, organizing and sharing information on the Internet. Viewers are presented with four principal means of obtaining information--search, channels, directory and service links-- from which they can launch specific queries, browse or access relevant content.

  Search: The search function allows the viewer to launch query-based searches of the Web, USENET News and other premium content databases, including news and company collections. To perform a search, a viewer types a query in the search box and is then presented a highly specific response from a search of the entire database. A search can be effected using simple keywords, phrases or full text. The search function utilizes sophisticated techniques to allow viewers to obtain specific results for case sensitive, numerical or singular letter aspects of certain queries, such as "49ers" or "Vitamin C." Infoseek recently announced Extra Search Precision, a search technology designed to improve the quality of search results by delivering the most relevant results on the Internet. Infoseek also added an advanced search feature to the Infoseek homepage that allows users to control the specificity of their search.

  Channels: Infoseek offers viewers 18 "channels" which are organized topically much like sections of a newspaper. Current channels include Automotive, Business, Careers, Communications, Computer, Education, Entertainment, The Good Life, Health, Internet, Kids & Family, News, Personal Finance, Real Estate, Shopping, Sports, Travel and Women's. Each channel includes content teasers to full stories, reviews, databases and other information on content providers' sites and other sites, best of the Web links to interesting and relevant information, relevant directory subtopics, news headlines, chat, transaction opportunities and classified advertisements.

  Directory: The Infoseek directory is a hierarchical listing of Web pages that have been selected and abstracted by Infoseek and organized by category, which can be accessed by Infoseek's home page or the relevant channel. The directory enables a viewer to click on a directory entry, such as Arts & Entertainment or Sports, and to look through a hierarchy of relevant Internet sites for areas of interest. For example, under Sports the viewer can proceed from "Baseball" to "Players," and finally, to "Ken Griffey Jr." The directory assists the viewer by providing abstracts of each directory entry. As of December 1, 1998, Infoseek had increased its directory of websites to over 800,000 sites.

  Service Links: Viewers can be directly linked to third party sites by clicking on several different title bars listed at the side of the search screen or icons presented on the Infoseek page. Pursuant to an arrangement with United Parcel Services of America, Inc., viewers can access the UPS tracking system by clicking on a link on the Infoseek home page. The standard Internet advertising on Infoseek also contains direct links to the advertisers' home page. Without direct hypertext links such as these a viewer must either conduct a new search or know and enter a precise Uniform Resource Locator, known as a "URL," to move to another site.

The Infoseek Service offers viewers access to content feeds from a variety of well-known Internet sources, third party content sources and co-branded sites between Infoseek and other providers of services and products such as UPS, to provide viewers with high quality, up-to-date information whether a viewer is navigating via search, channels or directory. For example, news that is relevant to the viewer's query is made available as part of a search result. In addition, the News channel offers viewers the latest business, world, political, technology and sports news from a variety of data sources such as Reuters Holdings PLC, Business Wire, Hoover's, Inc., PR Newswire and USENET news groups.

To enrich the viewer experience, the Infoseek Service allows the use of the information gathered from a search to interact with viewers of similar interests and purchase goods within the site through features such as chat, instant messaging and transaction-based websites. For example, a consumer who is interested in purchasing a Saturn automobile can conduct an online search, compare notes with Saturn drivers in Infoseek's automobile chat room and even purchase a Saturn through autobytel.com, a website for evaluating and making car-buying decisions.

Corporate Intranet and Public Site Navigation Services and Products

In March 1997, Infoseek introduced Ultraseek Server, its first software product targeted at the corporate market. Designed as an easy-to-install, simple-to-manage spider and search engine, the product leverages the core technology developed for the Infoseek Service. Key advantages of the Infoseek Service in areas such as natural language support, relevance ranking algorithms, and automated spider revisiting are augmented with an intuitive interface, support for alternate document formats such as Microsoft Office or Adobe PDF, and robust error recovery. The result is a solution for corporate webmasters that enables the creation of a search capability on one site or across an intranet with thousands of hosts, that is quick to implement, and manageable with limited resources.

Infoseek views the Ultraseek Server product as a horizontal application, with a strong fit across many industries. In 1997, Infoseek licensed this software to customers in the following industries, among others:

  . Publishing:

    . International Data Group, Inc.

    . National Geographic Society

  . High technology:

    . Sun Microsystems, Inc.

    . 3Com Corporation

    . Hewlett-Packard Company

    . Lexmark International Group, Inc.

  . Manufacturing

    . Ford Motor Company

    . The Boeing Company

    . Merck & Co., Inc.

    . Rohm & Haas Company

  . Communications:

    . BellSouth Corporation

    . Ericsson LM Tel. Co. Ad.

    . Worldcom Inc.

  . Government:

    . NASA

    . U.S. Department of Education

    . Lawrence Livermore National Laboratory

  . Finance:

    . Morgan Stanley Dean Witter

    . John Hancock Mutual Life Insurance Company

    . Swiss Bank Corporation

    . New York Stock Exchange

  . Consumer goods:

    . Sony Corporation

    . NIKE, Inc.

    . Sears, Roebuck and Co.

  . Education:

    . Stanford University

    . Harvard University

    . Pennsylvania State University

    . Georgia Institute of Technology

    . University of Sydney

    . McGill University

Infoseek also announced that it had been selected as the intranet and public site search application by CERN, the European Particle Physics Lab and creator of the World Wide Web.

Advertising Services and Products

Infoseek derives a substantial majority of its revenues from the sale of advertisements. Infoseek is focused on providing its advertisers with high volume and targeted access to interested audiences and potential buyers. These advertisements appear on the Infoseek Service Web page when a viewer enters the service, receives search results, browses through the directory or accesses a channel. Advertising revenues represented 89%, 94%, 94% and 99% of Infoseek's total revenues for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997 and 1996, respectively. Infoseek believes it has been able to achieve its advertising revenues to date primarily through its direct sales force and through the products it offers advertisers.

Advertising Products and Pricing

Infoseek derives its revenue from several advertising options that may be purchased individually or in packages--run of site rotations, directory and channel rotations, key word rotations, cross service sponsorship, channel sponsorship and Ultramatch targeting. These options may contain hypertext links to the advertiser's home page.

Rotations

  Run of Site: Run of site rotations are advertisements that rotate on a random basis throughout the Infoseek Service, appealing to advertisers seeking to establish brand recognition across the broadest reach of Infoseek viewers. Search results advertisements are typically sold in blocks of one thousand impressions to be generated over a four week period. Infoseek's current cost per one thousand impressions, known as "CPM" for run of site rotations ranges from $18 to $29 depending upon the number of impressions purchased.

  Directory and Channel: Directory and channel rotations are advertisements that appear when an Infoseek viewer browses through directory and channel topic pages. Directory and channel rotations allow advertisers to target an audience with a specific area of interest. Like run of site rotations, directory and channel rotations are sold in blocks of impressions over a four week period. Because of the greater selectivity of the audience, Infoseek's current CPM for directory and channel rotations ranges from $30 to $60.

  Keyword: Keyword rotations are advertisements that are displayed when an Infoseek viewer's search contains a particular keyword selected by the advertiser. This option offers the advertiser a highly targeted, self-selected audience. Through its proprietary advertising management system, Infoseek tracks every word that is queried by Infoseek viewers, from which Infoseek has identified keywords that are most frequently queried by Infoseek viewers and requested by advertisers. Infoseek's current four week rate card CPM for a keyword is $55 to $60.

Channel and Cross-Service Sponsors and Partners

The channel version of the Infoseek Service, which was introduced in October 1997, now features 18 "channels" that allow a viewer to browse in an environment that brings together the best topical information, service, products and communities on the Web. In addition, this version of the Infoseek Service dynamically wraps relevant content around answers to a viewer's queries.

Sponsors and partners with whom Infoseek has executed agreements include the following:

CHANNEL                  SPONSORS AND PARTNERS

Automotive               autobytel.com, Insweb

Careers                  CareerPath

Communications           AT&T

Computers                CMP Media, Inc.

Entertainment            N2K, DVD Express

Health                   Women.com, Onhealth, Vitamin Shoppe

Internet                 CMP Media, Inc.

Personal Finance         Microsoft Investor, Datek Online

Travel                   Microsoft Expedia

Real Estate              NetSelect, Apartments.com, HomeShark

Women's                  iVillage

CROSS-SERVICE

UPS

Borders Online

Microsoft Sidewalk

Infoseek's enhanced channel version of the Infoseek Service provides a better viewer experience and better segmentation of the target audience for advertisers and sponsors. In addition, Infoseek has been able to supplement its banner advertising business with media-based revenues for sponsorships in its channels and sub-channels. A cross-service sponsor's content or service appears on the Infoseek Service home page or on multiple channels across the Infoseek Service.

Ultramatch Targeting

Infoseek currently sells Ultramatch, an advertising management product based upon technology which is designed to create a viewer profile based on real, observed viewer behavior to allow precise, targeted advertising. Infoseek and its advertisers have found that this technology significantly increases viewer click-throughs. This innovative advertising approach, which allows advertisers to target advertisements to specific viewer types based on analysis of searching behavior, serves to significantly differentiate Infoseek's services. Infoseek's current CPM for this targeting is $75, and the net cost for an Ultramatch behavioral report is $1,100.

Advertisers

During 1997, over 500 advertisers placed advertisements on Infoseek's service. For the year ended December 31, 1997, one customer, Bell Atlantic Electronic Commerce Services, Inc., which has a representative on Infoseek's board of directors and during 1997 owned a substantial amount of Infoseek's common stock, accounted for 8.2% of revenues. No one advertiser accounted for 10% or more of Infoseek's revenues for the year ended December 31, 1997. To date, most of Infoseek's contracts with advertisers have terms of three months or less.

Sales Force

As of September 30, 1998, Infoseek's advertising sales staff consisted of 54 representatives located in Atlanta, Chicago, Los Angeles, New York, San Francisco and Sunnyvale. Infoseek believes that having an internal direct sales force allows it to better understand and meet advertisers' needs, increase its access to potential advertisers and maintain strong relationships with its existing base of advertising clients.

International Operations

Infoseek offers its service internationally through partnerships with local providers of directory and editorial content in Brazil, Denmark, Holland, France, Germany, Italy, Japan, Mexico, Sweden and the United Kingdom, and has been translated into Spanish. In addition, Infoseek's U.S. sales force sells advertisements on Infoseek's foreign sites to U.S. advertisers who want to reach a global audience. During 1995, 1996 and 1997 and through September 1998, less than 10% of Infoseek's traffic was derived from international sources and less than 10% of Infoseek's revenues were derived from advertising to international viewers. See "Risk Factors--Risks Related to Infoseek--Infoseek Faces Challenges to International Expansion."

THE STARWAVE BUSINESS

Overview

Starwave is a producer of Internet-based online services in specific content areas with broad consumer appeal. Starwave is recognized for its prominent role in sports, news and entertainment services. These services are offered through the Joint Ventures.

The ESPN Joint Venture's flagship service is ESPN.com, which provides unique sports-related content. The ESPN Joint Venture's other sports services include NBA.com, NFL.com, NASCAR Online and Outside Online. The ABCNews Joint Venture's flagship service is ABCNEWS.com, which provides a broad variety of news and information, including world, national, entertainment, health, technology and business news and information. The ABCNews Joint Venture's other wholly owned services include Mr. Showbiz, which provides entertainment news, Wall of Sound, which provides music news, CelebSite, which provides celebrity information, and MoneyScope, which provides business news and information. The Joint Ventures derive content from their staffs, partners, licensees, news services and freelance writers and commentators. The Joint Ventures add additional value by converting this content into interactive programming. To facilitate traffic to its online services, each service has its own Internet address, or URL, allowing direct Internet access by any viewer.

Starwave seeks to:

  . provide comprehensive, entertaining programming that is constantly updated,

  . leverage its association with high-profile brands, including ESPN, ABC, the NBA, the NFL and NASCAR,

  . utilize and develop leading-edge technology that offers consumers advanced and entertaining services,

  . provide an attractive platform for mainstream, consumer-oriented advertisers, and

  . capitalize on emerging revenue opportunities.

ESPN and ABCNews Joint Ventures

The ESPN Joint Venture's sports services and the ABCNews Joint Venture's news services are cross-linked, enabling users to move easily from one service to another. The distinct URLs for ESPN.com, NBA.com, NFL.com, NASCAR Online and Outside Online enable the ESPN Joint Venture to capture audiences having specific interests in particular sports categories, while the distinct URLs for ABCNEWS.com, Mr. Showbiz, Wall of Sound, CelebSite and MoneyScope enable the ABCNews Joint Venture to capture audiences having specific interests in particular news, entertainment and business categories. These URLs are displayed in ESPN and ABC broadcasts in order to promote ESPN.com and ABCNEWS.com, respectively.

The Joint Ventures have terms of ten years from November 18, 1998 and are mutually exclusive with regard to U.S. and Canadian based online sports and general news services, respectively. Required funding under the Joint Ventures is split 60/40 between the Starwave and Disney entities in loss years and 50/50 in years in which the respective Joint Ventures achieve net income. Under the Joint Ventures:

  . Starwave provides a variety of services, including hosting, technology development, usage tracking, infrastructure, production support, software tools and engines.

  . ESPN provides access to ESPN television and radio creative and editorial content, advertising and promotion on ESPN cable television and radio networks and access to the "ESPN" brand, properties and personalities.

  . Disney provides access to ABC News creative and editorial content, advertising and promotion on ABC News programs, and access to the "ABC News" brand, properties and personalities.

Revenue Sources

Starwave and the Joint Ventures have historically derived their revenue principally from advertising and subscription fees. Starwave believes that its success in obtaining advertising revenue is primarily the result of high consumer traffic, favorable demographics and innovative marketing approaches. As of the date hereof, Starwave has introduced subscription services only on ESPN.com, including a premium subscription, which provides enhanced coverage, special editorial features, in-depth statistics and graphical analysis and access to additional multimedia content, as well as a one-time subscription, which provides access to fantasy games such as Fantasy Baseball and Fantasy Football.

Starwave is also developing other revenue sources such as program bundling. Services with branded content are able to bundle portions of their content with third-party services, including online services, browsers, software vendors and Internet service providers, in order to differentiate these products and services from their competition. Starwave believes that bundling branded services provides further distribution opportunities and generates additional revenue through license fees, royalties and bounty payments. Starwave also generates merchandising revenue through online sales and transactions in the Zone Store within ESPN.com and the NBA Store within NBA.com. Finally, Starwave provides hosting services and licenses some of its proprietary software to Disney.

TECHNOLOGY

Core Search Engine Technology

Infoseek's current search engine technology is based on Ultraseek, an enhanced search technology that provides users enhanced levels of accuracy, currency, comprehensiveness and speed. Ultraseek includes built-in intelligence with features such as phrase, capitalization and proper name recognition. Infoseek's highly-rated search engine seeks to deliver accurate results, which are characterized by the level of precision and the level of recall. In addition, due to the dynamic nature of the Internet, the retrieval of up-to-date information has become another key factor for the evaluation of Internet search services. To bring current information to the viewer, Infoseek has developed technology to regularly update its entire database of Web pages. This enables the Infoseek service to deliver accurate, relevant and up-to-date search results. To facilitate the ease of use of the service, Infoseek

Service includes a sophisticated technology to interpret "natural language" queries. Infoseek has also provided a proprietary Web spider which works to enhance the performance of the search engine. A Web spider is software that identifies and catalogs pages on the Web. This catalog, when indexed with text retrieval software such as Infoseek's search engine, can be quickly accessed by keyword or phrase. Together, the search engine technology and the Web spider technology are used to index Web pages, the directory and other sources of content. Infoseek is continually developing its core search engine technology, including the Extra Search Precision technology described above.

Advertising Management

Infoseek has developed certain proprietary systems for the placement of advertisements with targeted audiences on appropriate Infoseek service Web pages. Infoseek's advertising management systems are capable of presenting in real-time advertising that corresponds to a viewer's inquiry. If certain key words have been purchased by more than one advertiser, the system automatically determines which advertisement is displayed based upon the number of impressions under contract and delivered to date. As part of Infoseek's proprietary advertising management system, Infoseek also maintains a database that tracks the number of searches of each word queried by Infoseek viewers, the number of browses through each directory category and the number of impressions of each advertisement. This system assists Infoseek in estimating the number of expected impressions of specific advertisement options marketed by Infoseek or otherwise sought by advertisers. Infoseek believes that it will be necessary to significantly improve its internally developed advertising management system or to implement a different advertising management system to address increasing advertising volume. Infoseek is in the process of evaluating Starwave's advertising management systems. To the extent that Infoseek encounters material difficulties in utilizing Starwave's system, Infoseek will need to devote sufficient resources to enhance its current system. Any extended failure of, or material difficulties encountered in connection with, Infoseek's advertising management system may expose Infoseek to "make good" obligations with its advertising customers. These "make good" obligations, which, by displacing advertising revenue among other consequences, would reduce revenue and would have a material adverse effect on Infoseek's business, results of operations, financial condition and prospects.

Starwave Technology

To date, Starwave has internally developed technologies that facilitate authoring capabilities for text, audio, graphics and video that enhance the speed and interactivity of its services, as well as technology designed to enable consumers to make secure purchases using credit cards over the Internet.

MARKETING AND DISTRIBUTION

Marketing

Infoseek builds brand awareness through an integrated plan utilizing online and traditional media, public relations and promotions. Infoseek's marketing plans are currently being revised to reflect the upcoming launch of GO Network. Infoseek also cross-promotes with content providers through advertising swaps both in online media and traditional print and broadcast media.

Distribution

Infoseek seeks to form relationships that maximize audience reach and create alternate distribution channels to Infoseek's services. Infoseek has relationships with Netscape and Microsoft, each of which distributes browser software to its customers which is used to navigate the Web. Infoseek also has distribution relationships with various Internet service providers and content providers such as AT&T, Earthlink, Southwestern Bell and CNET. The Infoseek Service is listed by each of these companies as a navigational service available to their viewers. The terms of these relationships vary widely, both in the prominence given to the Infoseek Service relative to other alternatives and the compensation paid by Infoseek for advertising.

Starwave Marketing and Distribution

Starwave seeks to to build brand awareness for the Joint Ventures' services through a variety of marketing techniques, including:

  . Reciprocal advertising arrangements with Web search engines.

  . ABC and ESPN broadcasts.

  . Advertisements in other traditional media and online media (such as broadcast e-mail).

  . Trade advertisements.

Starwave and the Joint Ventures have built brand awareness through their relationships with partners with strong brands, including the NFL, the NBA, NASCAR, TheStreet and Outside magazine.

COMPETITION

The market for Internet and intranet products and services is very competitive. Infoseek expects the market to become more competitive. Because the market for search and portal services is new and developing, Infoseek cannot predict how competition will affect Infoseek, its competitors or its customers. Infoseek believes that the Internet market increasingly will require portal services to deliver a large variety of multimedia content and services. Infoseek may not be able to compete successfully. If Infoseek fails to respond to competitive pressures, including those listed below, Infoseek's business, results of operations, financial condition and prospects will be seriously harmed.

Infoseek believes that its future success partly depends on its ability to deliver a broad variety of multimedia content and services. To attract advertisers, Infoseek believes it must offer:





  . A large number of viewers

  . Viewers with attractive demographic profiles and

  . Cost-effectiveness

Infoseek believes that the number of companies selling advertising on the Web and the amount of advertising space on the Internet have greatly increased recently. Infoseek may therefore face a market which demands lower prices for the purchase of advertisements and this could result in a decline in Infoseek's revenues.

Infoseek believes it faces competition in numerous areas, including:

BUSINESS AREA    KEY FEATURES           KEY COMPETITORS      KEY COMPETITIVE
                                                             FORCES

CONSOLIDATED     Combined services      Yahoo, America       Control content
INTERNET         including:             On-Line, Excite,     Provide
PRODUCTS         . Search and directory Microsoft,            additional
(GO Network)     . Email listings       Netscape, Lycos,      features
                 . News information     CNet                 Reduce viewer
                 . Internet commerce                          access to
                 . Chat and bulletin                          competing
                   boards                                     services

SEARCH AND       Ability to search      DEC/AltaVista,       Enhance search
NAVIGATION        the web and find      Excite, Inktomi,      features
SERVICES          information           Lycos                Use technology to
(Infoseek                                                     "push" a
Search)                                                       particular
                                                              service to users
                                                             Develop
                                                              "intelligent"
                                                              searching

SEARCH SOFTWARE  Software to allow      DEC/AltaVista,       Enhance search
(Ultraseek        Intranet and          Lycos, OpenText,      features
Server)           Internet websites     Verity               Increase
                  to have search                              compatibility and
                  features                                    ease of use
                                                             Develop
                                                              "intelligent"
                                                              searching

INTERNET MEDIA   Creative and                                Deliver timely
(ABCNEWS.com,     original content,                           and  informative
ESPN.com)         including:                                  information  and
                                                              multimedia
                  . Current events      CNN, The New York     content
                                        Times, Washington    Provide easy
                                        Post, CBS News,       access to
                                        NBC                   information

                  . Sports              Fox Sports,
                                        CNNsi, CBS
                                        Sportsline,
                                        Yahoo! Sports

                  . Business and        Microsoft
                    stocks              Investor, Quicken
                                        Financial
                                        Network, Reuters,
                                        Dow Jones, Yahoo
                                        Finance

                  . Entertainment       E! Online
                                        Entertainment
                                        Weekly/Pathfinder

INTERNET AND     Traditional media                           Provide
OTHER             sources, such as:                           interesting and
ADVERTISING                                                   popular
MEDIA             . Broadcast           ABC, NBC, CBS,        interactive or
(GO Network,        Television          Fox                   traditional
ABCNEWS.com,                                                  programming
ESPN.com)         . Cable Television    ESPN, CNN            Attract
                                                              advertisers
                  . Print Media         The New York          through viewers
                    (newspapers and     Times, Washington
                    magazines)          Post, USA Today,
                                        Sports
                                        Illustrated

ELECTRONIC       Retail items for       Yahoo,               Establish
COMMERCE          sale over the         AOL/Netcenter,        infrastructure to
(under            Internet              MSN, Lycos,           stock and
development)                            Amazon.com, eBay      deliver items
(GO Shopping)                                                 quickly
                                                             Develop brand
                                                              name in commerce

In order for Infoseek to compete successfully, Infoseek must overcome many risks, including:

  . Low Barriers to Entry to the Internet. Infoseek believes that it is relatively inexpensive to develop new internet technologies, products and services. It is likely that other companies may offer similar products and services that compete with Infoseek for advertisers.

  . Quickly Changing Market. Because the Internet market is new and changing quickly, Infoseek cannot predict which companies are likely to offer competitive services in the future.

  . Reliance on Advertising Revenues. Infoseek depends on advertising sales for revenue. Because the Internet is still a new advertising medium, there is a risk that the number of advertisers purchasing advertisements on the Internet could decrease. Such a decrease could result in lower advertising revenues for Infoseek.

  . Industry Consolidation. Some of Infoseek's competitors have engaged in business combinations or other strategic relationships with one other. These combinations often increase a competitor's power or make it more difficult for users to find and use Infoseek's products and services.

If Infoseek does not compete effectively, it will suffer immediate harm to its services, results of operations and prospects.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

Infoseek's success depends heavily upon its exclusive technology, brand names and Internet locations, known as "domain names." To protect its rights to its software, systems, documentation and product features, Infoseek currently relies on a combination of:

  . Patent, copyright and trademark and service mark laws,

  . Trade secret laws,

  . Confidentiality procedures, and

  . Contractual provisions.

These methods of protection may not be adequate to protect against others using Infoseek's technology, brand names and content. Accordingly, Infoseek may not be able to maintain the goodwill associated with its products and services or competitive features.

Infoseek and its subsidiaries hold three U.S. patents and currently have 15 U.S. patent applications pending and six foreign patent applications pending. Infoseek has registered and applied for registration for certain service marks and trademarks and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Infoseek generally enters into confidentiality agreements with its employees and with its consultants and customers.

Despite these measures, Infoseek may not be able to protect its intellectual property due to risks related to application of intellectual property laws. The application of copyright and trademark laws to the Internet and other digital media is very uncertain. There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. See "Risk Factors--Risks Related to Infoseek--Infoseek May Not Be Able to Protect Its Intellectual Property."

Further, Infoseek may not be able to use its intellectual property or further develop its business because third parties may accuse Infoseek of infringing their Intellectual Property. See "Risk Factors--Risks Related to Infoseek-- Third Parties May Prevent Infoseek from Developing Its Intellectual Property."


Infoseek is aware of a number of issued patents which cover interactive programming, Internet programming and techniques, and electronic commerce. For example, Infoseek is aware of a U.S. patent recently issued to Carnegie Mellon and licensed to Lycos related to Web spider technology. While Infoseek currently believes, based on a preliminary review of such issued patent and consultation with its patent counsel, that its products and services do not infringe the Carnegie Mellon patent, Infoseek cannot assure you it would prevail if Lycos or Carnegie Mellon claimed Infoseek infringed such patent. Infoseek expects patent infringement regarding Internet technologies to increase as the number of products and competitors in this market grows and as new patents are issued. Infoseek expects that patents, particularly in the areas of real-time or "streaming" audio and video, online commerce and "digital cash," and other technologies may issue in the future. Some of these technologies may be considered to be critical to long-term success in the Internet marketplace. Infoseek has also from time to time received informal notices from copyright and trademark holders regarding use of music, images and websites in their services.

Infoseek cannot assure you that it can adequately protect its intellectual property. If Infoseek fails to protect its intellectual property, it could suffer serious harm to its business, results of operations or prospects. Infoseek also cannot assure you that third parties will not in the future claim infringement by Infoseek with respect to Infoseek's current or future products. Any such claims or counterclaims could:

  . Be time-consuming

  . Result in costly litigation

  . Cause product release delays

  . Require Infoseek to redesign its products

  . Require Infoseek to enter into royalty or licensing agreements.

These claims of infringement, whether successful or not, could seriously harm Infoseek's business, results of operations or prospects.

EMPLOYEES

As of September 30, 1998, Infoseek had 319 full-time employees, including 84 in research and development, 141 in sales and marketing, 22 in operations and 72 in finance and administration. Also as of September 30, 1998, Starwave had a total of 336 employees (including those employees supporting the Joint Ventures), of which 43 were involved in Starwave's technology division, 41 were in Web operations and management information systems, 35 were in general administration and development and 217 were involved in the Joint Ventures. None of these employees is represented by a labor union. None of Infoseek, Starwave and the Joint Ventures has experienced any work stoppages and each considers its relations with its employees to be good. Infoseek's performance is substantially dependent on the continued services of the management teams of Infoseek, Starwave and the Joint Ventures and on their continuing ability to attract and retain highly qualified and motivated officers and key employees and to attract and retain sufficient numbers of technical and production personnel.

PROPERTIES

Infoseek's principal administrative, sales, marketing and research and development facility is located in Sunnyvale, California. Infoseek leases approximately 150,000 square feet (a section of which is currently subleased to another tenant) in Sunnyvale pursuant to several lease agreements which generally extend through October 2002. Infoseek is also in negotiations regarding additional space in Sunnyvale. Infoseek also leases approximately 61,000 square feet in Seattle, Washington for the headquarters and principal operations of Starwave and 6,000 square feet in Bellevue, Washington for additional Starwave operations. Infoseek also leases approximately 12,000 square feet in San Francisco, California and approximately 3,000 square feet in New York, New York. Infoseek also maintains several other offices throughout the country. The ABCNews Joint Venture and ESPN Joint Venture maintain space in New York, New York and Bristol, Connecticut pursuant to arrangements with ABC and ESPN.

Infoseek believes that its existing facilities are adequate for its current needs and that additional space will be available as needed. There can be no assurance, however, that additional space will be available on satisfactory terms, if at all.

LITIGATION

Infoseek is not currently a party to any material litigation. From time to time, Infoseek may be a party to litigation and claims incident to the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, Infoseek believes that the final outcome of such matters will not seriously harm its business, results of operations, financial condition or prospects.

                       INFOSEEK RELATIONSHIP WITH DISNEY

The following is a summary of certain business transactions and relationships between Infoseek and Disney.

IN GENERAL

Infoseek California, Infoseek, Starwave and Disney entered into the Starwave merger agreement. Pursuant to the Starwave merger agreement, Infoseek acquired Starwave, which had been approximately 91% owned by Disney, and established a new holding company structure which involved a reincorporation into Delaware. As a result, each of Starwave and Infoseek California became wholly-owned subsidiaries of Infoseek. This transaction closed on November 18, 1998. Accordingly, the business of Infoseek consists primarily of holding the capital stock of Infoseek California and Starwave. Each of Infoseek California and Starwave continues to operate their current businesses. In addition, Infoseek and Disney have established a strategic relationship concerning the development, launch and promotion of GO Network.

In light of Disney's ownership interest in Starwave, Disney received 23.5 million shares of Infoseek common stock as a result of Infoseek's acquisition of Starwave. In addition, Disney purchased an additional 2,642,000 unregistered shares of Infoseek common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of Infoseek common stock at certain times, at certain prices and subject to certain conditions, in exchange for approximately $70.0 million in cash and a $139.0 million five-year promissory note.

As a result of the transactions described above, Disney and its affiliates hold approximately 43% of Infoseek's outstanding common stock. In addition, Disney and its affiliates have the right to acquire, through the warrant, which becomes exercisable over time, an additional 15,720,000 shares of Infoseek common stock. If Disney exercises the warrant, Disney and its affiliates will hold on an aggregate basis together with the shares owned by Disney, approximately 50.1% of the outstanding Infoseek common stock on a fully-diluted basis assuming exercise of all outstanding options, warrants and other rights to acquire Infoseek common stock. Disney also has certain contractual rights to maintain its initial percentage stock and warrant ownership through direct purchases from Infoseek in the event of dilutive issuances. In the event the merger with Quando is consummated, Disney will have a right to purchase shares of Infoseek common stock and a warrant to purchase shares of Infoseek common stock sufficient to maintain its current ownership interest in Infoseek. Further, upon closing of the transactions described above, the Infoseek Board of Directors was expanded from five to eight members, with three Disney designees, Steven Bornstein, Robert Iger and Jake Winebaum, appointed to the Board. See "Infoseek Management."

RELATED AGREEMENTS

Infoseek and Disney also entered into a governance agreement with respect to a number of matters. Under the governance agreement, for a period of three years following consummation of the date of the agreement, subject to earlier termination under certain circumstances, Disney agreed, among other things, to standstill provisions to not acquire over 49.9% of Infoseek's outstanding voting stock, to not solicit proxies or act with another party for purposes of voting or acquiring shares of

Infoseek voting stock, and to not transfer its Infoseek shares except under certain circumstances. The governance agreement also provides, among other things, for supermajority Board approval with respect to certain matters and, together with Infoseek's certificate of incorporation, during the standstill period, restricts Disney's ability to proceed with a tender offer for or merger with Infoseek in certain cases without the approval of members of the Infoseek Board not designated by Disney. During and following the standstill period any Disney tender offer for Infoseek is required to be conditioned upon a majority of disinterested Infoseek shareholders tendering their shares.

Infoseek and Disney also entered into a number of licensing and commercial agreements contemplating the development, launch and promotion of GO Network. GO Network is based, in part, upon certain intellectual property owned by Disney licensed to Infoseek pursuant to the terms of a royalty-bearing license agreement. While owned and operated by Infoseek, GO Network also is subject to an advisory committee which consists of one Infoseek representative and one Disney representative for oversight of activities relating to the service. In connection with GO Network, Disney's wholly-owned subsidiary, ABC, Inc., agreed to provide, and Infoseek agreed to purchase, $165 million in promotional support and activities over five years. As part of such promotion, Disney agreed to co-brand all ABCNEWS.com and ESPN.com owned non-traditional media promotion with promotions for GO Network. Disney has also agreed to integrate Infoseek's search and directory technology into its own Internet-based services.

Disney also agreed to amend certain aspects of the Joint Ventures. Starwave also agreed to act pursuant to representation agreements as the representative of the ABCNews Joint Venture and ESPN Joint Venture for the sale of advertising services.

                              INFOSEEK MANAGEMENT

The following table sets forth certain information concerning Infoseek's current executive officers and directors.

             NAME              AGE                 POSITION(S)
             ----              ---                 -----------
 Harry M. Motro...............  38 President, Chief Executive Officer and
                                   Director
 Leslie E. Wright.............  45 Senior Vice President, Chief Operating
                                   Officer and Chief Financial Officer
 Barak Berkowitz..............  45 Senior Vice President and General Manager,
                                   GO Network
 Bhagwan D. ("B.D.") Goel.....  35 Senior Vice President and General Manager,
                                   Commerce
 Beth A. Haggerty.............  39 Senior Vice President, Worldwide Sales and
                                   Strategic Partnerships
 Patrick Naughton.............  33 Senior Vice President and Chief Technical
                                   Officer
 Andrew E. Newton.............  55 Vice President, General Counsel and
                                   Secretary
 Steven T. Kirsch.............  42 Chairman of the Board of Directors
 Steven Bornstein*............  46 Director
 Robert Iger*.................  47 Director
 L. William Krause(1).........  56 Director
 Matthew J. Stover(2).........  43 Director
 Jake Winebaum*...............  38 Director
 John E. Zeisler(1)(2)........  46 Director

--------

 * Messrs. Bornstein, Iger and Winebaum were appointed to the Infoseek Board of Directors pursuant to the terms of a governance agreement entered into between Infoseek and Disney in connection with Infoseek's acquisition of Starwave and related transactions. See "Infoseek Relationship with Disney."

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

Harry M. Motro joined Infoseek in April 1997 as its President and was appointed Chief Executive Officer and a director of Infoseek in May 1997. From 1995 to April 1997, Mr. Motro served as Senior Vice President of Cable News Network Inc. in charge of CNN Interactive and News Business Development. From 1988 to 1995, Mr. Motro served in several executive positions with Turner Broadcasting Inc. and CNN, including Director, Special Projects and External Reporting, Assistant Vice President, Finance, and Vice President, Business Development and Strategic Planning. From 1982 to 1988, Mr. Motro served as Manager, Audit Services, with Coopers & Lybrand LLP. Mr. Motro holds a B.S. degree in Business from the University of Virginia.

Leslie E. Wright joined Infoseek in August 1997 as Vice President, Finance and Chief Financial Officer and was appointed Senior Vice President and Chief Operating Officer in August 1998. In November 1998, Mr. Wright resumed the role of Chief Financial Officer in addition to his role as Senior Vice President and Chief Operating Officer. From 1994 to July 1997, Mr. Wright worked with Fractal Design Corporation, a graphics software company, where from May 1995 to July 1997 he served as Chief Operating Officer. From 1984 to 1994, Mr. Wright worked with The ASK Group, Inc., a software company, where from 1986 through 1994, he served as Executive Vice President and Chief Financial Officer. Mr. Wright holds a B.S. degree in Business from San Jose State University and is a Certified Public Accountant in the State of California.

Barak Berkowitz joined Infoseek in October 1997 as Vice President, Marketing and became Senior Vice President and General Manager, GO Network in November 1998. In August 1990,

Mr. Berkowitz founded MarketCentrix, a marketing consulting firm servicing technology-based companies. Mr. Berkowitz acted as President of MarketCentrix from August 1990 to July 1994, and again from October 1996 until October 1997. From July 1994 to October 1996, Mr. Berkowitz was Vice President and General Manager for the American region of Logitech, Inc., a computer peripherals company. Mr. Berkowitz studied Psychology and Biology at the City College of New York.

Bhagwan D. ("B.D.") Goel joined Infoseek in September 1998 as Senior Vice President and General Manager, Commerce. From 1996 to 1998, Mr. Goel served as Vice President Products and Services of Internet Shopping Network, an internet business infrastructure company and wholly-owned subsidiary of USA Networks, Inc. From 1994 to 1996, Mr. Goel served as Vice President, Products Development for Worldwide Systems Corporation, a publisher of online travel information and a joint venture between Ameritech and Random House. From 1989 to 1994, Mr. Goel was Director of Product Development for KnowledgeSet Corporation (now Banta Intergrated Media), a developer of alternative electronic media applications. Mr. Goel holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology in New Delhi, India, and an M.S. degree in Electrical Engineering from the University of Toledo and is a candidate for a Ph.D. in Computer Science from Michigan State University.

Beth A. Haggerty joined Infoseek in August 1997 as Vice President, Worldwide Advertising Sales. From 1995 to April 1997, Ms. Haggerty served as Publishing Director of NetGuide Magazine, a CMP Media publication ("CMP"), and most recently as Publishing Director of CMPnet, the Internet Media Group of CMP. In August 1996, Ms. Haggerty also managed the launch of CMP's online product, NetGuide Live. From 1994 to 1995, Ms. Haggerty was a partner and co-founder of Interactive Enterprises, a Ziff Davis venture, and a Publisher of Inter@ctiveWeek magazine. From 1986 to 1994, Ms. Haggerty served in various capacities with CMP, including senior-level sales and marketing management positions for Information Week magazine, National Sales Manager for Network Computing magazine and Publisher of CommunicationsWeek magazine. Ms. Haggerty holds a B.S. degree in Political Science from Rutgers University.

Patrick J. Naughton joined Infoseek in November 1998 as Senior Vice President and Chief Technical Officer. Prior to joining Infoseek, Mr. Naughton was President and Chief Technology Officer of Starwave, which position he had held since April 1997. From July 1996 to April 1997, Mr. Naughton served as Starwave's Senior Vice President, Technology. From October 1994 to July 1996, Mr. Naughton served as Starwave's Vice President, Technology. From January 1993 to October 1994, Mr. Naughton served as Chief Technologist of First Person, Inc., a Sun Microsystems subsidiary formed to commercialize Java technologies. Beginning in June 1988, Mr. Naughton was employed by Sun Microsystems, where he started a research project in December 1990 in the Sun Microsystems Laboratories which conceived the Java programming language. Mr. Naughton holds a B.S. degree in Computer Science from Clarkson University.

Andrew E. Newton, a founder of Infoseek, has served as Vice President and General Counsel since January 1994 and Secretary since March 1994. From February 1989 to November 1993, Mr. Newton was Vice President and General Counsel of Frame Technology Corporation, a software engineering company. Mr. Newton holds an A.B. degree in English from Dartmouth College and a J.D. degree from Columbia University School of Law.

Steven Bornstein became a director of Infoseek in November 1998. Mr. Bornstein has been President and Chief Executive Officer of ESPN since September 1990 and is also a director of ESPN.

Robert Iger became a director of Infoseek in November 1998. Mr. Iger is President of ABC, Inc., a subsidiary of The Walt Disney Company, which position he has held since February 1996. Prior thereto, Mr. Iger served as President and Chief Operating Officer of Capital Cities/ABC, Inc. from September 1994 to February 1996 and as President of the ABC Television Network from January 1993 to August 1994. Mr. Iger holds a B.S. in Communications from Ithaca College.

Steven T. Kirsch, a founder of Infoseek, has been a director of Infoseek since August 1993 and Chairman of the Board of Directors since December 1995. From September 1993 to November 1995, Mr. Kirsch also served as President and Chief Executive Officer of Infoseek. From January 1990 to December 1993, Mr. Kirsch served as Vice President, New Product Development of Frame Technology Corporation, a software engineering company which he co-founded. Mr. Kirsch holds a B.S. degree and an M.S. degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

L. William Krause has served as a director of Infoseek since July 1997. Since October 1991, Mr. Krause has served as President, Chief Executive Officer and as a director of Storm Technology, Inc., a provider of computer peripherals and software for digital imaging. Prior to that, Mr. Krause spent ten years at 3Com Corporation, a manufacturer of global data networking systems, where he served as President and Chief Executive Officer until he retired in September 1990. Mr. Krause continued as Chairman of the Board for 3Com Corporation until 1993. Previously, Mr. Krause served in various marketing and general management executive positions at Hewlett-Packard Company. Mr. Krause currently serves as a director of Sybase, Inc. and Aureal Semiconductor, Inc.

Matthew J. Stover has served as a director of Infoseek since March 1996. Since December 1997, Mr. Stover has served as President and Chairman of the Board of Bell Atlantic Information Services Group, an international marketing information services provider. Mr. Stover is also the Chairman of the Board of Global Directory Services Company. Since January 1994, Mr. Stover has served as President and Chief Executive Officer of Bell Atlantic Yellow Pages Company, formerly known as NYNEX Information Resources Company. Since January 1998, Mr. Stover has served as Chairman of the Board of Bell Atlantic Yellow Pages. Prior to that, Mr. Stover served as President and Chief Executive Officer of AGS Computers, Inc. from December 1992 to December 1993, Vice President, Public Affairs and Corporate Communications of NYNEX Corporation from May 1990 to December 1992 and Vice President, Communications for American Express Company from 1987 to 1990. Mr. Stover holds a B.A. degree in English Language and Literature from Yale University and a certificate from the Executive Program of the University of Virginia, Colgate Darden Graduate School of Business Administration.

Jake Winebaum became a director of Infoseek in November 1998. Mr. Winebaum is Chairman of the Buena Vista Internet Group, a subsidiary of The Walt Disney Company, which position he has held since April 1998. Prior thereto, Mr. Winebaum was President of the Buena Vista Internet Group from March 1997 to March 1998; President of Disney Online from July 1995 to March 1998; President of Disney Magazine Publishing from April 1994 to June 1995; President of Family PC from February

1994 to June 1995; and President of Family Fun from February 1992 to June 1995. Mr. Winebaum is also a member of the advisory committee which oversees GO Network.

John E. Zeisler has served as a director of Infoseek since May 1995. Since October 1996, Mr. Zeisler has served as a General Partner of InterWest Partners, a venture capital firm. From August 1995 to September 1996, he served as Senior Vice President, Marketing of NETCOM, an internet company. From 1992 to 1995, he served as President and Chief Executive Officer of Pensoft Corporation, a software company. From 1987 to 1992, Mr. Zeisler was a co-founder and Vice President, Marketing of Claris Corporation, a software company. Mr. Zeisler holds a B.S. degree in Communications from Boston University.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid by Infoseek for the fiscal years ended December 31, 1998, 1997 and 1996, unless otherwise noted below, to the individuals who served as Infoseek's Chief Executive Officer during the last fiscal year and the four other most highly compensated executive officers of Infoseek who were serving as such at the end of the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                         SECURITIES
                             FISCAL                      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY  BONUS(L)   OPTIONS     COMPENSATION
---------------------------  -------   -------- -------- -----------   ------------
Harry M. Motro ..........     1998     $250,962 $ 51,197    125,000           --
 President and Chief
  Executive Officer           1997     $169,551 $ 69,230  1,000,000      $150,000(2)
                              1996          --       --         --            --
Leslie E. Wright.........     1998     $175,673 $ 38,397    140,000           --
 Senior Vice President,       1997     $ 60,289 $ 20,000    137,500           --
  Chief Operating Officer
 and Chief Financial
  Officer                     1996          --       --         --            --
Patrick J. Naughton(3)...     1998     $253,631      --      92,782           --
 Senior Vice President
  and Chief                   1997(4)  $205,006      --     264,957(5)        --
 Technical Officer            1996     $163,164      --     270,256(5)
Beth A. Haggerty.........     1998     $175,673 $116,880     85,000           --
 Senior Vice President,
  Worldwide Sales             1997     $ 72,355 $ 50,480    165,000      $ 50,000(6)
 and Strategic                1996          --       --         --            --
  Partnership
Barak Berkowitz..........     1998     $180,692 $ 28,158     91,250           --
 Senior Vice President
  and General Manager,        1997     $ 39,993 $ 11,700    165,000           --
 GO Network                   1996          --       --         --            --

--------

(1) Represents bonus payments earned during 1998.

(2) Represents a one-time relocation payment to Mr. Motro.

(3) Mr. Naughton was President and Chief Technical Officer of Starwave prior to Infoseek's acquisition of Starwave on November 18, 1998. Upon such acquisition, Mr. Naughton became Senior Vice President and Chief Technical Officer of Infoseek.

(4) Starwave's fiscal year 1997 ended September 28, 1997.

(5) Options were granted pursuant to Starwave's stock option plans, which were assumed by Infoseek on November 18, 1998. Number reflects conversion from options for shares of Starwave common stock to options for shares of Infoseek common stock.

(6) Represents a one-time relocation payment to Ms. Haggerty.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning stock option grants made during 1998 to Infoseek's Chief Executive Officer and the four other most highly compensated executive officers who were serving as such at the end of the fiscal year ended December 31, 1998. No stock appreciation rights were granted to these individuals during such year.

                              INDIVIDUAL GRANTS(1)

                         NUMBER OF   % OF TOTAL                       POTENTIAL REALIZABLE VALUE AT
                         SECURITIES   OPTIONS                            ASSUMED ANNUAL RATES OF
                         UNDERLYING  GRANTED TO                         STOCK PRICE APPRECIATION
                          OPTIONS   EMPLOYEES IN EXERCISE                  FOR OPTION TERM(4)
                          GRANTED      FISCAL      PRICE   EXPIRATION -----------------------------
   NAME                    (#)(1)      YEAR(2)   ($/SH)(3)    DATE        5% ($)         10%($)
   ----                  ---------- ------------ --------- ---------- -------------- --------------
Harry M. Motro..........  125,000       2.96     $ 19.8125  03/13/08  $    1,557,497 $    3,947,003
Leslie E. Wright........   90,000       2.13     $ 19.8125  03/13/08  $    1,121,398 $    2,841,842
                           50,000       1.18     $ 18.5000  10/08/08  $      581,728     $1,474,212
Patrick Naughton(5).....   92,782       2.20     $ 32.2500  11/19/08  $    1,881,791 $    4,768,827
Beth A. Haggerty........   35,000       0.82     $ 19.8125  03/13/08  $      436,099 $    1,105,161
                           50,000       1.18     $ 18.5000  10/08/08  $      581,728     $1,474,212
Barak Berkowitz.........   41,250       0.98     $ 19.8125  03/13/08  $      513,974     $1,302,511
                           50,000       1.18     $ 18.5000  10/08/08  $      581,728     $1,474,212

--------

(1) These options were granted under the Infoseek's 1996 Stock Option/Stock Issuance Plan. The grant dates are as follows: Mr. Motro: March 13, 1998; Mr. Wright: March 13, 1998 and October 8, 1998; Mr. Naughton: November 19, 1998; Ms. Haggerty: March 13, 1998 and October 8, 1998; Mr. Berkowitz:
    March 13, 1998 and October 8, 1998. Each option has a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with Infoseek.

(2) Infoseek granted options to purchase 4,226,356 shares of common stock from January 1, 1998 through December 29, 1998, the date of the filing of this proxy statement/prospectus with the Securities and Exchange Commission. Such number reflects Infoseek's acquisition of Starwave and its assumption of option grants under the 1997 Nonqualified Stock Option Plan which were assumed by Infoseek on November 18, 1998.

(3) The exercise price may be paid in cash or in shares of Infoseek's common stock valued at fair market value on the exercise date. Infoseek may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the commission. There is no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(5) Mr. Naughton became an executive officer of Infoseek upon Infoseek's acquisition of Starwave on November 18, 1998. Prior to such acquisition, Mr. Naughton was President and Chief Technology Officer of Starwave.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

The following table sets forth information concerning option exercises and option holdings during 1998 with respect to Infoseek's Chief Executive Officer and its four other most highly compensated executive officers who were serving as such at the end of the fiscal year ended December 31, 1998.

                                                   NUMBER OF         POTENTIAL REALIZABLE VALUE
                                             SECURITIES UNDERLYING   AT ASSUMED ANNUAL RATES OF
                          SHARES              UNEXERCISED OPTIONS     STOCK PRICE APPRECIATION
                         ACQUIRED           AT FISCAL YEAR END (#)     FOR OPTION TERM ($) (1)
                           UPON    VALUE   ------------------------- ---------------------------
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ---------------------------
Harry M. Motro..........     --        --    416,665      708,335    $  20,624,918 $  33,211,020
Leslie E. Wright........     --        --     45,833      231,667    $   2,268,734 $   9,459,392
Patrick Naughton(2).....  36,434  $311,802   368,953      275,602    $  19,037,664 $   2,064,399
Beth A. Haggerty........     --        --     55,000      195,000    $   2,722,500 $   8,459,062
Barak Berkowitz.........     --        --     48,125      208,125    $   2,135,547 $   8,417,188

--------

(1) The value of an "in-the-money" stock option represents the difference between the aggregate estimated fair market value of the underlying securities, based on the closing price of $54.50 per share of Infoseek's common stock on the Nasdaq National Market on December 29, 1998, the date of the filing of this proxy statement/prospectus with the Securities and Exchange Commission, and the aggregate exercise price of the subject stock option.
(2) Numbers reflect Infoseek's assumption of option grants by Starwave pursuant to Infoseek's acquisition of Starwave and the resulting conversion of such option grants from options to purchase shares of Starwave common stock to options to purchase shares of Infoseek common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of Infoseek's Board of Directors was formed in April 1996 and is currently comprised of Messrs. Krause, Zeisler and Winebaum. None of these individuals was at any time during 1998, or at any other time, an officer or employee of Infoseek. No member of the Compensation Committee of Infoseek serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of Infoseek's Board of Directors or Compensation Committee.

                        SECURITY OWNERSHIP OF MANAGEMENT

                  AND PRINCIPAL STOCKHOLDERS OF INFOSEEK

The following table sets forth certain information regarding beneficial ownership of Infoseek common stock as of November 30, 1998 (except as otherwise noted) by (i) each director of Infoseek, (ii) Infoseek's Chief Executive Officer and each of the four other most highly compensated executive officers of Infoseek during the fiscal year ended December 31, 1998, (iii) all directors and executive officers of Infoseek as a group, and (iv) all those known by Infoseek to be beneficial owners of more than five percent of outstanding shares of Infoseek common stock. This table is based on information provided to Infoseek or filed with the Securities and Exchange Commission by Infoseek's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

                                              PERCENTAGE OF    PERCENTAGE OF
                                               OUTSTANDING      OUTSTANDING
                            NUMBER OF SHARES   COMMON STOCK  INFOSEEK DELAWARE
                           BENEFICIALLY OWNED OWNED PRIOR TO    COMMON STOCK
    BENEFICIAL OWNER              (1)             MERGER     OWNED AFTER MERGER
    ----------------       ------------------ -------------- ------------------
Steven T. Kirsch(2)......       5,888,855          9.67%            9.60%
Harry M. Motro(3)........         438,500             *                *
Matthew J. Stover(4).....         164,384             *                *
John E. Zeisler(5).......          69,374             *                *
L. William Krause(6).....          15,000             *                *
Leslie E. Wright(7)......          48,697             *                *
Beth A. Haggerty(8)......          59,559             *                *
Barak Berkowitz(9).......          52,492             *                *
Patrick J. Naughton(10)..         438,128             *                *
Steven Bornstein(11).....               0             0                0
Robert Iger(11)..........               0             0                0
Jake Winebaum(11)........               0             0                0
The Walt Disney
 Company(12).............      26,103,965(13)     42.86%           42.57%
All directors and
 executive officers as a
 group (14 persons)(14)..      33,278,954         53.70%           54.27%

--------
  *  Represents less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the aggregate number of shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 30, 1998 are deemed outstanding. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. To Infoseek's knowledge, except as set forth in the footnote to this table and subject to applicable community property laws, each party named in the table has sole voting and investment power with respect to the shares set forth opposite such party's name. The address for each of Messrs. Kirsch, Motro, Stover, Zeisler, Krause, Wright, Berkowitz and Ms. Haggerty is as follows: c/o Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale, California 94089. The address for Mr. Naugton is as follows: c/o Starwave Corporation, 13810 S.E. Eastgate Way, Suite 400, Bellevue, Washington 98005. The address for each of Messrs. Bornstein, Iger and Winebaum is as follows: c/o The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521.
 (2) Represents 5,888,855 shares held in the name of trusts for the benefit of Mr. Kirsch and his family members.

 (3) Includes 437,500 shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1998.
 (4) Includes 15,000 shares issuable pursuant to stock options held in the name of Mr. Stover for the benefit of Bell Atlantic which may be exercised within 60 days after November 30, 1998, of which 10,313 shares would be subject to Infoseek's right of repurchase. Also includes 149,384 shares held by Bell Atlantic Electronic Commerce Services, Inc., 35 Village Road, Middletown, Massachusetts 01949. Mr. Stover disclaims beneficial ownership of such shares.
 (5) Includes 56,875 shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1998, of which 14,063 shares would be subject to Infoseek's right of repurchase.
 (6) Includes 15,000 shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1998, of which 13,125 shares would be subject to Infoseek's right of repurchase.

 (7) Includes 48,697 shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1998.

 (8) Represents 1,122 shares held in the name of Ms. Haggerty's spouse. Includes 58,437 shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1998.

 (9) Includes 51,562 shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1998.
(10) Includes 380,103 shares which are issuable pursuant to stock options which may be exercised within 60 days of November 30, 1998.
(11) Based on his employment as an officer of Disney, such director may be deemed the owner of the shares held by Disney as indicated in the chart above. However, each such director disclaims beneficial ownership of Disney's shares.

(12) Includes both The Walt Disney Company and its wholly owned subsidiary, Disney Enterprises, Inc. For federal securities law purposes, The Walt Disney Company is deemed to have investment and voting power over shares of Infoseek common stock held by itself as well as by Disney Enterprises, Inc. In connection with the Merger and other transactions, Disney will have the right to purchase shares of Infoseek common stock sufficient to maintain an approximately 43.0% ownership interest in Infoseek as well as a warrant to purchase additional shares of Infoseek common stock.
(13) Does not include 15,720,000 shares that Disney may purchase pursuant to a warrant Disney holds which is not exercisable within 60 days unless certain contingencies principally outside Disney's control occur.

(14) Includes 1,063,174 shares issuable pursuant to stock options that may be exercised within 60 days after November 30, 1998, including those options identified in footnotes (2) through (11).

                              CERTAIN TRANSACTIONS

Disney

Infoseek and Disney entered into a number of business transactions in connection with Infoseek's acquisition of Starwave. For a full description of such transactions as well as ongoing relationships and transactions, see "Infoseek Relationship with Disney" and "Infoseek Management's Discussion and Analysis of Financial Results and Results of Operations--Infoseek Overview-- Disney Transaction."

Starwave

In addition, Infoseek's subsidiary, Starwave, has entered into several transactions with Disney, its former majority shareholder. Pursuant to the Starwave stock purchase agreement, Starwave issued and sold to Disney 39,869,348 shares of Starwave common stock for consideration of $82 million. Pursuant to the Starwave stock purchase agreement, Starwave has certain indemnification obligations to Disney, which Disney agreed to relinquish in connection with Infoseek's acquisition of Starwave and related transactions.

In connection with the transactions contemplated by the Starwave stock purchase agreement, the Joint Ventures were formed. The operations of the ESPN Joint Venture currently include ESPN.com, NBA.com, NFL.com, NASCAR Online and Outside Online. The operations of the ABCNews Joint Venture currently include ABCNEWS.com, Mr. Showbiz, Wall of Sound, CelebSite and MoneyScope. See "Infoseek Relationship with Disney."

The agreements relating to the Joint Ventures, as amended in connection with Infoseek's acquisition of Starwave, have terms of ten years following such acquisition and are mutually exclusive with regard to U.S.-based online sports and general news services, respectively. Required funding under the Joint Ventures are split 60/40 between the Starwave and Disney entities that are parties to the Joint Ventures in negative cash flow years and 50/50 in years when the respective Joint Ventures achieve positive cash flow. Under the Joint
Ventures:

  . Starwave provides a variety of services, including hosting, technology development, usage tracking, infrastructure, production support, software tools and engines.

  . ESPN provides access to all ESPN television and radio creative and editorial content, advertising and promotion on ESPN cable television and radio networks and access to the "ESPN" brand, properties and personalities.

  . Disney provides access to all ABC News creative and editorial content, advertising and promotion on ABC News programs, access to the "ABC News" brand, properties and personalities and ABC News Broadcast Newsroom infrastructure.

ESPN and ABC have editorial, creative and overall marketing control of the services. Upon termination of the Joint Ventures, ESPN and ABC will own all URLs containing "ESPN," "ESPNET" and "ABC" as well as all editorial and creative assets. Starwave will own all other assets.

Pursuant to a hosting agreement between Starwave and Disney Online, a subsidiary of Disney, Starwave provides Internet hosting services for "Disney's Daily Blast," an online service of Disney Online, in exchange for monthly payments from Disney Online to Starwave of $125,000. The hosting agreement expires April 8, 1999. Pursuant to a software license agreement between Starwave and Disney Online Starwave licenses certain Internet site development and production software to Disney Online in exchange for cash license fees in amounts specified in the agreement for each type of licensed technology. The software license agreement is terminable by Disney at any time upon 30 days' notice.

Netscape

Since March 1995, Infoseek's service has been listed as a navigational service on the Netscape Web page accessible via the "NetSearch" button. Through April 30, 1998, Infoseek's agreement with Netscape provided for payments up to $10,000,000 in cash and $2,500,000 in reciprocal advertising to be one of four non-exclusive premiere providers of navigational services along with Excite, Lycos, and Yahoo. The Netscape arrangement was subsequently extended through May 31, 1998.

As of June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provide for Infoseek to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services along with Excite, Netscape, Lycos, Alta Vista, and LookSmart. Under terms of the agreement, Infoseek will receive 15% of premiere provider rotations--the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. In November 1998, Infoseek and Netscape renegotiated the terms of the June agreement to provide for the purchase of 5% of Netscape's available search traffic beginning January 11, 1998 and through the duration of the agreement which terminates May 31, 1999. Pages sourced from Netscape have declined from 30% a year ago to 13% in June 1998 and 12% in September 1998. A loss of Netscape sourced pages could have an adverse impact on Infoseek's business, results of operations and financial condition and prospects. As of September 30, 1998, Infoseek has a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement. Mr. Zeisler's wife, Jennifer Bailey, is a Senior Vice President of Netscape.

Other

Infoseek has granted options to certain of its directors and executive officers. See "Infoseek Management--Option Grants in Last Fiscal Year" and "-- Security Ownership of Management and Principal Stockholders of Infoseek."

Infoseek has entered into indemnification agreements with its executive officers, directors and certain significant employees. Infoseek's indemnification agreements will require Infoseek, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors, executive officers or significant employees and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Infoseek in which indemnification would be required or permitted.

Infoseek is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Infoseek believes that all of the transactions set forth above were made on terms no less favorable to Infoseek and its affiliates than could have been obtained from unaffiliated third parties. Any future transactions, including loans, between Infoseek and any of its officers, directors, affiliates and principal shareholders will be on terms no less favorable to Infoseek than can be obtained from unaffiliated third parties. Any such transactions will be subject to approval of a majority of the Infoseek board of directors, including a majority of the independent, disinterested directors.

                         QUANDO SELECTED FINANCIAL DATA

The following selected financial data as of December 31, 1996 and 1997 and for the three-year period ended December 31, 1997 are derived from the audited financial statements of Quando included elsewhere in this proxy statement/prospectus and should be read in conjunction with such financial statements, the related notes thereto and the other financial information pertaining to Quando included elsewhere in this proxy statement/prospectus. The following selected financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are derived from unaudited financial statements of Quando included elsewhere in this proxy statement/prospectus. The following selected financial data as of December 31, 1995, 1994 and 1993 and for the period from December 14, 1993 (inception) through December 31, 1993 and the year ended December 31, 1994 are derived from unaudited financial statements of Quando not included elsewhere in this proxy statement/prospectus. In the opinion of management, the unaudited information presented in the following financial data reflects all adjustments, which are of a normal recurring nature, necessary to present fairly the information as follows. Operating results for the nine-months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

                                                                         PERIOD FROM
                                                                         DECEMBER 14,
                                                                       1993 (INCEPTION)  NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,                 THROUGH         SEPTEMBER 30,
                          --------------------------------------------   DECEMBER 31,   --------------------
                            1997       1996       1995        1994           1993         1998       1997
                          ---------  ---------  ---------  ----------- ---------------- ---------  ---------
                                                           (UNAUDITED)   (UNAUDITED)        (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
Revenues, net...........  $ 255,723  $  33,182  $  71,186   $  21,388         --        $ 513,713  $ 147,450
Cost of goods sold......        654     19,373     32,212       8,881         --            5,349        600
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
 Gross margin...........    255,069     13,809     38,974      12,507         --          508,364    146,850
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
Operating expenses:
 Research and
  development...........    161,339    115,782    127,273       8,473         --          413,260    112,828
 Sales and marketing....     12,000      2,000        400         --          --              699      2,901
 General and
  administrative........    418,850    326,103    361,156     180,468       $ 204         316,759    291,167
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
  Total operating
   expenses.............    592,189    443,885    488,829     188,941         204         730,718    406,896
Operating loss..........   (337,120)  (430,076)  (449,855)   (176,434)       (204)       (222,354)  (260,046)
Other expenses, net.....    (16,281)   (12,671)    (8,248)       (151)        --          (59,025)   (18,424)
                          ---------  ---------  ---------   ---------       -----       ---------  ---------
Net loss................  $(353,401) $(442,747) $(458,103)  $(176,585)      $(204)      $(281,379) $(278,470)
                          =========  =========  =========   =========       =====       =========  =========
Basic and diluted net
 loss per common
 share(1)(2)............  $   (0.08) $   (0.08) $   (0.08)                              $   (0.06) $   (0.06)
Shares used in computing
 net loss per common
 share(1)(2)............  4,598,424  5,445,000  5,445,000                               4,445,000  4,650,128

                                              DECEMBER 31,
                         --------------------------------------------------------- SEPTEMBER 30,
                           1997       1996        1995        1994        1993         1998
                         ---------  ---------  ----------- ----------- ----------- -------------
                                               (UNAUDITED) (UNAUDITED) (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Cash.................... $  50,984  $   2,935   $   3,322   $ 50,270      $796       $  75,779
Working capital
 (deficit)..............  (248,341)  (266,461)   (207,251)    24,497       796        (373,995)
Total assets............   126,624     57,805      74,913    155,461       796         281,075
Shareholders' loans.....    67,658     66,991      51,364        --        --           40,000
Convertible debt........   247,000        --          --         --        --          447,000
Total shareholders'
 equity (deficit).......  (448,942)  (211,591)   (179,107)   103,995       796        (725,321)

--------

(1) The year ended December 31, 1995 was the first full year that Quando was subject to federal and state corporate income taxes following the termination of its Subchapter S election effective October 21, 1994. Guidelines of the Securities and Exchange Commission allow loss per share data to be presented only when a company converts to a taxable status. Accordingly, loss per share data have been presented only for the years ended December 31, 1997, 1996 and 1995 and the nine months ended September 30, 1998 and 1997.

(2) The earnings per share amounts prior to 1997 and for the nine months ended September 30, 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share and Staff Accounting Bulletin No. 98, Earnings per Share.

                  QUANDO MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of, among other things, the factors set forth in "Risk Factors" beginning on page 15 of this proxy statement/prospectus.

OVERVIEW

Quando develops and markets search and navigational services for the Internet. Quando was originally organized under the name Media Mosaic in December 1993, as a subchapter S corporation, and commenced operations in January 1994. From inception through December 1995, Media Mosaic developed and published "how to" CD-ROMs for several activities and hobbies. In October 1994 Media Mosaic revoked its S corporation tax status election and began operations as a subchapter C corporation. Effective September 27, 1996, Media Mosaic changed its name to Quando, Inc.

By December 1995, management had determined that Quando's CD-ROM product was not generating the sales necessary to sustain the business. At this point management began focusing upon the development of a new product which would allow the end-user to be able to search the Internet for information about a particular subject. In December 1996, Quando completed the first version of this product.

Quando's product searches the Internet with software robots to build custom directories or information customized to each customers preferences. The directories range from general and specialized event indexes to audio clip libraries and shopping guides. The products are designed to be user friendly, including full drag and drop personal information management capability and branding capabilities. Quando began generating revenues from the sales of these products in 1997.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Total Revenues, net

For the nine months ended September 30, 1998 and 1997, total net revenues were $513,713 and $147,450, respectively.

During the first nine months of 1998 and 1997, Quando's revenues resulted primarily from fees for search and navigational services and fees for engineering or other customization of directory services. Search and navigational service fee revenue is recognized monthly as it is earned and custom engineering project revenue is recognized on a completed contract basis.

Quando's current business model is to generate revenues through the sale of custom event search and navigational services and the engineering of these services. There can be no assurance that current customers will continue to purchase search and navigational services and custom engineering projects from Quando or that Quando will be able to successfully attract additional customers.

Cost of Goods Sold

For the nine months ended September 30, 1998 and 1997, cost of goods sold were $5,349 and $600, respectively. Cost of goods sold consist primarily of expenses incurred related to software license fees.

Operating Expenses

Research and Development. For the nine months ended September 30, 1998 and 1997, research and development expenses were $413,260 and $112,828, respectively. Research and development expenses consist principally of personnel costs and fees paid to contract engineers. Costs related to research, design and development of new or expanded search engine services have been charged to research and development expense as incurred.

The increase in research and development expenses for the nine months ended September 30, 1998 over the corresponding period in 1997 was primarily the result of increased demand for product and additional personnel added to continuously update Quando's search engines. Quando believes that a significant level of product development expenses is required to continue to remain competitive in its industry.

General and Administrative. For the nine months ended September 30, 1998 and 1997, general and administrative expenses were $316,759 and $291,167, respectively. General and administrative expenses consist primarily of payroll and related expenses, occupancy costs and professional services.

The increase in general and administrative expense for the nine months ended September 30, 1998 over the comparable period in 1997 was the result of hiring additional administrative and selling personnel to continue the expansion of Quando's business.

Other Expense, net

For the nine months ended September 30, 1998 and 1997, other expense, net was $59,025 and $18,424, respectively. Other expense, net consists primarily of interest expense. The increase in interest expense is due to an increase in the outstanding convertible debt balance. During the first nine months of 1997, Quando issued $140,000 in convertible debt which was outstanding for the full nine month period ending September 30, 1998. Additionally, Quando issued $200,000 in convertible debt and obtained a loan for $360,000 in the first nine months of 1998.

Income Taxes

Due to Quando's loss position, there was no provision for income taxes for any of the periods presented.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

During 1996 Quando changed their business focus from developing and publishing "how to" CD-ROM's to developing and marketing custom search and navigational services for the Internet. The change in the business focus should be considered when reviewing the following discussion.

Total Revenues, net

For the years ended December 31, 1997 and 1996, total revenues, net were $255,723 and $33,182, respectively. During the year ended December 31, 1997, Quando's revenues resulted primarily from fees for search and navigational services and fees for engineering or other customization of search and navigational services. Search and navigational service fee revenue is recognized monthly as the fees are earned and custom engineering revenue is recognized on a completed contract basis. During the year ended December 31, 1996, Quando's revenue was derived primarily from the sale of CD-ROM products. CD-ROM product sales were recognized upon shipment.

Cost of Goods Sold

For the years ended December 31, 1997 and 1996, cost of goods sold were $654 and $19,373, respectively. Cost of goods sold consists primarily of software license fees in 1997 and is comprised of the cost of manufacturing and packaging CD-ROMs in 1996.

Operating Expenses

Research and Development. For the years ended December 31, 1997 and 1996, research and development expenses were $161,339 and $115,782, respectively. Research and development expenses consist principally of personnel costs including fees paid to contract engineers. Costs related to research, design and development of products and services have been charged to research and development expense as incurred. The increase in research and development expense for the year ended December 31, 1997 over the corresponding period in 1996 was primarily the result of the change in Quando's business focus.

Sales and Marketing. For the years ended December 31, 1997 and 1996, sales and marketing expense were $12,000 and $2,000, respectively. Sales and marketing expenses consist principally of advertising expenses. The increase in sales and marketing expense for the year ended December 31, 1997 over the corresponding period in 1996 was due to advertising expenses incurred to make the public aware of Quando's new product offerings.

General and Administrative. For the years ended December 31, 1997 and 1996, general and administrative expenses were $418,850 and $326,103, respectively. The increase in general and administrative expense for the year ended December 31, 1997 over the comparable period in 1996 was the result of hiring additional employees related to the change in Quando's business focus.

Other Expense, net

For the years ended December 31, 1997 and 1996, other expense, net was $16,281 and $12,671, respectively. Other expense, net consists primarily of interest expense. Interest expense for the 1997 and 1996, totaled $26,151 and $14,897, respectively. The increase in interest expense is due to Quando issuing $247,000 in convertible debt during 1997. The convertible debt bears interest at 10% to 12% per annum and is payable between January 1, 2000 and April 1, 2000. In 1997, a creditor of Quando forgave $10,000 of Quando's accounts payable balance. This amount was included as other income and partially offsets the interest expense incurred during the year.

Income Taxes

Due to Quando's loss position, there was no provision for income taxes for any of the periods presented. As December 31, 1997, Quando had federal and state operating loss carryforwards and research and experimentation credits of approximately $1,280,000 and $40,000, respectively. These carryforwards will expire between 2000 and 2012 if not used by Quando to reduce income taxes payable in future periods. Certain future changes in ownership of Quando may restrict the utilization of these carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the assets due to the lack of earnings history of Quando.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 AND 1995

During 1996, Quando changed their business focus from developing and publishing "how to" CD-ROMs to developing and marketing search and navigational directory services for the Internet. The change in the business focus should be considered when reviewing the following discussion.

Total Revenues, net

For the years ended December 31, 1996 and 1995, total revenues, net were $33,182 and $71,186, respectively. During the year ended December 31, 1996, Quando discontinued selling its CD-ROM products and concentrated upon developing custom search and navigational services for the Internet or Web. During the year ended December 31, 1995, Quando's revenues were derived primarily from the sale of CD-ROM products. Quando developed and sold two CD-ROM products for Windows and Macintosh: "Mountain Biking" and "Rock Climbing-- Freedom of the Hills." The CD-ROMs generally sold for $59.95 each retail and approximately $22.00 each wholesale. The CD-ROMs were available through various distribution channels including outdoor sports stores, book stores and computer retail stores.

Cost of Goods Sold

Cost of goods sold for the years ended December 31, 1996 and 1995, were $19,373 and $32,212, respectively. Cost of goods sold consists primarily of costs to manufacture and package CD-ROMs. Cost of goods sold decreased in 1996 due to the reduction in sales. As a percentage of revenues cost of sales increased for the year ended December 31, 1996 to 58%, compared to 45% for the year ended December 31, 1995. The increase in cost of sales as a percentage of revenues is due to lower selling prices on Quando's CD-ROM products and the write-down of inventory which was not sold at the time of the change in the business focus.

Operating Expenses

Research and Development. For the years ended December 31, 1996 and 1995, research and development expenses were $115,782 and $127,273, respectively. Research and development expense consists principally of personnel costs including contractors. The decrease in research and development expense for the year ended December 31, 1996 over the corresponding period in 1995 was primarily the result of Quando reducing the number of employees in the beginning of 1996. Throughout 1996, additional contractors were hired, as Quando needed, in order to complete development of its new product.

Sales and Marketing. For the years ended December 31, 1996 and 1995, sales and marketing expenses were $2,000 and $400, respectively. The increase in sales and marketing expense for the year ended December 31, 1996 over the corresponding period in 1995 was primarily the result of the effort to sell Quando's remaining inventory of CD-ROMs.

General and Administrative. For the years ended December 31, 1996 and 1995, general and administrative expenses were $326,103 and $361,156, respectively. General and administrative expenses consist primarily of payroll and related expenses, occupancy costs and professional services. The decrease in general and administrative expense for the year ended December 31, 1996 over the corresponding period in 1995 was primarily the result of Quando reducing the number of employees in 1996. The decrease was also due to the spending constraints implemented by Quando to control expenditures due to cash flow problems during the change in business focus.

Other Expense, net

For the years ended December 31, 1996 and 1995, other expense, net was $12,671 and $8,248, respectively. Other expense, net consists primarily of interest expense. The increase in interest expense is due to shareholders loans for $51,364 being outstanding for the entire 1996 period while only being outstanding for a part of the 1995 period. Total shareholder loans totaled $66,991 at December 31, 1995 compared to $15,627 at December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

From inception through September 30, 1998, Quando financed its operations and met its capital expenditure requirements primarily from proceeds derived from the issuance of equity, convertible debt securities, notes payable and sales.

For the nine months ended September 30, 1998, operating activities used cash of $445,262, primarily due to net losses offset by increases in accounts payable and other accrued expenses. For the nine months ended September 30, 1998, investing activities used cash of $67,285 related to the purchase of equipment. Financing activities generated cash of $537,342 in the first nine months of 1998 from the issuance of $240,000 of convertible debt and a $360,000 note payable.

For 1997, 1996 and 1995, operating activities used cash of $308,113, $386,975 and $292,218, respectively. The net cash used during these periods was primarily due to net losses from operations, partially offset by increases in accounts payable and accrued expenses. For 1997 and 1996, investing activities used cash of $7,552 and $39,302, respectively, related to the purchase of equipment. For 1995, investing activities provided cash of $18,905 due to the sale of equipment partially offset by the purchase of equipment. Financing activities generated cash of $363,717, $425,890 and $226,365 in 1997, 1996 and
1995, respectively, primarily from the issuance of preferred stock, shareholder loans and the issuance of convertible debt.

Quando's independent auditors have included in their audit report an explanatory paragraph which states that Quando's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Quando has generated operating cash losses from its inception.

On July 24, 1998, Quando entered into the merger agreement with Infoseek and certain other parties. Pursuant to the merger agreement, among other things, all the issued and outstanding shares of Quando common stock shall be converted into the right to receive shares of the common stock of Infoseek. Commensurate with the closing, all outstanding preferred stock will be converted in accordance with the respective preferred stock conversion ratios. Effective upon the signing of the merger agreement, Infoseek loaned Quando $360,000 against a secured promissory note issued by Quando to Infoseek. All principal and accumulated interest on this note is due and payable on March 31, 1999. This note is secured by Quando's assets and bears interest at a rate of 6% annually.

This acquisition is expected to provide Quando with the additional financial resources to continue operations. If the acquisition is not completed, Quando would have to find alternative financing sources to continue operations.

YEAR 2000 COMPLIANCE

Quando is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. In general, Quando has evaluated its products and has determined that they are currently year 2000 compliant. Although Quando management does not expect year 2000 issues to have a material impact on its business or future results of operations, there can be no assurance that there will not be interruptions of operations or other limitations of system functionality or that Quando will not incur significant costs to avoid such interruptions or limitations. In addition, Quando does not currently have information covering the year 2000 compliance status of its suppliers and customers. In the event that any of Quando's significant suppliers or customers do not successfully and timely achieve year 2000 compliance, Quando's business or operations could be adversely affected.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes requirements for disclosure of comprehensive income. The objective of SFAS 130 is to report all changes in equity that result from transactions and economic events other than transactions with owners. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of earlier financial statements for comparative purposes is required. Quando does not expect implementation to have a significant impact on its financial statements.

Also in June 1997, the FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the company's operating segments is the manner in which management operates the business. SFAS 131, is effective for fiscal years beginning after December 15, 1997. Quando does not expect implementation to have a significant impact on its financial statements.

In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides guidance on applying generally accepted accounting principles in recognizing revenue of software transactions. Quando adopted SOP 97-2 on January 1, 1998. The impact to Quando's financial statements was not material.

Related to the SOP 97-2, the AICPA issued SOP 98-4 Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition. SOP 98-4 defers for one year, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence of the fair value of various elements in a multiple element arrangement. The impact on Quando's financial statements is not expected to be material.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in the results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. Quando does not expect SFAS 133 to have a material impact on its financial statements.

                                QUANDO BUSINESS

Quando provides search and navigational services for the Internet. To provide these services, Quando creates constantly-updated directories of information obtained from the Internet for use in searching the Web--including shopping guides, event guides, contact directories and audio clip libraries, review guides and website rating guides. Quando builds the directories with a proprietary robot technology and database processing techniques. Quando provides the use of these online directories and guides as a service to its customers, such as Infoseek, IBM and America Online. Quando's customers then provide these online directories and guides on their Internet websites for use by their customers who desire to obtain specific consumer information from the Internet in an easy-to-use format.

Quando's technology collects data from the Web and converts it into a more usable format for consumers. Quando's technology scans hundreds of websites and can gather and process five different types of data collected from the Web.

PRODUCTS AND TECHNOLOGY

Quando's technology uses proprietary parsing and database techniques to gather, process and deliver data content in a usable format to consumers in the form of directories and guides. The technology architecture consists of three phases or types of technology: data collection, data processing, and content delivery.

Data content is generally collected on websites available to the public, but Quando can also obtain data via email, spreadsheets, flat files, and databases from partners and customers. Quando has developed proprietary robot technology named QBot to visit various websites and retrieve data. QBot can also be used on email, spreadsheets, and other forms of manual entry.

After obtaining the "raw" data from the Web, Quando begins the second phase of the technology architecture: processing of the data. Quando processes its data using parsing techniques and database tools to refine the data content into a usable format. For example, various events are advertised on many websites, but each announcement of an event can be presented using different fonts, writing styles and/or grammar to describe the date and time an event will be held. The Quando processing technology recognizes nearly all of the possible ways to describe such data and identifies duplicate announcements of the same event, even when such event is described differently on various websites.

Similarly, products offered for sale at different e-commerce websites may describe the same product using different names. For example, "Sony 27 inch television" at one Website and "Sony27CTV" used at another Website both describe the same product using different grammar. Quando's processing technology identifies and eliminates such duplicates.

To date, Quando has established five technologies for collecting five different types of data content and processing them into a usable format for consumers:

  .  events--EventBot

  .  venue information--WhoBot

  .  product information--ShoppingBot

  . website summary information--SchoolBot

  . audio clips and live Webcasts on the internet

Quando believes the technology architecture can be applied to many more types of data content on the Web.

The third phase of Quando's technology architecture is the delivery of the data, which has been collected and processed, to provide the guides and directories in a usable format for consumers. Quando's technology utilizes a combination of database techniques and Javascript programming to enable Quando to offer its users directories and "search engine"-like tools. Queries using such directors and "search engine"-like tools are made directly to Quando's high-speed database that provides search results without having to search the Web because Quando's technology has already collected and processed the requested data content.

SALES AND DISTRIBUTION

Quando sells constantly-updated, customized directories and guides assembled by Quando to Internet websites such as Infoseek, America Online's Digital City subsidiary and IBM. These customers then offer such directories and guides at their own websites and pay Quando for such service. Contracts for this type of service range from three to twelve months, and are typically paid in advance. Quando does not license the technology to its customers or any other parties.

Quando also charges its customers for custom engineering and other modifications required by a customer to meet such customer's specific service needs. Quando typically retains all rights to any modified technology.

Quando's services are sold through a direct sales force. Product development, marketing, administration, sales and support for Quando's customers are managed through its 5,000 square foot corporate headquarters facility in Portland, Oregon.

Online services are provided under contract by Easystreet Online, an internet service provider in Beaverton, Oregon. All Quando software and hardware directly accessed by customers resides in the Easystreet Online secure facilities.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

Quando relies on patent, trade secret and copyright laws to protect its proprietary technologies. However, there can be no assurance that such trade secret and copyright laws will provide sufficient protection to Quando, that others will not develop or have not developed similar or superior technologies, or that third parties will not copy or otherwise obtain and use the technologies of Quando without authorization. After giving effect to the merger, Quando's proprietary technologies may receive greater exposure in U.S. and international markets. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain markets.

Quando has not filed any patent applications to date, but it anticipates filing patent applications with respect to certain of its software and online technologies in the future. There can be no assurance, however, that patents will issue with respect to such applications, that any issued patents will not be challenged, invalidated or circumvented, or that the patents will provide a competitive advantage to

Quando. Quando's success is also dependent in part on the protection of existing trademarks, trade names, service marks and other proprietary rights. A substantial amount of uncertainty exists concerning the application of copyright and trademark laws to the Internet and other digital media. There can be no assurance that existing laws provide adequate protection for Quando's content or Internet addresses, commonly referred to as "domain names," such as ShoppingBot.com. Quando has registered certain of its trademarks and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. There can be no assurance that Quando's means of protecting and maintaining its proprietary rights, including the goodwill associated with its trademarks, trade names and service marks, will be adequate. Any failure to protect and maintain such rights could have a material adverse effect on Quando's business, financial condition and operating results.

COMPETITION

The market for Internet products and services is highly competitive, particularly for the robot and data management services that Quando provides to customers. Quando believes the competition for robot services in particular and the Internet in general is increasing and will continue to intensify. Furthermore, Quando's customers such as America Online and Infoseek are subject to intense competition, which may strongly affect Quando and other robot service companies. The market for Internet search and navigational services such as those Infoseek provides has only recently begun to develop. Quando cannot predict with any certainty how competition will affect Infoseek and Quando, their competitors, or their customers. There can be no assurance that Quando will be able to compete successfully or that the competitive pressures faced by Quando, including those listed below, will not have a material adverse effect on Quando's business, results of operations, financial condition and prospects.

Competition from Consolidated Robot Companies

Some of Quando's competitors who offer similar technologies and products, such as Junglee and Jango, have recently merged with major Internet companies. Junglee merged with Amazon.com and Jango merged with Excite. This has created stronger competition, since the parent companies can provide greater financial and technical resources and abilities, leading to more successful robot-based products and services. In addition, these combined companies have already begun to integrate the robot technology into multiple facets of the parent company's existing products, services, and markets. This integration can provide a higher quality user experience, increase market share, and attract new customers and partners. Quando expects that continued or increased competition from such combined companies. The resulting increase in market share, customers and strategic partners could have a material adverse effect on Quando's business, results of operations, financial condition and prospects.

Competition from Robot Companies

Quando's competitors, such as Inktomi, offer or may soon offer similar technologies and products to Quando's customers, such as America Online and Infoseek. Inktomi already provides America Online with key services on an outsourced basis under a multi-million dollar contract. Such competing companies as Inktomi have greater resources and abilities to offer superior products and services. In addition, entities that sponsor or maintain high-traffic websites or that provide an initial point of entry for Internet viewers, such as Netscape, can be expected to consider further development, acquisition or licensing of robot and data management functions competitive with those offered by Quando. Further such entities could take actions that make it more difficult for customers to license Quando's products and services. Continued or increased competition from such companies could have a material adverse effect on Quando's business, results of operations, financial condition and prospects.

Acceptance of Quando's Business Model

Quando's future success is highly dependent upon the increased use of companies like Quando to provide key services and products to Internet companies on an outsourced basis. The market for such outsourced services has only recently begun to develop and is rapidly evolving and characterized by an increasing number of market entrants with products and services for use on the Internet and intranets. Most of Quando's customers have only limited experience with the products and services they offer via Quando. Most of Quando's customers have not yet devoted a significant portion of their operational expenditures to outsourced robot services, and such customers may not find such outsourcing to be effective for winning customers and increasing revenue. Furthermore, many Quando customers would regard outsourcing a key technology as a substantial and significant disadvantage in comparison to creating, controlling, and owning such technology in-house. There can be no assurance that Quando customers, once they find Quando's services to be successful in winning customers and increasing revenue, will not choose to create similar technology in house and compete directly with Quando and with Quando's other customers.

EMPLOYEES

As of December 24, 1998, Quando had approximately 26 full-time employees. Quando is not a party to any collective bargaining agreement and considers its employee relations to be good.

LITIGATION

Quando is not currently a party to any litigation.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                        PRINCIPAL SHAREHOLDERS OF QUANDO

The following table sets forth, as of December 28, 1998, certain information with respect to the beneficial ownership of shares of Quando common stock by
(i) each Quando director, (ii) each of Quando's executive officers, (iii) all directors and executive officers of Quando as a group, and (iv) each person (or group of affiliated persons) known to Quando to be the beneficial owner or 5% of more of Quando's outstanding shares. Except as otherwise noted, Quando believes that the beneficial owners of the shares of Quando common stock listed below, based on information furnished by them, have sole voting and investment power with respect to such shares.

                                SHARES OF QUANDO        SHARES OF INFOSEEK
                                  COMMON STOCK             COMMON STOCK
                               BENEFICIALLY OWNED       BENEFICIALLY OWNED
                             PRIOR TO MERGER (1)(2)      AFTER MERGER (3)
                             ------------------------------------------------
      BENEFICIAL OWNER          NUMBER        PERCENT    NUMBER      PERCENT
      ----------------       ------------    ---------------------- ---------
David Billstrom.............    2,222,500       26.52%      109,792         *
William Neuhauser...........    2,222,500       26.52%      109,792         *
Hilary Lombard..............      130,667(4)     1.56%        6,455         *
Scott Maxson................      147,750(5)     1.76%        7,299         *
Stanton R. Koch.............      764,269(6)     9.12%       37,755         *
Daniel C. Lynch.............    1,318,639(7)    15.74%       65,141         *
Robert Woodell..............      248,586(8)     2.97%       12,280         *
All directors and executive
 officers as a group
 (7 persons)................    7,054,911       84.19%      348,512         *

--------
 *  Less than 1%

(1) The address for each of Messrs. Billstrom, Neuhauser, Koch, Maxson, Lynch and Woodell and Mses. Allie and Lombard is c/o Quando, Inc., 520 NW Davis Street, Portland, Oregon 97209.

(2) Percentage ownership calculations are based on 8,379,500 shares of Quando common stock outstanding as of December 28, 1998, assuming the preferred stock converts into common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Quando common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 28, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(3) On an as-converted basis and based on the exchange ratios used in the merger, 0.0494, 0.0627, and 0.0566 shares of Infoseek common stock shall be issued for each outstanding share of Quando common stock, Quando Series A preferred stock and Quando Series B preferred stock, respectively. Percentage ownership calculations are based on an estimated 61,324,614 shares of Infoseek common stock outstanding following the merger, which is subject to any additional shares of Infoseek common stock that may be issued prior to the effective time of the merger in transactions (if any) separate from those described herein.

(4) Includes 130,667 shares in the form of unexercised nonstatutory stock options exercisable within 60 days of December 28, 1998.

(5) Includes 147,750 shares in the form of unexercised nonstatutory stock options exercisable within 60 days of December 28, 1998.

(6) Includes 2,000 shares in the form of unexercised nonstatutory stock options exercisable within 60 days of December 28, 1998.

(7) Includes 750 shares in the form of unexercised nonstatutory stock options exercisable within 60 days of December 28, 1998.

(8) Includes 500 shares in the form of unexercised nonstatutory stock options exercisable within 60 days of December 28, 1998.

                               QUANDO MANAGEMENT

The following table sets forth certain information concerning Quando's current executive officers, directors and certain members of its senior management.

     NAME                AGE                           POSITION(S)
     ----                ---                           -----------
David Billstrom.........  37 Chief Executive Officer, President and Chairman of the Board
Hilary Lombard..........  36 Vice President of Content
Scott Maxson............  37 Vice President of Data Technology
William Neuhauser.......  40 Chief Technical Officer, Vice President of Development, Director
Stanton R. Koch.........  39 Director
Daniel C. Lynch.........  57 Director
Robert Woodell..........  54 Director

David Billstrom has served as Chief Executive Officer, President and a director of Quando since December 1993, and Chairman of the Board since March 1997. He co-founded Quando with Mr. Neuhauser. Mr. Billstrom has worked in the computer industry for 18 years in marketing, sales, product management, and engineering. Prior to co-founding Quando, Mr. Billstrom held various positions with Intel Corporation from 1986 until 1993, including management positions in the Supercomputer Systems Division, in both the United States and in Europe. Mr. Billstrom attended Reed College.

Hilary Lombard has served as Vice President of Content of Quando since March 1997. Ms. Lombard co-developed the original Quando concept. Ms. Lombard joined Quando in March 1995 where she directed the development of Quando's consumer CD-ROM, Rock Climbing/The Freedom of the Hills. Prior to joining Quando,
Ms. Lombard was an educator in corporate, secondary and higher education environments, including The Southern Company and AT&T. She holds an M.Ed. in Adult Education, and M.S. in Instructional Technology and a B.A. in English from Tufts University.

Scott Maxson has served as Vice President of Data Technology of Quando since March 1997. Mr. Maxson co-developed the original Quando concept and designed the data architecture. He was also the lead developer in Quando's development agreement with America Online and is an Oracle expert. Mr. Maxson joined Quando in February 1995 where he directed the development of a joint project with L.L.Bean to develop a CD-ROM on flyfishing. Prior to joining Quando, Mr. Maxson developed user interfaces and databases for use in clinical trials of pharmaceuticals with Clinical Trial Systems, Inc. from 1990 to 1995. Prior to joining Clinical Trial Systems, Inc., Mr. Maxson was a design engineer for Tektronix where he was awarded a U.S. patent for his work on electron beam devices. Mr. Maxson holds a B.A. in Physics from Reed College.

William Neuhauser has served as Vice President of Development, Chief Technology Officer and director of Quando since December 1993. Mr. Neuhauser co-founded Quando with Mr. Billstrom and is the architect of the Quando technology. Prior to co-founding Quando, Mr. Neuhauser was President of Chorus Systems, Inc., a subsidiary of Chorus Systemes SA of France, which develops microkernel operating system products from 1990 to 1993. From 1986 to 1990 Mr. Neuhauser was a manager at the parent company, Chorus Systemes SA of France where he directed product management and licensed technology to partners and customers. Mr. Neuhauser holds a B.A. in Biology from Reed College. He has served on the board of directors of Chorus Systemes, Oregon Software and the Software Association of Oregon.

Stanton R. Koch has served as a director of Quando since December 1993. Mr. Koch currently serves as World Wide Product Planning Manager for Word at Microsoft Corporation, which he joined in 1986. At Microsoft Mr. Koch has served in marketing, merchandising and product management roles. Prior to joining Microsoft, Mr. Koch developed consumer software for small companies. He holds a B.A. in Mathematics from Reed College.

Daniel C. Lynch has served as a director of Quando since March 1997 and has advised Quando since June 1996. Mr. Lynch is a founder of CyberCash, Inc. and has served as Chairman of the Board of Directors since CyberCash's formation in 1994. Prior to his tenure at CyberCash, Inc., Mr. Lynch was a private investor. He also founded Interop Company, which is now a division of Softbank Expos, and is an investor in a number of private startup companies in the Internet arena. Mr. Lynch holds a B.A. from Loyola Marymount University and an M.S. in Mathematics from University of California, Los Angeles.

Robert Woodell has served as a director of Quando since August 1996. Mr. Woodell is a member of the board of directors of Oregon Brewing Company and served as a Director of Rogue River Brewing Company from 1986 to 1997. From 1991 to 1996, Mr. Woodell was a private investor in various companies. From 1987 to 1991 he served as the Executive Director for the Port of Portland, and prior to that, was appointed a Commissioner of the Port of Portland in 1987. From 1968 to 1986, Mr. Woodell was an executive with NIKE, most recently as President and a member of the Board of Directors. Mr. Woodell attended the University of Oregon.

                               DISSENTERS' RIGHTS

If the merger agreement is approved by the required percentage of the shareholders of Quando and is not abandoned or terminated, any holder of Quando capital stock may, by complying with Sections 60.551 through 60.594 of the Oregon Business Corporation Act, be entitled to dissenters' rights as described therein.

OREGON DISSENTERS' RIGHTS

The following discussion is not a complete statement of the Oregon Business Corporation Act relating to dissenters' rights. The following discussion is qualified in its entirety by reference to Sections 60.551 through 60.594 of the Oregon Business Corporation Act attached to this proxy statement/prospectus as Annex B and incorporated herein by reference. This discussion and Sections
60.551 through 60.594 of the Oregon Business Corporation Act should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights.

ANNEX B SHOULD BE REVIEWED CAREFULLY BY ANY QUANDO SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES OF THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

Under the Oregon Business Corporation Act, a shareholder who is a record shareholder or beneficial owner of shares held in a voting trust or a nominee as the record shareholder may dissent from and obtain payment for the fair value of the shareholder's shares in the event of consummation of a plan of merger if the shareholder is entitled to vote on the merger. A shareholder who wishes to assert dissenters' rights must perform the following:

  . Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed merger is consummated, and

  . Not vote such shares in favor of the merger.

Pursuant to Sections 60.551 through 60.594 of the Oregon Business Corporation Act, Quando dissenting shareholders may require Quando to repurchase their shares of Quando capital stock at a price equal to the fair value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the proposed merger.

Within ten days following approval of the merger by the shareholders of Quando, Quando is required to deliver a dissenters' notice to each person who provided written notice prior to the vote of his or her intent to demand payment for his or her dissenting shares and who did not vote in favor of the merger. The dissenters' notice must contain the following:

  . A statement describing:

    . Where the payment demand will be sent,

    . Where and when certificates for certificated shares will be deposited, and

    . To what extent the transfer of uncertificated shares will be restricted after the payment demand is received,

  . A form for demanding payment which will include the date of the first announcement of the terms of the proposed merger to the media or to the shareholders and require that any person asserting dissenters' rights certify whether the person acquired beneficial ownership of the shares before that date,

  . A date by which Quando must receive the payment demand, which date may not be less than 30 nor more than 60 days after the dissenters' notice is delivered, and

  . A copy of Sections 60.551 through 60.594 of the Oregon Business Corporation Act.

A shareholder who has received a dissenters' notice must:

  .  Demand payment,

  . Certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement of the terms of the proposed merger to the media or to shareholders, and

  . Deposit the share certificates in accordance with the terms of the dissenters' notice.

As soon as the merger is consummated or upon receipt of a payment demand, Quando must pay to each Quando dissenting shareholder the amount Quando estimates to be the fair value of the dissenting shareholder's shares, plus accrued interest. The payment must be accompanied by:

  . Quando's balance sheet as of the end of the fiscal year ending not more than 16 months before the date of payment and an income statement for that year and the latest available interim financial statements, if any,

  .  A statement of Quando's estimate of the fair value of the shares,

  .  An explanation of how the interest was calculated,

  . A statement of the dissenting shareholder's rights in the event the dissenting shareholder is dissatisfied with the payment offer, and

  . A copy of Sections 60.551 through 60.594 of the Oregon Business Corporation Act.

If Quando does not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, Quando must return the share certificates and release transfer restrictions on uncertificated shares. If Quando consummates the merger after such action, Quando must send a new dissenters' notice and repeat the payment demand procedure.

Quando may elect to withhold payment from a dissenting shareholder who was not the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement of the proposed merger to the media or to the shareholders. If Quando elects to withhold payment, then, after consummation of the merger, Quando must estimate the fair value of the shares held by such dissenting shareholder plus accrued interest and pay this amount to each dissenting shareholder who agrees to accept it full satisfaction of such demand.

Within 30 days after Quando makes or offers payment for the dissenting shares, a dissenting shareholder may notify Quando in writing of the dissenting shareholder's own estimate of the fair value of such dissenting shares and the amount of interest due and demand payment of such estimate less any payment received from Quando for such dissenting shares, or if Quando has withheld payment pursuant to the foregoing paragraph, reject Quando's offer and demand payment of such estimate, if:

  . The dissenting shareholder believes that the amount paid or offered is less than the fair value of the dissenting shares or that the interest was incorrectly calculated,

  . Quando fails to make payment within 60 days after the date set for demanding payment, or

  . Quando, having failed to consummate the merger, does not return the share certificates or release transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment.

In the event a demand for payment remains unsettled after the dissenting shareholder exercises the rights as set forth in the foregoing paragraph, Quando must either:

  . Commence a proceeding within 60 days after receiving the dissenting shareholder's payment demand and petition the court to determine the fair value of the dissenting shares and accrued interest, or

  . Pay the dissenting shareholder the amount demanded by such dissenting shareholder. Quando must commence the proceeding in the circuit court of the county where Quando's principal office is located and make all dissenting shareholders whose demands remain unsettled parties to the proceeding. The circuit court may appoint one or more appraisers to receive evidence and recommend the fair value of the dissenting shares. Each dissenting shareholder is entitled to judgment for either the amounts, if any, by which the court finds fair value of the dissenting shares exceeds the amount paid by the corporation, or for the fair value plus accrued interest of the dissenting shareholders' after-acquired shares for which the corporation elected to withhold payment. The court in an appraisal proceeding shall assess all costs of the proceeding against Quando except that the court may assess costs against dissenting shareholders if the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith. The court may assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable.

Any shareholder who fails to follow the procedures detailed above will lose the right to dissent from the merger. A negative vote, alone, will not constitute written objection required prior to the special meeting of shareholders. Any shareholder making a written demand for payment is thereafter entitled only to payment as provided in the Oregon Business Corporation Act. He or she is no longer entitled to vote or otherwise exercise any shareholder rights as to his or her shares of Quando capital stock. Consent of Quando is required for the withdrawal of demand for payment.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF INFOSEEK CAPITAL STOCK

The authorized capital stock of Infoseek consists of 525,000,000 shares of capital stock, of which 500,000,000 shares are designated as common stock and 25,000,000 shares are designated as preferred stock.

Infoseek Common Stock

As of November 30, 1998, 60,902,973 shares of Infoseek common stock were outstanding. After giving effect to the transactions contemplated by the merger agreement, and assuming no other issuances of common stock after November 30, 1998, there will be approximately 61,430,023 shares of Infoseek common stock outstanding. The holders of Infoseek common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may not cumulate votes in connection with the election of directors. The holders of Infoseek common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Infoseek, the holders of Infoseek common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of liquidation preferences to holders of Infoseek preferred stock, if any. Infoseek common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Infoseek common stock. All outstanding shares of Infoseek common stock are fully paid and non-assessable, and the shares of Infoseek common stock to be outstanding upon completion of the merger will be fully paid and non-assessable. Each share of Infoseek common stock has associated with it certain rights to acquire shares of Infoseek capital stock pursuant to a "poison pill" rights plan. See "--Infoseek Preferred Stock" and "--Infoseek Stockholders Rights Plan; Infoseek Series A Participating Preferred Stock."

Infoseek Preferred Stock

Infoseek has 25,000,000 shares of Infoseek preferred stock authorized, of which, as of November 30, 1998, no shares were outstanding. Subject to the terms of the governance agreement, the Infoseek Board of Directors has the authority to issue these shares of Infoseek preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions, qualifications and limitations granted to or imposed upon any unissued and undesignated shares of Infoseek preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders (subject to applicable stock exchange rules). The Infoseek Board of Directors, without stockholder approval (subject to applicable stock exchange rules), may issue Infoseek preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Infoseek common stock, and the issuance of Infoseek preferred stock may have the effect of delaying, deferring or preventing a change in control of Infoseek. Infoseek has initially reserved 100,000 shares of Series A participating preferred stock, par value $0.001 per share, for potential issuance pursuant to the exercise of rights under the rights plan, as described below. See "--Infoseek Stockholders Rights Plan; Infoseek Series A Participating Preferred Stock."

Infoseek Stockholders Rights Plan; Infoseek Series A Participating Preferred
Stock

Pursuant to Infoseek's "poison pill" preferred shares rights plan, each share of Infoseek common stock has associated with it certain rights to acquire shares of Infoseek's Series A participating preferred stock, par value $0.001. The rights are triggered and become exercisable upon the occurrence of either:

  . The date of a public announcement of the acquisition of 15% or more beneficial ownership of Infoseek common stock by a person or group, referred to as an "acquiring person", or

  . Ten business days after a public announcement of a tender or exchange offer for 15% or more beneficial ownership of Infoseek common stock by an acquiring person.

If the rights are triggered because an acquiring person beneficially owns 15% or more of Infoseek common stock, each right will provide its holder, other than a holder who is an acquiring person, the right to purchase that number of shares of Infoseek common stock having a market value at the time equal to twice the exercise price, upon payment of the exercise price of $150 per right. In addition, in the event of certain business combinations, the rights permit the purchase of shares of common stock of an acquiror at a 50% discount from the market price at the time. The Infoseek Board of Directors has the right to redeem the rights at a price of $0.001 per right at any time prior to the close of business on the tenth day after the first public announcement that a person has become an acquiring person or such later time as may be determined by the Infoseek Board of Directors. If the rights are triggered under certain circumstances, the Infoseek Board of Directors may elect to exchange each right (other than rights held by an acquiring person) for one share of Infoseek common stock. The rights expire on October 2, 2008. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Infoseek. For purposes of the rights plan, Disney shall not be deemed to be an acquiring person, so long as Disney has not breached the standstill provisions of the governance agreement.

Transfer Agent and Registrar

Boston EquiServe, L.P., serves as the transfer agent and registrar of Infoseek common stock.

DESCRIPTION OF QUANDO CAPITAL STOCK

The authorized capital stock of Quando will consist, prior to the closing of the merger, of 19,000,000 shares of capital stock, of which 15,000,000 shares are common stock with no par value, and 4,000,000 shares are preferred stock with no par value.

Quando Common Stock

As of December 28, 1998, 6,466,125 shares of Quando common stock were outstanding. The holders of Quando common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Shareholders may not cumulate votes in connection with the election of directors. Subject to the preferential rights of the Quando preferred stock, the holders of shares of Quando common stock are entitled to receive dividends payable either in cash, property or shares of capital stock, when and if declared by Quando's Board of Directors out of funds legally available therefor. Quando may not issue additional shares of Quando common stock without the prior written consent of the holders of at least 50% of the then outstanding shares of Quando common stock; provided, however, that such restriction will terminate at the earlier of:

  . Ten days prior to the closing of an underwritten public offering in which the aggregate net proceeds to Quando exceed $7,500,000, subject to certain other limitations, or

  . The date on which David Billstrom and William Neuhauser together cease to own at least 50% of the outstanding shares of the Quando common stock.

In the event of any dissolution, liquidation, or winding up of the affairs of Quando, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Quando preferred stock, holders of Quando common stock are entitled, unless otherwise required by law, to receive all of the remaining assets of Quando of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Quando common stock held by them respectively. Quando common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Quando common stock. All outstanding shares of Quando common stock are fully paid and non-assessable.

Quando Preferred Stock

As of December 28, 1998, 1,180,000 shares of Quando preferred stock were outstanding of which 300,000 shares are Series A preferred stock and 880,000 shares are Series B preferred stock, referred to as the "convertible preferred stock". No dividends will be declared any paid on any shares of the then outstanding shares of convertible preferred stock except in the event that the Quando Board of Directors declares a dividend payable upon the then outstanding shares of the Quando common stock. In such an event, the holders of the convertible preferred stock shall be entitled to the amount of dividends per share of convertible preferred stock as would be declared payable on the largest number of whole shares of common stock into which each share of convertible preferred stock held by each holder thereof could be converted. In the event of any liquidation, dissolution or winding up of Quando, holders of each share of convertible preferred stock shall be entitled to be paid first out of the assets of Quando available for distribution to holders of Quando capital stock before any sums shall be paid or any assets distributed among the holders of Quando common stock, an amount equal to the greater of:

  . $1.00 per share of Series A preferred stock and $0.625 per share of Series B preferred stock, plus an amount equal to all accrued and unpaid dividends thereon, or

  . The amount per share of convertible preferred stock that would have been payable had each such share been converted to Quando common stock immediately prior to such event of liquidation, dissolution or winding up, plus an amount equal to all accrued but unpaid dividends thereon.

Each holder of convertible preferred stock has the right, at his or her option, to convert his or her shares into shares of Quando common stock.

Each share of convertible preferred stock could initially be converted into one share of Quando common stock. However the convertible preferred stock is subject to certain antidilution protections, such that as of December 28, 1998, each outstanding share of Series A preferred stock could be converted into approximately 1.2685 shares of Quando common stock, and each outstanding share of Series B preferred stock could be converted into 1.1462 shares of Quando common stock. All shares of convertible preferred stock may, at Quando's option, be converted into Quando common stock within ten days prior to the closing of certain underwritten public offerings in which the aggregate proceeds to Quando exceed $7,500,000. Except as set forth above, the Quando Board of Directors has the authority to:

  .  Issue the shares of Quando preferred stock in one or more series,

  . Fix the preferences, limitations and relative rights granted to or imposed upon any unissued and undesignated shares of Quando preferred stock, and

  . Fix the number of shares constituting any series and the designations of such series without any further vote or action by the shareholders. The Quando Board of Directors, without shareholder approval, can issue Quando preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Quando common stock.

Transfer Agent and Registrar

Quando currently acts as the transfer agent and registrar of Quando capital stock.

COMPARISON OF CAPITAL STOCK OF INFOSEEK AND QUANDO

Infoseek is incorporated in the State of Delaware and Quando is incorporated in the State of Oregon. Following the effective time, Quando will continue to be governed by the Oregon Business Corporation Act and Infoseek will continue to be governed by the Delaware General Corporation Law. Shareholders of Quando, however, will hold Infoseek common stock rather than Quando common stock. Therefore, the rights of such shareholders will be governed by Delaware law, and the provisions of the Infoseek amended and restated certificate of incorporation and the Infoseek bylaws, rather than the Quando articles of incorporation and the Quando bylaws. The following is a summary comparison of certain provisions of Oregon law and Delaware law and the charters and bylaws of the respective corporations. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of those states and the corporate charters and bylaws of Infoseek and Quando. In addition, the contractual terms of the governance agreement also affect Infoseek's corporate governance. See "Risk Factors--Risks of Infoseek--Infoseek Has a Relationship with and Depends on Disney and Disney Has a Significant Role in Infoseek's Operations" and "Infoseek's Management's Discussion and Analysis of Financial Condition and Results of Operations--Infoseek Overview--Disney Transaction."

Cumulative Voting

In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option. The Infoseek certificate and the Infoseek bylaws do not permit cumulative voting. Under Oregon law, shareholders do not have a right to cumulative voting unless the articles of incorporation provide otherwise. The Quando articles do not provide for cumulative voting.

Power To Call Special Meeting of Shareholders

Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws. The Infoseek bylaws provide that special meetings of the stockholders may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the President or by one or more stockholders entitled to cast not less than ten percent of the votes at the meeting. Under Oregon law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws or the holders of at least ten percent of all votes entitled to be cast at such meeting. The Quando bylaws provide that a special meeting of shareholders may be called at any time by the President, the Board of Directors or by one or more shareholders holding not less than ten percent of the outstanding shares entitled to vote at the meeting.

Shareholder Action Without a Meeting

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Infoseek certificate eliminates the ability of stockholders to vote by written consent. Under Oregon law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The Quando bylaws contain a provision for shareholder action without a meeting.

Size of the Board of Directors

Under Delaware law, the number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors. The Infoseek certificate does not specify the number of directors, and the Infoseek bylaws allow Infoseek's Board of Directors to set the exact number of directors within the range of six to eleven persons. The number of directors is currently fixed at eight. Under Oregon law, the number of directors may be fixed in either the articles of incorporation or bylaws. The board of directors or the shareholders of an Oregon corporation may change the authorized number of directors within the minimum and maximum range if the articles of incorporation or bylaws establish a variable range for the size of the board of directors. If the articles of incorporation establish a fixed or variable range, then, after shares are issued, only the shareholders may change the range for the size of the board or change from a fixed or variable-ranged size board by amendment to the corporation's articles of incorporation. If the bylaws establish a fixed or variable range, then either the board of directors or the shareholders may change the range for the size of the board or change from a fixed or variable range size board by amendment to the corporation's bylaws in the manner provided in the bylaws unless the number of directors is fixed in the corporation's articles of incorporation, in which case a change in the number of directors may be made only by amendment to the articles of incorporation. The Quando bylaws currently provide that Quando will have a minimum of one director.

Classification of Board of Directors

A classified board is one with respect to which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Infoseek certificate and bylaws do not provide for a classified board. If there are six or more directors, Oregon law permits, but does not require, an Oregon corporation to provide in its articles of incorporation or bylaws for a classified board of directors, pursuant to which the directors can be divided into up to two or three classes of directors with staggered terms of office, with only one class of directors to stand for election each year. The Quando articles do not provide for a classified board of directors.

Special Meetings of the Board of Directors

Under the Infoseek bylaws, meetings of the Infoseek Board of Directors may be called by the Chairman of the Board of Directors, the President, any vice president, the secretary or any two directors upon two or four days' notice, depending upon the method of notice. Oregon law provides that unless the articles of incorporation or bylaws set forth a longer or shorter period, special meetings of a company's board of directors must be preceded by at least two days' notice of the date, time and place of the meeting. The Quando bylaws stipulate that special meetings of the Board of Directors may be called by the President or by a majority of the directors upon two business days' notice.

Removal of Directors

Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. The Infoseek certificate and bylaws do not provide for a classified board of directors or cumulative voting. As a result, any director of Infoseek or the entire Infoseek Board of Directors may be removed with or without cause with the approval of a majority of the Infoseek outstanding shares entitled to vote at an election of directors. Under Oregon law, any director of an Oregon corporation may be removed with or without cause by the shareholders unless the articles of incorporation provide that directors may only be removed for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may vote to remove the director. If cumulative voting is authorized, a director may not be removed if the number of votes cast against such a removal would be sufficient to elect the director under cumulative voting. If cumulative voting is not authorized, a director may be removed only if the number of votes cast to remove the director exceed the votes cast not to remove the director. Furthermore, a director may be removed by the shareholders only at a meeting called for the purpose of removing the director. The Quando bylaws provide that any director may be removed, with or without cause, at a meeting expressly called for such purpose unless the Quando articles provide for removal only for cause. The Quando articles do not require cause to remove a director.

Transactions Involving Officers or Directors

An Oregon corporation may loan money to, or guarantee any obligation incurred by, its directors only if either:

  . The loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single group, excluding the voting shares owned by or voted under the control of the benefited director, or

  . The board of directors and any affected officer determine such loan or guarantee benefits the corporation and the board of directors approves the loan or guarantee or general plan authorizing the loans and guarantees.

With respect to any other contract or transaction between the corporation and one or more of its directors, such transactions are neither void nor voidable if either:

  . The director's interest is made known to the board of directors, a committee of the board of directors or the shareholders of the corporation, who thereafter approve the transaction, or

  .  The contract or transaction is fair to the corporation.

Oregon law does not specifically regulate loans to officers or employees.

Under Delaware law, any corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is also a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. Furthermore, under Delaware law, contracts or transactions between a corporation and either any of its directors or a second corporation of which a director is also a director, are not void or voidable if either:

  . The material facts as to the transaction and as to the director's interest are fully disclosed, and either the disinterested directors or a majority of the disinterested shareholders approve or ratify the transaction in good faith, or

  . The person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Limitation of Liability of Directors; Indemnification

Under Oregon law, a corporation's articles of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. However, such provisions may not eliminate or limit a director's liability for:

  . Breaches of the director's duty of loyalty to the corporation or its shareholders,

  . Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

  .  The payment of unlawful distributions, or

  . Any transaction from which the director derived an improper personal benefit.

Under Oregon law, a corporation may, subject to the limitations described below, indemnify a director against liability incurred if the conduct was in good faith, the individual reasonably believed the individual's conduct was in the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful. Under Oregon law, a director may not be indemnified in connection with a proceeding in which the director was found liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which the director was found liable on the basis that personal benefit was improperly received. The Quando articles contain provisions limiting a director's liability to the fullest extent permitted by Oregon law. Oregon law provides for mandatory indemnification of officers and directors when the indemnified party is wholly successful on the merits or otherwise in the defense of any proceeding to which the director was a party because of being a director. Officers are entitled to the same mandatory indemnification as are directors under the Oregon Business Corporation Act.

The Infoseek certificate eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. Under Delaware law, such provision may not eliminate or limit director monetary liability for:

  . Breaches of the director's duty of loyalty to the corporation or its stockholders,

  . Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

  . The payment of unlawful dividends or unlawful stock repurchases or redemptions, or

  . Transactions in which the director received an improper personal benefit.

Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the company or its directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses to the extent the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

Expenses incurred by an officer or director in defending any action may be paid in advance, under Delaware law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. Delaware law does not require authorizing provisions in the certificate of incorporation. Limitations on indemnification may be imposed by a court based on principles of public policy.

Dividends and Repurchases of Shares

Oregon law permits a corporation, unless otherwise restricted by its articles of incorporation, to make distributions to its shareholders if both of the following factors are satisfied:

  . In the judgment of the directors, the corporation would be able to pay its debts as they come due in the usual course of business, and

  . The corporation's total assets would at least equal the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The Quando articles do not otherwise restrict the ability of the Board of Directors to make distributions to its shareholders. In addition, Oregon law generally provides that a corporation may redeem or repurchase its shares.

Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, if the amount of capital of the corporation following the declaration and payment of the dividend is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors may not declare and pay out a dividend from the corporation's net profits. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Approval of Certain Corporate Transaction

Under both Oregon law and Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. In addition, Infoseek's certificate contains certain other approval provisions. See "--Supermajority and Disinterested Approvals."

Supermajority and Disinterested Approvals

In addition to the general requirements of Delaware law on voting described above, in connection with the transactions with Disney and the governance agreement, Infoseek's certificate contains certain other approval requirements as follows.





Events Requiring Disinterested Stockholder Approval. As required by the governance agreement and the Infoseek certificate, until Disney owns at least 90% of the total current voting power of Infoseek, neither Infoseek, nor Disney nor any affiliate of either, may effectuate an event requiring disinterested shareholder approval, as defined below, without first obtaining disinterested shareholder approval, as defined below, with respect to such event. However, disinterested shareholder approval is not required if on the record date for such approval of such event requiring disinterested shareholder approval, Disney beneficially owns less than 25% of the total current voting power of Infoseek. The following is a summary of certain definitions of terms more fully defined in the governance agreement:

  . "Disinterested shareholder" means any shareholder of Infoseek who is not Disney, an affiliate of Disney, or a member of a 13D Group, as defined below, in which Disney or an affiliate of Disney is also a member.

  . "Disinterested shareholder approval" means the affirmative vote or written consent of greater than 50% of the total current voting power of Infoseek held by all disinterested shareholders.

  . "Event requiring disinterested shareholder approval" means any of the following events:

    . The amendment of any portion of Infoseek's certificate that effectuates the provisions requiring disinterested board approval, as defined below, and disinterested shareholder approval,

    . A sale or disposition of all or substantially all of Infoseek's assets,

    . The issuance of securities of Infoseek representing 20% or more of either Infoseek's then total outstanding equity or Infoseek's then current voting power, or

    . A merger, consolidation or other reorganization of Infoseek with or into Disney or any affiliate of Disney.

  . "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of voting stock which would be required under Section 13(d) of the Exchange Act to file a statement either on Schedule 13D pursuant to Rule 13d-1(a) or Schedule 13G pursuant to Rule 13d-1(c) with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned voting stock representing more than 5% of any class of voting stock then outstanding.

Events Requiring Disinterested Board Approval. As required by the governance agreement and the Infoseek certificate, until Disney owns at least 90% of Infoseek's current voting stock, neither Infoseek nor Disney may effectuate an event requiring disinterested board approval, as defined below, without first having obtained disinterested board approval, as defined below, with respect to such event. The following is a summary of certain definitions of terms more fully defined in the governance agreement:

  . "Disinterested board approval" means the affirmative vote or written consent of a majority of the disinterested directors duly obtained in accordance with the applicable provisions of Infoseek's bylaws and applicable law.

  . "Disinterested director" means, during the period of Disney's standstill obligation, referred to as the "standstill period," a member of the Infoseek board of directors who is not a Disney appointed director, referred to as a "Disney director," and after the standstill period, a member of the Infoseek board of directors who is an independent director.

  . "Event requiring disinterested board approval" means any of the following events:

    . Any amendment to Infoseek's bylaws or certificate,

    . Any transaction between Infoseek, or any affiliate of Infoseek, and Disney, or any affiliate of Disney, which either requires payment by any party in excess of $5 million or contemplates a term equal to or in excess of three years,

    . Adoption of a "poison pill" share repurchase rights plan by Infoseek, or any amendment of, or redemption, or exchange of rights issued pursuant to any such plan, if such plan excludes from the definition of "acquiring person" Disney and wholly owned subsidiaries of Disney, so long as both of the following are true:

           . Neither Disney nor any affiliate of Disney has breached the standstill restrictions described in the governance agreement, and

           . Disney beneficially owns at least 5% of the total current voting power of Infoseek.

    . Any transfer of any Infoseek shares or non-voting convertible securities by Disney to a competitor of Infoseek, as defined in the governance agreement, in a private placement, as opposed to a public offering,

    . During the standstill period, any transfer of 25% or more of Infoseek voting stock by Disney in a private placement, as opposed to a public offering, to any single person or 13D Group,

    . Commencement of a tender offer or exchange offer by Disney or any affiliate of Disney (or any 13D Group that includes Disney or any affiliate of Disney) to purchase or exchange for cash or other consideration any Infoseek voting stock, except for a Disney tender offer, as defined in the governance agreement, made either during a tender offer or following an event which terminates the standstill period, so long as the cause of such termination was not a tender offer by Disney,

    . During the standstill period, Disney's solicitation of proxies with respect to any Infoseek voting stock or becoming a "participant" in any "election contest," as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act, relating to the election of directors of Infoseek,

    . Any termination by Disney of the trademark license agreement between Disney and Infoseek, as a result of one or more of the following events:

           . Infoseek's failure to use commercially reasonable efforts to meet certain spending requests for GO Network, at any time after a majority of the members of Infoseek's Board of Directors are Disney directors,

           . The acquisition by any person or group of 25% or more of the voting power of Infoseek thereof if the event that causes Disney to have such termination right is either a transfer by Disney of Infoseek shares, other than a transfer pursuant to a third party tender offer, or after a majority of the members of Infoseek's Board of Directors are Disney directors, an issuance of shares by Infoseek which results in a third party owning 25% or more of the total current voting power of Infoseek, or

           . The bankruptcy or receivership of Infoseek if the event that causes such termination right is that Disney, in its capacity as a shareholder, and not as a creditor, of Infoseek, has applied for or actively supported the appointment or receiver for Infoseek and such receiver has been appointed.

    . A transfer by Disney of Infoseek shares which results in a third party owning 25% or more of the total current voting power of Infoseek, other than a transfer pursuant to a third party tender offer,

    . During or after the standstill period, unless Disney owns 50% or more of the total current voting power of Infoseek, the occurrence of any of the first four items set forth in the above definition of an event requiring disinterested shareholder approval,

    .  Any dissolution or liquidation of Infoseek,

    . Voluntary filing of a petition for bankruptcy or receivership by Infoseek, or the failure to oppose any other person's petition for bankruptcy or any other person's action to appoint a receiver of Infoseek, or

    . Any amendment, modification or waiver, including a termination other than in accordance with the various termination provisions contained in the governance agreement, of any of the provisions of the governance agreement.

Quando has no such provisions in its articles, bylaws or any other agreement.

Class Voting in Certain Corporate Transactions

Under Delaware law, certain amendments of a corporation's certificate of incorporation must be approved by a majority of the outstanding shares of each class of stock (without regard to limitations on voting rights). With certain exceptions, any merger or sale of all or substantially all of the assets of a corporation must be approved by the holders of a majority of the outstanding stock of the corporation. Oregon law does not generally require separate class votes of all voting classes in order to approve charter amendments and sales of substantially all the corporate assets. Oregon law, however, provides that all classes of stock, even nonvoting classes of stock, vote on charter amendments, mergers and share exchanges that affect the rights of holders of such class. See "--Supermajority and Disinterested Approvals."

Business Combinations/Merger

Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a business combination with an interested shareholder, as defined below, for three years following the date that such person or entity becomes an interested shareholder. With certain exceptions, an interested shareholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only. The three-year moratorium imposed by Section 203 on business combinations of Section 203 does not apply if one or more of the following applies:

  . Prior to the date on which such stockholder becomes an interested stockholder, the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder,

  . Upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer, or

  . On or after the date such person or entity becomes an interested stockholder, the board of directors approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, the Infoseek Board of Directors intends that it be governed by Section 203. Infoseek believes that most Delaware corporations have availed themselves of this statute and have not opted out of Section 203.

Infoseek believes that Section 203 will encourage any potential acquiror to negotiate with the Infoseek Board of Directors. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Infoseek in which all stockholders would not be treated equally. Stockholders should note, however, that the application of Section 203 to Infoseek will confer upon its Board of Directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for Infoseek's shares over the then-current market price. Section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.

Oregon law contains a "business combinations" provision that is essentially the same as Section 203 of the Delaware law.

Appraisal Rights

Under Oregon law and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights or to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder would otherwise receive in the transaction. The limitations on the availability of appraisal rights under Oregon law are different from those under Delaware law. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available in the following situations:

  . With respect to the sale, lease or exchange of all or substantially all of the assets of a corporation,

  . With respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations, or

  . To stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

Under Oregon law, appraisal rights are generally not available to holders of shares of any class or series if the shares of the class or series were registered with respect to a merger on a national securities exchange or quoted on the Nasdaq National Market as a national market security on the record date for the meeting at which the merger is to be approved.

Dissenters' rights are available to the shareholders of Quando with respect to the merger. See "Dissenters' Rights."

Inspection of Shareholder List

Delaware law allows any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interest as a shareholder. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. Oregon law allows any shareholder to inspect the shareholder list beginning two days after notice of a meeting is given for which the list was prepared and continuing through the meeting.

Bylaws

Under Delaware law, the corporation's bylaws may be adopted, amended or repealed by the stockholders of the corporation. However, under Delaware law, a corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal the bylaws upon the directors, subject to the stockholders' right to do the same. The Infoseek certificate provides that the board of directors has the right to adopt, amend, or repeal the bylaws. Under Oregon law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation, unless the corporation's articles provide that the shareholders solely have the power to amend or repeal the bylaws, or the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. The Quando articles grant to its directors the power to alter, amend or repeal any bylaws or adopt new bylaws, subject to repeal or change of action by the shareholders.

Control Share Act

The Oregon Control Share Act generally provides that a person who acquires "control shares" cannot vote the shares unless voting rights are approved by the corporation's preexisting disinterested shareholders. Delaware law does not contain an equivalent to the Control Share Act.

Dissolution

Under Oregon law, a dissolution must be approved by written consent of all shareholders or the dissolution must be initiated by the board of directors and, unless the articles of incorporation or the board requires a greater vote or a vote by voting groups, approved by a majority of the votes entitled to be cast on the proposal for dissolution. The Quando articles do not contain any such supermajority or voting group requirement. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simply majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. The Infoseek certificate contains a supermajority voting requirement. See "--Supermajority and Disinterested Approvals."

                                 LEGAL MATTERS

Certain legal matters in connection with the issuance of Infoseek common stock in the merger, and certain federal income tax consequences of the merger will be passed upon for Infoseek by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain federal income tax consequences of the merger will be passed upon for Quando by Pillsbury Madison & Sutro LLP.

                                    EXPERTS

The consolidated financial statements of Infoseek at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Starwave as of October 4, 1998 and September 28, 1997 and for the year ended October 4, 1998 and the period from January 1, 1997 to September 28, 1997 included in this proxy statement/prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to transactions which changed Starwave's capital and operating structure as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Starwave as of and for the year ended December 31, 1996 have been included in this proxy statement/prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Effective April 24, 1997, Starwave's Board of Directors dismissed KPMG Peat Marwick LLP as its independent accountants and engaged PricewaterhouseCoopers LLP as its independent accountants. The reports of KPMG Peat Marwick LLP, as Starwave's former accountants, on the financial statements of Starwave for the fiscal years ended December 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of KPMG Peat Marwick LLP's engagement as Starwave's accountants in Starwave's two most recent fiscal years, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused them to make reference thereto in their report on Starwave's financial statements. Prior to April 24, 1997, Starwave had not consulted with PricewaterhouseCoopers LLP on items regarding the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on Starwave's financial statements, or any matter that was the subject of a disagreement or reportable event.

The financial statements of Quando as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included in this proxy statement/prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997, financial statements contains an explanatory paragraph that states that Quando's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                              INFOSEEK CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP................................................. F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations ...................................... F-4
Consolidated Statements of Cash Flows ...................................... F-5
Consolidated Statements of Shareholders' Equity ............................ F-6
Notes to Consolidated Financial Statements.................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Infoseek Corporation

We have audited the accompanying consolidated balance sheets of Infoseek Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Infoseek Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

San Jose, California
January 16, 1998,
except for Note 8, as to which the date is February 12, 1998 and Note 2, as to which the date is April 17, 1998

                              INFOSEEK CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                DECEMBER 31,
                                              ------------------  SEPTEMBER 30,
                                                1997      1996        1998
                                              --------  --------  -------------
                   ASSETS
                   ------                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents.................. $  3,323  $  3,786    $  6,801
  Short-term investments.....................   28,116    42,867      47,740
  Accounts receivable, less allowance for
   doubtful accounts of $1,675 in 1998, $980
   in 1997, and $350 in 1996.................    6,921     2,428       7,619
  Prepaid to service providers...............      --        --        5,838
  Other current assets.......................      648       371         998
                                              --------  --------    --------
    Total current assets.....................   39,008    49,452      68,996
Property and equipment:
  Computer and office equipment..............   16,525     9,651      24,958
  Furniture and fixtures.....................      935       307       1,546
  Leasehold improvements.....................    1,323       108       2,153
                                              --------  --------    --------
                                                18,783    10,066      28,657
  Less accumulated depreciation and
   amortization..............................    8,295     2,479      13,480
                                              --------  --------    --------
Net property and equipment...................   10,488     7,587      15,177
Direct acquisition costs.....................      --        --        2,825
Deposits and other assets....................    1,993     1,293       3,315
                                              --------  --------    --------
    Total assets............................. $ 51,489  $ 58,332    $ 90,313
                                              ========  ========    ========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Accounts payable........................... $  4,861  $  3,269    $  6,717
  Accrued payroll and related expenses.......    1,630     1,362       2,191
  Accrued liabilities to service providers...    4,221       --        1,558
  Other accrued liabilities..................    2,262     1,070       2,418
  Deferred revenue...........................    2,564       760       4,789
  Accrued restructuring and other charges....    1,877       --          --
  Short-term obligations.....................    2,575       994       2,683
  Short-term portion of capital lease
   obligations...............................      --        --          259
                                              --------  --------    --------
    Total current liabilities................   19,990     7,455      20,615
Long-term obligations........................    4,493     1,892       2,668
Long-term portion of capital lease
 obligations.................................      --        --          313
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value:
  Authorized shares--5,000,000
  No shares issued and outstanding...........      --        --          --
Common stock, no par value:
  Authorized shares--60,000,000
  Issued and outstanding shares--31,508,000
   in 1998, 27,534,000 in 1997, and
   25,691,000 in 1996........................   76,000    73,754     121,292
Accumulated deficit..........................  (48,030)  (20,771)    (53,724)
Deferred compensation........................     (753)   (3,546)       (717)
Notes receivable from shareholders...........     (211)     (452)       (134)
                                              --------  --------    --------
    Total shareholders' equity...............   27,006    48,985      66,717
                                              --------  --------    --------
    Total liabilities and shareholders'
     equity.................................. $ 51,489  $ 58,332    $ 90,313
                                              ========  ========    ========

                            See accompanying notes.

                              INFOSEEK CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                              ---------------------------  -------------------
                                1997      1996     1995      1998      1997
                              --------  --------  -------  --------  ---------
                                                              (UNAUDITED)
REVENUES:
  Advertising revenues....... $ 32,941  $ 15,095  $ 1,032  $ 45,044  $  21,062
  Softwave licensing
   revenues..................    2,141       --       --      5,671      1,345
                              --------  --------  -------  --------  ---------
    Total revenues...........   35,082    15,095    1,032    50,715     22,407
COSTS AND EXPENSES
  Hosting, content and
   website costs.............    6,319     3,194      614     7,956      4,397
  Research and development...    7,900     4,550    1,175     7,432      5,879
  Sales and marketing........   34,320    20,455    1,488    35,144     22,520
  General and
   administrative............    7,042     4,177    1,148     7,876      5,242
  Restructuring and other
   charges...................    7,349       --       --        --       7,349
                              --------  --------  -------  --------  ---------
    Total costs and
     expenses................   62,930    32,376    4,425    58,408     45,387
                              --------  --------  -------  --------  ---------
Operating loss...............  (27,848)  (17,281)  (3,393)   (7,693)   (22,980)
INTEREST INCOME (EXPENSE)
  Interest income............    1,943     1,771      115     2,516      1,502
  Interest expense...........     (657)     (428)     (18)     (517)      (436)
                              --------  --------  -------  --------  ---------
                                 1,286     1,343       97     1,999      1,066
                              --------  --------  -------  --------  ---------
NET LOSS..................... $(26,562) $(15,938) $(3,296) $ (5,694) $ (21,914)
                              ========  ========  =======  ========  =========
Basic and diluted net loss
 per share................... $  (1.00) $  (0.72) $ (0.21) $  (0.19) $   (0.83)
Shares used in computing
 basic and diluted net loss
 per share (pro forma in
 1995).......................   26,627    22,120   15,535    30,512     26,270



                            See accompanying notes.

                              INFOSEEK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                      YEARS ENDED           NINE MONTHS ENDED
                                     DECEMBER 31,             SEPTEMBER 30,
                               ---------------------------  -------------------
                                 1997      1996     1995      1998       1997
                               --------  --------  -------  ---------  --------
                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss.....................  $(26,562) $(15,938) $(3,296) $  (5,694) $(21,914)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
 Depreciation and
  amortization...............     4,849     2,157      438      5,185     3,920
 Provision for doubtful
  accounts...................       930       651       42      1,045       242
 Writedown of restructure
  related assets.............     2,080       --       --         --        --
 Amortization of unearned
  compensation related to
  stock options..............       832     1,347       44        314       717
 Amortization of warrants
  issued in connection with
  term loan..................       --        --        21        --        --
 Fair value assigned to
  services provided by
  Netscape...................       --        --       200        --        --
Changes in operating assets
 and liabilities
 Accounts receivable.........    (5,420)   (2,580)    (541)    (1,743)   (2,070)
 Other current assets........      (211)     (260)     (92)      (350)     (186)
 Prepaid to service
  providers..................       --        --       --      (5,838)      --
 Deposits and other current
  assets.....................    (1,490)      --       --      (1,322)     (898)
 Direct acquisition costs....       --        --       --      (2,825)      --
 Accounts payable............     1,491     2,047    1,211      1,856    (1,219)
 Accrued payroll and related
  expenses...................       253     1,291       67        561      (237)
 Accrued liabilities to
  service providers..........     4,221       --       --      (2,663)    2,357
 Other accrued liabilities...     1,192       457      498        156       229
 Deferred revenue............     1,804       760      --       2,225       854
 Accrued restructuring and
  other charges..............     1,877       --       --      (1,877)    2,904
                               --------  --------  -------  ---------  --------
 Net cash used in operating
  activities.................   (14,154)  (10,068)  (1,408)   (10,970)  (15,301)
INVESTING ACTIVITIES
Purchases of available-for-
 sale investments............   (44,769)  (92,966)  (2,483)  (147,907)  (29,667)
Proceeds from sales of
 available-for-sale
 investments.................    59,520    50,596    1,986    128,283    44,428
Issuance of notes
 receivable..................      (950)     (600)     --         --        --
Purchase of property and
 equipment...................    (7,597)   (6,857)  (2,829)    (9,170)   (7,479)
                               --------  --------  -------  ---------  --------
 Net cash provided by (used
  in) investing activities...     6,204   (49,827)  (3,326)   (28,794)    7,282
FINANCING ACTIVITIES
Proceeds from term loan......     5,265     2,573      967        133     5,000
Repayments of term loan......    (1,082)     (763)    (100)    (1,850)     (815)
Principal payments on capital
 leases......................       --        --       --        (132)      --
Proceeds from issuance of
 convertible debt............       305       --       --         --        --
Payment of deposit...........       --       (693)     --         --        --
Proceeds from sale of
 convertible preferred stock,
 net of issuance costs.......       --     17,619    4,430        --        --
Proceeds from sale of common
 stock, net of issuance
 costs.......................     1,217    43,785      --      43,015       972
Proceeds from the exercise of
 stock options...............     1,183         6      --       1,520     1,018
Proceeds from employee stock
 purchase plan...............       295       --       --         479       295
Proceeds from repayment of
 notes receivable from
 shareholders................       302        28      --          77       302
Repurchase of common stock...       --         (3)      (2)       --        --
                               --------  --------  -------  ---------  --------
 Net cash provided by
  financing activities.......     7,485    62,552    5,295     43,242     6,772
                               --------  --------  -------  ---------  --------
Net Increase (decrease) in
 cash and cash equivalents...      (465)    2,657      561      3,478    (1,247)
Cash and cash equivalents at
 beginning of period.........     3,788     1,129      568      3,323     3,788
                               --------  --------  -------  ---------  --------
Cash and cash equivalents at
 end of period...............  $  3,323  $  3,786  $ 1,129  $   6,801  $  2,541
                               ========  ========  =======  =========  ========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Unearned compensation related to stock options amounted to $440,000, $3,102,000 and $2,124,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $352,000 (unaudited) and none (unaudited) for the nine months ended September 30, 1998 and 1997, respectively. Cash paid for interest expense amounted to $657,000, $428,000 and $18,000 for the years ended December 31, 1997, 1996 and 1995, respectively, and $517,000 (unaudited) and $436,000
(unaudited) for the nine months ended September 30, 1998 and 1997, respectively. Assets acquired under capital leases totaled $704,000 (unaudited) and none (unaudited) for the nine months ended September 30, 1998 and 1997, respectively (none for the years ended December 31, 1997, 1996, and 1995).

                            See accompanying notes.

                              INFOSEEK CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                            CONVERTIBLE                                                    NOTES
                          PREFERRED STOCK     COMMON STOCK                               RECEIVABLE      TOTAL
                          -----------------  ----------------  ACCUMULATED   DEFERRED       FROM     SHAREHOLDERS'
                          SHARES    AMOUNT   SHARES   AMOUNT     DEFICIT   COMPENSATION SHAREHOLDERS    EQUITY
                          -------  --------  ------  --------  ----------- ------------ ------------ -------------
BALANCE AT DECEMBER 31,
 1994...................    9,421  $  2,020   3,783  $     38   $ (1,537)    $   --        $ --        $    521
Issuance of Series A
 preferred stock for
 purchased technology...      559       224     --        --         --          --          --             224
Repurchase of common
 stock from founder.....      --        --     (155)       (2)       --          --          --              (2)
Issuance of Series C
 convertible preferred
 stock for cash, net of
 issuance costs.........    5,600     4,430     --        --         --          --          --           4,430
Issuance of warrants for
 shares of series C
 convertible preferred
 stock..................      --         21     --        --         --          --          --              21
Issuance of common stock
 to employee for note
 receivable.............      --        --      372        50        --          --          (50)           --
Unearned compensation
 related to stock
 options................      --        --      --      2,124        --       (2,124)        --             --
Amortization of unearned
 compensation related to
 stock options..........      --        --      --        --         --           44         --              44
Fair value assigned to
 services provided by
 Netscape...............      --        --      --        200        --          --          --             200
Net loss and
 comprehensive net
 loss...................      --        --      --        --      (3,296)        --          --          (3,296)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT DECEMBER 31,
 1995...................   15,580     6,695   4,000     2,410     (4,833)     (2,080)        (50)         2,142
Cancellation of
 convertible preferred
 stock issued for
 purchased technology...     (280)      --      --        --         --          --          --             --
Unearned compensation
 related to stock
 options................      --        --      --      3,102        --       (3,102)        --             --
Amortization of unearned
 compensation...........      --        --      --        --         --        1,346         --           1,346
Issuance of convertible
 preferred stock for
 cash, net of issuance
 costs..................    2,267    17,619     --        --         --          --          --          17,619
Repurchases of common
 stock..................      --        --     (325)       (3)       --          --          --              (3)
Issuance of common stock
 to officers............      --        --      787       910        --          --         (610)           300
Cancellation of note
 receivable and
 repurchase of shares...      --        --     (365)     (470)       --          290         180            --
Payment on shareholders'
 notes receivable.......      --        --      --        --         --          --           28             28
Conversion of
 convertible preferred
 stock into common stock
 upon the initial public
 offering...............  (17,567)  (24,314) 17,567    24,314        --          --          --             --
Issuance of common stock
 in connection with
 initial public
 offering, net of
 issuance costs.........      --        --    3,973    43,485        --          --          --          43,485
Exercise of common stock
 options................      --        --       54         6        --          --          --               6
Net loss and
 comprehensive net
 loss...................      --        --      --        --     (15,938)        --          --         (15,938)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT DECEMBER 31,
 1996...................      --        --   25,691    73,754    (20,771)     (3,546)       (452)        48,985
Issuance of common stock
 and activity from
 merger with WebChat
 Communications, Inc....      --        --      167       571       (697)        --          --            (126)
Issuance of common stock
 for cash...............      --        --       58     1,217        --          --          --           1,217
Unearned compensation
 related to stock
 options................      --        --      --        440        --         (440)        --             --
Amortization of unearned
 compensation...........      --        --      --        --         --          832         --             832
Reversal of unearned
 compensation...........      --        --      --     (2,071)       --        2,071         --             --
Writeoff deferred
 compensation related to
 restructure............      --        --      --        --         --          330         --             330
Repurchases of common
 stock..................      --        --      (27)      --         --          --          --             --
Issuance of common stock
 for notes receivable...      --        --       38        61        --          --          (61)           --
Payment on shareholders'
 notes receivable.......      --        --      --        --         --          --          302            302
Conversion of debt into
 common stock...........      --        --       27       550        --          --          --             550
Exercise of common stock
 options................      --        --    1,445     1,183        --          --          --           1,183
Issuance of common stock
 through employee stock
 purchase plan..........      --        --       44       295        --          --          --             295
Issuance of common stock
 from exercise of
 warrants...............      --        --       91       --         --          --          --             --
Net loss and
 comprehensive net
 loss...................      --        --      --        --     (26,562)        --          --         (26,562)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT DECEMBER 31,
 1997...................      --        --   27,534    76,000    (48,030)       (753)       (211)        27,006
Unearned compensation
 related to stock
 options (unaudited)....      --        --      --        352        --         (352)        --             --
Amortization of unearned
 compensation
 (unaudited)............      --        --      --        --         --          314         --             314
Reversal of unearned
 compensation
 (unaudited)............      --        --      --        (74)       --           74         --             --
Payment on shareholders'
 notes receivable
 (unaudited)............      --        --      --        --         --          --           77             77
Exercise of common stock
 options (unaudited)....      --        --      480     1,520        --          --          --           1,520
Issuance of common stock
 through employee stock
 purchase plan
 (unaudited)............      --        --       44       479        --          --          --             479
Issuance of common stock
 in connection with
 follow-on public
 offering, net of
 issuance costs
 (unaudited)............      --        --    3,450    43,015        --          --          --          43,015
Net loss and
 comprehensive net loss
 (unaudited)............      --        --      --        --      (5,694)        --          --          (5,694)
                          -------  --------  ------  --------   --------     -------       -----       --------
BALANCE AT SEPTEMBER 30,
 1998 (UNAUDITED).......      --   $    --   31,508  $121,292   $(53,724)    $  (717)      $(134)      $ 66,717
                          =======  ========  ======  ========   ========     =======       =====       ========

                            See accompanying notes.

                              INFOSEEK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization--Infoseek Corporation, (the "Company"), provides leading Internet search and navigation technology, products and services that use the Web to connect its viewers' personal, work and community lives. As a "connected" media company, Infoseek is able to segment viewers by interest area, providing advertisers with focused and targeted audiences. The Infoseek Service is a comprehensive Internet gateway that combines search and navigation with directories of relevant information sources and content sites, offers chat and instant messaging for communicating shared interest and facilitates the purchase of related goods and services. The Company conducts its business predominantly within one industry segment.

Basis of Presentation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated. As more fully described in Note 2, a wholly owned subsidiary of the Company merged with WebChat Communications, Inc. ("WebChat") in April 1998 in a pooling of interests transaction. The consolidated financial statements for 1997 have been restated to include the financial position, results of operations and cash flows of WebChat. Prior to 1997, these amounts for WebChat were not significant compared to those of the Company and accordingly, the Company's previously issued financial statements were not restated. An adjustment was made to the beginning 1997 common stock and accumulated deficit as a result of not restating the Company's financial statements prior to 1997.

Unaudited Interim Financial Information--The accompanying consolidated financial statements at September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited but include all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended September 30, 1998 are not necessarily indicative of results for the entire fiscal year or future periods.

Cash and Cash Equivalents--The Company considers all highly liquid debt instruments which are purchased with a maturity of three months or less to be cash equivalents.

Short-Term Investments--The Company accounts for investments in accordance with Financial Accounting Standards Board, Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's short-term investments, which consist primarily of commercial paper and government agency notes with maturities of one year or less, are classified as available-for-sale and are carried at amortized cost which approximates fair market value. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, as well as any interest on the securities, is included in interest income. Realized gains and losses and

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income (expense). The cost of securities sold is based on the specific identification method. The Company had no investments in equity securities at September 30, 1998 and December 31, 1997 and 1996.

Property and Equipment--Property and equipment are carried at cost less accumulated depreciation. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the related asset or the term of the lease.

Research and Development--Research and development expenditures are generally charged to operations as incurred. Financial Accounting Standards Board, Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. In the Company's case, capitalization would begin upon completion of a working model as the Company does not prepare detail program designs as part of the development process. As of September 30, 1998 and December 31, 1997 and 1996, capitalized costs of this nature were insignificant.

Stock-Based Compensation--The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting of Stock Issued to Employees" and related interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board, Statement No. 123 (SFAS No. 123) "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, with the exception of certain options granted during the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 as discussed in Note 9, no compensation expense is recognized as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

Long-Lived Assets--In 1995, the Financial Accounting Standards Board released the Statement No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS No. 121 has not had a material impact on the consolidated financial statements of the Company.

Revenue Recognition--The Company's advertising revenues are derived principally from short-term advertising contracts in which the Company guarantees a minimum number of impressions for a fixed fee. Advertising revenues are recognized ratably over the term of the contract provided that the monthly minimum impressions are met, the Company does not have any remaining significant

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

obligations, and collection of the resulting receivable is probable. To the extent the minimum guaranteed impressions are not met, the Company defers recognition of the revenue until guaranteed impressions levels are met.

Also included in advertising revenues is the exchange by the Company of advertising space on the Company's Web sites for reciprocal advertising space in other media publications or other Web sites or receipt of applicable goods and services. Revenues from these exchange transactions are recorded as advertising revenue at the estimated fair value of the goods and services received and are recognized when both the Company's advertisements and the reciprocal advertisements are run, or goods or services are received. Advertising revenues recognized under these trading activities were less than 10% of total revenues for all periods presented.

In late 1997, the Company released a new version of its service which now features 18 "channels," and provides opportunities for revenue from the sale of channel sponsorships, as well as to enable the Company to share in a portion of the revenue generated by its viewers with these channel sponsors. Revenue generated by channel sponsors is included in advertising revenues and is generally recognized on a straight line basis over the term of the agreements provided that minimum impressions are met.

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, Software Revenue Recognition ("SOP 97-2"), which superseded Statement of Position 91-1, Software Revenue Recognition, and provides guidance on generally accepted accounting principles for recognizing revenue on software transactions.

SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on objective evidence which is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. SOP 97-2 was amended in February 1998 by Statement of Position 98-4 ("SOP 98-4"), Deferral of the Effective Date of a Provision of SOP 97-2, which deferred for one year the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. The Company has adopted the provisions of these SOPs as of January 1, 1998.

The Company recognizes revenue allocable to software licenses and specified upgrades upon delivery of the software product or upgrade to the end user, unless the fee is not fixed or determinable or collectibility is not probable. The Company considers all arrangements with payment terms extending beyond twelve months and other arrangements with payment terms longer than normal not to be

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

fixed or determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer.

Postcontract customer support ("PCS") includes telephone support, bug fixes, and rights to upgrades on a when-and-if-available basis. In software arrangements that include rights to multiple software products, specified upgrades, PCS, and/or other services, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each deliverable based on vendor-specific objective evidence. Revenue allocable to PCS is recognized on a straight-line basis over the period PCS is provided.

The Company derived revenues of $5,671,000 and $1,345,000 for the nine months ended September 30, 1998 and 1997, respectively, and $2,141,000 for the year ended December 31, 1997 from the licensing of its Ultraseek technology and the sale of PCS.

During 1996 and 1995, the Company also derived revenues from fees related to a premium subscription service offered to business and professional users. Revenues from this service were recognized over the period the services were provided. During the third quarter of 1996, the Company discontinued this service.

Advertising Costs--Advertising costs are expensed as incurred. Advertising costs, which include service provider fees and reciprocal advertising amounted to $17,697,000 and $10,104,000 for the nine months ended September 30, 1998 and 1997, respectively, and were $15,104,000 and $8,523,000 for the years ended December 31, 1997 and 1996, respectively. There were no advertising costs for the year ended December 31, 1995. The Company does not incur any significant direct response advertising costs.

Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade receivables. The Company places its cash equivalents and short-term investments with high-quality financial institutions. Through September 30, 1998 and December 31, 1997, the Company invested its excess cash in commercial paper, government agency notes and money market funds. Through September 30, 1998 and December 31, 1997, the Company operates predominantly in one business segment and sells advertising to various companies across several industries. The Company generally does not require collateral. The Company maintains allowances for credit losses, and such losses have been within management's expectations. For the nine months ended September 30, 1998 and 1997 and for the year ended December 31, 1997, no customer accounted for greater than 10% of revenues. For the year ended December 31, 1996, one customer (a related party, see Note 13) accounted for 13% of revenues and for the year ended December 31, 1995, another customer accounted for 13% of revenues.

Net Loss Per Share--In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

diluted earnings per share with basic and diluted earnings per share. Unlike primary and fully diluted earnings per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings per share until the time-based vesting restriction has lapsed. Basic earnings per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 98, Earnings Per Share in February 1998. Staff Accounting Bulletin No. 98 effected the treatment of certain stock and warrants ("cheap stock") issued within a one-year period prior to an initial public offering. Earnings per share amounts presented have been restated to conform to the requirements of SFAS No. 128 and Staff Accounting Bulletin No. 98.

Net loss per share information for 1997 has been adjusted on a retroactive basis to give effect to the merger with WebChat (see Note 2), whereby each share of WebChat was converted to 0.03 shares of Infoseek common stock. Share information for 1996 and 1995 has not been restated due to WebChat amounts being insignificant.

Pro Forma Net Loss Per Share--Pro forma net loss per share for the year ended December 31, 1995 has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from preferred stock that automatically converted upon the closing of the Company's initial public offering (using the as-if-converted method).

Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

Comprehensive Income--During 1998, the Company adopted the Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income (SFAS No.
130). SFAS No. 130 establishes rules for reporting and displaying comprehensive income or comprehensive loss. The Company's total comprehensive net loss was the same as its net loss for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995.

New Accounting Pronouncements--In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of An Enterprise and Related Information (SFAS No. 131). SFAS No. 131 is effective for the Company for the year ended December 31, 1998 and requires the Company to use the "management approach" in disclosing segment information. The Company does not believe that the adoption of SFAS No. 131 will have a material impact on the Company's results of operations, cash flows, or financial position.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

Reclassifications--Certain reclassifications, none of which affected net loss, have been made to prior year's amounts in order to conform to the current year's presentation.

2. BUSINESS COMBINATION

On April 17, 1998, the Company acquired WebChat in a tax-free reorganization in which a wholly owned subsidiary of the Company was merged directly into WebChat. The Company has exchanged approximately 316,000 shares of Infoseek Corporation common stock and has reserved approximately 11,000 shares for WebChat options assumed by the Company. Each share exchanged represents 0.03 share of common stock of the Company for each share of the common, and preferred stock of WebChat. Merger related expenses were not significant and were recorded in the second quarter of 1998. The merger has been accounted for under the pooling of interests method.

A reconciliation of revenues and net loss of the Company, as previously reported, WebChat and combined for the year ended December 31, 1997 is as follows:

                                                               REVENUES NET LOSS
                                                               -------- --------
                                                                (IN THOUSANDS)
     Infoseek................................................. $34,603  $24,623
     WebChat..................................................     479    1,939
                                                               -------  -------
     Combined................................................. $35,082  $26,562
                                                               =======  =======

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                                                AT SEPTEMBER 30, 1998
                                      ------------------------------------------
                                                  GROSS      GROSS
                                      AMORTIZED UNREALIZED UNREALIZED ESTIMATED
   SHORT-TERM INVESTMENTS               COST      GAINS      LOSSES   FAIR VALUE
   ----------------------             --------- ---------- ---------- ----------
                                                    (IN THOUSANDS)
   Commercial paper..................  $43,323     $ 1        $--      $43,324
   Money market fund.................    4,417     --          --        4,417
                                       -------     ---        ---      -------
     Total...........................  $47,740     $ 1        $--      $47,741
                                       =======     ===        ===      =======

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


                                                 AT DECEMBER 31, 1997
                                       -----------------------------------------
                                                   GROSS      GROSS    ESTIMATED
                                       AMORTIZED UNREALIZED UNREALIZED   FAIR
   SHORT-TERM INVESTMENTS                COST      GAINS      LOSSES     VALUE
   ----------------------              --------- ---------- ---------- ---------
                                                    (IN THOUSANDS)
   Commercial paper...................  $23,007     $--        $--      $23,007
   Government agency notes............    4,003        2        --        4,005
   Money market fund..................    1,106      --         --        1,106
                                        -------     ----       ----     -------
     Total............................  $28,116     $  2       $--      $28,118
                                        =======     ====       ====     =======
                                                 AT DECEMBER 31, 1996
                                       -----------------------------------------
                                                   GROSS      GROSS    ESTIMATED
                                       AMORTIZED UNREALIZED UNREALIZED   FAIR
   SHORT-TERM INVESTMENTS                COST      GAINS      LOSSES     VALUE
   ----------------------              --------- ---------- ---------- ---------
                                                    (IN THOUSANDS)
   Commercial paper...................  $27,588     $ --       $ --     $27,588
   Government agency notes............   15,279       --         --      15,279
                                        -------     ----       ----     -------
     Total............................  $42,867     $ --       $ --     $42,867
                                        =======     ====       ====     =======

Realized gains and losses were insignificant during the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


4. OBLIGATIONS

In March 1997, the Company entered into a four year, $5,000,000 equipment term loan facility. The loan bears interest at the bank's prime rate plus 0.25% (8.75% at September 30, 1998 and December 31, 1997). Under the terms of the agreement, the Company grants a security interest in certain assets of the Company and must maintain financial covenants including minimum tangible net worth and others based on monthly cash balances with which the Company was in compliance as of September 30, 1998 and December 31, 1997. Under the equipment term loan facility, the Company is restricted in its ability to pay dividends. Interest only payments will be made during the first twelve months and borrowings and interest will be repaid on a straight-line basis over 36 months beginning in month thirteen of the facility. As of September 30, 1998 and December 31, 1997, there was approximately $4,345,000 and $5,000,000, outstanding against the term loan facility, respectively.

In February 1997, WebChat entered into a three and one half year $300,000 equipment term loan facility. The loan bears interest at the bank's prime rate plus 2.5% (11% at December 31, 1997). Under the terms of the facility, WebChat grants a security interest in certain assets and is restricted in its ability to pay cash dividends. Interest-only payments will be made during the first six months and principal and interest will be repaid on a straight-line basis over 36 months beginning in month seven of the facility. The Company repaid the equipment term loan during the nine months ended September 30, 1998 and no amount was outstanding under the equipment term loan facility as of September 30, 1998. As of December 31, 1997, there was approximately $265,000 outstanding against the term loan facility.

In 1996 and 1995, the Company entered into term loan agreements with a lending institution under which the Company borrowed approximately $3,540,000 to finance the purchase of equipment. Borrowings made under the agreement are due over 37 months, bear interest which ranges from 15.80% to 16.39%, and are secured by certain assets of the Company. As of September 30, 1998, December 31, 1997 and December 31, 1996, approximately $1,006,000, $1,741,000 and
$2,886,000 were outstanding against the term loan agreements, respectively. In connection with the term loan agreements, the Company paid a cash deposit of $693,000 in 1996 to the lending institution which is included in deposits and other assets on the balance sheet.

Maturities under these agreements as of September 30, 1998 and December 31, 1997 are as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
                                                            (IN THOUSANDS)
      1998...........................................    $1,023        $2,575
      1999...........................................     2,245         2,344
      2000...........................................     1,667         1,733
      2001...........................................       416           416
                                                         ------        ------
                                                         $5,351        $7,068
                                                         ======        ======

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


5. COMMITMENTS

The Company leases its facilities under operating lease agreements which expire at various dates through 2002. Total rent expense for the nine months ended September 30, 1998 and 1997 was $2,003,000 and $866,000, respectively, and for the years ended December 31, 1997, 1996 and 1995 total rent expense was $1,397,000, $379,000 and $86,000, respectively. In January 1998, the Company signed an agreement to sublease approximately 20,500 square feet of its Sunnyvale, California facility. In connection with the sublease agreement, the Company will receive future rent payments of approximately $372,000 in 1998 and $300,000 in 1999. For the nine months ended September 30, 1998, the Company recorded sublease rental income of $279,000.

The Company leases certain equipment under noncancelable lease agreements that are accounted for as capital leases. Equipment under capital lease arrangements is included in property and equipment and aggregated $704,000 at September 30, 1998. Related accumulated amortization was $209,000 at September 30, 1998. Amortization expense related to assets under capital leases is included in depreciation expense. In addition, the capital leases are secured by the related equipment, and the Company is required to maintain liability and property damage insurance.

Future minimum lease payments under noncancelable operating leases and capital leases are as follows:

                             SEPTEMBER 30, 1998     DECEMBER 31, 1997
                             --------------------   -----------------
                             OPERATING   CAPITAL        OPERATING
                               LEASES     LEASES         LEASES
                             ----------  --------   -----------------
                                        (IN THOUSANDS)
   1998....................   $     723   $     51       $ 2,128
   1999....................       2,720        307         2,099
   2000....................       2,366        215         2,089
   2001....................       1,950         44         1,985
   2002....................       1,589        --          1,712
                              ---------   --------       -------
   Total minimum payments..   $   9,348        617       $10,013
                              =========                  =======
   Less amount representing
    interest...............                    (45)
                                          --------
                                               572
   Less current portion....                   (259)
                                          --------
                                             $ 313
                                          ========

NETSCAPE

Historically, a large portion of the Company's traffic was derived through the Web page of Netscape Communications Corporation ("Netscape"). In March 1996, the Company entered into an agreement with Netscape, which provided that the Company would be listed as a Premier Provider on Netscape's Web page for the period from April 10, 1996 to March 31, 1997. This agreement with

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

Netscape provided for payments of up to an aggregate of $5,000,000 in cash and reciprocal advertising ($3,500,000 in cash and $1,500,000 in reciprocal advertising) over the course of the one-year term of the agreement. In March 1997, Infoseek renewed its agreement with Netscape under terms that extended the current contract through April 30, 1997 and thereafter provided for Infoseek to be one of four premier providers displayed on Netscape's Web page for the period of May 1, 1997 through April 30, 1998. The renewed agreement with Netscape provided for payments of up to an aggregate of $12,500,000 in cash and reciprocal advertising ($10,000,000 in cash and $2,500,000 in reciprocal advertising) over the term of the agreement.

As of June 1, 1998, the Company had entered into an one-year agreement with Netscape with terms that provide for the Company to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services (along with Excite, Netscape, Lycos, Alta Vista, and LookSmart). Under terms of the agreement, the Company will receive 15% of premiere provider rotations--the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. The Company and Netscape subsequently renegotiated the agreement (see Note 15).

During the nine months ended September 30, 1998 and 1997, the Company recognized $6,595,000 and $5,416,000, respectively, of expense related to this agreement and for the years ended December 31, 1997 and 1996, the Company recognized $9,583,000 and $3,750,000, respectively, of expense related to this agreement. The costs of the Netscape agreement are being recognized ratably over the term of the agreement. As of September 30, 1998, the Company has a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement. At December 31, 1997, the Company had $7,555,000 of cash commitment remaining in connection with the agreement. At September 30, 1998 and December 31, 1997, $1,558,000 and $4,221,000 is included in accrued liabilities to service providers, respectively.

In July 1997, the Company entered into an one-year agreement with Netscape whereby it was designated as a premier provider of international search and navigational guide services for the Netscape Net Search Program. Under the terms of the agreement, the Company will provide services for 10 Netscape local Web sites. The Company's agreement with Netscape provides for payments ranging from a minimum of $666,000 ($400,000 in cash and $266,000 in reciprocal advertising) to a maximum of $1,219,000 ($677,000 in cash and $542,000 in reciprocal advertising) depending on the level of traffic delivered by Netscape. For the nine months ended September 30, 1998 and 1997, the Company incurred sales and marketing expenses of approximately $506,000 and $99,750 under this agreement, respectively. During the year ended December 31, 1997, Netscape delivered traffic at the

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

minimum level and as a result the Company recognized sales and marketing expenses of approximately $333,000 under this agreement. As of September 30, 1998, the Company had a cash commitment of $248,000. At December 31, 1997, the Company had a cash commitment ranging from a minimum of $74,000 to a maximum of $351,000 depending on the level of traffic delivered by Netscape in connection with this agreement. This agreement originally expired on June 30, 1998, but was subsequently extended to September 30, 1998 under similar terms.

MICROSOFT AND WEBTV NETWORKS

The Company also had an agreement with Microsoft Corporation ("Microsoft") to provide navigational services on certain Microsoft web sites through which the Company also receives traffic. In exchange for such traffic, the Company made available to Microsoft advertising space on the Infoseek service free of charge. Effective October 1, 1998, the Company terminated the agreement and entered into a new agreement with Microsoft to become one of five premier providers of search and navigation services on Microsoft's network of internet products and services. Under the terms of the new twelve month Microsoft agreement, the Company is obligated to pay an aggregate of $10,675,000 for a guaranteed minimum number of impressions on both Microsoft's Internet Explorer search feature and Microsoft's website. The Company will also pay, based on the number of impressions delivered, for additional impressions on both Internet Explorer and Microsoft's website, up to a maximum of $18,000,000. The accounting treatment for the Microsoft agreement will result in amortizing the obligation over the one-year term of the agreement, beginning in the quarter ended December 31, 1998 which is the quarter that the service is launched. In connection with the agreement, the Company made a prepayment of $5,338,000 as of September 30, 1998, which is included in prepaid to service providers.

In addition, the Company recently entered into an agreement with WebTV Networks, Inc. ("WebTV") pursuant to which the Company will be the exclusive provider of search and directory services to WebTV. Under this two year agreement, the Company is responsible for managing advertising sales for all of WebTV's search traffic and the substantial majority of WebTV's current non-search traffic. Pursuant to the agreement which was effective on August 28, 1998, the Company is obligated to make cash payments to WebTV totaling $26,000,000, with $15,000,000 of such amount being payable in advance for the first five quarters upon mutual acceptance of the technology by both parties. The remaining $11,000,000 is being paid ratably over the last three quarters of the agreement term. Such payments by the Company are subject to reimbursement in the event that WebTV is unable to deliver a minimum of 4.5 billion impressions over the life of the agreement. The Company is to receive all of the revenue generated from such advertising sales up to a pre-determined amount that is in excess of the Company's total payment obligations to WebTV under the agreement, with allocations of such revenue between the Company and WebTV being made beyond this pre-determined amount. In connection with the agreement, the Company made a prepayment of $500,000 as of September 30, 1998, which is included in prepaid to service providers.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


CONTINGENCIES

From time to time, the Company may be a party of litigation and claims incident to the ordinary course of its business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's financial position results of operations, or cash flows.

6. RESTRUCTURING AND OTHER CHARGES

During the second quarter of 1997, the Company recorded restructuring and other charges of approximately $7,400,000, of which approximately $6,200,000 related to a program to discontinue certain business arrangements, which were determined to be non-strategic, and approximately $1,200,000 related to management changes. Of these restructuring charges, approximately $5,000,000 involves cash outflows, of which $3,100,000 has been completed as of December 31, 1997. Non-cash restructuring charges of approximately $2,400,000 relate primarily to the write-down of certain non-strategic business assets. There have been no material changes to the restructuring plan or in the estimates of the restructuring costs. As of December 31, 1997, the Company has approximately $1,900,000 remaining in its restructuring reserve, which was fully utilized as of September 30, 1998.

7. SHAREHOLDERS' EQUITY

Preferred Stock--On May 15, 1996, the Board of Directors authorized 5,000,000 shares of undesignated preferred stock. In connection with this action, the Board has the authority to issue in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, without further vote or action by the shareholders. No such shares have been issued to date.

Convertible Preferred Stock--Through May of 1996, the Company issued series A, B, C, and E convertible preferred stock. A portion of the Series E convertible preferred stock was redeemable at the request of the holder. On June 11, 1996 the Company completed its initial public offering and at that time all outstanding shares of convertible preferred stock were converted into common stock on a one-for-one basis.

Common Stock--On May 15, 1996, the Company's Shareholders approved a 3-for-4 reverse stock split of the Company's preferred and common stock. All outstanding preferred, common and common equivalent shares in the accompanying financial statements have been retroactively adjusted to give effect to this reverse stock split. At the same time, the Board of Directors approved the increase of authorized common stock to 60,000,000 shares.

Founders' Common Stock--The Company has the right, at any time within sixty days after termination of a founder's employment or service, to repurchase certain common shares at the price per share paid by the founder. The Company's right to repurchase lapses with respect to 25% of the total number of shares held by the founder, commencing twelve months after purchase, and in

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

monthly increments of 2.08% of the total number of shares thereafter. There were no founders' common shares subject to repurchase as of September 30, 1998 and at December 31, 1997 and 1996 there were 7,000 and 1,101,000 founders' common shares subject to repurchase, respectively.

Shareholders' Notes Receivable--During 1997, 1996 and 1995, the Company entered into agreements with certain officers and employees to sell approximately 38,000, 412,000 and 372,000 shares, respectively, of the Company's common stock in exchange for full recourse promissory notes. The shares are subject to repurchase by the Company, and such repurchase options lapse in monthly increments of 2.08% of the total number of shares purchased. At September 30, 1998 and December 31, 1997 and 1996, there were approximately 53,000, 88,500 and 504,000 common shares, respectively, subject to repurchase by the Company.

Warrants--During 1995, in connection with an equipment financing transaction, the Company issued warrants to purchase 100,000 shares of Series C convertible preferred stock at an exercise price of $0.80 per share. These warrants are exercisable at any time through October 2000. As of December 31, 1997, all warrants had been exercised. The Company recorded additional interest expense using the minimum value method to determine the value of the warrants.

Common Stock Reserved For Future Issuance--Shares of common stock reserved for future issuance are as follows:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1998          1997
                                                      ------------- ------------
                                                            (IN THOUSANDS)
     Preferred stock.................................     5,000         5,000
     Stock option plan...............................     6,773         5,753
     Employee stock purchase plan....................       499           143
                                                         ------        ------
                                                         12,272        10,896
                                                         ======        ======

8. FOLLOW-ON PUBLIC OFFERING

In February 1998, the Company completed a follow-on public offering of 3,450,000 shares of Common Stock and received proceeds of approximately $43,015,000 net of underwriting discounts, commissions and other offering costs.

9. STOCK OPTION/STOCK ISSUANCE PLAN

The Company's Stock Option Plan (the "Predecessor Plan") provides for the grant of incentive stock options and non statutory stock options to employees and consultants of the Company at prices ranging from 85% to 110% (depending on the type of grant) of the fair market value of the common stock on the date of grant as determined by the Board of Directors.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

In April 1996, the Board of Directors adopted the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") which was approved by the Company's shareholders on May 15, 1996. The 1996 Plan is intended to serve as the successor equity incentive stock issuance program to the Predecessor Plan. Under the 1996 Plan, 7,225,000 shares of common stock have been authorized for issuance. In June 1998, the Company's shareholders ratified and approved to increase the number of shares available for grant by 1,500,000 to a total of 8,725,000 for the 1996 Stock Option/Stock Issuance Plan. The 1996 Plan is divided into three separate components: the Discretionary Option Grant Program under which eligible individuals may be granted options to purchase shares of common stock at an exercise price of not less than 85% of their fair market value on the grant date; the Stock Issuance Program under which eligible individuals may be issued shares of common stock directly through the purchase of such shares at a price of not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services; and the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non employee Board members to purchase shares of common stock at an exercise price equal to 100% of their fair market value on the grant date.

The vesting and exercise provisions of the option grants are determined by the Board of Directors. Options generally vest and become exercisable as to 25% of the shares one year from the date of grant and the balance in monthly increments over the subsequent three years of service. Options expire no later than ten years from the date of grant. Options for the purchase of 1,171,000, 583,000 and 845,000 shares were exercisable as of September 30, 1998 and December 31, 1997 and 1996, respectively.

The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting of Stock Issued to Employees" and related interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board, Statement No. 123 (SFAS No. 123) "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. The Company, under APB No. 25, generally does not recognize compensation expense as the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

Through September 30, 1998 and December 31, 1997, the Company recorded aggregate deferred compensation of $6,018,000 and $5,666,000, respectively, representing the difference between the grant price and the deemed fair value of the Company's common stock granted during those periods. The amortization of deferred compensation is being charged to operations and is being amortized over the vesting period of the options, which is typically four years. For the nine months ended September 30, 1998 and 1997, amortized expenses were $314,000 and $717,000, respectively, and for the years ended December 31, 1997, 1996 and 1995, the amortized expenses were $832,000, $1,346,000 and $44,000, respectively.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


Pro forma information regarding net loss and loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of this statement. The fair value for options granted during 1997 were estimated at the date of grant using the Black-Scholes multiple option pricing model with the following weighted average assumptions: risk-free interest rate ranging from 5.53% to 6.77%; a dividend yield of 0.0%; a volatility factor of the expected market price of the Company's common stock of .87; and a weighted-average expected life of the option of five years for officers and four years for non officers. Subsequent to the Company's initial public offering in June 1996, the fair value of options granted during the balance of 1996 were estimated with the following weighted average assumptions: risk-free interest rates ranging from 5.18% to 6.58% in 1996 and 5.34% to 7.03% in 1995; a dividend yield of 0.0%; a volatility factor of the expected market price of the Company's common stock of
 .80; and a weighted-average expected life of the option of five years for officers and four years for non officers. The fair value for options granted prior to the Company's initial public offering in June 1996 were estimated at the date of grant using the minimum value method and have a volatility factor of zero.

Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                    1997      1996     1995
                                                  --------  --------  -------
                                                    (IN THOUSANDS, EXCEPT
                                                       PER SHARE DATA)
     Pro forma net loss.......................... $(30,919) $(17,328) $(3,442)
     Pro forma basic and diluted net loss per
      share...................................... $  (1.16) $  (0.78) $ (0.22)

Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

In July 1997, the Board of Directors authorized the repricing of options to purchase 821,300 shares of common stock effective on July 23, 1997 to the then fair market value of $6.13 per share. Under the terms of the repricing, the repriced options maintain the same vesting and expiration terms, except they may not be exercised until January 9, 1998. Executive officers, consultants and members of the Board of Directors were not eligible to participate in the repricing.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


A summary of the Company's stock option activity and related information for the nine months ended September 30, 1998 and the years ended December 31 are as follows (amounts used in 1997 have been restated to reflect the April 17, 1998 merger with WebChat):

                                                                DECEMBER 31,
                             SEPTEMBER 30,   ---------------------------------------------------
                                  1998             1997              1996             1995
                            ---------------- ----------------- ---------------- ----------------
                                    WEIGHTED          WEIGHTED         WEIGHTED         WEIGHTED
                                    AVERAGE           AVERAGE          AVERAGE          AVERAGE
                                    EXERCISE          EXERCISE         EXERCISE         EXERCISE
                            OPTIONS  PRICE   OPTIONS   PRICE   OPTIONS  PRICE   OPTIONS  PRICE
                            ------- -------- -------  -------- ------- -------- ------- --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA )
   Outstanding--beginning
    of period..............  4,158   $ 4.92   4,921    $2.10    3,074   $0.13      165   $0.07
     Granted...............  2,451   $20.41   4,418    $6.61    2,851   $3.98    3,438   $0.13
     Exercised.............   (480)  $ 3.17  (1,456)   $0.79      (54)  $0.11      --    $ --
     Canceled..............   (337)  $13.81  (3,725)   $4.79     (957)  $1.51     (529)  $0.11
                             -----           ------             -----            -----
   Outstanding--end of
    period.................  5,792   $11.12   4,158    $4.92    4,914   $2.10    3,074   $0.13
                             =====           ======             =====            =====
   Exercisable at end of
    period.................  1,171   $ 3.99     583    $2.63      845   $0.35      155   $0.13
   Weighted average fair
    value of options
    granted during the
    period.................                            $4.48            $3.79            $0.40

Outstanding and Exercisable By Price Range as of December 31, 1997:

                                     OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                              ---------------------------------- -----------------------------------------------
                                   NUMBER       WEIGHTED AVERAGE    WEIGHTED         NUMBER          WEIGHTED
                              OUTSTANDING AS OF    REMAINING        AVERAGE     EXERCISABLE AS OF    AVERAGE
   RANGE OF EXERCISE PRICES   DECEMBER 31, 1997 CONTRACTUAL LIFE EXERCISE PRICE DECEMBER 31, 1997 EXERCISE PRICE
   ------------------------   ----------------- ---------------- -------------- ----------------- --------------
                               (IN THOUSANDS)        (YEARS)                      (IN THOUSANDS)
   $ 0.00-$ 5.00...........         2,724             7.9            $ 3.47            386            $0.51
   $ 5.01-$10.00...........         1,018             7.5            $ 6.64            197            $6.77
   $10.01-$15.00...........           416             9.8            $10.26            --               --
                                    -----                                              ---
                                    4,158             8.0            $ 2.10            583            $2.63
                                    =====                                              ===

10. EMPLOYEE STOCK PURCHASE PLAN

In April 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which is designed to allow eligible employees of the Company to purchase shares of common stock at semiannual intervals through their periodic payroll deductions. An aggregate of 187,500 shares of common stock were originally reserved for the Purchase Plan. In June 1998, the Company's shareholders increased the number of shares reserved by 400,000 to a total of 587,500, of which 88,866 and 44,443 had been issued through September 30, 1998 and December 31, 1997, respectively. The Purchase Plan is implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can have up to 10% (up to a maximum of 1,000 shares per year) of their base salary deducted that is to be used to purchase shares of the

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

common stock on specific dates determined by the Board of Directors. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. The Company does not recognize compensation cost related to employee purchase rights under the Plan. To comply with the pro forma reporting requirements of SFAS No. 123, compensation cost is estimated for the fair value of the employees' purchase rights using the Black-Scholes model with the following assumptions for those rights granted in 1997: a risk free interest rate of 6.0%; dividend yield of 0.0%; expected volatility factor of .87; an expected life of six months; and for those granted in 1996: a risk free interest rate of 5.0%; dividend yield of 0.0%; expected volatility factor of .80; an expected life of six months. The weighted average estimated fair value of the Purchase Plan shares granted in 1997 was $4.05.

11. INCOME TAXES

Due to the Company's loss position, there was no provision for income taxes for any period presented.

As of December 31, 1997, the Company has federal and state net operating loss carryforwards of approximately $45,000,000 and $29,500,000, respectively. The federal net operating loss carryforwards will expire in the years 2009 through 2012, and the state net operating loss carryforwards will expire in the years 1999 through 2002. The Company has federal and state research and experimentation credits of approximately $300,000 each, that will expire in the years 2009 through 2012. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets consisted of the following at:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1997     1996
                                                              --------  -------
                                                               (IN THOUSANDS)
   Deferred tax assets:
     Net operating losses.................................... $ 17,448  $ 7,500
     Research credit carryforwards...........................      406      200
     Accrued royalties.......................................       37       60
     Other individually immaterial items.....................    1,654      340
                                                              --------  -------
       Total deferred tax assets.............................   19,545    8,100
     Valuation allowance.....................................  (19,545)  (8,100)
                                                              --------  -------
       Total net deferred tax assets......................... $    --   $   --
                                                              ========  =======

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


The change in the valuation allowance was a net increase of approximately $6,409,000 and $1,030,000 for the years ended December 31, 1996 and 1995, respectively.

12. EMPLOYEE BENEFIT PLAN

In January 1996, the Company adopted a plan to provide retirement and incidental benefits for its eligible employees, known as the Infoseek Corporation 401(k) Plan ("The Plan"). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants in the Plan may make salary deferrals of up to 20% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code. The Company, at its discretion, may elect to make contributions to the Plan on behalf of its eligible participants. The Company has made no such contributions to date.

13. RELATED PARTY TRANSACTIONS

Bell Atlantic, with a representative on the Company's Board of Directors and ownership of a substantial amount of the outstanding common stock of the Company is considered a related party. In March 1996, the Company and Bell Atlantic entered into a one-year agreement, which provided for the Company's display of the Big Yellow logo within the Infoseek Service. According to the terms of the agreement, Bell Atlantic agreed to pay to the Company up to an aggregate of $4,600,000, in monthly payments, which amount would be decreased proportionately if the number of impressions of the Big Yellow logo were below a specified number. In February 1997, the Company signed an amendment with Bell Atlantic extending the term of the original agreement, dated March 1996, through June 1998 in exchange for an additional $1,400,000, for a total of $6,000,000, in monthly payments. The terms of conditions of the amended agreement were substantially the same, except for elimination of certain exclusivity and reimbursement provisions. The Company recognized revenue of $1,298,000 and $2,116,000 for the nine months ended September 30, 1998 and 1997, respectively, and $2,820,000 and $1,882,000 in connection with this agreement for the years ended December 31, 1997 and 1996, respectively. Amounts receivable from and payable to such related party were insignificant at September 30, 1998 and December 31, 1997 and 1996.

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


14. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                            NINE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                               ---------------------------  -------------------
                                 1997      1996     1995      1998      1997
                               --------  --------  -------  --------  ---------
   Numerator:
     Net Loss:...............  $(26,562) $(15,938) $(3,296)  $(5,694)  $(21,914)
                               --------  --------  -------  --------  ---------
   Numerator for basic and
    diluted loss per share...  $(26,562) $(15,938) $(3,296)  $(5,694)  $(21,914)
                               ========  ========  =======  ========  =========
   Weighted average of common
    shares...................    26,627    14,076    1,635    30,512     26,270
   Conversion of preferred
    stock not included in
    shares related to SEC
    Staff Accounting Bulletin
    98.......................       --      8,044   13,900       --         --
                               --------  --------  -------  --------  ---------
   Denominator for basic and
    diluted loss per share...    26,627    22,120   15,535    30,512     26,270
                               ========  ========  =======  ========  =========
   Basic and diluted loss per
    share (pro forma in
    1995)....................  $  (1.00) $  (0.72) $ (0.21) $  (0.19) $   (0.83)
                               ========  ========  =======  ========  =========

15. SUBSEQUENT EVENTS (UNAUDITED)

On July 24, 1998, the Company entered into an agreement to acquire Quando, Inc. ("Quando") for approximately $17,000,000, subject to adjustment, in shares of the Company's common stock. The Company expects to incur approximately $1,000,000 in acquisition costs. The transaction is subject to customary closing conditions, including shareholder approval by Quando, and is expected to close in December 1998.

Based upon preliminary estimates of the fair value of Quando and the allocation of the consideration paid for the assets and liabilities of Quando, the Company will record approximately $16,900,000 in goodwill, joint ventures and other intangibles which will be amortized on a straight-line basis over a two year period. In addition, the Company expects to incur write-offs related to in-process research and development, currently estimated at approximately $4,300,000. The estimated amounts relating to goodwill and the in-process research and development charges represent a preliminary estimate which could materially differ from the actual results that will be experienced by the Company as final values have not yet been established.

On November 9, 1998, the Company renewed the international agreement with Netscape for which the Company will be one of the non-exclusive premier providers for search and directory services in seven foreign sites for the period of October 1, 1998 to September 30, 1999. Under the terms of the renewed agreement, the Company will pay Netscape a one-time $120,000 nonrecurring engineering fee with

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

additional quarterly payments being made based upon established rates for impressions delivered by Netscape. The agreement may be terminated by either party upon sixty days prior written notice to the other party.

On November 11, 1998, the Company received notice from Netscape of their intent to either terminate the contract or negotiate a new agreement to afford Infoseek with different positioning or a lower rotation percentage on the Netscape site on pricing terms to be mutually agreed. On November 25, 1998, the Company and Netscape renegotiated the terms of the June 1998 agreement to provide for the purchase of 5% of Netscape's available search traffic beginning January 11, 1999 and through the duration of the agreement which terminates May 31, 1999. Under the new agreement, the Company is charged a higher rate for certain traffic received. The maximum payment cap is $12,500,000, less any payments made under the prior agreement.

On November 18, 1998, the Company completed its acquisition of Starwave Corporation ("Starwave"), a subsidiary of The Walt Disney Company ("Disney") whereby the Company issued 25,932,681 shares of common stock in exchange for all outstanding Starwave shares. The Company also reserved 2,205,316 shares of common stock in connection with outstanding stock options of Starwave to be assumed by the Company. The fair value of the Company's shares and options issued was approximately $897,800,000.

A new holding company structure was established as a result of the acquisition. Starwave and Infoseek Corporation, a California corporation, became wholly-owned subsidiaries of the Infoseek Corporation, a Delaware corporation, (the "Holding Company") which is a registered public company incorporated in Delaware. The authorized capital stock of the Holding Company consists of 500,000,000 shares of $0.001 par value common stock and 25,000,000 shares of $0.001 par value Preferred Stock. Disney also purchased an additional 2,642,000 unregistered shares of the Holding Company's common stock and a warrant, subject to vesting, to purchase an additional 15,720,000 unregistered shares of the Holding Company's common stock (the "Warrant") in exchange for approximately $70,000,000 in cash and a $139,000,000 five-year promissory note. The Warrant generally enables Disney to achieve a majority stake in the Company over a three year period. The Company also committed to spend approximately $165,000,000 to promote the GO Network, a new portal service established by the Holding Company.

The Company expects to incur approximately $22,000,000 in acquisition costs which will be included in the purchase price of Starwave. As of September 30, 1998, the Company had incurred approximately $2,800,000 of these direct acquisition costs. The Company is accounting for the Starwave acquisition under the purchase method of accounting. Based upon preliminary estimates of the fair value of Starwave and the allocation of the consideration paid for the assets and liabilities of Starwave, the Company expects to record approximately $656,300,000 in goodwill and joint venture relationships which will be amortized on a straight-line basis over a ten year period. Also, the

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)

Company expects to record approximately $45,200,000 for developed technology and assembled workforce which will be amortized on a straight-line basis over a two-year period. In addition, the Company expects to incur write-offs related to in-process research and development, currently estimated at $72,600,000. The estimated amounts relating to goodwill, joint venture relationships, developed technology, assembled workforce, and the in-process research and development charges represent a preliminary estimate which could materially differ from the actual results experienced by the Company as a final valuation has not been completed.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                               THREE MONTHS ENDED
                                   -------------------------------------------
                                   MARCH 31, 1998 JUNE 30, 1998 SEPT. 30, 1998
                                   -------------- ------------- --------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Total revenues.................    $14,453        $17,066       $19,196
   Costs and expenses
     Hosting, content and website
      costs.......................      2,154          2,524         3,278
     Research and development.....      2,130          2,667         2,635
     Sales and marketing..........     10,577         11,863        12,704
     General and administrative...      1,862          2,061         3,953
                                      -------        -------       -------
       Total costs and expenses...     16,723         19,115        22,570
                                      -------        -------       -------
   Operating loss.................     (2,270)        (2,049)       (3,374)
   Net interest income............        470            782           747
                                      -------        -------       -------
   Net loss.......................    $(1,800)       $(1,267)      $(2,627)
                                      =======        =======       =======
   Basic and diluted net loss per
    share.........................    $ (0.06)       $ (0.04)      $ (0.08)
                                      =======        =======       =======

                                               THREE MONTHS ENDED
                            ---------------------------------------------------------
                            MARCH 31, 1997 JUNE 30, 1997 SEPT. 30, 1997 DEC. 31, 1997
                            -------------- ------------- -------------- -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Total revenues..........    $ 6,240       $  7,786       $ 8,381        $12,675
   Costs and expenses
     Hosting, content and
      website costs........      1,297          1,533         1,567          1,922
     Research and
      development..........      1,728          2,374         1,777          2,021
     Sales and marketing...      6,650          7,541         8,329         11,800
     General and
      administrative.......      1,470          1,825         1,947          1,800
     Restructuring and
      other charges........        --           7,349           --             --
                               -------       --------       -------        -------
       Total costs and
        expenses...........     11,145         20,622        13,620         17,543
                               -------       --------       -------        -------
   Operating loss..........     (4,905)       (12,836)       (5,239)        (4,868)
   Net interest income.....        400            379           287            220
                               -------       --------       -------        -------
   Net loss................    $(4,505)      $(12,457)      $(4,952)       $(4,648)
                               =======       ========       =======        =======
   Basic and diluted net
    loss per share.........    $ (0.17)      $  (0.47)      $ (0.19)       $ (0.17)
                               =======       ========       =======        =======

                              INFOSEEK CORPORATION

        (INFORMATION PERTAINING TO SEPTEMBER 30, 1998 AND THE NINE MONTH
            PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED)


                                               THREE MONTHS ENDED
                            ---------------------------------------------------------
                            MARCH 31, 1996 JUNE 30, 1996 SEPT. 30, 1996 DEC. 31, 1996
                            -------------- ------------- -------------- -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Total revenues..........    $ 1,731        $ 3,286       $ 4,007        $ 6,071
   Cost and expenses
   Hosting, content and
    website costs..........        690            729           827            948
     Research and
      development..........        934            950         1,218          1,448
     Sales and marketing...      2,757          5,566         5,219          6,913
     General and
      administrative.......        860            919         1,091          1,307
                               -------        -------       -------        -------
       Total costs and
        expenses...........      5,241          8,164         8,355         10,616
                               -------        -------       -------        -------
   Operating loss..........     (3,510)        (4,878)       (4,348)        (4,545)
   Net interest income
    (expense)..............        (58)           155           652            594
                               -------        -------       -------        -------
   Net loss................    $(3,568)       $(4,723)      $(3,696)       $(3,951)
                               =======        =======       =======        =======
   Basic and diluted net
    loss per share.........    $ (0.18)       $ (0.25)      $ (0.15)       $ (0.16)
                               =======        =======       =======        =======

The 1997 quarterly amounts have been restated to reflect the April 17, 1998 merger with Webchat. The 1996 quarterly amounts have not been restated due to WebChat amounts being insignificant.

                              STARWAVE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP...................................... F-30
Report of KPMG Peat Marwick LLP........................................... F-31
Consolidated Balance Sheets as of October 4, 1998, September 28, 1997 and
 December 31, 1996........................................................ F-32
Consolidated Statements of Operations for the Year Ended October 4, 1998,
 Nine months Ended September 28, 1997 and Year Ended December 31, 1996 ... F-33
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
 the Year Ended October 4, 1998, Nine months Ended September 28, 1997 and the Year Ended December 31, 1996......................................... F-34
Consolidated Statements of Cash Flows for the Year Ended October 4, 1998,
 Nine months Ended September 28, 1997 and Year Ended December 31, 1996.... F-35
Notes to Consolidated Financial Statements................................ F-36

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Starwave Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Starwave Corporation and its subsidiaries at October 4, 1998 and September 28, 1997, and the results of their operations and their cash flows for the year ended October 4, 1998 and the nine months ended September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 1, in April 1997, May 1998 and November 1998 the Company completed a number of transactions which significantly changed its capital and operating structure.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Starwave Corporation:

We have audited the accompanying balance sheet of Starwave Corporation as of December 31, 1996, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Starwave Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Seattle, Washington
February 7, 1997

                              STARWAVE CORPORATION

                           CONSOLIDATED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           OCTOBER 4,  SEPTEMBER 28, DECEMBER 31,
                                              1998         1997          1996
                                           ----------  ------------- ------------
                 ASSETS
                 ------
Cash and cash equivalents................  $   1,415     $  18,306     $    305
Accounts receivable, net.................        165           163        2,950
Accounts receivable from related
 parties.................................        897           611           --
Receivable from affiliate................        516         1,292           --
Other receivables........................         10            60           73
Deferred royalties, net..................         --            --          783
Prepaid expenses and other assets........        803           378          787
Equipment and leasehold improvements, net
 (Note 3)................................      4,629         4,323        4,815
Investment in affiliates.................      7,377         4,328
                                           ---------     ---------     --------
                                           $  15,812     $  29,461     $  9,713
                                           =========     =========     ========
  LIABILITIES AND SHAREHOLDERS' EQUITY
                (DEFICIT)
  ------------------------------------
Accounts payable.........................  $   1,816     $   1,500     $  3,277
Accrued compensation.....................      3,365         1,555          629
Accrued royalties........................        250           500        2,087
Accrued liabilities of discontinued
 operations (Note 9).....................        347           359          519
Other accrued liabilities................         66                        118
Due to affiliates........................      1,023         1,922           --
Deferred revenue.........................         60            11          651
Loans from shareholder (Note 4)..........         --            --       84,888
                                           ---------     ---------     --------
    Total liabilities....................      6,927         5,847       92,169
                                           ---------     ---------     --------
Commitments (Notes 6 and 8)
Shareholders' equity (deficit)
  Common stock A, $.01 par value;
   authorized 250,000 shares in 1998,
   1997 and 1996; issued and outstanding
   57,660 shares in 1998, 55,512 shares
   in 1997 and 34,214 shares in 1996.....        576           555          342
  Common stock B, $.01 par value;
   authorized 80,000 shares in 1998, 1997
   and 1996, issued and outstanding
   39,869 shares in 1998 and 1997, and no
   shares in 1996........................        399           399           --
  Additional paid-in capital.............    127,198       123,095          138
  Deferred stock option compensation
   expense...............................     (3,599)         (172)        (246)
  Accumulated deficit....................   (115,689)     (100,263)     (82,690)
                                           ---------     ---------     --------
    Total shareholders' equity
     (deficit)...........................      8,885        23,614      (82,456)
                                           ---------     ---------     --------
                                           $  15,812     $  29,461     $  9,713
                                           =========     =========     ========

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      YEAR ENDED NINE-MONTHS ENDED  YEAR ENDED
                                      OCTOBER 4,   SEPTEMBER 28,   DECEMBER 31,
                                         1998          1997            1996
                                      ---------- ----------------- ------------
Revenues............................   $  5,266      $  4,892        $  8,302
                                       --------      --------        --------
Operating expenses
  Cost of online services...........      3,143         7,185          18,170
  Development.......................      1,225         1,605           6,138
  Sales and marketing...............         94         1,589           5,492
  General and administrative........      2,772         2,527           4,845
                                       --------      --------        --------
    Total operating expenses........      7,234        12,906          34,645
                                       --------      --------        --------
Operating loss......................     (1,968)       (8,014)        (26,343)
                                       --------      --------        --------
Other income (expense)
  Loss from affiliate--EIV..........     (4,139)       (2,251)             --
  Loss from affiliate--AIV..........    (10,020)       (5,958)             --
  Interest income (expense), net....        748        (1,814)         (4,675)
  Other, net (Note 10)..............        (47)          464            (658)
                                       --------      --------        --------
    Net other expense...............    (13,458)       (9,559)         (5,333)
                                       --------      --------        --------
Loss from continuing operations.....    (15,426)      (17,573)        (31,676)
                                       --------      --------        --------
Discontinued operations (Note 9)
  Loss from operations of Multimedia
   CD-ROM segment...................         --            --          (1,046)
  Loss on disposal of Multimedia CD-
   ROM segment......................         --            --          (3,243)
                                       --------      --------        --------
    Loss from discontinued
     operations.....................         --            --          (4,289)
                                       --------      --------        --------
Net loss............................   $(15,426)     $(17,573)       $(35,965)
                                       ========      ========        ========
Basic and diluted net loss per share
 from continuing operations.........   $   (.16)     $  (0.25)       $  (0.99)
Basic and diluted net loss per share
 from discontinued operations.......         --            --           (0.14)
                                       --------      --------        --------
Basic and diluted net loss per
 share..............................   $   (.16)     $  (0.25)       $  (1.13)
                                       ========      ========        ========
Shares used in computing basic and
 diluted net loss per share.........     96,475        71,691          31,958
                                       ========      ========        ========

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)
           OCTOBER 4, 1998, SEPTEMBER 28, 1997 AND DECEMBER 31, 1996

                                                      DEFERRED                   TOTAL
                          COMMON STOCK   ADDITIONAL STOCK OPTION             SHAREHOLDERS'
                          --------------  PAID-IN   COMPENSATION ACCUMULATED     EQUITY
                          SHARES  AMOUNT  CAPITAL     EXPENSE      DEFICIT     (DEFICIT)
                          ------  ------ ---------- ------------ ----------- -------------
Balances at December 31,
 1995...................  28,683   $287   $   (215)               $ (46,725)   $(46,653)
Exercise of stock
 options................   5,531     55        (41)                                  14
Deferred compensation
 expense related to
 issuance of stock
 options................      --     --        394    $  (394)           --          --
Amortization of deferred
 stock option
 compensation expense...      --     --         --        148            --         148
Net loss................                                            (35,965)    (35,965)
                          ------   ----   --------    -------     ---------    --------
Balance at December 31,
 1996...................  34,214    342        138       (246)      (82,690)    (82,456)
Exercise of stock
 options................   2,612     26        (20)        --            --           6
Stock repurchase........  (1,935)   (19)    (3,950)        --            --      (3,969)
Sale of common stock
  Common Stock A........  20,621    206     45,458         --            --      45,664
  Common Stock B........  39,869    399     81,469         --            --      81,868
Amortization of deferred
 stock option
 compensation expense...      --     --         --         74            --          74
Net loss................      --     --         --         --       (17,573)    (17,573)
                          ------   ----   --------    -------     ---------    --------
Balance at September 28,
 1997...................  95,381    954    123,095       (172)     (100,263)     23,614
Exercise of stock
 options................   2,148     21        144         --            --         165
Deferred compensation
 expense related to
 issuance of stock
 options................      --     --      4,232     (4,232)           --          --
Forfeitures of nonvested
 stock options..........      --     --       (273)       273            --          --
Amortization of deferred
 stock option
 compensation expense...      --     --         --        532            --         532
Net loss................      --     --         --         --       (15,426)    (15,426)
                          ------   ----   --------    -------     ---------    --------
Balance at October 4,
 1998...................  97,529   $975   $127,198    $(3,599)    $(115,689)   $  8,885
                          ======   ====   ========    =======     =========    ========

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                      YEAR ENDED NINE-MONTHS ENDED  YEAR ENDED
                                      OCTOBER 4,   SEPTEMBER 28,   DECEMBER 31,
                                         1998          1997            1996
                                      ---------- ----------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss............................  $(15,426)     $(17,573)       $(35,965)
 Adjustments to reconcile net loss to
  net cash provided (used) by
  operating activities
  Depreciation and amortization of
   equipment and leasehold
   improvements......................     2,855         1,629           2,170
  Equity in losses from affiliates...    14,159         8,209              --
  Loss on sale of equipment..........        21            36              90
  Amortization of deferred stock
   compensation expense..............       532            74             148
  Change in certain assets and
   liabilities
   Accounts receivable (trade) and
    accounts receivable from related
    parties..........................      (288)        2,176          (2,216)
   Receivable from affiliate and
    other receivables................       826        (1,279)            179
   Deferred royalties................                     783            (755)
   Prepaid expenses and other
    assets...........................      (425)          572            (253)
   Net assets and accrued liabilities
    of discontinued operations.......       (12)         (160)          1,571
   Accounts payable..................       316        (1,777)          2,567
   Accrued interest on loans from
    shareholder......................        --            --            (286)
   Accrued compensation..............     1,810           926             356
   Accrued royalties.................      (250)       (1,587)          2,087
   Due to affiliates.................      (899)        1,922             (47)
   Deferred revenue..................        49          (640)            353
   Other accrued liabilities.........        66          (118)            (59)
                                       --------      --------        --------
    Net cash provided by (used) in
     operating activities............     3,334        (6,807)        (30,060)
                                       --------      --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of equipment and leasehold
  improvements.......................    (3,182)       (1,336)         (3,358)
 Proceeds from sale of equipment.....        --            --              37
 Expenses incurred on behalf of
  affiliates.........................   (17,208)      (12,537)             --
                                       --------      --------        --------
    Net cash used in investing
     activities......................   (20,390)      (13,873)         (3,321)
                                       --------      --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase in loans from shareholder..        --        10,776          33,863
 Repayment of loans from
  shareholders.......................        --       (50,000)             --
 Decrease in bank overdraft..........        --            --            (191)
 Proceeds from sale of stock, net....        --        81,868              --
 Funds used for stock repurchase.....        --        (3,969)             --
 Proceeds from exercise of stock
  options............................       165             6              14
                                       --------      --------        --------
    Net cash provided by financing
     activities......................       165        38,681          33,686
                                       --------      --------        --------
Net (decrease) increase in cash and
 cash equivalents....................   (16,891)       18,001             305
Cash and cash equivalents at
 beginning of year...................    18,306           305              --
                                       --------      --------        --------
Cash and cash equivalents at end of
 year................................  $  1,415      $ 18,306        $    305
                                       ========      ========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid during the year for
 interest............................  $     41      $  2,099        $  4,889
SCHEDULE OF NONCASH FINANCING
 ACTIVITIES
Equity issued to shareholder in
 return for extinguishment of debt...        --      $ 45,664              --
Issuance of stock options............  $  4,232            --              --
Forfeitures of nonvested stock
 options.............................  $    273            --              --

          See accompanying notes to consolidated financial statements.

                              STARWAVE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           OCTOBER 4, 1998, SEPTEMBER 28, 1997 AND DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. CHANGE IN CAPITAL AND OPERATING STRUCTURE

In April 1997, Starwave Corporation (the Company) completed a number of transactions to recapitalize its equity structure and change its operating structure as follows. As of April 22, 1997, The Walt Disney Company (Disney) purchased a controlling interest in the Company (Note 7). A portion of the proceeds from the sale of common stock to Disney was used to repay part of the outstanding balance under the loan from the Company's primary shareholder. The remaining balance of the loan from shareholder was converted to Class A common stock (Note 4). Effective April 1, 1997, the Company established a wholly owned subsidiary, Starwave Ventures, Inc. (SVI). Concurrent with the Disney equity transaction, two new partnerships were formed and the majority of the Company's operations were contributed to those partnerships. The Company maintains website hosting, software development and research, and the majority of its website operations costs are allocated to the partnerships. The structure and purpose of the partnerships is summarized in Note 2. From April 1997, substantially all of the Company's operations were transferred to the partnerships. Certain expenses of the partnerships are incurred by the Company and allocated to the partnerships.

In May 1998, Disney completed the recapitalization by purchasing the remaining outstanding shares from the primary shareholder for a majority interest in the Company (Note 7).

The Company and it shareholders have approved a merger of the Company and Infoseek Corporation (Infoseek) as of November 18, 1998 (Note 11).

2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company produces Internet-based services intended to appeal to broad consumer interests in sports, news and entertainment.

Inherent in the Company's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet for information, publication, distribution and commerce, and acceptance of the Internet as an effective advertising medium. In 1997, the Company established partnerships with related parties to produce the online services summarized as follows:

ABC NEWS/STARWAVE PARTNERS

On April 1, 1997, SVI and DOL Online Investments, Inc. (DOL), entered into a partnership for the production of Internet-based services intended to appeal to a broad consumer interest in news and entertainment-related content areas. SVI contributed the technical expertise, labor, and

                              STARWAVE CORPORATION
infrastructure, and DOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses, and a 50% interest in partnership gains. DOL is allocated a 40% economic interest in partnership losses and a 50% interest in partnership gains.

The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the year ended October 4, 1998, contributions to the partnership totaled $19,137, of which $11,483 was contributed by SVI during the year and $1,023 is due to the partnership and is included in amounts due affiliates. For the nine months ended September 28, 1997, contributions to the partnership totaled $14,416, of which $8,660 was contributed by SVI during the year and $1,922 was due to the partnership and is included in amounts due affiliates. The Company considers the methodology of allocation of contributions reasonable.

ESPN/STARWAVE PARTNERS

On April 1, 1997, SVI and ESPN Online Investments, Inc. (EOL), entered into a partnership for the production of Internet-based services intended to appeal to a broad consumer interest in sports-related content areas. SVI contributed the technical expertise, labor and infrastructure, and EOL contributed licensed content. SVI is allocated a 60% economic interest in partnership losses and a 50% economic interest in partnership gains. EOL is allocated a 40% economic interest in partnership losses and a 50% economic interest in partnership gains.

The partners make contributions to the partnership based on actual development and production expenses incurred on behalf of the partnership or on formulas and sharing ratios for general and administrative expenses as defined in the partnership agreement. For the year ended October 4, 1998, contributions to the partnership totaled $9,559, of which $5,735 was contributed by SVI during the year and $516 is due from the partnership and is included in amounts receivable from affiliates. For the nine months ended September 28, 1997, contributions to the partnership totaled $7,972, of which $5,377 was contributed by SVI during the period and $1,203 was due from the partnership and is included in amounts receivable from affiliates. The Company considers the methodology of allocation of contributions reasonable.

Included in other income (expense) for fiscal years 1998 and 1997 are losses from these partnerships of $14,159 and $8,209, respectively. Certain assets transferred by the Company to the partnerships upon formation were recorded at book value.

                              STARWAVE CORPORATION

Summarized financial information from the financial statements of the partnerships is as follows:

                                    ESPN/STARWAVE          ABC NEWS/STARWAVE
                                       PARTNERS                PARTNERS
                               ------------------------ ------------------------
                               OCTOBER 4, SEPTEMBER 28, OCTOBER 4, SEPTEMBER 28,
                                  1998        1997         1998        1997
                               ---------- ------------- ---------- -------------
     Current assets..........   $ 8,823      $ 4,985     $  6,505     $ 4,256
     Noncurrent assets.......       479           84        3,967       3,134
     Current liabilities.....     3,906        2,333        3,574       2,930
     Noncurrent liabilities..        --           --           --          --
     Revenues................    19,193        6,996        9,878       1,929
     Cost of online
      services...............    15,715        7,168       18,182       9,015
     Net loss................    (6,899)      (3,752)     (16,699)     (9,930)

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Starwave Corporation and its wholly owned subsidiary, Starwave Ventures, Inc. All significant intercompany transactions have been eliminated. Investments in partnerships are accounted for using the equity method of accounting.

FISCAL YEAR CHANGE

Effective April 1, 1997, the Company changed its fiscal year-end from a calendar year ended December 31 to a fiscal year ending the Sunday in the last week of September. For the purposes of the consolidated financial statements, fiscal year 1998 ended October 4, 1998.

The following is selected financial data for the year ended October 4, 1998 and the comparable period ended September 28, 1997:

                                               YEAR ENDED        YEAR ENDED
                                             OCTOBER 4, 1998 SEPTEMBER 28, 1997
                                             --------------- ------------------
                                                                (UNAUDITED)
     Revenues...............................    $  5,266          $  8,611
                                                --------          --------
     Operating expenses
       Cost of online services..............       3,143            14,309
       Development..........................       1,225             2,157
       Sales and marketing..................          94             4,209
       General and administrative...........       2,772             3,983
                                                --------          --------
         Total operating expenses...........       7,234            24,658
                                                --------          --------
     Operating loss.........................      (1,968)          (16,047)
                                                --------          --------
     Other income (expense)
       Earnings (loss) from affiliate EIV...      (4,139)           (2,251)
       Earnings (loss) from affiliate AIV...     (10,020)           (5,958)
       Interest income (expense), net.......         748            (3,302)
       Other, net...........................         (47)             (142)
                                                --------          --------
         Net other expense..................     (13,458)          (11,653)
                                                --------          --------
     Net loss...............................    $(15,426)         $(27,700)
                                                ========          ========

                              STARWAVE CORPORATION

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost. Depreciation and amortization of equipment and leasehold improvements are provided on the straight-line method over the estimated useful lives of the assets or the lease term, whichever is shorter. Estimated useful lives range from one to six years.

DEFERRED ROYALTIES

Deferred royalties represent payments made or accrued to co-branding partners and independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the term of the agreements. In April 1997, all significant deferred revenues were contributed to the partnerships.

REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

Revenues from subscriptions to the Company's online services and advertising appearing on the Company's online services were recognized on the straight-line method over the terms of the subscriptions and advertising contracts, respectively. Advertising revenues were stated net of commissions. Deferred revenue represented online subscriptions and customer advertising not yet recognized as revenue.

The Company guaranteed to certain advertising customers a minimum number of page impressions to be delivered to users of its online service for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Company defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998, September 28, 1997 and December 31, 1996, no revenues had been deferred as a result of these guarantees. As described above, beginning in April 1997 all advertising and subscription revenues are recognized by the partnerships.

The Company has two software license arrangements with related parties. The software licenses are one-time fees and are recognized at the time the software master is delivered and when the criteria for fixed fee revenue recognition under Statement of Position 91-1, Software Revenue Recognition, are satisfied. The Company has contracted to provide for additional post-contract support for a fee, which is recognized over the period of the contract. License and post contract support revenues amounted to $1,779 and $401 for the periods ended October 4, 1998 and September 28, 1997, respectively.

                              STARWAVE CORPORATION

During fiscal years 1998 and 1997, the Company had revenues from related parties representing 58% and 52% of revenues, respectively. At October 4, 1998 and September 28, 1997, related party receivables represented 84% and 79%, respectively of trade accounts receivable. The Company had no revenues or accounts receivable from related parties as of and for the year ended December 31, 1996.

DEVELOPMENT EXPENSES

Development expenses relate to the development of new online services and consist principally of compensation to company employees, as well as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and developments of new features for the service are included in cost of online services, and beginning in April 1997, are allocated to the partnerships. For the year ended October 4, 1998, the development expenses consist mainly of the expenses associated with the core technology software used to run the online services.

ADVERTISING EXPENSES

Advertising and promotion costs are expensed as incurred. The Company incurred advertising costs of $80, $451 and $1,203 in fiscal years 1998, 1997 and 1996, respectively.

FEDERAL INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, accounts receivable from related parties, receivable from affiliate, other receivables, accounts payable, accrued compensation, accrued royalties and due to affiliates approximates fair value due to the short-term maturity of these instruments.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              STARWAVE CORPORATION

STOCK OPTION PLAN

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant to employees only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 had been applied to these transactions. The Company has elected to continue to apply the provisions of APB Opinion No. 25 to these transactions and provide the pro forma disclosure provisions of SFAS No. 123.

NET LOSS PER SHARE

Basic net loss per share represents net loss divided by the weighted average number of shares outstanding during the period. Diluted net loss per share represents net loss divided by the weighted average number of shares outstanding including the potentially dilutive impact of the stock options. Common stock options are converted using the treasury stock method. Basic and diluted net loss per share are equal for the periods presented because the impact of stock options is anti-dilutive.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to the current presentation.

ACCOUNTING CHANGES

In June 1997, Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Company does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Company.

In June 1998, Statement of Financial Accounting Standards No. 133 (SFAS), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Company does not hold any derivative instruments, SFAS 133 is not expected to impact the Company.

                              STARWAVE CORPORATION

In October 1997, Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. The Company is currently reviewing the requirements of SOP 97-2 and assessing its impact on the Company's financial statements.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following:

                                         OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
     Equipment..........................  $11,510      $ 9,879      $ 9,171
     Leasehold improvements.............    1,699          826          403
                                          -------      -------      -------
                                           13,209       10,705        9,574
     Less: Accumulated depreciation and
      amortization......................   (8,580)      (6,382)      (4,759)
                                          -------      -------      -------
     Net equipment and leasehold
      improvements......................  $ 4,629      $ 4,323      $ 4,815
                                          =======      =======      =======

4. LOANS FROM SHAREHOLDER

During 1995 and 1996, the Company's majority shareholder made unsecured loans to the Company under a $100,000 credit agreement which did not require repayment of principal until October 31, 1999, at which time the entire outstanding balance was due. The loans accrued interest at a rate which varied based on the higher of the Citibank, N.A. base rate or 0.5% above certain money market rates. In April 1997, the balance of the loan was repaid via a cash repayment of $50,000, and conversion of the remaining $45,664 to Class A common stock.

5. INCOME TAXES

A current provision for income taxes has not been recorded for the year ended October 4, 1998, the period ended September 28, 1997 or the year ended December 31, 1996 due to taxable losses incurred during such periods. A valuation allowance has been recorded for deferred tax assets because realization is primarily dependent on generating sufficient taxable income prior to expiration of net operating loss carry-forwards. Deferred tax assets are summarized as follows:

                                          OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                             1998        1997          1996
                                          ---------- ------------- ------------
     Capitalized "start-up" expenses.....  $ 1,824     $  2,635      $  2,635
     Net operating loss carry-forward....   24,369       18,633        12,730
     Other...............................    1,170          902           512
                                           -------     --------      --------
     Gross deferred tax assets...........   27,363       22,170        15,877
     Less: Valuation allowance...........  (27,363)     (22,170)      (15,877)
                                           -------     --------      --------
     Net deferred tax assets.............  $    --     $     --      $     --
                                           =======     ========      ========

                              STARWAVE CORPORATION

The reconciliation of expected income taxes at the federal statutory rate of 34% to the actual tax expense of $0 is:

                                      YEAR ENDED NINE-MONTHS ENDED  YEAR ENDED
                                      OCTOBER 4,   SEPTEMBER 28,   DECEMBER 31,
                                         1998          1997            1996
                                      ---------- ----------------- ------------
     Tax at statutory rate...........  $(5,245)       $(5,975)       $(12,228)
     Change in valuation allowance...    5,193          6,293          12,126
     Other...........................       52           (318)            102
                                       -------        -------        --------
                                       $    --        $    --        $     --
                                       =======        =======        ========

As of October 4, 1998, the Company has approximately $70,185 of net operating loss carry-forwards available to offset future taxable income, if any, through 2012.

Under the provisions of the IRC, utilization of the Company's net operating loss carry-forwards may be subject to limitation if it should be determined that a greater than 50% ownership change were to occur in the future. The Company has determined that such a change occurred in May 1998 and November 1998 and the annual utilization of loss carry-forwards generated through those periods will be limited.

6. STOCK OPTION PLAN

The Company has a Combined Incentive and Nonqualified Stock Option Plan (the
Plan) for employees, directors, consultants or independent contractors whereby 140,000 shares of Class A common stock are reserved for stock option grants. Pursuant to the Plan, the Board of Directors may grant nonqualified and incentive stock options. The vesting period, exercise price and expiration period of options are established at the discretion of the Board of Directors. However, in no event shall the term of any incentive stock option exceed ten years. All option grants to date vest over periods ranging from three to four years, and expire ten years from the date of grant.

The per share weighted average fair value of stock options granted during 1998, 1997 and 1996 was $5.87, $1.62 and $0.11, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: fiscal years 1998, 1997 and 1996--expected dividend yield 0%; risk-free interest rate of 5.61%, 6.28% and 6.14%, respectively, and an expected life of 4.26, 2.68 and 2.89 years, respectively.

The Company applies APB Opinion No. 25 in accounting for its plan and, accordingly, compensation cost has been recognized for its stock options in the financial statements only to the extent that the exercise price of the option is less than the fair value of the underlying stock on the date of the grant. In fiscal years 1998, 1997 and 1996 the Company recorded deferred compensation relating to the issuance of stock options less than fair value of $4,232, $0 and $394, respectively. Amortization of these costs amounted to $532, $74, and $148 for the fiscal years 1998, 1997 and 1996, respectively. Had the Company determined compensation cost based on the fair value at the grant date for its

                              STARWAVE CORPORATION
stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                               OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                  1998        1997          1996
                               ---------- ------------- ------------
     Net loss
      As reported.............  $(15,426)   $(17,573)     $(35,965)
      Pro forma...............   (16,595)    (18,116)      (36,049)
     Basic and diluted net
      loss per share
      As reported.............      (.16)       (.25)        (1.13)
      Pro forma...............      (.17)       (.25)        (1.13)

Pro forma net loss reflects only options granted in fiscal years 1998, 1997, 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss and net loss per share amounts presented above because compensation cost is reflected over the options' vesting period of three to four years and compensation cost for options granted prior to January 1, 1995 is not considered.

The following summarizes the activity, restated for the common stock split (Note 7), under the Company's plan:

                                                                       WEIGHTED
                                                             WEIGHTED  AVERAGE
                                                     NUMBER  AVERAGE  FAIR VALUE
                                                       OF    EXERCISE OF OPTIONS
                                                     SHARES   PRICE    GRANTED
                                                     ------  -------- ----------
     Balances at December 31, 1995.................. 11,568   $0.003
     Options granted:
       Exercise price equal to fair value...........  3,420    0.27     $0.03
       Exercise price less than fair value..........  1,920    0.09      0.22
       Options exercised............................ (5,531)   0.003
       Options canceled............................. (1,300)   0.03
                                                     ------
     Balances at December 31, 1996.................. 10,077    0.105
     Options granted:
       Exercise price equal to fair value...........  4,383    2.27      1.62
       Options exercised............................ (2,612)   0.01
       Options canceled.............................   (816)   0.12
                                                     ------
     Balances at September 28, 1997................. 11,032    0.99
     Options granted:
       Exercise price equal to fair value...........    935    3.79      8.32
       Exercise price less than fair value..........    740    2.95      2.95
       Options exercised............................ (2,148)    .08
       Options canceled............................. (1,453)   1.24
                                                     ------
     Balances at October 4, 1998....................  9,106    3.41
     Options exercisable at:
       December 31, 1996............................  2,800     .025
       September 28, 1997...........................  3,116     .38
       October 4, 1998..............................  3,941    1.04

                              STARWAVE CORPORATION

At October 4, 1998, 143,447 shares remained reserved and available for grant under the Plan.

The following table summarizes information about stock options outstanding under the Plan at October 4, 1998:

                           WEIGHTED AVERAGE
   EXERCISE      NUMBER       REMAINING     WEIGHTED AVERAGE   NUMBER    WEIGHTED AVERAGE
   PRICE       OUTSTANDING CONTRACTUAL LIFE  EXERCISE PRICE  EXERCISABLE  EXERCISE PRICE
   --------    ----------- ---------------- ---------------- ----------- ----------------
   $0.003         1,275          6.75            $0.003           673         $0.003
    0.09          1,451          7.70              0.09         1,147           0.09
    0.15-.44        945          7.84               .42           443            .42
    2.27          4,182          8.52              2.27         1,678           2.27
    2.95          1,013          9.09              2.95
    4.47-8.81       221          9.91              7.06
    9.32              2          9.73              9.32
    9.85             11          9.75              9.85
    9.94              6          9.74              9.94
                  -----                                         -----
                  9,106          8.23            $ 3.41         3,941         $ 1.04
                  =====                                         =====

7. EQUITY

As of April 22, 1997, the Company amended its Articles of Incorporation to authorize the issuance of two new classes of shares, designated, respectively, Class A common stock and Class B common stock. As of October 4, 1998, the Company had the authority to issue 250,000 shares and 80,000 shares of Class A common stock and Class B common stock, respectively, at a par value of $.01 per share. Each holder of Class A common stock is entitled to one vote per share owned and each holder of Class B common stock is entitled to 2 1/2 votes per share owned. Class B shares may be converted into one share of Class A common stock at any time, and the transfer of Class B shares to a third party results in its automatic conversion to Class A shares. Each outstanding share of common stock on the date of amendment became one share of Class A common stock.

As established in the Stock Purchase Agreement dated March 28, 1997, effective April 22, 1997 Disney obtained a controlling interest in the Company by purchasing 39,869 shares of the Company's Class B common shares. The initial purchase proceeds provided $31,868 in cash to the Company, and extinguished loans from a key shareholder of $50,000 (Note 4). The agreement provides that Disney has the option to acquire all of the outstanding Class A shares held by key shareholders and employees at a predetermined price.

On May 1, 1998, Disney exercised this option and acquired all of the outstanding Class A shares from the primary shareholder, thereby increasing its percentage ownership of the Company's outstanding common stock from approximately 41% to approximately 91% on a primary share basis.

COMMON STOCK SPLIT

On October 4, 1997, the Board of Directors declared a four-for-one stock split on the Company's Class A and Class B common stock effected in the form of a stock dividend to holders of record on

                              STARWAVE CORPORATION
that date. Class A and Class B common stock issued, including stock option information, and additional paid-in capital for all years have been restated to reflect this split.

8. COMMITMENTS

The Company occupies its current facilities under terms of a noncancelable operating lease that expires in May 2001, subject to extensions at the Company's option. At October 4, 1998, future minimum rental payments under the lease are as follows:

     YEAR ENDING SEPTEMBER,
     ----------------------
       1999.............................................................. $1,502
       2000..............................................................  1,206
       2001..............................................................    550
                                                                          ------
                                                                          $3,258
                                                                          ======

Rent expense under noncancelable operating leases amounted to $1,493, $871 and $931 in fiscal years 1998, 1997 and 1996, respectively.

During fiscal year 1998, the Company entered into separation agreements with certain employees. The terms of these agreements include severance payments based on staff level and years of service, accelerated stock option vesting and payment of post-employment insurance premiums. The termination of employees under these separation agreements is contingent upon completion of the Infoseek merger, and the Company's obligations under the agreements will transfer to Infoseek at that time. Accordingly, no liability for these arrangements has been recorded by the Company as of October 4, 1998.

9. DISCONTINUED OPERATIONS

In March 1996, the Company made the decision to discontinue its multimedia CD-ROM segment. During the phase-out period, the Company completed production of its final CD-ROM product and disposed of its remaining inventory of CD-ROM products currently released. The phase-out period was completed by March 31, 1997. Operating results of the Multimedia CD-ROM segment for 1996 are shown separately in the accompanying consolidated statements of operations. Any activity subsequent to December 31, 1996 reduced the net liability.

Accrued liabilities of discontinued operations consist of the following:

                                         OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
Accounts payable and accrued
 liabilities............................   $(347)       $(359)       $(500)
Accrual for expected losses during
 phase-out period.......................                               (19)
                                           -----        -----        -----
                                           $(347)       $(359)       $(519)
                                           =====        =====        =====

                              STARWAVE CORPORATION

Net revenues and expenses of the Multimedia CD-ROM segment consist of the following:

                                         OCTOBER 4, SEPTEMBER 28, DECEMBER 31,
                                            1998        1997          1996
                                         ---------- ------------- ------------
   Net revenues.........................    $--          $--        $   664
   Expenses.............................                             (4,934)
   Accrual for expected losses during
    phase-out period....................                                (19)
                                            ---          ---        -------
   Loss from discontinued operations....    $--          $--        $(4,289)
                                            ===          ===        =======

The Company recognized revenues from CD-ROM product sales at the time of shipment from the Company's distributor. The estimated effect of price protection programs and product returns were recorded as reductions to revenue.

10. OTHER EXPENSE

During 1996, the Company incurred legal and accounting fees of $606 in connection with a proposed initial public offering, which was not completed. As a result, the costs were expensed in 1996 and included in other expenses.

11. SUBSEQUENT EVENT

On November 18, 1998, the Company's shareholders approved a merger with Infoseek Corporation (Infoseek), a developer and retailer of Internet technology. Under the terms of the agreement, Infoseek acquired 100% of the Company's outstanding common stock for approximately 25,512 shares of Infoseek common stock and assumed options outstanding under the Company's stock option plans for an aggregate of approximately 2,626 options for Infoseek common stock. In connection with this acquisition, the joint venture terms of the ABC News/Starwave Partners and ESPN/Starwave Partners are extended for ten years from the date of the acquisition.

Upon closing of the transaction, Infoseek and Starwave will become wholly owned subsidiaries of a newly organized holding company, Infoseek Corporation (Newco), incorporated in Delaware. Shares of Newco, a registered public company, will trade on Nasdaq and will be held by the former shareholders of Infoseek and Starwave.

                ESPN JOINT VENTURE INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP......................................  F-49
ESPN/Starwave Partners Balance Sheets as of October 4, 1998 and September
 28, 1997.................................................................  F-50
ESPN/Starwave Partners Statements of Operations for the Year Ended October
 4, 1998 and the Period from April 1, 1997 (Inception) to September 28,
 1997.....................................................................  F-51
ESPN/Starwave Partners Statement of Changes in Partners' Equity for the
 Year Ended October 4, 1998 and the Period from April 1, 1997 (Inception)
 to September 28, 1997....................................................  F-52
ESPN/Starwave Partners Statements of Cash Flows for the Year Ended October
 4, 1998 and the Period from April 1, 1997 (Inception) to September 28,
 1997.....................................................................  F-53
ESPN/Starwave Partners Notes to Financial Statements......................  F-54

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ESPN/Starwave Partners
d/b/a ESPN Internet Ventures

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ESPN/Starwave Partners d/b/a ESPN Internet Ventures at October 4, 1998 and September 28, 1997, and the results of its operations and its cash flows for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Subsequent to year-end, the Partnership completed a transaction which significantly changed its partnership and operating structure as described in
Note 4.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                       OCTOBER 4, SEPTEMBER 28,
                                                          1998        1997
                                                       ---------- -------------
                        ASSETS
                        ------
Current assets
  Cash and cash equivalents...........................   $3,623      $1,900
  Accounts receivable (net of allowance of $79 and
   $71, respectively).................................    3,244       2,555
  Prepaid royalties...................................    1,956         530
                                                         ------      ------
    Total current assets..............................    8,823       4,985
Property and equipment, net...........................      479          84
                                                         ------      ------
    Total assets......................................   $9,302      $5,069
                                                         ======      ======
           LIABILITIES AND PARTNERS' EQUITY
           --------------------------------
Current liabilities
  Accounts payable....................................   $1,040      $  506
  Deferred revenue....................................    2,866       1,718
  Due to partner......................................                  109
                                                         ------      ------
    Total current liabilities.........................    3,906       2,333
Commitments (Note 3)
Partners' equity......................................    5,396       2,736
                                                         ------      ------
    Total liabilities and partners' equity............   $9,302      $5,069
                                                         ======      ======


   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  APRIL 1, 1997
                                                       YEAR ENDED (INCEPTION) TO
                                                       OCTOBER 4, SEPTEMBER 28,
                                                          1998         1997
                                                       ---------- --------------
Revenues:
  Advertising revenue.................................  $13,459      $ 4,868
  Subscription revenue................................    2,459        1,732
  Fantasy games and other.............................    3,275          396
                                                        -------      -------
    Total revenues....................................   19,193        6,996
                                                        -------      -------
Operating expenses:
  Cost of online services.............................   15,715        7,168
  Development.........................................    1,847          515
  Sales and marketing.................................    5,724        2,262
  General and administrative..........................    3,055          811
                                                        -------      -------
    Total operating expenses..........................   26,341       10,756
                                                        -------      -------
Interest income.......................................      249            8
                                                        -------      -------
Net loss..............................................  $(6,899)     $(3,752)
                                                        =======      =======


   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                 STARWAVE      ESPN ONLINE         TOTAL
                              VENTURES, INC. INVESTMENTS INC. PARTNERS' EQUITY
                              -------------- ---------------- ----------------
Initial capital contribution
  April 1, 1997 (Note 1).....    $(1,484)                         $(1,484)
Capital contributions........      5,377         $ 2,595            7,972
Net loss for the period......     (2,251)         (1,501)          (3,752)
                                 -------         -------          -------
Balance at September 28,
 1997........................      1,642           1,094            2,736
Capital contributions........      5,735           3,824            9,559
Net loss for the period......     (4,139)         (2,760)          (6,899)
                                 -------         -------          -------
Balance at October 4, 1998...    $ 3,238         $ 2,158          $ 5,396
                                 =======         =======          =======



   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                APRIL 1, 1997
                                                     YEAR ENDED (INCEPTION) TO
                                                     OCTOBER 4, SEPTEMBER 28,
                                                        1998         1997
                                                     ---------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................................  $(6,899)     $(3,752)
Adjustments to reconcile net loss to net cash
 provided by operating activities
  Deferred revenue from contributed assets..........                 1,484
  Operating expenses allocated from partners........    9,559        5,004
  Depreciation and amortization.....................       87            3
  Change in accounts receivable.....................     (689)      (2,555)
  Change in prepaid royalties.......................   (1,426)        (530)
  Change in accounts payable........................      534          506
  Change in deferred revenue........................    1,148        1,718
  Change in due to partner..........................     (109)         109
                                                      -------      -------
    Net cash provided by operating activities.......    2,205        1,987
                                                      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..................     (482)         (87)
                                                      -------      -------
Net increase in cash and cash equivalents...........    1,723        1,900
Cash and cash equivalents, beginning of period......    1,900
                                                      -------      -------
Cash and cash equivalents, end of period............  $ 3,623      $ 1,900
                                                      =======      =======


   The accompanying notes are an integral part of these financial statements.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                         NOTES TO FINANCIAL STATEMENTS

                     OCTOBER 4, 1998 AND SEPTEMBER 28, 1997
                                 (IN THOUSANDS)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

ESPN Internet Ventures (the Partnership) was formed on April 1, 1997 upon the execution of a Joint Partnership agreement between Starwave Ventures, Inc.
(SVI) and ESPN Online Investments Inc. SVI and ESPN Online Investments Inc. (the Partners) are allocated net losses and net profits of the Partnership 60%/40% and 50%/50%, respectively. In addition, the partners incur and pay certain operating expenses on behalf of the Partnership. These expenses are allocated to the Partnership and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $1,484 relating to services subsequently performed by the Partnership.

BUSINESS

The Partnership was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in sports-related content areas. The Partnership generates revenue from advertisements sold for display upon its services, and from fantasy games and subscriptions sold to the end consumer.

Inherent in the Partnership's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

REVENUE RECOGNITION

Advertising, subscription and fantasy game revenues are recognized using the straight-line method over the period of the related advertising contract, subscription term or sports season. Merchandise revenue is recognized at the time of sale. Advertising revenues are stated net of commissions. The Partnership guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Partnership defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998 and September 28, 1997, no revenues had been deferred as a result of these guarantees. Deferred revenues represent advance payments received by the Partnership which are deferred until earned. Deferred revenues are classified based on the period of the related advertising contract or subscription.

CASH AND EQUIVALENTS

Cash and equivalents include highly liquid investments with an original maturity of three months or less.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

PREPAID ROYALTIES

Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At October 4, 1998 and September 28, 1997, the Partnership had one contract for a total of $2,000 and $1,300, respectively, which is being amortized on a straight-line basis over the duration of the life of the contract.

Management periodically evaluates the future recoverability of prepaid royalties. In the event management does not expect to generate revenues sufficient to recover the prepaid royalty under a particular contract, the Partnership will reduce the carrying amount of its prepaid royalty to its fair value on the date such a determination is made.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets. The estimated useful life used is three years.

DEVELOPMENT EXPENSES

Development expenses relate to the development of new technologies that may benefit the existing online services and consist principally as costs for content, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

ADVERTISING EXPENSES

Advertising and promotion costs are expensed as incurred. The Partnership incurred advertising costs of $1,743 and $1,558 during the periods ended October 4, 1998 and September 28, 1997, respectively.

INCOME TAXES

Profits or losses of the Partnership are attributable directly to the partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the short-term maturity of these instruments.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING CHANGES

In June 1997, Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Partnership does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Partnership.

In June 1998, Statement of Financial Accounting Standards No. 133 (SFAS), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Partnership does not hold any derivative instruments, SFAS 133 is not expected to impact the Partnership.

In October 1997, Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since the Partnership does not generate revenue from selling or licensing software, SOP 97-2 is not expected to impact the Partnership.

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                              OCTOBER 4, SEPTEMBER 28,
                                 1998        1997
                              ---------- -------------
     Computer hardware.......    $569         $87
     Less: Accumulated
      depreciation and
      amortization...........     (90)         (3)
                                 ----         ---
                                 $479         $84
                                 ====         ===

The Partnership shares office space and certain operating equipment with its partners and the related rent of $0 and $88, and depreciation of $370 and $145, respectively, was allocated to the Partnership for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997.

                             ESPN/STARWAVE PARTNERS
                         (D/B/A ESPN INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. COMMITMENTS

The Partnership has production agreements with third parties (licensors) under which the Partnership produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, the Partnership is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are summarized as follows:

     FISCAL YEAR ENDING
     ------------------
       1999.............................................................. $3,250
       2000..............................................................  3,000
                                                                          ------
                                                                          $6,250
                                                                          ======

4. SUBSEQUENT EVENT

On November 18, 1998, the parent company of SVI completed a merger with Infoseek Corporation (Infoseek), a developer and retailer of internet technology. As a result of this acquisition, DOL Online Investments, Inc. and Infoseek agreed to extend the Partnerships' joint venture terms for ten years from the date of the acquisition.

              ABC NEWS JOINT VENTURE INDEX TO FINANCIAL STATEMENTS

Report of PricewaterhouseCoopers LLP..................................... F-59
ABC News/Starwave Partners Balance Sheets as of October 4, 1998 and
 September 28, 1997...................................................... F-60
ABC News/Starwave Partners Statements of Operations for the Year Ended
 October 4, 1998 and the Period from April 1, 1997 (Inception) to
 September 28, 1997 ..................................................... F-61
ABC News/Starwave Partners Statement of Changes in Partners' Equity for
 the Year Ended October 4, 1998 and the Period from April 1, 1997
 (Inception) to September 28, 1997 ...................................... F-62
ABC News/Starwave Partners Statements of Cash Flows for the Year Ended
 October 4, 1998 and the Period from April 1, 1997 (Inception) to
 September 28, 1997...................................................... F-63
ABC News/Starwave Partners Notes to Financial Statements................. F-64

                       REPORT OF INDEPENDENT ACCOUNTANTS

To ABC News/Starwave Partners
d/b/a ABC News Internet Ventures

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' equity and of cash flows present fairly, in all material respects, the financial position of ABC News/Starwave Partners d/b/a ABC News Internet Ventures at October 4, 1998 and September 28, 1997, and the results of its operations and its cash flows for the year ended October 4, 1998 and the period from April 1, 1997 (inception) to September 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Subsequent to year-end, the Partnership completed a transaction which significantly changed its partnership and operating structure as described in
Note 4.

PricewaterhouseCoopers LLP

Seattle, Washington
November 18, 1998

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                       OCTOBER 4, SEPTEMBER 28,
                                                          1998        1997
                                                       ---------- -------------
                        ASSETS
                        ------
Current assets
Cash and cash equivalents.............................  $ 1,941      $   31
  Accounts receivable (net of allowance of $42 and
   $10, respectively).................................    2,936       1,368
  Prepaid royalties...................................    1,628       2,857
                                                        -------      ------
    Total current assets..............................    6,505       4,256
Equipment and leasehold improvements, net.............    3,967       3,134
                                                        -------      ------
    Total assets......................................  $10,472      $7,390
                                                        =======      ======
           LIABILITIES AND PARTNERS' EQUITY
           --------------------------------
Current liabilities
  Accounts payable....................................  $ 1,444      $2,605
  Accrued compensation................................       49         240
  Deferred revenue....................................      207          85
  Other liabilities...................................       44          --
  Due to partner......................................    1,830          --
                                                        -------      ------
    Total current liabilities.........................    3,574       2,930
Commitments (Note 3)
Partners' equity......................................    6,898       4,460
                                                        -------      ------
    Total liabilities and partners' equity............  $10,472      $7,390
                                                        =======      ======


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                APRIL 1, 1997
                                                YEAR ENDED      (INCEPTION) TO
                                              OCTOBER 4, 1998 SEPTEMBER 28, 1997
                                              --------------- ------------------
Revenues:
  Advertising revenues.......................    $  4,034          $   937
  Royalties..................................       5,844              992
                                                 --------          -------
    Total revenues...........................       9,878            1,929
                                                 --------          -------
Operating expenses:
  Cost of online services....................      18,182            9,015
  Development................................       1,751              532
  Sales and marketing........................       3,959            1,777
  General and administrative.................       2,746              537
                                                 --------          -------
    Total operating expenses.................      26,638           11,861
                                                 --------          -------
Interest income..............................          61                2
                                                 --------          -------
Net loss.....................................    $(16,699)         $(9,930)
                                                 ========          =======


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY
                                 (IN THOUSANDS)

                                                                        TOTAL
                                        STARWAVE       DOL ONLINE     PARTNERS'
                                     VENTURES, INC. INVESTMENTS, INC.  EQUITY
                                     -------------- ----------------- ---------
Initial capital contribution, April
 1, 1997...........................     $    (26)                     $    (26)
Capital contributions..............        8,660         $ 5,756        14,416
Net loss for the period............       (5,958)         (3,972)       (9,930)
                                        --------         -------      --------
Balance at September 28, 1997......        2,676           1,784         4,460
Capital contributions..............       11,483           7,654        19,137
Net loss for the period............      (10,020)         (6,679)      (16,699)
                                        --------         -------      --------
Balance at October 4, 1998.........     $  4,139         $ 2,759      $  6,898
                                        ========         =======      ========


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                APRIL 1, 1997
                                                     YEAR ENDED (INCEPTION) TO
                                                     OCTOBER 4, SEPTEMBER 28,
                                                        1998         1997
                                                     ---------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss............................................  $(16,699)    $(9,930)
Adjustments to reconcile net loss to net cash
 provided by operating activities
  Deferred revenue from contributed assets..........        --          26
  Operating expenses allocated from partners........    17,988      11,327
  Depreciation and amortization.....................       676         273
  Change in accounts receivable.....................    (1,568)     (1,368)
  Change in prepaid royalties.......................     1,229      (2,857)
  Change in accounts payable........................    (1,161)      2,605
  Change in accrued compensation....................      (191)        240
  Change in deferred revenue........................       122          85
  Change in other liabilities.......................        44          --
  Change in due to partner..........................     1,830          --
                                                      --------     -------
    Net cash provided by operating activities.......     2,270         401
                                                      --------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment and leasehold improvements..      (360)       (370)
                                                      --------     -------
Net increase in cash and cash equivalents...........     1,910          31
Cash and cash equivalents, beginning of period......        31          --
                                                      --------     -------
Cash and cash equivalents, end of period............  $  1,941     $    31
                                                      ========     =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Fixed assets contributed by partners................  $  1,149     $ 3,037


   The accompanying notes are an integral part of these financial statements.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                         NOTES TO FINANCIAL STATEMENTS

                     OCTOBER 4, 1998 AND SEPTEMBER 28, 1997
                                 (IN THOUSANDS)

1. ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

ABC News Internet Ventures (the Partnership) was formed on April 1, 1997 upon the execution of a Joint Partnership agreement between Starwave Ventures, Inc.
(SVI) and DOL Online Investments Inc. (DOL). SVI and DOL are allocated the net losses and net profits of the Partnership 60%/40% and 50%/50%, respectively. In addition, the partners incur and pay certain operating expenses on behalf of the Partnership. These expenses are allocated to the Partnership and considered contributions to partners' equity. Upon inception, SVI contributed a deferred revenue liability of $26, relating to services subsequently performed by the Partnership.

BUSINESS

The Partnership was established to develop, produce and maintain Internet-based services intended to appeal to broad consumer interests in news and entertainment content areas. The Partnership currently generates revenue from advertisements sold for display upon its services, and royalties from certain production agreements.

Inherent in the Partnership's business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Future revenues from online services are dependent on the continued growth and acceptance of the Internet, use of the Internet as an information source, and acceptance of the Internet as an effective advertising medium.

REVENUE RECOGNITION

Advertising revenues are recognized using the straight-line method over the period of the related advertising contract. Advertising revenues are stated net of commissions. The Partnership guarantees to certain advertising customers a minimum number of page impressions to be delivered to users of its services for a specified period. To the extent minimum guaranteed page impression deliveries are not met, the Partnership defers recognition of the corresponding revenues until guaranteed page impression delivery levels are achieved. As of October 4, 1998 and September 28, 1997, no revenues have been deferred as a result of these guarantees. Deferred revenues represent payments received in advance by the Partnership which are deferred until earned. Deferred revenues are classified based on the period of the related advertising or production contract.

CASH AND EQUIVALENTS

Cash and equivalents include highly liquid investments with an original maturity of three months or less.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

PREPAID ROYALTIES

Prepaid royalties represents payments made or accrued to independent content providers under development and production agreements. Amortization begins upon launch of the applicable online service and is based on the greater of amounts determined by the contractual royalty rates or amounts computed on a straight-line basis over the terms of the agreements. At October 4, 1998 and September 28, 1997, the Partnership had one contract for a total of $3,750, which is being amortized on a straight-line basis over the three-year life of the contract.

Management periodically evaluates the future recoverability of prepaid royalties. In the event management does not expect to generate revenues sufficient to recover the prepaid royalty under a particular contract, the Partnership will reduce the carrying amount of its prepaid royalty to its fair value on the date such a determination is made.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are recorded at cost for purchased assets and net book value for contributed assets. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of such assets ranging from one to six years.

DEVELOPMENT EXPENSES

Development expenses relate to the development of new technologies that may benefit the online service and consist principally of costs for labor, facilities and equipment. Development expenses are charged to results of operations as incurred. Once an online service is launched and available to generate revenues, expenses associated with enhancements and development of new features for the service are included in cost of online services.

ADVERTISING EXPENSES

Advertising and promotion costs are expensed as incurred. The Partnership incurred advertising costs of $886 and $1,260 for the periods ended October 4, 1998 and September 28, 1997, respectively.

INCOME TAXES

Profits or losses of the Partnership are attributable directly to the partners for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued compensation and due from partner approximates fair value because of the short-term maturity of these instruments.

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING CHANGES

In June 1997, Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued. This pronouncement requires companies to report comprehensive income and its components prominently in the financial statements. Comprehensive income includes both net income and charges or credits to equity that are not the results of transactions with owners. SFAS 130 is required to be adopted for fiscal years beginning after December 15, 1997. The Partnership does not have any comprehensive income items other than net income; therefore, SFAS 130 is not expected to impact the Partnership.

In June 1998, Statement of Financial Accounting Standards No. 133 (SFAS), Accounting for Derivative Instruments and Hedging Activities, was issued. This pronouncement standardizes the accounting for derivative instruments by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at fair value. SFAS 133 is required to be adopted for fiscal years beginning after June 15, 1999. Since the Partnership does not hold any derivative instruments, SFAS 133 is not expected to impact the Partnership.

In October 1997, Statement of Position No. 97-2 (SOP 97-2), Software Revenue Recognition, was issued. This pronouncement outlines criteria which must be satisfied before revenue selling or licensing software can be recognized. SOP 97-2 is required to be adopted for transactions entered into in fiscal years beginning after December 15, 1997. Since the Partnership does not generate revenue from selling or licensing software, SOP 97-2 is not expected to impact the Partnership.

2. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following:

                               OCTOBER 4, SEPTEMBER 28,
                                  1998        1997
                               ---------- -------------
     Computer hardware.......    $  660      $  348
     Software................        44           3
     Furniture and fixtures..        19          19
     Leasehold improvements..     4,193       3,037
                                 ------      ------
                                  4,916       3,407
     Less: Accumulated
      depreciation and
      amortization...........      (949)       (273)
                                 ------      ------
     Equipment and leasehold
      improvements, net......    $3,967      $3,134
                                 ======      ======

                           ABC NEWS/STARWAVE PARTNERS
                       (D/B/A ABC NEWS INTERNET VENTURES)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

The Partnership shares office space and certain operating equipment with its partners. Related rent in the amount of $12 and $29 was allocated to the Partnership for the year ended October 4, 1998 and for the period from April 1, 1997 (inception) to September 28, 1997, respectively.

3. COMMITMENTS

The Partnership has production agreements with third parties (licensors) under which the Partnership produces online services utilizing content licensed under the production agreements. In exchange for content licenses, the licensors are entitled to royalties calculated as a percentage of gross revenues from the online services, as defined in the production agreements. During the term of the production agreements, the Partnership is required to pay minimum nonrefundable payments which are offset against the royalties as they are earned. Future minimum royalty payments are $750 in 1999.

4. SUBSEQUENT EVENT

On November 18, 1998, the parent company of SVI completed a merger with Infoseek Corporation (Infoseek), a developer and retailer of internet technology. As a result of this acquisition, DOL Online Investments, Inc. and Infoseek agreed to extend the Partnerships' joint venture terms for ten years from the date of the acquisition.

                   QUANDO, INC. INDEX TO FINANCIAL STATEMENTS

Report of KPMG Peat Marwick LLP...........................................  F-69
Quando, Inc. Balance Sheets as of December 31, 1997 and 1996 and September
 30, 1998.................................................................  F-70
Quando, Inc. Statements of Operations for the Years Ended December 31,
 1995, 1996 and 1997 and the Nine Months Ended September 30, 1997 and
 1998.....................................................................  F-71
Quando, Inc. Statements of Shareholders' Equity (Deficit) for the Years
 Ended December 31, 1995, 1996 and 1997, and the Nine Months Ended
 September 30, 1998.......................................................  F-72
Quando, Inc. Statements of Cash Flows for the Years Ended December 31,
 1995, 1996 and 1997, and the Nine Months Ended September 30, 1997 and
 1998.....................................................................  F-73
Quando, Inc. Notes to Financial Statements................................  F-74

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quando, Inc.:

We have audited the accompanying balance sheets of Quando, Inc. (the Company) as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quando, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 12 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 12. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP
Portland Oregon
August 18, 1998

                                  QUANDO, INC.

                                 BALANCE SHEETS

                                              DECEMBER 31
                                        ------------------------  SEPTEMBER 30,
                                           1996         1997          1998
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
                ASSETS
                ------
Current assets:
  Cash................................. $     2,935  $    50,984   $    75,779
  Accounts receivable, net.............          --       29,241       101,190
  Other current assets.................          --           --         8,432
                                        -----------  -----------   -----------
    Total current assets...............       2,935       80,225       185,401
Property and equipment, net............      51,308       42,681        91,956
Other assets...........................       3,562        3,718         3,718
                                        -----------  -----------   -----------
    Total assets....................... $    57,805  $   126,624   $   281,075
                                        ===========  ===========   ===========
 LIABILITIES AND SHAREHOLDERS' DEFICIT
 -------------------------------------
Current liabilities:
  Accounts payable and accrued
   expenses............................ $   202,405  $   260,908   $   159,396
  Shareholders' loans..................      66,991       67,658        40,000
  Note payable.........................          --           --       360,000
                                        -----------  -----------   -----------
    Total current liabilities..........     269,396      328,566       559,396
Convertible debt.......................          --      247,000       447,000
                                        -----------  -----------   -----------
    Total liabilities..................     269,396      575,566     1,006,396
                                        -----------  -----------   -----------
Shareholders' deficit:
  Preferred stock, no par value;
   4,000,000 shares authorized:
    Series A convertible preferred
     stock; 300,000 shares authorized;
     300,000 shares issued and
     outstanding on December 31, 1996,
     December 31, 1997 and
     September 30, 1998 (liquidation
     preference of $300,000)...........     295,575      295,575       295,575
    Series B convertible preferred
     stock; 880,000 shares authorized;
     691,232, 880,000 and 880,000
     shares issued and outstanding on
     December 31, 1996, December 31,
     1997 and September 30, 1998,
     respectively (liquidation
     preference of $550,000)...........     410,263      526,313       526,313
  Common stock, no par value;
   15,000,000 shares authorized;
   5,445,000, 4,445,000 and 4,445,000
   shares issued and outstanding on
   December 31, 1996, December 31, 1997
   and September 30, 1998,
   respectively........................     160,000      160,000       160,000
  Additional paid-in capital...........           6            6         5,006
  Accumulated deficit..................  (1,077,435)  (1,430,836)   (1,712,215)
                                        -----------  -----------   -----------
    Total shareholders' deficit........    (211,591)    (448,942)     (725,321)
                                        -----------  -----------   -----------
    Total liabilities and shareholders'
     deficit........................... $    57,805  $   126,624   $   281,075
                                        ===========  ===========   ===========

                See accompanying notes to financial statements.

                                  QUANDO, INC.

                            STATEMENTS OF OPERATIONS

                                                            NINE MONTHS ENDED
                            YEARS ENDED DECEMBER 31            SEPTEMBER 30
                         -------------------------------  ----------------------
                           1995       1996       1997        1997        1998
                         ---------  ---------  ---------  ----------- ----------
                                                          (UNAUDITED) (UNAUDITED)
Revenues, net........... $  71,186  $  33,182  $ 255,723   $ 147,450  $ 513,713
Cost of goods sold......    32,212     19,373        654         600      5,349
                         ---------  ---------  ---------   ---------  ---------
  Gross margin..........    38,974     13,809    255,069     146,850    508,364
                         ---------  ---------  ---------   ---------  ---------
Operating expenses:
  Research and
   development..........   127,273    115,782    161,339     112,828    413,260
  Sales and marketing...       400      2,000     12,000       2,901        699
  General and
   administrative.......   361,156    326,103    418,850     291,167    316,759
                         ---------  ---------  ---------   ---------  ---------
                           488,829    443,885    592,189     406,896    730,718
                         ---------  ---------  ---------   ---------  ---------
    Operating loss......  (449,855)  (430,076)  (337,120)   (260,046)  (222,354)
Other income (expense):
  Interest expense......    (5,737)   (14,897)   (26,151)    (18,424)   (61,410)
  Other income
   (expense), net.......     1,232      2,226      9,870          --      2,385
  Loss on sale of fixed
   assets...............    (3,743)        --         --          --         --
                         ---------  ---------  ---------   ---------  ---------
    Loss before
     provision for
     income taxes.......  (458,103)  (442,747)  (353,401)   (278,470)  (281,379)
Provision for income
 taxes..................        --         --         --          --         --
                         ---------  ---------  ---------   ---------  ---------
  Net loss.............. $(458,103) $(442,747) $(353,401)  $(278,470) $(281,379)
                         =========  =========  =========   =========  =========


                See accompanying notes to financial statements.

                                  QUANDO, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                  PREFERRED STOCK
                         ----------------------------------                                                   TOTAL
                             SERIES A          SERIES B        COMMON STOCK      ADDITIONAL               SHAREHOLDERS'
                         ----------------- ---------------- --------------------  PAID-IN   ACCUMULATED       EQUITY
                         SHARES   AMOUNT   SHARES   AMOUNT    SHARES     AMOUNT   CAPITAL     DEFICIT       (DEFICIT)
                         ------- --------- ------- -------- ----------  -------- ---------- ------------  -------------
Balance, December 31,
 1994................... 125,000 $ 120,575      -- $     --  5,445,000  $160,000   $    5   $   (176,585)  $  103,995
Issuance of preferred
 stock.................. 175,000   175,000      --       --         --        --        1             --      175,001
Net loss................      --        --      --       --         --        --       --       (458,103)    (458,103)
                         ------- --------- ------- -------- ----------  --------   ------   ------------   ----------
Balance, December 31,
 1995................... 300,000   295,575      --       --  5,445,000   160,000        6       (634,688)    (179,107)
Issuance of preferred
 stock, net of offering
 costs..................      --        -- 691,232  410,263         --        --       --             --      410,263
Net loss................      --        --      --       --         --        --       --       (442,747)    (442,747)
                         ------- --------- ------- -------- ----------  --------   ------   ------------   ----------
Balance, December 31,
 1996................... 300,000   295,575 691,232  410,263  5,445,000   160,000        6     (1,077,435)    (211,591)
Issuance of preferred
 stock, net of offering
 costs..................      --        -- 188,768  116,050         --        --       --             --      116,050
Recision of common
 stock..................      --        --      --       -- (1,000,000)       --       --             --           --
Net loss................      --        --      --       --         --        --       --       (353,401)    (353,401)
                         ------- --------- ------- -------- ----------  --------   ------   ------------   ----------
Balance, December 31,
 1997................... 300,000   295,575 880,000  526,313  4,445,000   160,000        6     (1,430,836)    (448,942)
Issuance of warrants
 (unaudited)............      --        --      --       --         --        --    5,000             --        5,000
Net loss (unaudited)....      --        --      --       --         --        --       --       (281,379)    (281,379)
                         ------- --------- ------- -------- ----------  --------   ------   ------------   ----------
Balance, September 30,
 1998 (unaudited)....... 300,000 $ 295,575 880,000 $526,313  4,445,000  $160,000   $5,006   $ (1,712,215)  $ (725,321)
                         ======= ========= ======= ======== ==========  ========   ======   ============   ==========



                See accompanying notes to financial statements.

                                  QUANDO, INC.

                            STATEMENTS OF CASH FLOWS

                                                             NINE MONTHS ENDED
                             YEARS ENDED DECEMBER 31            SEPTEMBER 30
                          -------------------------------  ----------------------
                            1995       1996       1997        1997        1998
                          ---------  ---------  ---------  ----------- ----------
                                                           (UNAUDITED) (UNAUDITED)
Cash flows from
 operating activities:
  Net loss..............  $(458,103) $(442,747) $(353,401)  $(278,470) $(281,379)
  Adjustments to
   reconcile net loss to
   net cash used in
   operating activities:
    Depreciation and
     amortization.......     22,146     12,567     16,179      12,134     18,010
    Allowance for bad
     debts..............         --         --      1,618          --         --
    Gain on forgiveness
     of accounts
     payable............         --         --    (10,000)         --         --
    Loss on sale of
     fixed assets.......      3,743         --         --          --         --
    Changes in assets
     and liabilities:
      Accounts
       receivable.......    (13,571)    26,909    (30,859)    (25,094)   (71,949)
      Inventory.........     (4,376)    16,538         --          --         --
      Other assets......      6,753          9       (156)       (156)    (8,432)
      Accounts payable
       and accrued
       expenses.........    135,237     15,702     68,503      51,715   (101,512)
      Other current
       liabilities......     15,953    (15,953)        --          --         --
                          ---------  ---------  ---------   ---------  ---------
        Net cash used in
         operating
         activities.....   (292,218)  (386,975)  (308,116)   (239,871)  (445,262)
                          ---------  ---------  ---------   ---------  ---------
Cash flows from
 investing activities:
  Purchase of
   equipment............    (17,277)   (39,302)    (7,552)     (8,110)   (67,285)
  Proceeds from sale of
   equipment............     36,182         --         --          --         --
                          ---------  ---------  ---------   ---------  ---------
        Net cash
         provided by
         (used in)
         investing
         activities.....     18,905    (39,302)    (7,552)     (8,110)   (67,285)
                          ---------  ---------  ---------   ---------  ---------
Cash flows from
 financing activities:
  Proceeds from issuance
   of convertible debt..         --         --    240,000     140,000    200,000
  Proceeds (payments)
   from shareholder
   loans, net...........     51,364     15,627      7,667         668    (27,658)
  Proceeds from issuance
   of preferred stock,
   net..................    175,000    410,263    116,050     125,592         --
  Proceeds from sale of
   warrants.............          1         --         --          --      5,000
  Proceeds from note
   payable..............         --         --         --          --    360,000
                          ---------  ---------  ---------   ---------  ---------
        Net cash
         provided by
         financing
         activities.....    226,365    425,890    363,717     266,260    537,342
                          ---------  ---------  ---------   ---------  ---------
Increase (decrease) in
 cash...................    (46,948)      (387)    48,049      18,279     24,795
Cash at beginning of
 year...................     50,270      3,322      2,935       2,935     50,984
                          ---------  ---------  ---------   ---------  ---------
Cash at end of year.....  $   3,322  $   2,935  $  50,984   $  21,214  $  75,779
                          =========  =========  =========   =========  =========
Supplemental disclosures
 of cash flow
 information:
Cash paid during the
 year for:
  Interest (including
   amounts paid to
   shareholders of
   $5,737, $14,897,
   $16,825, $12,197 and
   $7,684,
   respectively.........  $   5,737  $  14,897  $  26,151   $  12,188  $  11,487
  Income taxes..........         --         --         --          --         --
Supplemental disclosures
 of non-cash financing
 activities:
  Convertible notes
   issued upon
   conversion of
   shareholder loans....  $      --  $      --  $   7,000   $      --  $      --

                See accompanying notes to financial statements.

                                  QUANDO, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

  Quando, Inc. (Quando or the Company) was incorporated as an S Corporation on December 12, 1993 in the State of Oregon as Media Mosaic, Inc. (Media Mosaic or the Company). Media Mosaic developed and published "how to" CD-ROM's for several activities and hobbies. On October 10, 1994, Media Mosaic revoked its S Corporation election of tax status and began operating as a C Corporation. During 1994 and 1995, the Company's sales consisted entirely of CD-ROM sales.

  In 1996, due to lower than expected CD-ROM sales, Media Mosaic terminated its CD-ROM development and publishing business. In March 1996, the Company began developing custom event directory services for the Internet.

  Effective September 27, 1996, the Company changed its name from Media Mosaic, Inc. to Quando, Inc. and in March 1997, the Company began to sell their search and navigational services to customers. During 1997, the Company's sales consisted entirely of fees charged for search and navigational services and fees charged for custom engineering projects.

  UNAUDITED QUARTERLY INFORMATION

  The financial information included herein for the nine-month periods ended September 30, 1997 and 1998 is unaudited; however, such information reflects all adjustments consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. The interim consolidated financial statements should be read in conjunction with the financial statements and the notes included in the financial statements. The results of operations for the interim period presented are not necessarily indicative of the results to be expected for the full year.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  REVENUE RECOGNITION

  In 1995 and 1996, revenue resulted primarily from CD-ROM product sales. CD-ROM sales were recognized upon shipment. The Company generally provided for a right of return, however, due to the termination of this line of business in 1996, no sales reserve was considered necessary at December 31, 1996 or 1997.

                                  QUANDO, INC.

  In 1997, revenue results primarily from fees for (a) directory services and
  (b) engineering or other customization of directory services. Search and navigational service fees are recognized monthly as they are earned and custom engineering projects are recognized on a completed contract basis.

  PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows: computers and software over three to five years, furniture and equipment over five to seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the life of the lease.

  INCOME TAXES

  The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of events that have been included in the financial statements and tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

  RESEARCH AND DEVELOPMENT

  Expenditures for research and development are expensed as incurred.

  CAPITALIZED SOFTWARE

  Under Statement of Financial Accounting Standards No. 86, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. The establishment of technological feasibility of the Company's products has occurred shortly before general release and, accordingly, no costs have been capitalized.

  ROYALTIES

  Royalties are accrued based on certain product sales, pursuant to contractual agreements with developers of software products published by the Company.

  ACCOUNTS RECEIVABLE

  Accounts receivable is net of an allowance for doubtful accounts of $-0-and $1,618 at December 31, 1996 and 1997, respectively.

                                  QUANDO, INC.

  INTANGIBLE ASSETS

  Intangible assets, which represent capitalized packaging design fees, are amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the product sales. Due to the discontinuance of the associated product, the remaining capitalized packaging design fees of $16,937 were written off during 1995 and are included in cost of goods sold.

  STOCK-BASED COMPENSATION

  The Company accounts for stock-based compensation using the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS No. 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

  ADVERTISING

  The Company expenses the costs of advertising when the costs are incurred. Advertising expense was approximately $12,000, $2,000 and $400 for the years ended December 31, 1995, 1996 and 1997, respectively.

(2) PROPERTY AND EQUIPMENT, NET

  Property and equipment consists of the following at December 31:

                                                                 1996    1997
                                                               -------- -------
     Leasehold improvements................................... $  3,212 $ 3,212
     Software.................................................   33,526  33,526
     Furniture and fixtures...................................    6,792   7,152
     Equipment................................................    1,371   1,435
     Computer equipment.......................................   29,245  36,373
                                                               -------- -------
                                                                 74,146  81,698
                                                               -------- -------
     Less accumulated depreciation and amortization...........   22,838  39,017
                                                               -------- -------
                                                               $ 51,308 $42,681
                                                               ======== =======

                                  QUANDO, INC.

(3)INCOME TAXES

  The Company incurred a loss for both financial reporting and tax return purposes and, as such, there was no current or deferred tax provision for the years 1995, 1996 and 1997.

  The difference between the expected tax expense, computed by applying the federal statutory rate of 34% to loss before taxes, and the actual tax expense of $-0- is primarily due to the increase in the valuation allowance for deferred tax assets.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability at December 31 are approximately as follows:

                                                             1996      1997
                                                           --------  --------
     Deferred tax assets:
       Federal and state operating loss carryforwards..... $334,000  $492,000
       Research and experimentation credits...............   18,000    33,000
       Other..............................................   27,000     2,000
                                                           --------  --------
         Total gross deferred tax assets..................  379,000   527,000
     Less valuation allowance............................. (379,000) (524,000)
                                                           --------  --------
         Net deferred tax assets..........................       --     3,000
     Deferred tax liability:
       Property and equipment, due to differences in
        depreciation......................................       --     3,000
                                                           --------  --------
                                                           $     --  $     --
                                                           ========  ========

  The total valuation allowance for deferred tax assets as of December 31, 1995, 1996 and 1997 was $207,000, $379,000 and $524,000, respectively. The net change in the total valuation allowance for the years ended December 31, 1995, 1996 and 1997 was an increase of $192,000, $172,000 and $145,000, respectively.

  At December 31, 1997, the Company has federal and state net operating loss and research and experimentation credit carryforwards of approximately $1,280,000 and $40,000, respectively. These carryforwards will expire between 2000 and 2012 if not used by the Company to reduce income taxes payable in future periods. These carryforwards will be subject to further limitations upon closing of the proposed transaction discussed in note 12.

(4)SHAREHOLDERS' EQUITY

  RECISION OF COMMON STOCK

  On February 25, 1997, the two founders surrendered a total of 1,000,000 shares of common stock to the Company in exchange for no consideration. As the Company has no par common stock, there is no statement of operations or balance sheet effects of this transaction.

                                  QUANDO, INC.

  SERIES A AND SERIES B PREFERRED STOCK

  The Series A preferred stock has no stated value per share and a liquidation preference over the holders of common stock of an amount per share equal to $1.00 (the original issue price) plus all declared but unpaid dividends. The Series B preferred stock has no stated value per share and a liquidation preference over the holders of common stock of an amount per share equal to $.625 (the original issue price) plus all declared but unpaid dividends. No dividend declarations have been made for Series A or Series B preferred stock as of December 31, 1995, 1996 and 1997.

  Each share is convertible into common stock at any time at the option of the holder. The initial conversion ratio for both Series A and Series B preferred stock is one-to-one, but this ratio is subject to modification under the Company's Articles of Incorporation in the event of certain dilutive issuance of securities, stock splits, stock dividends, stock distributions or other common stock equivalent distributions. Automatic conversion to common stock at the then effective conversion rate will occur upon the closing of the issuance of shares following an effective registration statement under the Securities Act of 1933, in which the aggregate price to the public at least $7,500,000 and in which the public offering price per share of common stock equals or exceeds $4.00.

  The holders of each share of Series A preferred stock and Series B preferred stock has the right to the number of votes to which they would be entitled if the shares were converted to common stock. The Series A preferred stock, Series B preferred stock and the common stock vote together, not as separate classes. The Company has reserved 300,000 shares of the Company's common stock for the conversion of Series A preferred stock and 880,000 shares of common stock for the conversion of Series B preferred stock.

  SHAREHOLDERS' AGREEMENT

  The Company and its shareholders have entered into agreements that include restrictions on the transfer of the Company's common stock. Except for expressly provided exceptions, no shareholder is allowed to transfer ownership of stock without the shares being first offered for sale to the Company.

  WARRANTS

  The Company issued warrants to purchase 300,000 shares of the Company's common stock in 1994 and 1995 in conjunction with the sale of the Series A preferred stock. The warrants were issued with an exercise price of $.10 per share and initially expired three years from the date of grant. On November 1, 1997, the Company extended the term of these warrants from three to five years from the date of grant.

                                  QUANDO, INC.

  On July 15, 1996, the Company granted a warrant to purchase 47,727 shares of the Company's common stock to a related party at an exercise price of $.55 per share. This warrant was issued in connection with an equipment lease.

  On December 1, 1997, the Company issued 16,000 warrants with an exercise price of $.625 per share to a creditor.

(5)1994 STOCK INCENTIVE PLAN

  In 1994, the Company adopted an incentive stock option plan (the Plan) whereby a total of 1,000,000 shares of common stock have been reserved for the grant of stock options to selected employees, officers, directors, consultants and advisors. Options granted pursuant to the Plan may be either incentive stock options as defined in Section 442A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, at the discretion of the Board. Additionally, the aggregate fair market value (determined at the time the options are granted) of common stock which the incentive stock options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

  Under the Plan, options generally vest ratably over three to five years. Options granted under the Plan must be exercised within three months of the optionee's termination of employment and within ten years of the date of the grant. Option prices are generally not less than the fair market value of the shares at the date of grant. At the time of the exercise of the option, all optionee's must grant the Company or its designee a right of first refusal with respect to all transfers.

  The Company has elected to account for its stock-based compensation plans under APB Opinion 25; however, the Company has computed, for proforma disclosure purposes, the value of all options granted during 1995, 1996 and 1997 using the minimum value option-pricing model as prescribed by SFAS 123 using the following assumptions used for grants:

                                                     1995     1996     1997
                                                    -------  -------  -------
     Risk-free interest rate.......................    6.00%    6.25%    6.50%
     Expected dividend yield....................... $    --  $    --  $    --
     Expected lives................................ 5 years  5 years  5 years
     Weighted average grant date fair value per
      option....................................... $   .10  $  .141  $   .15

  If the Company had accounted for these options in accordance with SFAS 123, the Company's net loss for the years ended December 31 would have increased to the following pro forma amounts:

                                                  1995       1996       1997
                                                ---------  ---------  ---------
     Net loss:
       As reported............................. $(458,103) $(442,747) $(353,401)
       Proforma................................  (458,517)  (445,212)  (356,786)

                                  QUANDO, INC.

  A summary of the status of the Company's Plan at December 31, 1997 and changes during the three-year period then ended is presented in the following table:

                                                                WEIGHTED AVERAGE
                                                        OPTIONS  EXERCISE PRICE
                                                        ------- ----------------
     Outstanding December 31, 1994.....................   5,000      $ .10
       Granted......................................... 202,550        .10
       Exercised.......................................      --         --
       Canceled........................................ 100,000        .10
                                                        -------      -----
     Outstanding December 31, 1995..................... 107,550        .10
       Granted......................................... 266,003       .141
       Exercised.......................................      --         --
       Canceled........................................  25,200        .10
                                                        -------      -----
     Outstanding December 31, 1996..................... 348,353       .131
       Granted......................................... 210,243       .150
       Exercised.......................................      --         --
       Canceled........................................ 103,650       .126
                                                        -------      -----
     Outstanding December 31, 1997..................... 454,946      $.141
                                                        =======      =====

  The outstanding stock options have a weighted average remaining contractual life of 5.9 years. At December 31, 1997, a total of 174,421 incentive and non-qualified stock options were exercisable at an weighted average exercise price of $.13 share and with a weighted average remaining contractual live in years of 5.5.

(6)CONVERTIBLE PROMISSORY NOTES

  In 1997, the Company issued $247,000 in convertible subordinated promissory notes (the Notes). The Notes are due on January 1, 2000 through April 1, 2000 and bear interest at 10% to 12% per annum. Prior to January 1, 2000, the Notes are convertible into common stock at a price per share of the next equity financing by the Company or, if there is no equity financing before January 1, 2000, at $.625 per share of common stock.

(7)COMMITMENTS AND CONTINGENCIES

  LEASES

  The Company leases equipment and office space under non-cancelable operating leases which expire at various dates through 2000.

  Future minimum lease payments under operating leases are as follows:

     Year ending December 31:
       1998........................................................... $ 50,692
       1999...........................................................   46,800
       2000...........................................................   42,900
                                                                       --------
         Total minimum lease payments................................. $140,392
                                                                       ========

                                  QUANDO, INC.

  Lease expense totaled $63,114, $70,765 and $80,397 in 1995, 1996 and 1997, respectively. (See note 10)

(8)LEGAL PROCEEDINGS

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(9)CUSTOMER INFORMATION

  The Company had five, four and five significant customers in 1995, 1996 and 1997, respectively, that each account for greater than 10% of the Company's revenues. These customers accounted for 100% and 79% of the Company's accounts receivable at December 31, 1996 and 1997, respectively.

(10)RELATED PARTY TRANSACTION

  In December 1994, the Company entered into a sales leaseback transaction with a related party, which includes two Series A preferred shareholders and one of the Company's founders and officers. The total payments under this lease agreement totaled $40,040, $49,991 and $40,643 in 1995, 1996 and 1997, respectively.

  The shareholders of the Company have made several loans to the Company. At December 31, 1995, 1996 and 1997, the shareholder loan balances outstanding totaled $51,364, $66,991 and $74,658, respectively. These loans have an average interest rate of 22%, 22% and 24% during 1995, 1996 and 1997, respectively and interest expense totaled $5,737, $14,897 and $16,825 in each year, respectively.

(11)RISK OF TECHNOLOGICAL CHANGE

  CONTINGENCIES AND FACTORS THAT COULD AFFECT FUTURE RESULTS

  A substantial portion of the Company's revenues each year are generated from the development and rapid release to market of Internet products and services that are newly introduced during the year. In the extremely competitive industry environment in which the Company operates, such product generation, development and marketing processes are uncertain and complex, requiring accurate prediction of market trends and demand as well as successful management of various development risks inherent in such products. Additionally, the Internet market is emerging and many companies are introducing new Internet products and services. In light of these dependencies, it is possible that failure to successfully manage a significant product introduction or failure of certain key suppliers to deliver as needed could have a severe near-term impact on the Company's growth and results of operations.

                                  QUANDO, INC.

(12)TRANSACTION SUBSEQUENT TO DECEMBER 31, 1997

  During the six month period ended June 30, 1998, the Company issued $200,000 in convertible subordinated promissory notes (the 1998 Notes). The 1998 Notes are due on April 1, 2000 and bear interest at 10% per annum. Prior to January 1, 2000, the 1998 Notes are convertible into common stock at a price per share of the next equity financing by the Company, or if there is no equity financing before January 1, 2000, at $.625 per share of common stock.

  The Company issued warrants to purchase 592,000 shares of the Company's common stock in 1998 in conjunction with the issuance of the 1998 notes. The warrants were issued with an exercise price of $.0001 per share and expire five years from the date of grant.

  On July 13, 1998, two of the Company's Series A preferred stock shareholders exercised warrants to purchase a total of 50,000 shares of common stock at $.01 per share.

  On July 24, 1998, the Company entered into an Agreement and Plan of Reorganization (the Agreement) with Steelhead Acquisition Corp., a wholly-owned subsidiary of Infoseek Corporation (Infoseek). Pursuant to the Agreement, among other things, all the issued and outstanding shares of the Company shall be converted into the right to receive shares of the common stock of Infoseek. Commensurate with the closing, all outstanding preferred stock will be converted in accordance with the respective preferred stock conversion ratios. Additionally, all outstanding options under the Company's 1994 stock option plan, whether vested or unvested, will be assumed by Infoseek.

  Effective upon the signing of the Agreement, Infoseek loaned the Company $360,000 in the form of a promissory note. The Company used the proceeds from this note to pay down their outstanding accounts payable and accrued liabilities. All principal and accumulated interest on this note shall be due and payable on March 31, 1999. This note is secured by the Company's assets and bears interest at a rate of 6% annually.

  This acquisition is expected to provide the Company with the additional financial resources to continue operations. If the acquisition is not completed, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                        ANNEX A

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                             INFOSEEK CORPORATION
                         STEELHEAD ACQUISITION CORP.,
                                 QUANDO, INC.
                             DAVID BILLSTROM, AND
                               WILLIAM NEUHAUSER
                          (AS PRINCIPAL SHAREHOLDERS)
                    AND, WITH RESPECT TO ARTICLE VII ONLY,
                                STANTON R. KOCH
                        AS SHAREHOLDER REPRESENTATIVE,
                    AND, WITH RESPECT TO ARTICLE VII ONLY,
                             U.S. BANK TRUST, N.A.
                                AS ESCROW AGENT

                           DATED AS OF JULY 24, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 ARTICLE I.--THE MERGER..................................................   1
    1.1  The Merger ....................................................    1
    1.2  Effective Time ................................................    2
    1.3  Effect of the Merger ..........................................    2
    1.4  Articles of Incorporation; Bylaws..............................    2
    1.5  Directors and Officers ........................................    2
    1.6  Certain Definitions............................................    2
    1.7  Effect of Merger on the Capital Stock of the Constituent
           Corporations.................................................    5
    1.8  Dissenting Shares..............................................    7
    1.9  Surrender of Certificates......................................    7
    1.10 No Further Ownership Rights in Company Capital Stock...........    9
    1.11 Dissenting Shares After Payment of Fair Value..................    9
    1.12 Tax and Accounting Consequences................................    9
    1.13 Taking of Necessary Action; Further Action ....................    9
 ARTICLE II.--REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  10
    2.1  Organization of the Company....................................   10
    2.2  Subsidiaries ..................................................   10
    2.3  Company Capital Structure......................................   10
    2.4  Authority......................................................   11
    2.5  No Conflict....................................................   12
    2.6  Consents ......................................................   12
    2.7  Company Financial Statements ..................................   12
    2.8  No Undisclosed Liabilities ....................................   13
    2.9  No Changes ....................................................   13
    2.10 Tax Matters....................................................   14
    2.11 Restrictions on Business Activities............................   16
    2.12 Title of Properties; Absence of Liens and Encumbrances;
           Condition of Equipment ......................................   16
    2.13 Intellectual Property..........................................   17
    2.14 Agreements, Contracts and Commitments..........................   20
    2.15 Interested Party Transactions..................................   21
    2.16 Governmental Authorization ....................................   21
    2.17 Litigation ....................................................   22
    2.18 Accounts Receivable............................................   22
    2.19 Minute Books ..................................................   22
    2.20 Environmental Matters..........................................   22
    2.21 Brokers' and Finders' Fees; Third Party Expenses ..............   23
    2.22 Employee Matters and Benefit Plans ............................   23
    2.23 Insurance......................................................   27
    2.24 Compliance with Laws ..........................................   27
    2.25 Warranties; Indemnities........................................   27
    2.26 Pooling of Interests ..........................................   27
    2.27 Proxy Statement and Shareholder Information Statement..........   27
    2.28 Complete Copies of Materials ..................................   28
    2.29 Representations Complete ......................................   28

                                                                          PAGE
                                                                          ----
 ARTICLE III.--REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..........  28
    3.1  Organization, Standing and Power ..............................   28
    3.2  Charter and Bylaws.............................................   28
    3.3  Authority......................................................   29
    3.4  Merger Shares..................................................   29
    3.5  No Conflict....................................................   29
    3.6  Consents ......................................................   29
    3.7  Proxy Statement and Shareholder Information Statement..........   30
    3.8  Other Matters..................................................   30
 ARTICLE IV.--CONDUCT PRIOR TO THE EFFECTIVE TIME........................  31
    4.1  Conduct of Business of the Company ............................   31
    4.2  No Solicitation................................................   33
 ARTICLE V.--ADDITIONAL AGREEMENTS ......................................  34
    5.1  Proxy Statement and Shareholder Information Statement..........   34
    5.2  Access to Information..........................................   36
    5.3  Confidentiality................................................   36
    5.4  Expenses ......................................................   36
    5.5  Public Disclosure..............................................   37
    5.6  Consents ......................................................   37
    5.7  FIRPTA Compliance..............................................   37
    5.8  Reasonable Efforts ............................................   37
    5.9  Notification of Certain Matters................................   37
    5.10 Additional Documents and Further Assurances....................   37
    5.11 Termination of Employment Agreements ..........................   37
    5.12 Non-Disclosure Agreements......................................   38
    5.13 Employee Compensation; Relocation .............................   38
    5.14 Affiliate Agreements ..........................................   38
    5.15 Tax-Free Reorganization........................................   38
    5.16 Pooling Accounting ............................................   39
    5.17 Loan ..........................................................   39
    5.18 Directors' and Officers' Indemnification.......................   39
    5.19 S-8 Registration ..............................................   39
 ARTICLE VI.--CONDITIONS TO THE MERGER ..................................  39
    6.1  Conditions to Obligations of Each Party to Effect the Merger...   39
    6.2  Additional Conditions to Obligations of Company and the
           Principal Shareholders ......................................   40
    6.3  Additional Conditions to the Obligations of Parent and Sub.....   41
 ARTICLE VII.--SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
  INDEMNIFICATION........................................................  43
    7.1  Survival of Representations and Warranties ....................   43
    7.2  Indemnification; Escrow Arrangements ..........................   43
    7.3  Escrow Agent ..................................................   47
    7.4  Shareholder Representative.....................................   49
    7.5  Maximum Payments; Remedy; Violation of Third Party Patent
           Rights.......................................................   50

                                                                            PAGE
                                                                            ----
 ARTICLE VIII.--TERMINATION, AMENDMENT AND WAIVER..........................  50
    8.1 Termination.......................................................   50
    8.2 Effect of Termination.............................................   51
    8.3 Amendment.........................................................   51
    8.4 Extension; Waiver.................................................   51
 ARTICLE IX.--GENERAL PROVISIONS ..........................................  52
    9.1 Notices...........................................................   52
    9.2 Interpretation ...................................................   53
    9.3 Counterparts .....................................................   53
    9.4 Entire Agreement; Assignment .....................................   53
    9.5 Severability .....................................................   54
    9.6 Other Remedies ...................................................   54
    9.7 Governing Law.....................................................   54
    9.8 Rules of Construction.............................................   54

                      AGREEMENT AND PLAN OF REORGANIZATION

  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 24, 1998 among Infoseek Corporation, a California corporation ("Parent"), Steelhead Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Parent ("Sub"), Quando, Inc., an Oregon corporation (the "Company"), David Billstrom and William Neuhauser (collectively, the "Principal Shareholders," and individually, the "Principal Shareholder"), U.S. Bank Trust, N.A. as Escrow Agent and, with respect to
Article VII only, Stanton R. Koch as Shareholder Representative.

                                    RECITALS

  WHEREAS, the Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

  WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of common stock of Parent.

  WHEREAS, a portion of the shares of common stock of Parent otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent for purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of the representations, warranties and covenants of the Company and the Principal Shareholders contained herein.

  WHEREAS, the parties intend that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) to the extent possible, qualify for accounting treatment as a pooling of interests.

  WHEREAS, the Company and the Principal Shareholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Oregon Business Corporation Act ("Oregon Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days following the approval of the Merger by the Company's Shareholders at the Company Shareholders Meeting (as described in Section 5.1) and the satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) substantially in the form attached hereto as Exhibit A (the "Merger Agreement") with the Secretary of State of the State of Oregon, in accordance with the applicable provisions of Oregon Law (the time of acceptance by the Secretary of State of the State of Oregon of such filing being referred to herein as the "Effective Time").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4 Articles of Incorporation; Bylaws.

    (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

    (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of Oregon and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

  1.6 Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

    "Adjusted Dollar Amount" shall mean an amount equal to $17,000,000 minus:
(i) the amount by which the Estimated Net Liabilities (excluding Estimated Third Party Expenses reflected on the Estimated Balance Sheet) exceeds $405,739 and (ii) the amount by which the Estimated Third Party Expenses exceed $310,000.

    "Common Exchange Ratio" shall be equal to the quotient obtained by dividing: (i) the Common Merger Consideration by (ii) the sum of (A) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and (B) the total number of shares of Company Common Stock issuable upon conversion or exercise in full of all options, warrants and other rights to acquire or receive Company Common Stock that are outstanding immediately prior to the Effective Time (other than preferred stock).

    "Common Merger Consideration" shall mean the Merger Consideration less the Preferred Merger Consideration.

    "Company Capital Stock" shall mean shares of Company Common Stock, Company Preferred Stock and any other capital stock of the Company (on an as converted basis), exclusive of shares of Company Capital Stock issuable upon exercise of Company Options.

    "Company Common Stock" shall mean outstanding shares of common stock of the Company.

    "Company Options" shall mean all issued and outstanding and unexpired and unexercised options and other rights to acquire or receive Company Capital Stock (whether or not vested).

    "Company Series A Preferred Stock" shall mean shares of Series A preferred stock of the Company.

    "Company Series B Preferred Stock" shall mean shares of Series B preferred stock of the Company.

    "Estimated Balance Sheet" shall mean the estimated unaudited balance sheet of the Company dated the Closing Date which shall be: prepared in accordance with GAAP (except that such unaudited balance sheet does not contain the footnotes required by GAAP) based on reasonable assumptions certified as to correctness by the Company and in a form reasonably satisfactory to Parent.

    "Estimated Net Liabilities" shall mean the amount by which total liabilities of the Company (excluding convertible debt and debt converted into equity since the date of this Agreement) as determined in accordance with GAAP ("Total Liabilities") exceeds total current assets of the Company as determined in accordance with GAAP ("Total Current Assets"), each as reflected in the Estimated Balance Sheet.

    "Estimated Third Party Expenses" shall mean Third Party Expenses (as defined in Section 5.4) of the Company on the Closing Date as estimated by the Company in good faith and based on reasonable assumptions.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "GAAP" shall mean United States generally accepted accounting principles.

    "Key Employees" shall mean those employees of the Company listed on Exhibit
B.

    "Knowledge" of a person shall mean the actual knowledge of the person; knowledge of the Company shall mean the actual knowledge of an officer or director of the Company.

    "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company.

    "Meeting Price" shall mean the average closing sale price of the Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending on the third business day prior to the date of the Company's Shareholders meeting at which the Merger is approved.

    "Merger Consideration" shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Adjusted Dollar Amount by the Trading Price.

    "Net Liabilities" shall mean the amount equal to Total Liabilities minus the Total Current Assets of the Company as of the Closing Date.

    "Parent Common Stock" shall mean shares of the common stock, no par value per share, of Parent.

    "Preferred Merger Consideration" shall mean the sum of the Series A Merger Consideration and the Series B Merger Consideration.

    "Related Agreements" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

    "SEC" shall mean the Securities Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Series A Exchange Ratio" shall be equal to the quotient obtained by dividing: (i) the Series A Merger Consideration by (ii) the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series A Liquidation Preference" shall mean the product of the per share liquidation preference of the Company's Series A Preferred Stock as provided in the Company's Articles of Incorporation, as amended to date, multiplied by the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series A Merger Consideration" shall mean the Merger Consideration determined by dividing the Series A Liquidation Preference by the Trading Price.

    "Series B Exchange Ratio" shall be equal to the quotient obtained by dividing: (i) the Series B Merger Consideration by (ii) the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series B Liquidation Preference" shall mean the product of: (i) the per share liquidation preference of the Company's Series B Preferred Stock as provided in the Company's Articles of

Incorporation, as amended to date, multiplied by (ii) the total number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

    "Series B Merger Consideration" shall mean the Merger Consideration determined by dividing the Series B Liquidation Preference by the Trading Price.

    "Signing Price" shall mean the average closing sale price of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending on the third business day prior to the date of this Agreement.

    "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

    "Trading Price" shall be equal to the Signing Price, provided, however, that if the Meeting Price is between twenty percent (20%) to twenty-five percent (25%) higher or lower than the Signing Price, the Trading Price shall be equal to the Meeting Price, provided, further, that if the Meeting Price is greater than twenty-five percent (25%) higher than the Signing Price, the Trading Price shall be equal to one hundred twenty-five percent (125%) of the Signing Price, and provided, further, that if the Meeting Price is greater than twenty-five percent (25%) lower than the Signing Price, the Trading Price shall be equal to seventy-five percent (75%) of the Signing Price.

  1.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

    (a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the Shareholders:

      (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided for in this Section 1.9(c), a fraction of a share of Parent Common Stock equal to the Common Exchange Ratio.

      (ii) Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series A Preferred Stock in the manner provided for in Section 1.9(c), a fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio.

      (iii) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.8)) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series B Preferred Stock in the manner provided for in Section 1.9(c), a fraction of a share of Parent Common Stock equal to the Series B Exchange Ratio.

      (iv) All shares of Parent Common Stock issued in exchange for shares of Company Capital Stock subject to Company repurchase rights or vesting schedules shall be subject to the same repurchase rights and/or vesting schedules and other terms as applicable to such shares of Company

Capital Stock, with Parent succeeding to the rights of the Company thereunder and with a proportionate adjustment to any per share repurchase price applicable to such shares to reflect the applicable Exchange Ratio.

    (b) Company Stock Options; Warrants.

      (i) Assumption of Company Options. At the Effective Time, each Company Option under the Company's 1994 Stock Option Plan (the "Option Plan") or otherwise, whether vested or unvested, will, in connection with the Merger, be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions, including vesting, set forth in the Option Plan and as provided in the respective option agreements immediately prior to the Effective Time, except that (A) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying the number of shares of Company Capital Stock that were issuable upon exercise in full of such assumed Company Option immediately prior to the Effective Time by the applicable Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Capital Stock at which such Company Option was exercisable immediately prior to the Effective Time by the applicable Exchange Ratio, rounded up to the nearest whole cent.

      (ii) Assumption Agreement. Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

      (iii) Option Status. It is the intention of the parties that Parent Options issued by Parent following the Closing will, to the extent permitted by applicable law, qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent Company Options qualified as incentive stock options immediately prior to the Closing.

    (c) Capital Stock of Sub. Each share of common stock, no par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (d) Adjustment to Parent Common Stock. The number of shares of Parent Common Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof.

    (e) Fractional Shares. No fractional share of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up to the nearest whole share of Parent Common Stock.

    (f) Withholding Taxes. Any cash amount payable to any Shareholder pursuant to Section 1.7(a) shall be subject to, and reduced by, the amount of any state or federal withholding taxes incurred (and not previously paid by or on behalf of such Shareholder or the Company) in connection with the Merger of Company Capital Stock upon the exercise of Company Options or upon payment of a bonus in the form of Company Capital Stock, if any, by such Shareholder.

  1.8 Dissenting Shares.

    (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by a Shareholder who has exercised and perfected appraisal rights for such shares in accordance with Oregon Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by Oregon Law.

    (b) Notwithstanding the provisions of subsection 1.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Parent Common Stock to which such Shareholder would otherwise be entitled under Section 1.7(a) (less the number of shares allocable to such Shareholder that have been deposited into the Escrow Fund on such holder's behalf pursuant to Article VII), upon surrender of the certificate representing such shares.

    (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Oregon Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that the Company makes any payment or payments in respect of any Dissenting Shares prior to the Effective Time, Parent shall be entitled to recover under the terms of Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares.

  1.9 Surrender of Certificates.

    (a) Exchange Agent. Boston Equiserve (or such other entity as selected by Parent) shall serve as exchange agent (the "Exchange Agent") in the Merger.

    (b) Parent to Provide Common Stock. Within three (3) business days after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.7(a) in exchange for all the outstanding shares of Company Capital Stock; provided, however, that on behalf of the Shareholders, pursuant to Section 7.2 hereof, Parent shall deposit into an escrow account ten percent (10%) of the Merger Consideration otherwise issuable to the Shareholders pursuant to Section 1.7(a) (the "Escrow Amount"). The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of Merger Consideration which such Shareholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock.

    (c) Exchange Procedures. On the Closing Date, the Shareholders will surrender the certificates representing their Company Capital Stock (the "Certificates") to the Exchange Agent for cancellation together with the Shareholder Certificate in the form of Exhibit C hereto and a letter of transmittal in such form and having such provisions as Parent may reasonably request. Parent shall provide such Shareholder Certificate and letter of transmittal to the Shareholders at least three (3) business days prior to the Closing Date. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Shareholder Certificate, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent will promptly (but in no event more than five (5) business days after the Effective Time) deliver to the holder of such Certificate in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 1.9(b) and Article VII) to which such Shareholder is entitled pursuant to Section 1.7, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the right to receive the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted pursuant to this Article I (except as may otherwise be provided under Oregon Law with respect to Dissenting Shares). As soon as practicable after the Effective Time (but in no event more than five (5) business days after the Effective Time), and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article
VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holder on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII.

    (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to any holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

    (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (f) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the number of shares of Parent Common Stock, if any, as may be required pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.10 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.11 Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to Oregon Law and this Article I, shall be canceled.

  1.12 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall: (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) to the extent possible, qualify for accounting treatment as a pooling of interests. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

  1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to consummate the Merger, to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Sub, and each Principal Shareholder severally but not jointly hereby represents and warrants to Parent and Sub (but only to such Principal Shareholder's Knowledge), subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "Disclosure Schedule") and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

  2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

  2.2 Subsidiaries. The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

  2.3 Company Capital Structure.

    (a) The authorized capital stock of the Company consists of 15,000,000 shares of authorized Common Stock and 4,000,000 shares of authorized Preferred Stock, 300,000 of which are designated Series A Preferred Stock ("Series A Preferred") and 880,000 of which are designated Series B Preferred Stock ("Series B Preferred"). 4,495,000 shares of Common Stock, 300,000 shares of Series A Preferred and 880,000 shares of Series B Preferred are issued and outstanding as of the date hereof. Each share of Series A Preferred is convertible into 1.274080 shares of Common Stock and each share of Series B Preferred is convertible into 1.107634 shares of Common Stock. The Company Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth in Section 2.3(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's Capital Stock. There are not outstanding any adjustments made or required to be made to the conversion prices set forth in the Company's current Articles of Incorporation. The Company has no other capital stock authorized, issued or outstanding.

    (b) Except for the Option Plan(s), the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 1,000,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plan none of which have been exercised and 533,456 shares are subject to outstanding unexercised options. Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated by the transactions contemplated by this Agreement, and whether such option is intended to qualify as an incentive stock option as defined in
Section 422 of the Code. Except for the Company Options, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Section 2.3(b) of the Disclosure Schedule, there is no outstanding Company Capital Stock which is subject to vesting. Section 2.3(b) of the Disclosure Schedule sets forth the name of the holder of any Company Capital Stock subject to vesting, the number of shares of Company Capital Stock subject to vesting and the vesting schedule for such Company Capital Stock, including the extent vested to date and whether the vesting of such shares of Company Capital Stock will be accelerated by the transactions contemplated by this Agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

  2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and the agreements delivered in connection with this Agreement (the "Related Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been, and any Related Agreements to which the Company is a party have been or will have been prior to the Effective Time, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

  2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement and any Related Agreements to which it is party by the Company do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a "Conflict") under (i) any provision of the Articles of Incorporation and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets; except for a Conflict under subsection (ii) or (iii) above that would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

  2.6 Consents. Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained or made or will be obtained or made prior to the Effective Time, (iii) consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement and (iv) the filing of the Merger Agreement with the Secretary of State of the State of Oregon.

  2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company's balance sheet as of December 31, 1997 and the related statements of income and cash flow for the twelve-month period ended December 31, 1997 and the Company's balance sheet as of June 30, 1998, and the related statements of income and cash flow for the six months then ended (the "Financials"). The Financials are correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Financials do not contain all the notes that may be required by GAAP). The Financials present fairly the consolidated financial condition and consolidated operating results of the Company and any consolidated subsidiaries as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance. The Company's Balance Sheet as of June 30, 1998 shall be hereinafter referred to as the "Current Balance Sheet."

  2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, (ii) has not arisen in the ordinary course of business consistent with past practices since June 30, 1998 or (iii) exceed $25,000.

  2.9 No Changes. Except as set forth in Section 2.9 of the Disclosure Schedule, since June 30, 1998, there has not been, occurred or arisen any (other than or contemplated by this Agreement or the Related Agreements):

    (a) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

    (b) capital expenditure or commitment by the Company, either individually exceeding $25,000 or in the aggregate exceeding $100,000.

    (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

    (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

    (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

    (f) revaluation by the Company of any of its assets;

    (g) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock or any direct or indirect redemption, purchase or other acquisition by the Company of its Capital Stock;

    (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

    (i) any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound other than in the ordinary course of the Company's business;

    (j) sale, lease, license or other disposition of any of the assets or properties of the Company or any creation of any security interest in such assets or properties other than in the ordinary course of the Company's business;

    (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

    (l) incurrence by the Company of any liability in excess of $25,000 individually or $100,000 in the aggregate;

    (m) waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company;

    (n) the commencement or notice or threat or reasonable basis therefor of any lawsuit or, to the Company's Knowledge, proceeding or investigation against the Company or its affairs;

    (o) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.13);

    (p) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for options to purchase capital stock of the Company granted to employees of the Company in the ordinary course of business consistent with past practice;

    (q) (i) selling or entering into any license agreement with respect to the Company Intellectual Property with any third party or (ii) buying or entering into any license agreement with respect to the Intellectual Property of any third party or (iii) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.13) to the Company;

    (r) any event or condition of any character that has had a Material Adverse Effect on the Company;

    (s) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices; or

    (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(s) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

  2.10 Tax Matters.

    (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) Tax Returns and Audits.

      (i) As of the Effective Time the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

      (ii) As of the Effective Time the Company (A) will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period prior to the Effective Time other than in the ordinary course of business.

      (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

      (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

      (v) No adjustment relating to any Returns filed by the Company has been proposed formally or informally by any Tax authority to the Company or any representative thereof.

      (vi) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

      (vii) The Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods since its inception.

      (viii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

      (ix) The Company does not have Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

      (x) None of the Company's assets are treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

      (xi) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable law.

      (xii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

      (xiii) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

      (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

      (xv) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

      (xvi) No adjustments relating to any Return filed by the Company have been proposed formally or informally by any tax authority to the Company or any representative thereof.

    (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

  2.11 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or, to the Company's Knowledge, otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

  2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

    (a) The Company does not own any real property, and has never owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

    (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current

Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

    (c) Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment is, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in acceptable operating condition, regularly and properly maintained, subject to normal wear and tear.

    (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer and end-user files and other customer and end-user information it compiles relating to customers or end-users of the Company's current and former customers or end-users (the "Customer Information"). To the Company's Knowledge, no person other than the Company possesses any claims or rights with respect to use of the Customer Information.

  2.13 Intellectual Property.

    (a) For the purposes of this Agreement, the following terms have the following definitions:

      (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor;
(v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and
(viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, and (ix) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

      (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.

      (iii) "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

    (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

    (c) Except as set forth in Section 2.13(c) of the Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule and all Intellectual Property licensed to the Company, is free and clear of any Liens. To the Company's Knowledge, the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company (other than with respect to products acquired from third parties). The Company owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.

    (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, by operation of law or by valid assignment, all such Intellectual Property.

    (e) Except as set forth in Section 2.13(e) of the Disclosure Schedule, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

    (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development).

    (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(g) of the Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any license or assignment of Intellectual Property. Except as listed in Section 2.13(g) of the Disclosure Schedule, no person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

    (h) Section 2.13(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

    (i) (A) The operation of the business of the Company as it currently is conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate any Intellectual Property (other than trademarks, trade names and service marks) of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any notice from any person that the operation of the business of the Company as it currently is conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property (other than trademarks, trade names and service marks) of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor).

      (B) To the Knowledge of the Company, the operation of the business of the Company as it currently is conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate any trademark, trade name and service mark of any person.

    (j) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Except as set forth in Disclosure Schedule 2.13(j), to the Company's Knowledge, there are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

    (k) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

    (l) To the Company's Knowledge, no person is infringing or misappropriating any Company Intellectual Property.

    (m) The Company has taken all steps that are reasonably necessary to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

    (n) To the Company's Knowledge, after reasonable inquiry, no Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

    (o) To the Company's Knowledge, no: (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

    (p) Except as set forth in Disclosure Schedule 2.13(p), all of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

  2.14 Agreements, Contracts and Commitments.

    (a) Except as set forth in Sections 2.13(g), 2.13(h) or 2.14(a) of the Disclosure Schedule, the Company is not a party to nor is it bound by:

      (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

      (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

      (iii) any fidelity or surety bond or completion bond;

      (iv) any lease of personal property with fixed annual rental payments in excess of $10,000;

      (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

      (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 either individually or $25,000 in the aggregate;

      (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

      (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

      (ix) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

      (x) any construction contracts;

      (xi) any dealer, distribution, joint marketing or development agreement;

      (xii) any sales representative, original equipment manufacturer, value added reseller, remarketer or other agreement for distribution of the Company's products or services; or

      (xiii) any other agreement, contract or commitment that involves $10,000 or more or is not cancelable without penalty within thirty (30) days.

    (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it is bound (collectively a "Contract"), nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

  2.15 Interested Party Transactions. No officer, director or Shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services, or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

  2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental

Entity (i) pursuant to which the Company currently operates or holds any interest in any of their properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

  2.17 Litigation. There is no action, suit or proceeding of any nature pending nor has the Company received notice (oral or written) of any actions, suits or proceedings threatened against the Company, its properties or any of its officers or directors, nor to the Knowledge of the Company, is there any reasonable basis therefor. There is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor to the Knowledge of the Company is there any reasonable basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

  2.18 Accounts Receivable.

    (a)The Company has made available to Parent a list of all accounts receivable of the Company ("Accounts Receivable") as of June 30, 1998, and will provide to Parent a list of all Accounts Receivable of the Company as of the Closing Date, along with a range of days elapsed since invoice.

    (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any lien, encumbrance or other similar right with respect to any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

  2.19 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the incorporation of the Company.

  2.20 Environmental Matters.

    (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

    (b) Hazardous Materials. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted.

    (d) Environmental Liabilities. To the Company's Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending nor has the Company received notice (oral or written) of any action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

  2.21 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in
Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.21 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

  2.22 Employee Matters and Benefit Plans.

    (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.22(a)(i) below (which definition shall apply only to this Section 2.22), for purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

      (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

      (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

      (iv) "DOL" shall mean the Department of Labor;

      (v) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

      (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

      (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

      (x) "IRS" shall mean the Internal Revenue Service;

      (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

      (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

      (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b) Schedule. Schedule 2.22(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

    (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee

Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

    (d) Employee Plan Compliance. (i) The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Sub, the Company or any Affiliate (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

    (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

    (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been required to contribute to any Multiemployer Plan.

    (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

    (h) COBRA. Neither the Company nor any Affiliate has, prior to the Effective Time, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

    (i) Effect of Transaction.

      (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

      (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

    (j) Employment Matters. The Company: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
(ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

    (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated against the Company relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to the Company, Parent, Sub or any Affiliate. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     (l) No Interference or Conflict. No shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

  2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. To the Company's Knowledge, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and any covered parties are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Company's Knowledge, there is no threatened termination of, or premium increase with respect to, any of such policies.

  2.24 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

  2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.13(h) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company.

  2.26 Pooling of Interests. To the Knowledge of the Company, based on consultation with its independent accountants, neither the Company nor any of its directors, officers, affiliates or shareholders has taken any action which would preclude the Parent's and Company's ability to account for the Merger as a pooling of interests.

  2.27 Proxy Statement and Shareholder Information Statement. The information supplied by the Company for inclusion in the Proxy Statement or the Shareholder Information Statement (each as defined below) will not on the date it (or any amendment or supplement thereto) is first sent to Shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or the Shareholder Information Statement, the Company will promptly inform the Parent and Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub that is contained in any of the foregoing documents.

  2.28 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been reasonably requested by Parent or its counsel.

  2.29 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time (when read together with the Proxy Statement and Shareholder Information Statement (as amended or supplemented) at the Effective Time), any untrue statement of a material fact, or omits or will omit at the Effective Time (when read together with the Proxy Statement and Shareholder Information Statement (as amended or supplemented) at the Effective Time), to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Parent and Sub jointly and severally represent and warrant to the Company that on the date hereof (except as expressly provided otherwise below and except as may be modified to appropriately reflect the Parent's planned reorganization into a Delaware corporation or a subsidiary of a Delaware corporation) and as of the Effective Time as though made at the Effective Time as follows:

  3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby.

  3.2 Charter and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Neither parent nor Sub is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

  3.3 Authority. Each of Parent and Sub has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further action is required on the part of Parent or Sub to authorize this Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been, and any Related Agreements to which Parent or Sub is a party have been or will have been prior to the Effective Time, duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

  3.4 Merger Shares. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable and will be issued in compliance with all applicable federal and state securities laws.

  3.5 No Conflict. The execution and delivery of this Agreement and any Related Agreement to which Parent or Sub is a party by Parent or Sub, as the case may be, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Articles of Incorporation, as amended, and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Sub or any of their respective properties or assets are subject and that has been filed as an exhibit to Parent's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except for a Conflict under subsection (ii) or (iii) above that would not have a Material Adverse Effect on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

  3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required, including a party to any agreement with Parent or Sub (so as not to trigger any Conflict) by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained or made or will be obtained or made prior to the Effective Time, (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on the Parent, Sub and Parent's other subsidiaries taken as a whole, or on the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement, and (iv) the filing of the Merger Agreement with the Secretary of State of the State of Oregon.

  3.7 Proxy Statement and Shareholder Information Statement. The information supplied by Parent for inclusion in the Proxy Statement and Shareholder Information Statement will not, on the date it (or any amendment or supplement thereto) is first mailed to Shareholders, at the time of the Company Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Sub which should be set forth in an amendment or a supplement to the Proxy Statement or Shareholder Information Statement, Parent or Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information supplied by the Company or the Shareholders that is contained in any of the foregoing documents.

  3.8 Other Matters. Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Sub has not conducted any business activities and does not have any material liabilities or obligations.

  3.9 SEC Filings; Financial Statements.

    (a) Parent has filed all forms, reports and documents required to be filed with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports
(i) at the time they were filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact require to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Sub make no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed. None of the Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) (the "Parent Financial Statements") contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be, individually or in the aggregate, materially adverse to Parent and its subsidiaries taken as a whole.

                                  ARTICLE IV.

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due consistent with the past practices of the Company, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and Key Employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it (although the Company is not required to continue any commercial agreements with any of its customers other than Parent), all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement as set forth in
Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed (provided, however, that with respect to the items (c), (d), (m), (n), (o), (q), (s) and (u), and with respect to item (g) to the extent the Company has issued options to purchase less than 200,000 shares of Company Capital Stock since the date of this Agreement, and with respect to (x) as it applies to any of the aforementioned items, if Parent does not respond within five (5) business days of a written request (in accordance with Section 9.1) from Company for consent to an action described in such item, such consent shall be deemed to have been given):

    (a) Except in the ordinary course of business and consistent with past practice, (i) sell or enter into any license agreement with respect to the Company Intellectual Property with any person or entity or (ii) buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

    (b) Transfer to any person or entity any rights to the Company Intellectual Property;

    (c) Enter into or amend: (i) any Contract with a customer, (ii) any single Contract (or series of related Contracts) with a potential obligation of $25,000 or more or (iii) multiple Contracts in any calendar month with aggregate potential obligation of $100,000 or more;

    (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

    (e) Commence any litigation or settle: (i) any litigation for $25,000 or more or (ii) any litigation relating to intellectual property rights;

    (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or options, warrants or other rights exercisable therefor (except for the Company's repurchase of Company Capital Stock from its employees at the purchase price paid by such employees for such stock);

    (g) Issue, grant, deliver or sell, contract to issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock (other than upon the exercise of currently outstanding stock options) or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

    (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws or other organizational documents;

    (i) Propose or discuss acquiring or acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof other than Parent, Sub or any other Parent subsidiary, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

    (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

    (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

    (l) Incur liabilities in excess of $390,000 (other than amounts borrowed under the Company Loan (defined below));

    (m) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

    (n) Grant any severance or termination pay: (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

    (o) Adopt any employee benefit plan, or enter into any employment contract (other than a contract expressly providing for at-will employment), or pay or agree to pay any special bonus or special remuneration to any director;

    (p) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (q) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

    (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (s) Enter into any strategic alliance or joint marketing arrangement or agreement;

    (t) Accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

    (u) (i) Terminate any Key Employee, (ii) encourage any employee to resign,
(iii) hire an employee with an annual salary and bonus in excess of $60,000 or
(iv) hire an officer;

    (v) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests whether or not otherwise permitted under this Section 4.1;

    (w) Take any other action inconsistent with past practice or outside the ordinary course of business; or

    (x) Agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (w) above;

    (y) Take, or agree in writing or otherwise to take, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  4.2 No Solicitation.

     (a) For purposes of this Section 4.2, the following terms shall have the following meanings:

      (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

      (ii) A party's "Associates" shall include such party's subsidiaries and other affiliates and the respective directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such party and its affiliates;

      (iii) "Company Acquisition Transaction" shall mean any transaction not contemplated by this Agreement involving:

        (A) any sale, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; or

        (B) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person, group or entity involving more than 50% of the outstanding shares of capital stock of the Company; or

        (C) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving the Company other than any transaction which results in the Shareholders of the Company before the transaction continuing to hold at least 50% of the outstanding voting securities of the Company after such transaction.

      (iv) For purposes of this Section 4.2, "Termination Date" shall mean the earlier of (i) December 31, 1998, (ii) the Closing Date, (iii) the date Parent terminates this Agreement, or (iv) the date Parent terminates the commercial agreement between Parent and Company for any reason other than the Shareholders of the Company voting against the Merger at the Company Shareholders Meeting (as defined below).

    (b) The Company agrees that prior to and through the Termination Date, it shall not, directly or indirectly, and shall not authorize or permit any Associate of the Company to (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal,
(ii) furnish any information regarding the Company or any subsidiary of the Company to any person, group or entity in connection with or in respect to any Acquisition Proposal, (iii) continue or engage in discussions with any person, group or entity with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, term sheet or similar document or any contract, commitment or other obligation of any kind contemplating or otherwise relating to any Company Acquisition Transaction (other than with Parent and Sub). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by an Associate of the Company shall be deemed to constitute a breach of this Section 4.2. In addition, the Company agrees that any negotiations with respect to any of the above activities (other than negotiations with Parent and Sub) in progress as of the date hereof will be suspended during the period from the date hereof through the Termination Date. In the event that the Company receives, directly or indirectly, any Acquisition Proposal, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such Acquisition Proposal and the specific terms of such Acquisition Proposal. The Company agrees that its obligations under this
Section 4.2 are necessary and reasonable in order to protect Parent and its business, and expressly agrees that monetary damages would be inadequate to compensate Parent for any breach of this Section 4.2. Accordingly, the Company agrees and acknowledges that any such violation of threatened violation will cause irreparable injury to Parent and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Parent shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving damages.


                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

  5.1 Proxy Statement and Shareholder Information Statement.

    (a) The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Shareholders pursuant to Section 1.7 shall constitute "restricted securities" within the meaning of Rule 144 under the Securities Act. The certificates for the shares of Parent Common

Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. It is acknowledged and understood that Parent is relying upon certain written representations made by the Shareholders in the Shareholder Certificate. In order to provide for the registration of the shares of Parent Common Stock to be issued in the Merger, the parties hereto shall enter into a separate registration rights agreement ("Registration Rights Agreement") in the form attached hereto as Exhibit D. As provided in the Registration Rights Agreement, Parent shall file a Registration Statement on Form S-3 (to provide for the registered resales of such shares).

    (b) Within 30 days prior to the Company Shareholders Meeting, the Company shall have completed, with the cooperation of Parent, a proxy statement (the "Proxy Statement"), and Parent shall have completed, with the cooperation of the Company, a shareholder information statement (the "Shareholder Information Statement"). Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Shareholder Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and Shareholder Information Statement. The Proxy Statement and the Shareholder Information Statement shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger. The Company will cause the Proxy Statement and the Shareholder Information Statement to be delivered to the Shareholders, at the earliest practicable time after such documents are completed and in no event later than 20 days prior to the date of the Company Shareholders Meeting (as defined below).

    (c) The Company and Parent will prepare and file any other filings required under any Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any correspondence or communications from any government officials concerning the Shareholder Information Statement, the Proxy Statement or any Other Filing and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any other government officials, on the other hand, with respect to the Shareholder Information Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Shareholder Information Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Shareholder Information Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing, and mailing to the Shareholders, such amendment or supplement.

    (d) The Company shall, pursuant to Oregon Law, and its Articles of Incorporation and Bylaws, properly notice, convene and hold a shareholder's meeting to vote on this Agreement and the transactions contemplated hereby on October 9, 1998 (the "Company Shareholders Meeting"), provided, however, that such date may be delayed up to sixty (60) days by Parent in the event Parent or the Company reasonably requires additional time to complete, amend or supplement the Proxy

Statement or Shareholder Information Statement or to close the transactions contemplated by the Agreement and Plan of Reorganization between the Parent, Starwave Corporation and Disney Enterprises, Inc., as publicly announced on or about June 18, 1998 (the "Disney Transaction"); provided, further, that the Company Shareholders Meeting may be held on such other date as Parent and Company mutually agree. The Company shall use its best efforts to obtain the vote of its Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing.

  5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours and upon reasonable notice during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and (c) all Key Employees of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. Parent shall, at the Company's request, provide the Company with all documents filed by Parent with the SEC on a nonconfidential basis prior to the Closing Date and will respond to other reasonable requests from the Company for other specific, relevant, nonconfidential information concerning Parent. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Standstill Agreement effective as of July 10, 1998 between the Company and Parent.

  5.4 Expenses.

    (a) Whether or not the Merger is consummated, except as set forth in
Section 5.4(b), all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

    (b) In the event that the Merger is consummated, Parent agrees to pay those Third Party Expenses incurred by the Company and paid by or payable to Lisa Gansky, the Company's legal counsel and the Company's accountants, and Parent shall have full recourse to the Escrow Fund (as defined herein) for payment of all Third Party Expenses incurred by the Company exceeding the Estimated Third Party Expenses (but only to the extent the actual Third Party Expenses exceed $310,000). The Company shall not, however, be obligated to refund or otherwise pay any amounts into the Escrow Fund or to the Shareholders in the event that the actual Third Party Expenses are less than the Estimated Third Party Expenses and/or less than $310,000.

    (c) In the event that the Merger is consummated, the Parent agrees to pay the Third Party Expenses incurred by the Company in connection with the audit of the Company's financial statements and preparation of the letter described in Section 6.3(p) (if requested).

  5.5 Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent regarding the subject matter of this Agreement prior to release. Any public announcement by Parent regarding the subject matter of this Agreement shall be delivered to the Company prior to release.

  5.6 Consents. The Company shall use its best efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

  5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

  5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of the Company or the Principal Shareholders contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or the Principal Shareholders, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company pursuant to this
Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

  5.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.11 Termination of Employment Agreements. The Company agrees to terminate all employment agreements immediately prior to the Closing Date (other than the employment agreements contemplated by this Agreement); provided, however, that all provisions of such agreements relating to confidentiality and invention assignment shall not be terminated and shall survive the termination of such agreements indefinitely and provided that the Company shall not be required to terminate any employment agreement with any at-will employee.

  5.12 Non-Disclosure Agreements. Company agrees to use its best efforts to cause all of its current employees and consultants to execute, to the extent they have not already done so, a Non-Disclosure Agreement (with Intellectual Property assignment provisions) in substantially the form currently used by the Company.

  5.13 Employee Compensation; Relocation. Each employee of the Company who remains an employee of Parent after the Effective Time shall be eligible, upon completion of Parent's standard employee background and reference check, to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) consistent with Parent's standard human resource policies. The expected total employee compensation package to be given to each employee of the Company after the Merger shall be substantially as described on Schedule A hereto. In the event that Parent relocates the Company's operations to the Bay Area within two (2) years after the Closing Date, Parent will pay the reasonable and properly documented relocation expenses of all current employees of the Company that relocate to the Bay Area with the Company and/or Surviving Corporation; provided, however, that the Parent's aggregate obligation to pay relocation expenses under this section shall not exceed $100,000.

  5.14 Affiliate Agreements. Schedule 5.14 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person a "Rule 145 Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Rule 145 Affiliates of the Company, an executed Affiliate Agreement ("Affiliate Agreement") in the form attached hereto as Exhibit E, each of which will be in full force and effect as of the Effective Time. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

  5.15 Tax-Free Reorganization. The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Parent Common Stock issued in the Merger will be issued solely in exchange for the Company Capital Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Company Capital Stock. No consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by Parent for the Company Capital Stock in the Merger. The parties shall not take a position on any tax return inconsistent with this
Section 5.15. From and after the Closing, neither Parent, Sub nor the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

  5.16 Pooling Accounting. Company shall, to the extent possible, cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Company shall, to the extent possible, cause its Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

  5.17 Loan. Upon the execution of this Agreement Parent shall loan $360,000 to the Company (the "Company Loan") in the form of a check payable to the Company. The Company Loan shall be evidenced by a secured promissory note substantially in the form of Exhibit H (the "Promissory Note").

  5.18 Directors' and Officers' Indemnification.

     (a) From and after the Effective Time, Parent shall: (i) assume, as of the Effective Time, all obligations of the Company under Article 7 of the Company's Articles of Incorporation, as currently in effect, and (ii) to pay all amounts that become due and payable under such provisions.

     (b) This Section 5.18 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Company and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

  5.19 S-8 Registration. Not later than thirty (30) days after the Closing Date, Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to Assumed Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Assumed Options may remain outstanding.

                                  ARTICLE VI.

                            CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administration, agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (b) Governmental Approval. Approvals from Governmental Entities (if any) deemed appropriate or necessary by any party to this Agreement shall have been timely obtained.

    (c) Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, Sub, the Company or the Principal Shareholders, their respective properties or any of their officers, directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

    (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods under the HSR Act relating to the transactions contemplated hereby (if any) will have expired or terminated early.

    (e) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, P.C. and Pillsbury Madison & Sutro LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if the other party's counsel renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

  6.2 Additional Conditions to Obligations of Company and the Principal Shareholders. The obligations of the Company and the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

    (b) Legal Opinion. Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to the Company, concerning Parent's issuance of the Parent Common Stock in the Merger.

    (c) Registration Rights Agreement. The Parent shall have executed and delivered the Registration Rights Agreement to the Shareholder Representative.

    (d) Employment and Noncompetition Agreements. The Parent shall have executed and delivered to each Key Employee his or her Employment Agreement and all of such Employment Agreements shall be in full force and effect.

    (e) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Sub for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Sub.

     (f) Employee Offers. Parent shall have made offers of employment as set forth in Section 5.13 and shall not have withdrawn such offers of employment.

     (g) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by a Vice President of Parent to the effect that, as of the Effective Time:

      (i) all representations and warranties made by Parent and Sub in this Agreement are true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time; and

      (ii) all covenants and obligations of this Agreement to be performed by Parent on or before such date have been so performed in all material respects.

  6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Principal Shareholders (as modified by the Disclosure Schedule) in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time (except to the extent such representations and warranties have been modified by actions of the Company not prohibited by Section 4.1) and the Company and the Principal Shareholders shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

     (b) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect on the Company.

     (c) Third Party Consents. Any and all consents, waivers, assignments and approvals listed in the Disclosure Schedule shall have been obtained.

     (d) Legal Opinion. Parent shall have received a legal opinion from counsel to the Company in form and substance reasonably satisfactory to Parent.

     (e) Registration Rights Agreement. Each Shareholder shall have executed and delivered the Registration Rights Agreement to Parent.

     (f) Employment and Noncompetition Agreements. Each of the Key Employees shall each have executed and delivered to Parent their respective Employment Agreement in the forms attached hereto as Exhibits G-1 and G-2 (the "Employment Agreements") and all of such Employment Agreements shall be in full force and effect. In addition, each of the Key Employees shall be an employee of the Company on the Closing Date.

     (g) Shareholder Certificate. Each Shareholder and holder of Company Options shall have executed and delivered to Parent a Shareholder Certificate.

     (h) No Material Adverse Changes. Except as set forth in the Disclosure Schedule, there shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Company since the date of this Agreement.

     (i) Shareholder Approval. Shareholders holding at least ninety percent (90%) of the Company's Capital Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby, and holders of not more than ten percent (10%) of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

     (j) Affiliate Agreements. Each of the persons listed in Section 5.14 of the Disclosure Schedule shall have executed an Affiliate Agreement.

     (k) Contracts. Except as set forth in paragraphs (1), (m), and (n) of this
Section 6.3 below and Schedule 6.3(k), each Contract listed in Sections 2.13(g) and 2.14(a) of the Disclosure Schedule shall be in full force and effect and the Company shall not have received notice of termination of any such Contract.

     (l) Termination of Registration Rights and Covenants, Warrants and Convertible Debt. All registration rights relating to the Company Capital Stock and all covenants of the Company contained in the Series A Preferred Stock Purchase Agreement(s) between the Company and certain investors and the Series B Stock Purchase Agreement(s) between the Company and certain investors shall have been terminated. All warrants and other rights to purchase Company Capital Stock (other than assumed Company Options) shall have been exercised or otherwise terminated and all debt of the Company convertible into Company Capital Stock shall have been converted. Parent shall have received evidence that as of the Effective Time each unexercised Company warrant shall have been exercised or terminated and all convertible securities (debt or equity) shall have been exercised or converted into Company Common Stock to the satisfaction of Parent.

     (m) Termination of Employment Agreements. All employment agreements between the Company and any other person shall have been terminated as contemplated in Section 5.11.

     (n) Closing Balance Sheet. Parent shall have received from the Company at least three business days prior to the Closing Date the Estimated Balance Sheet.

     (o) Estimated Third Party Expenses. Parent shall have received from the Company at least three business days prior to the Closing Date a detailed schedule of the Estimated Third Party Expenses paid or payable by the Company certified as to correctness by the Company and the Principal Shareholders and in a form reasonably satisfactory to Parent.

     (p) Opinion of Accountants. If Parent determines that it is appropriate to characterize the Merger as a pooling of interests, Parent and the Company shall have received a letter from Ernst & Young LLP, dated within two (2) business days prior to the Closing Date, regarding its concurrence with Parent's and the Company's managements' conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

     (q) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that, as of the Effective Time:

      (i) all representations and warranties made by the Company and the Principal Shareholders in this Agreement are true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time;

      (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects; and

      (iii) the provisions set forth in Sections 6.3(b), (c), (h), (i), (k),
(l) and (m) have been satisfied.

                                  ARTICLE VII.

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

  7.1 Survival of Representations and Warranties. All of the Company's and Shareholder's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the earlier of: (a) the date which is the date of the auditor's report for the first audit of Parent's financial statements after the Closing Date or (b) the date which is one year following the Closing Date (the "Expiration Date"). All of Parent's and Sub's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive for one (1) year following the Closing.

  7.2 Indemnification; Escrow Arrangements.

     (a) Indemnification. Each Shareholder jointly and severally agrees to indemnify and hold Parent, Sub and their officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by the Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company a certificate of any officer of the Company delivered pursuant to this Agreement, or a Shareholder Certificate, (ii) any failure by the Company or a Shareholder to perform or comply with any covenant contained in this Agreement, (iii) any dispute between the Company and the individual named in Section 2.9(n) of the Disclosure Schedule, (iv) the Net Liabilities exceeding the greater of the Estimated Net Liabilities or $405,739, or (v) the Third Party Expenses incurred by the Company exceeding the greater of the Estimated Third Party Expenses or $310,000; provided, however, that, except as set forth in Sections 7.2(b) and 7.5, the aggregate amount for which the Shareholders are required to indemnify the Indemnified Parties shall not exceed the amount deposited in the Escrow Fund (as defined below). The Escrow Fund shall be available to compensate the Indemnified Parties for any such Losses. The Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed by Parent after the Effective Time. Nothing herein shall limit the liability of the Company or either of the Principal Shareholders for any breach of any representation, warranty or covenant if the Merger is not consummated.

    (b) Principal Shareholder's Indemnification Cap. In addition to the amounts contained in the Escrow Fund, but only to the extent certain Losses (as specified below) have not been satisfied by the Escrow Fund, each of the Principal Shareholders shall severally but not jointly indemnify the Indemnified Parties during the Escrow Period for Losses incurred directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company relating to Capital Structure (Section 2.3), Tax Matters (Section 2.10) and Intellectual Property (Section 2.13) or such Principal Shareholder's Affiliate Agreement, (ii) any dispute between the Company and the individual named in Section 2.9(n) of the Disclosure Schedule, up to an amount equal to ten percent (10%) of their respective portions of the Merger Consideration (the "Principal Shareholders' Indemnification Cap"). At the election of each individual Principal Shareholder, such indemnity may be paid in cash or Parent Common Stock, which shall be valued at the Trading Price.

    (c) Escrow Fund. As partial security for the indemnity provided for in
Section 7.2(a) and by virtue of this Agreement, the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of any Shareholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholder, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Shareholder Representative (as defined in Section 7.4) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.7.

    (d) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Sunnyvale, California local time on the Expiration Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in reasonable judgement of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined below) delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Shareholders pursuant to this Section 7.2 shall be made in proportion to their respective original contributions to the Escrow Fund.

    (e) Protection of Escrow Fund.

       (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

      (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

      (iii) Each Shareholder shall have voting rights and the right to distributions of cash dividends with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders.

    (f) Claims Upon Escrow Fund.

      (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or, with respect to third-party claims of which Parent, the Company or the Surviving Corporation has received notice, reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund with a value equal to such Losses; provided, however, that in the event of a third party claim that is the subject of the demand on the Escrow Fund, no shares shall be delivered out of the Escrow Fund until the claim is settled or adjudicated.

      (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.2(f)(i) hereof, the shares of Parent Common Stock shall be valued at the Trading Price.

    (g) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof; provided, however, that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     (h) Resolution of Conflicts; Arbitration.

      (i) In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

      (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending Litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, Parent and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

      (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

     (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholder Representative of such claim, and the Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent may not settle any such claim without the consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed. In the event that the Shareholder Representative has consented to any such settlement, the Shareholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

  7.3 Escrow Agent.

     (a) Escrow Agent's Duties.

      (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

      (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law or of the arbitrator(s) appointed pursuant to Schedule 7.3(a)(ii), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or of the arbitrator(s) appointed pursuant to Schedule 7.3(a)(ii). In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or of the arbitration panel appointed by Schedule 7.3(a)(ii), the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

      (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

      (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

      (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

      (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

      (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any Litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

      (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     (b) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any Litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or Litigation.

     (c) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     (d) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

  7.4 Shareholder Representative.

     (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Shareholder, Stanton R. Koch shall be appointed as agent and attorney-in-fact (the "Shareholder Representative") for each Shareholder, for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

     (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting without gross negligence, bad faith and willful misconduct. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

     (c) A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

  7.5 Maximum Payments; Remedy; Violation of Third Party Patent Rights. Except as otherwise provided in this Section 7.5, from and after the Effective Time this Article VII shall provide the sole and exclusive remedy for any and all damages or other liability sustained or incurred by the Indemnified Parties or their successors and assigns as the result of any breach of any representation, warranty or covenant contained in this Agreement or any claim of negligent misrepresentation against the Company or the Principal Shareholders in connection with this Agreement or the Merger. Notwithstanding anything to the contrary herein, the existence of this Article VII and of the rights and restrictions set forth herein do not limit any (i) equitable remedies or (ii) any type of statutory or common law remedy (i.e., not based on any indemnity right provided in this Article VII) with respect to any knowing (meaning actual knowledge) or intentional breaches of the representations and warranties or covenants of the Company or the Principal Shareholders contained in this Agreement or a certificate of any officer of the Company delivered pursuant to this Agreement, or of any Shareholder contained in a Shareholder Certificate or in the event of fraud, provided such remedy may only be pursued against the person who committed or authorized such knowing (meaning actual knowledge) or intentional breaches of such representations, warranties or covenants. No Shareholder shall have any right to contribution from the Company for any claim made by Parent after the Effective Time. Notwithstanding anything to the contrary in this Article VII, in the event that an Indemnified Party incurs Losses as a result of a claim that the Company Intellectual Property violated a third party's patent rights, only 75% of such Losses shall be subject to recovery pursuant to the escrow and indemnification provisions of Section 7.2

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

  8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) by mutual written consent of the Company and Parent;

     (b) by Parent or the Company if the Effective Time has not occurred by December 31, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c) by Parent or the Company if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

     (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

     (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

     (f) by the Company if a majority of the Shareholders of the Company vote against the Merger at the Company Shareholders Meeting;

     (g) by Parent or Sub if a majority of the Shareholders of the Company vote against the Merger at the Company Shareholders Meeting; or

     (h) by Parent or Sub if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

  8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company or any Principal Shareholder, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that the provisions of Sections 4.2, 5.3, 5.4, 5.5, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

  8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

  9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

    (a) if to Parent or Sub, to:

          Infoseek Corporation
          1399 Moffett Park Drive
          Sunnyvale, California 94089
          Attention: Andrew Newton, Esq., Leslie Wright and Eric Bochner
               (with separate copies in separate envelopes to each) Telephone No.: (408) 543-6000
          Facsimile No: (408) 734-9350

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304
          Attention: Aaron J. Alter, Esq
          Telephone No.: (650) 493-9300
          Facsimile No.: (650) 496-7556

    (b) if to the Company, to

          Quando, Inc.
          520 NW Davis Street
          Portland, Oregon 97209-1987
          Attention: David Billstrom
          Telephone No.: (503) [225-1988]
          Facsimile No.: (503) [225-1987]

          with a copy to:

          Pillsbury Madison & Sutro LLP
          2550 Hanover Street
          Palo Alto, California 94304
          Attention: Jorge del Calvo
          Telephone No.: (650) 233-4500
          Facsimile No.: (650) 233-4545

    (c) if to the Principal Shareholders, to:

          David Billstrom
          3205 NE 21st Avenue
          Portland, OR 97212
          Telephone No.:503/970-8816
          Facsimile No.:503/225-1987

          William Neuhauser
          3105 SE Clinton
          Portland, OR 97202
          Telephone No.: 503/235-1143
          Facsimile No.: 503/225-1987

    (d) if to the Shareholder Representative, to:

          Stanton R. Koch
          3411 East Mercer Street
          Seattle, WA 98112
          Telephone No.: 206/323-7358
          Facsimile No.: 206/323-1418

    (e) if to the Escrow Agent, to:

          U.S. Bank Trust N.A.
          One California Street, 4th Floor
          San Francisco, CA 94111
          Attn:
          Telephone No.: 415/273-4532
          Facsimile No.: 415/273-4593

  9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) except as specifically provided herein, are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates (including any successor to Parent resulting from its planned reorganization into a Delaware corporation or a subsidiary of a Delaware corporation).

  9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

  9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

           [The remainder of this page is intentionally left blank.]

  IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders, the Shareholder Representatives and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

INFOSEEK CORPORATION

                                          QUANDO, INC.


By___________________________________

                                          By___________________________________
Name:


                                          Name:
Title:

                                          Title:

STEELHEAD ACQUISITION CORP.


                                          PRINCIPAL SHAREHOLDERS


By___________________________________

                                          _____________________________________
Name:                                     David Billstrom


Title:

                                          _____________________________________
                                          William Neuhauser

SHAREHOLDER REPRESENTATIVE
(AS TO THE PROVISIONS OF ARTICLE VII      ESCROW AGENT (AS TO THE PROVISIONS
 ONLY)                                    OF ARTICLE VII ONLY)

                                          (AS TO THE PROVISIONS OF ARTICLE VII
_____________________________________     ONLY)


Name:
                                          By___________________________________

                                          Name:

                                          Title:

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                               AMENDMENT NO. 1 TO

                      AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDMENT NO. 1 (the "Amendment" to the Agreement and Plan of Reorganization dated as of July 24, 1998 (the "Reorganization Agreement") by and among Infoseek Corporation, a Delaware corporation ("Parent"), Steelhead Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Parent ("Sub"), Quando, Inc., an Oregon corporation (the "Company"), David Billstrom and William Neuhauser (individually, a "Principal Shareholder" and collectively, the "Principal Shareholders"), and, with respect to Article VII only, U.S. Bank Trust, N.A. as Escrow Agent (the "Escrow Agent"), and Stanton
R. Koch (the "Shareholder Representative") is effective as of December 7, 1998 by and among Parent, Sub, the Company, the Principal Shareholders, the Escrow Agent and the Shareholder Representative.

                                    RECITALS

  A. Infoseek Corporation, a California corporation ("Infoseek California"), Sub, the Company, the Principal Shareholders, the Escrow Agent and the Shareholder Representative entered into the Reorganization Agreement providing for the merger of Sub with and into the Company.

  B. Infoseek California assigned all of its rights and delegated all of its responsibilities to Parent prior to the date hereof pursuant to that certain Assignment and Assumption Agreement dated December 4, 1998 (the "Assignment Agreement").

  C. Parent, Sub, the Company and the Principal Shareholders desire to make certain amendments to the Reorganization Agreement as set forth in this Amendment.

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

  A. The Reorganization Agreement shall be amended as follows:

    1. The parties acknowledge that the Reorganization Agreement has been assigned to and assumed by Parent pursuant to the Assignment Agreement. All references to Parent in the Reorganization Agreement shall refer to Infoseek California prior to the date of the Assignment Agreement and to Parent on and after the date of the Assignment Agreement.

    2. The fourth Recital of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "WHEREAS, the parties intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    3. The definition of "Adjusted Dollar Amount" under Section 1.6 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Adjusted Dollar Amount" shall mean an amount equal to $17,310,000 minus:
(i) the amount by which the Estimated Net Liabilities (excluding Estimated Third Party Expenses reflected on the Estimated Balance Sheet) exceeds $405,739 and (ii) the amount by which the Estimated Third Party Expenses (excluding those Estimated Third Party Expenses described in Section 5.4(d)) exceed $50,000."

    4. The definition of "Meeting Price" under Section 1.6 of the
Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Meeting Price" shall mean the average closing sale price of the Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending on the third business day prior to the date of the filing of the Registration Statement on Form S-4; provided, however, that if the Registration Statement on Form S-4 receives full or partial review by the SEC, the Meeting Price shall mean the average closing sale price of the Parent Common Stock as reported on the Nasdaq National Market for the ten (10) consecutive trading days ending on the third business day prior to the date of effectiveness of the Registration Statement on Form S-4."

    5. Section 1.6 of the Reorganization Agreement is hereby amended to include the following new definition:

      "Registration Statement on Form S-4" shall mean the Registration Statement on Form S-4 to be filed by Parent with the SEC pursuant to Section 5.1(a) hereto.

    6. The definition of "SEC" under Section 1.6 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "SEC"  shall mean the United States Securities and Exchange Commission."

    7. Section 1.12 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and shall be accounted for under the purchase method of accounting under GAAP. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger."

    8. Section 2.26 of the Reorganization Agreement is hereby deleted and replaced with the words "Intentionally Omitted."

    9. The first sentence of Section 2.27 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      The information supplied by the Company for inclusion in the Registration Statement on Form S-4 and the Proxy Statement (as defined in Section 5.1 below) or Shareholder Information Statement (as defined in Section 5.1), as the case may be, will not on the date it (or any amendment or supplement thereto) is declared effective by the SEC, the date it is first sent to Company's shareholders, at the time of the Company Shareholders Meeting, if any, and at the Effective Time, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading."

    10. The first sentence of Section 3.1 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware."

    11. The first sentence of Section 3.2 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date."

    12. The first sentence of Section 3.7 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "The information supplied by Parent for inclusion in the Registration Statement on Form S-4 and the Proxy Statement or Shareholder Information Statement, as the case may be, will not, on the date it (or any amendment or supplement thereto) is declared effective by the SEC, the date it is first mailed to Company's shareholders, at the time of the Company Shareholders Meeting, if any, and at the Effective Time, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading."

    13. Section 4.1(g) of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Except for the issuance of no more than 160,000 shares of the Company Common Stock in full payment of certain fees owing to Lisa Gansky, issue, grant, deliver or sell, contract to issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock (other than upon the exercise of currently outstanding stock options) or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;"

    14. Section 4.1(q) of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Except for the issuance of no more than 160,000 shares of the Company Common Stock in full payment of certain fees owing to Lisa Gansky, pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;"

    15. Section 4.1(v) of the Reorganization Agreement is hereby deleted and replaced with the words "Intentionally Omitted."

    16. Section 5.1 is hereby amended and restated in full to read as follows:

      "Registration Statement; Preparation of Shareholder Solicitation Materials; Shareholder Consent or Meeting.

      (a) As soon as practicable after the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC preliminary shareholder solicitation materials, which shall be in the form of a shareholder information statement (the "Shareholder Information Statement") or a proxy statement (the "Proxy Statement"), as determined jointly by Parent and the Company, for the solicitation of approval of the shareholders of the Company of this Agreement, the Merger and the transactions contemplated hereby. Parent shall also prepare and cause to be filed with the SEC the Registration Statement on Form S-4, in which the Shareholder Information Statement or Proxy Statement, as the case may be, will be included as a prospectus, with respect to those shares of
Parent Common Stock issuable in the Merger. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Shareholder Information Statement or Proxy Statement, as the case may be, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Shareholder Information Statement or Proxy Statement, as the case may be. The Shareholder Information Statement or Proxy Statement, as the case may be, shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Registration Statement on Form S-4 and the Shareholder Information Statement or Proxy Statement, as the case may be, to comply with applicable law and the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, to have the Registration Statement on Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and to cause the Shareholder Information Statement or Proxy Statement, as the case may be, to be mailed to the Company's shareholders as promptly as practicable after the Registration Statement on Form S-4 is declared effective under the Securities Act. If any event relating to Parent or the Company occurs, or if Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement on Form S-4 or the Shareholder Information Statement or Proxy Statement, as the case may be, then Parent or the Company, as applicable, shall inform the other thereof and shall cooperate with each other in filing such amendment or supplement with the SEC, and, if appropriate, in mailing such amendment or supplement to the Company's shareholders.

      (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger: (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of the Company Capital Stock who is receiving shares of registered Parent Common Stock has an address of record or be exempt from such registration; and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market; provided, however, that the Parent shall not, pursuant to the foregoing, be required (I) to qualify to do business as a foreign corporation in any jurisdiction in which it is not currently qualified or (II) to file a general consent to service of process in any jurisdiction with respect to matters unrelated to the issuance of Parent Common Stock pursuant hereto.

      (c) The Company shall, pursuant to Oregon Law, and its Articles of Incorporation and Bylaws, properly notice, convene and hold a shareholders' meeting to vote on this Agreement and the transactions contemplated hereby on or about December 21, 1998 (the "Company Shareholders Meeting"), provided, however, that such date may be delayed up to forty-eight (48) days by Parent in the event Parent or the Company reasonably required additional time to obtain the effectiveness of, amend or supplement the Registration Statement on Form S-4, or to close the transactions contemplated by this Agreement; provided, further, that the Company Shareholders Meeting may be held on such other date as Parent and the Company may mutually agree; and, provided, further, that in the event that the Company receives the written consent of the holders of 100% of the outstanding shares of Company Capital Stock on or before two business days prior to the proposed date of the Company Shareholder Meeting (as such date may be delayed pursuant to this Section 5.1(c)), the Company Shareholders Meeting need not be held."

    17. Section 5.4(a) of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Whether or not the Merger is consummated, except as set forth in Sections 5.4(b), (c) and (d), all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and fees paid to Lisa Gansky in excess of $310,000 and all other fees expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses."

    18. Section 5.4(b) of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "In the event that the Merger is consummated, Parent agrees to pay those Third Party Expenses incurred by the Company and paid by or payable to Lisa Gansky, the Company's legal counsel and the Company's accountants, and Parent shall have full recourse to the Escrow Fund (as defined herein) for payment of all Third Party Expenses (except for those Third Party Expenses described in
Section 5.4(d)) incurred by the Company exceeding the greater of (i) the Estimated Third Party Expenses (other than those Third Party Expenses described in Section 5.4(d)) and (ii) $50,000. The Company shall not, however, be obligated to refund or otherwise pay any amounts into the Escrow Fund or to the Company's shareholders in the event that the actual Third Party Expenses (not including those Third Party Expenses described in Section 5.4(d)) are less than the greater of (i) the Estimated Third Party Expenses (except for those Third Party Expenses described in Section 5.4(d)) and (ii) $50,000."

    19. Section 5.4 of the Reorganization Agreement is hereby amended to include subsection (d), as follows:

      "(d) In the event that the Merger is consummated, the Parent agrees to pay up to $100,000 of the legal and accounting fees actually incurred (as supported by proper documentation) by the Company in negotiating and executing the Amendment to the Reorganization Agreement, and in the preparation and filing of the Registration Statement on Form S-4.

    20. The third sentence of Section 5.13 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "In the event that Parent relocates the Company's operations to the Seattle, Washington Area within two (2) years after the Closing Date, Parent will pay the reasonable and properly documented relocation expenses of all current employees of the Company that relocate to the Seattle, Washington Area with the Company and/or Surviving Corporation; provided, however, that the Parent's aggregate obligation to pay relocation expenses under this section shall not exceed $100,000."

    21. Section 5.16 of the Reorganization Agreement is hereby amended and restated in full to read as follows:

      "Purchase Accounting. The combination to be effected by the Merger shall be accounted for under the purchase method of accounting."

    22. Section 6.2 of the Reorganization Agreement shall be amended to remove subsection (c), and to replace such subsection with the words "Intentionally Omitted."

    23. Section 6.3 of the Reorganization Agreement shall be amended to remove subsections (e), (g) and (p), and to replace such subsections with the words "Intentionally Omitted."

    24. The first sentence of Section 7.1 of the Reorganization Agreement shall be amended and restated in full to read as follows:

      "All of the Company's and Principal Shareholders' representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until June 30, 1999 (the "Expiration Date")."

    25. The first sentence of Section 7.2(a) of the Reorganization Agreement shall be amended and restated in full to read as follows:

      "Each Shareholder jointly and severally agrees to indemnify and hold Parent, Sub and their officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by the Indemnified Parties directly or indirectly as a result of: (i) any inaccuracy or breach of a representation or warranty of the Company a certificate of any officer of the Company delivered pursuant to this Agreement, or a Shareholder Certificate, (ii) any failure by the Company or a Shareholder to perform or comply with any covenant contained in this Agreement,
(iii) any dispute between the Company and the individual named in Section 2.9(n) of the Disclosure Schedule, (iv) the Net Liabilities exceeding the greater of the Estimated Net Liabilities or $405,739, or (v) the Third Party Expenses (excluding those Third Party Expenses described in Section 5.4(d)) incurred by the Company exceeding the greater of the Estimated Third Party Expenses (excluding those Estimated Third Party Expenses described in Section 5.4(d)) or $50,000; provided, however, that, except as set forth in Sections 7.2(b) and 7.5, the aggregate amount for which the Shareholders are required to indemnify the Indemnified Parties shall not exceed the amount deposited in the Escrow Fund (as defined below)."

    26. Section 8.1(b) is hereby amended to delete "December 31, 1998" and replace it with "February 28, 1999."

    27. Footnote "*" on Exhibit A--Compensation Table is hereby amended and restated as follows.

      "Annual Rate schedule reflects Bay Area based employee annual rate; such rates may be adjusted to reflect Parent's standard ratio between the Bay Area and the Seattle Area, but not by more than 15%."

    28. Exhibit C--Form of Shareholder Certificate shall be deleted in full. In addition, all references to the Shareholder Certificates and to the execution and delivery of the Shareholder Certificates are hereby deleted in their entirety.

    29. Exhibit D--Form of Registration Rights Agreement of the Reorganization Agreement shall be deleted in full.

  B. This Amendment shall be governed by California law and may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

  C. Except as expressly amended by this Amendment, all provisions of the Reorganization Agreement shall remain in full force and effect.

  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date referred to above.

INFOSEEK CORPORATION                           QUANDO, INC.
a Delaware corporation                         an Oregon corporation
By: _______________________________________    By: _________________________________________
    Harry Motro, Chief Executive Officer         David Billstrom, Chief Executive Officer
                and President                                  and President

STEELHEAD ACQUISITION CORP.                    PRINCIPAL SHAREHOLDERS
an Oregon corporation

By: _______________________________________    _____________________________________________
      Andrew E. Newton, Vice President                        David Billstrom

                                               _____________________________________________
                                                             William Neuhauser

SHAREHOLDER REPRESENTATIVE                     ESCROW AGENT

(as to the provisions of Article VII only)     (as to the provisions of Article VII only)

___________________________________________    By: _________________________________________
               Stanton R. Koch

                                               Name: _______________________________________

                                               Title: ______________________________________


  [Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization]

                                                                        ANNEX B

                              DISSENTERS' RIGHTS
                        OREGON BUSINESS CORPORATION LAW
                                  CHAPTER 60

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

  60.551 DEFINITIONS FOR 60.551 TO 60.594.C As used in ORS 60.551 to 60.594:

  (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or a nominee as the record shareholder.

  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

  (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loan or, if none, at a rate that is fair and equitable under all the circumstances.

  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  (7) "Shareholder" means the record shareholder or the beneficial shareholder.

  60.554 RIGHT TO DISSENT.-- (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

    (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

      (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141; or

    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide.

  60.557 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

                        PROCEDURE FOR EXERCISE OF RIGHTS

  60.561 NOTICE OF DISSENTERS' RIGHTS.-- (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

  (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.

  60.564 NOTICE OF INTENT TO DEMAND PAYMENT.--(1) lf proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

  60.567 DISSENTERS' NOTICE.--(1) If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

  (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

    (a) State where the payment demand shall be sent and where and when certificates for certificated shares be deposited;

    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

    (e) Be accompanied by a copy of ORS 60.551 to 60.594.

  60.571 DUTY TO DEMAND PAYMENT.--(1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

  60.574 SHARE RESTRICTIONS.--(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

  (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  60.577 PAYMENT.--(1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

  (2) The payment must be accompanied by:

    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

    (b) A statement of the corporation's estimate of the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under ORS 60.587; and

    (e) A copy of ORS 60.551 to 60.594.

  60.581 FAILURE TO TAKE ACTION.--(1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.

  60.584 AFTER-ACQUIRED SHARES.--(1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent the corporation elects to withhold payment under subsection
(1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.

  60.587 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--(l) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS 60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

    (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

    (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertified shares within 60 days after the date set for demanding payment.

  (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

                          JUDICIAL APPRAISAL OF SHARES

  60.591 COURT ACTION.--(1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall commence the proceeding in the circuit court of the country where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the country in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding is entitled to judgment for:

    (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

    (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

  60.594 COURT COSTS AND COUNSEL FEES.--(1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

  (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law authorizes corporations to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach or alleged breach of the directors' "duty of care." While the relevant statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on directors' duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends and approval of any transaction from which a director derives an improper personal benefit.

The Registrant has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach or alleged breach of their duty of care. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by the General Corporation Law of the State of Delaware, the Registrant's state of incorporation, including those circumstances in which indemnification would otherwise be discretionary under Delaware Law. Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The Registrant has entered into agreements with each of its directors and executive officers to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits
   2.1* Agreement and Plan of Reorganization, dated July 24, 1998, by and among Infoseek Corporation, a California corporation, Steelhead Acquisition Corp., an Oregon corporation, Quando,
                Inc., an Oregon corporation, David Billstrom and William
                Neuhauser, and with respect to Article VII only, Stanton R.
                Koch and U.S. Bank Trust, N.A. (the "Reorganization
                Agreement").
   2.2*         Amendment No. 1 to Reorganization Agreement, dated December 7,
                1998.
   2.3*         Form of Plan of Merger by and among the Registrant, Steelhead
                Acquisition Corp., an Oregon corporation, and Quando, Inc., an
                Oregon corporation.
   2.4*         Form of Employment and Non-Competition Agreement with David
                Billstrom and William Neuhauser.
   3.1(1)       Amended and Restated Certificate of Incorporation of the
                Registrant.

    3.2(1)  Bylaws of the Registrant.
    4.1(1)  Specimen Stock Certificate of the Registrant.
    4.2(2)  Third Amended and Restated Investors' Rights Agreement dated April
            19, 1996 among the Registrant and the investors and founders named therein.
    5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, with respect to the securities being issued.
    8.1*    Tax Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
    8.2*    Tax Opinion of Pillsbury Madison & Sutro LLP.
   10.1(2)  Infoseek Corporation Stock Option Plan, as amended on March 20,
            1996, subject to qualification by the State of California.
   10.2(2)  Form of Offer Letter among the Registrant and its officers.
   10.3(1)  Form of Indemnification Agreement entered into between the
            Registrant and its directors and officers.
   10.4(2)  Founders Agreement dated February 1, 1994 among the Registrant and the founders named therein, as amended June 30, 1994.
   10.5(2)  Employee Stock Purchase Agreement dated March 9, 1996 between the
            Registrant and John Nauman.
   10.6*    Assignment and Assumption of Lease, dated May 12, 1998, by and between Infoseek California and 280, Inc., a California
            corporation.
   10.7(2)  Standard Form of Office Lease dated April 1996 between the
            Registrant and Richfield Investment Company.
   10.8(2)  Software Development and Licensing Master Agreement dated July 8,
            1994, as amended on February 13, 1995 and April 24, 1995, between the Registrant and Applied Computing Systems Institute of
            Massachusetts, Inc.
   10.9(2)  Internet Services and Products Master Agreement dated May 22, 1995 between the Registrant and BBN Planet Corporation.
   10.10(2) Net Search Program--Premier Provider Agreement between the
            Registrant and Netscape Communications Corporation dated March 22,
            1996, as amended on that date.
   10.11(3) Premier Provider Service Agreement between the Registrant and
            Netscape Communications Corporation dated March 17, 1997.
   10.12(2) Software License and Distribution Agreement between the Registrant and Personal Library Software, Inc. dated June 17, 1994.
   10.13(2) XSoft/Infoseek Software Distribution and License Agreement--
            Lexicons, dated March 31, 1996 between the Registrant and XSoft, a division of XEROX Corporation.
   10.14(2) Customer Support Program Agreement for Infoseek among the
            Registrant and SunService Corporation dated January 1, 1996.
   10.15(2) Purchase Orders dated March 21, 1996, February 1, 1996, December 1,
            1995, October 25, 1995, October 6, 1995 between the Registrant and
            Sun Microsystems, Inc.
   10.16(2) Form Consulting Services Agreement among the Registrant and its consultants.
   10.17(2) Joint Marketing Agreement dated effective April 15, 1996 between the Registrant and Sun Microsystems Inc.
   10.18(2) Online Service Agreement dated February 28, 1995 between the
            Registrant and Reuters NewMedia, Inc., as amended January 4, 1996 and April 19, 1996.
   10.19(3) Amendment No. 3 to Online Service Agreement between the Registrant and Reuters NewMedia, Inc., dated October 30, 1996.
   10.20(3) Fourth Amendment to the On-Line Directory Agreement between the
            Registrant and Reuters NewMedia, Inc., dated August 30, 1996.
   10.21(4) Office lease dated March 4, 1997 between the Registrant and Limar
            Realty Corp. #8.
   10.22(3) Amendment No. 1 to XSoft/Infoseek Software Distribution and License
            Agreement, between the Registrant and XSoft, a division of XEROX
            Corporation, dated December 16, 1996.
   10.23(3) Amendment No. 2 to XSoft/Infoseek Software Distribution and License
            Agreement, between the Registrant and XSoft, a division of XEROX
            Corporation, dated December 16, 1996.

   10.24(2) Memorandum of Understanding between the Registrant and IDG
            Communications Inc. dated April 22, 1996.
   10.25(5) Loan and Security Agreement between the Registrant and Silicon
            Valley Bank dated March 31, 1997.
   10.26(2) Amendment No. 3 to Software Development and Licensing Master
            Agreement between the Registrant and Applied Computing Systems
            Institute of Massachusetts, Inc. dated March 18, 1996.
   10.27(6) Amendment No. 1 and 2 to Office Lease dated March 4, 1997 between the Registrant and Limar Realty Corp.
   10.28(1) Agreement and Plan of Reorganization, dated as of June 18, 1998, by and among Infoseek Corporation, a California corporation ("Infoseek
            California"), the Registrant, Starwave Corporation, a Washington
            corporation ("Starwave"), and Disney Enterprises, Inc., a Delaware
            corporation ("DEI").
   10.29(1) Common Stock and Warrant Purchase Agreement by and between the
            Registrant and The Walt Disney Company, a Delaware corporation.
   10.30(1) Registrant Common Stock Warrant.
   10.31(1) Form of The Walt Disney Company Promissory Note.
   10.32(1) Form of Registrant's Directors' and Officers' Indemnification
            Agreement.
   10.33(1) Form of Registration Rights Agreement by and among the Registrant,
            DEI and The Walt Disney Company.
   10.34(1) Form of Tax Sharing Agreement by and among the Registrant and The
            Walt Disney Company.
   10.35(1) Governance Agreement by and among the Registrant, The Walt Disney
            Company and DEI.
   10.36(1) License Agreement by and between DEI and Infoseek California.
   10.37(1) Licensing and Services Option Agreement by and between DEI and
            Infoseek California.
   10.38(1) Product Management Agreement by and between DEI and Infoseek
            California.
   10.39(1) Promotional Service Agreement by and between American Broadcasting
            Companies, Inc. and Infoseek California.
   10.40(1) Representation Agreement by and among ESPN/Starwave Partners, a New
            York General Partnership ("ESPN Partners"), Starwave and the
            Registrant.
   10.41(1) Representation Agreement by and among ABC/Starwave Partners, a New
            York General Partnership ("ABC News Partners"), Starwave and the
            Registrant.
   10.42(1) Preferred Shares Rights Agreement by and between the Registrant and
            BankBoston N.A. Rights Agent (including Form of Certificate of
            Designations of Rights, Preferences and Privileges of Series A
            Preferred Stock and Form of Rights Certificate).
   10.43(1) Amended and Restated ESPN/Starwave Partnership Agreement by and
            between ESPN Online Investments, Inc. and Starwave Ventures, a
            Washington corporation ("Starwave Partner").
   10.44(1) Amended and Restated ESPN/Starwave Management and Services
            Agreement by and between ESPN Enterprises Inc., a Delaware corporation, Starwave and ESPN Starwave Partners.
   10.45(1) Amended and Restated ABC News/Starwave Partnership Agreement by and
            between DOL Online Investments, Inc., a California corporation, and
            Starwave Partner.
   10.46(1) Amended and Restated ABC News/Starwave Management and Services
            Agreement by and between ABC, Inc., a Delaware corporation,
            Starwave and ABC News Partners.
   10.47(1) Employment Agreement by and between Starwave and Patrick J.
            Naughton.
   10.48(1) First Offer Letter Agreement between Disney and Steven T. Kirsch.
   10.49(7) Starwave Corporation Revised 1992 Combined Incentive and
            Nonqualified Stock Option Plan, Amended and Restated as of March 7,
            1995.
   10.50(7) Starwave Corporation 1997 Nonqualified Stock Option Plan.
   10.51(8) Amended and Restated Infoseek Corporation 1996 Stock Option/Stock
            Issuance Plan.
   10.52(8) Amended and Restated Infoseek Corporation Employee Stock Purchase
            Plan.
   10.53(8) Infoseek Corporation 1998 Employee and Acquisition Nonqualified
            Stock Option Plan.
   10.54(9) Amended and Restated WebChat Communications, Inc. 1997 Stock Option
            Plan.
   10.55*   Quando, Inc. Secured Promissory Note, dated July 24, 1998.

   10.56*  Agreement of Lease, dated February 20, 1998, by and between Sixth &
           Virginia Properties, a Washington General Partnership, and Starwave
           Corporation, a Washington corporation.
   10.57*  Lease Agreement, dated March 4, 1992, between Vulcan Northwest,
           Inc., a Washington corporation (later assigned to Starwave
           Corporation, a Washington corporation) and Sunset Office Limited
           Partnership, a Washington limited partnership (later assigned to
           Obayashi Corporation, a Japan corporation), as amended December 1,
           1998.
   16.1(1) Letter of KPMG Peat Marwick LLP regarding change in certifying accountant of Starwave.
   21.1*   Subsidiaries of the Registrant.
   23.1    Consent of Ernst & Young LLP, Independent Auditors (Infoseek).
   23.2    Consent of PricewaterhouseCoopers LLP / Starwave.
   23.3    Consent of PricewaterhouseCoopers LLP / ESPN / Starwave Partners.
   23.4    Consent of PricewaterhouseCoopers LLP / ABC / Starwave Partners.
   23.5    Consent of KPMG Peat Marwick LLP / Starwave.
   23.6    Consent of KPMG Peat Marwick LLP / Quando, Inc.
   23.7*   Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibits 5.1 and 8.1).
   24.1*   Power of Attorney.
   99.1    Quando, Inc. Form of Proxy.
   99.2    Quando, Inc. Form of Written Consent.
   99.3*   Schedule of Valuation and Qualifying Accounts.


   (b) Financial Statement Schedules

     Valuation and Qualifying Accounts for the Nine Months Ended September 30, 1998 (unaudited) and the Years Ended December 31, 1995, 1996 and 1997.
--------

  *  previously filed

 (1) Incorporated by reference to the Registrant's Registration Statement Form S-4 (File No. 333-65635) declared effective October 14, 1998.

 (2) Incorporated by reference to the Registrant's Registration Statement Form S-1, as amended, (File No. 333-04142) declared effective June 11, 1996.

 (3) Incorporated by reference to the Registrant's Form S-3, as amended, (File No. 333-45087) declared effective February 12, 1998.

 (4) Incorporated by reference to the Registrant's Form 10-K for the year ended December 31, 1997.

 (5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 (6) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

 (7) Incorporated by reference to the Registrant's Form S-8 (File No. 333-67507) declared effective November 18, 1998.

 (8) Incorporated by reference to the Registrant's Form S-8 (File No. 333-67517) declared effective November 18, 1998.

 (9) Incorporated by reference to the Registrant's Form S-8 (File No. 333-67519) declared effective November 18, 1998.

ITEM 22. UNDERTAKINGS

  (a) (A) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (C) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (B) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Registrant and the Delaware General Corporation Law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON THE 30TH DAY OF DECEMBER, 1998.

                                          Infoseek Corporation
                                          a Delaware corporation

                                                   /s/ Harry M. Motro
                                          By: _________________________________
                                                       HARRY M. MOTRO
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

         /s/ Harry M. Motro            President, Chief Executive  December 30, 1998
______________________________________  Officer (Principal
            HARRY M. MOTRO              Executive Officer) and
                                        Director

                  *                    Senior Vice President,      December 30, 1998
______________________________________  Chief Operating Officer
           LESLIE E. WRIGHT             and Chief Financial
                                        Officer (Principal
                                        Accounting Officer)

                  *                    Chairman of the Board of    December 30, 1998
______________________________________  Directors
           STEVEN T. KIRSCH

                  *                    Director                    December 30, 1998
______________________________________
           STEVEN BORNSTEIN

                  *                    Director                    December 30, 1998
______________________________________
             ROBERT IGER

                  *                    Director                    December 30, 1998
______________________________________
          MATTHEW J. STOVER

                  *                    Director                    December 30, 1998
______________________________________
            JAKE WINEBAUM

                  *                    Director                    December 30, 1998
______________________________________
           JOHN E. ZEISLER

                                       Director
______________________________________
          L. WILLIAM KRAUSE

         /s/ Harry M. Motro
*By: _________________________________
            HARRY M. MOTRO
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                   DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
  2.1*    Agreement and Plan of Reorganization, dated July 24,
          1998, by and among Infoseek Corporation, a California
          corporation, Steelhead Acquisition Corp., an Oregon
          corporation, Quando, Inc., an Oregon corporation,
          David Billstrom and William Neuhauser, and with
          respect to Article VII only, Stanton R. Koch and U.S.
          Bank Trust, N.A. (the "Reorganization Agreement").
  2.2*    Amendment No. 1 to Reorganization Agreement, dated
          December 7, 1998.
  2.3*    Form of Plan of Merger by and among the Registrant,
          Steelhead Acquisition Corp., an Oregon corporation,
          and Quando, Inc., an Oregon corporation.
  2.4*    Form of Employment and Non-Competition Agreement with
          David Billstrom and William Neuhauser.
  3.1(1)  Amended and Restated Certificate of Incorporation of
          the Registrant.
  3.2(1)  Bylaws of the Registrant.
  4.1(1)  Specimen Stock Certificate of the Registrant.
  4.2(2)  Third Amended and Restated Investors' Rights Agreement
          dated April 19, 1996 among the Registrant and the
          investors and founders named therein.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation, with respect to the
          securities being issued.
  8.1*    Tax Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation.
  8.2*    Tax Opinion of Pillsbury Madison & Sutro LLP.
 10.1(2)  Infoseek Corporation Stock Option Plan, as amended on
          March 20, 1996, subject to qualification by the State
          of California.
 10.2(2)  Form of Offer Letter among the Registrant and its
          officers.
 10.3(1)  Form of Indemnification Agreement entered into between the Registrant and its directors and officers.
 10.4(2)  Founders Agreement dated February 1, 1994 among the
          Registrant and the founders named therein, as amended
          June 30, 1994.
 10.5(2)  Employee Stock Purchase Agreement dated March 9, 1996 between the Registrant and John Nauman.
 10.6*    Assignment and Assumption of Lease, dated May 12,
          1998, by and between Infoseek California and 280,
          Inc., a California corporation.
 10.7(2)  Standard Form of Office Lease dated April 1996 between the Registrant and Richfield Investment Company.
 10.8(2)  Software Development and Licensing Master Agreement
          dated July 8, 1994, as amended on February 13, 1995
          and April 24, 1995, between the Registrant and Applied
          Computing Systems Institute of Massachusetts, Inc.
 10.9(2)  Internet Services and Products Master Agreement dated
          May 22, 1995 between the Registrant and BBN Planet
          Corporation.
 10.10(2) Net Search Program--Premier Provider Agreement between the Registrant and Netscape Communications Corporation
          dated March 22, 1996, as amended on that date.
 10.11(3) Premier Provider Service Agreement between the
          Registrant and Netscape Communications Corporation
          dated March 17, 1997.
 10.12(2) Software License and Distribution Agreement between the Registrant and Personal Library Software, Inc.
          dated June 17, 1994.
 10.13(2) XSoft/Infoseek Software Distribution and License
          Agreement--Lexicons, dated March 31, 1996 between the
          Registrant and XSoft, a division of XEROX Corporation.
 10.14(2) Customer Support Program Agreement for Infoseek among the Registrant and SunService Corporation dated
          January 1, 1996.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                   DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
 10.15(2) Purchase Orders dated March 21, 1996, February 1,
          1996, December 1, 1995, October 25, 1995, October 6,
          1995 between the Registrant and Sun Microsystems, Inc.
 10.16(2) Form Consulting Services Agreement among the
          Registrant and its consultants.
 10.17(2) Joint Marketing Agreement dated effective April 15,
          1996 between the Registrant and Sun Microsystems Inc.
 10.18(2) Online Service Agreement dated February 28, 1995
          between the Registrant and Reuters NewMedia, Inc., as
          amended January 4, 1996 and April 19, 1996.
 10.19(3) Amendment No. 3 to Online Service Agreement between the Registrant and Reuters NewMedia, Inc., dated
          October 30, 1996.
 10.20(3) Fourth Amendment to the On-Line Directory Agreement
          between the Registrant and Reuters NewMedia, Inc.,
          dated August 30, 1996.
 10.21(4) Office lease dated March 4, 1997 between the
          Registrant and Limar Realty Corp. #8.
 10.22(3) Amendment No. 1 to XSoft/Infoseek Software
          Distribution and License Agreement, between the
          Registrant and XSoft, a division of XEROX Corporation,
          dated December 16, 1996.
 10.23(3) Amendment No. 2 to XSoft/Infoseek Software
          Distribution and License Agreement, between the
          Registrant and XSoft, a division of XEROX Corporation,
          dated December 16, 1996.
 10.24(2) Memorandum of Understanding between the Registrant and
          IDG Communications Inc. dated April 22, 1996.
 10.25(5) Loan and Security Agreement between the Registrant and
          Silicon Valley Bank dated March 31, 1997.
 10.26(2) Amendment No. 3 to Software Development and Licensing
          Master Agreement between the Registrant and Applied
          Computing Systems Institute of Massachusetts, Inc.
          dated March 18, 1996.
 10.27(6) Amendment No. 1 and 2 to Office Lease dated March 4,
          1997 between the Registrant and Limar Realty Corp.
 10.28(1) Agreement and Plan of Reorganization, dated as of June
          18, 1998, by and among Infoseek Corporation, a
          California corporation ("Infoseek California"), the
          Registrant, Starwave Corporation, a Washington
          corporation ("Starwave"), and Disney Enterprises,
          Inc., a Delaware corporation ("DEI").
 10.29(1) Common Stock and Warrant Purchase Agreement by and
          between the Registrant and The Walt Disney Company, a
          Delaware corporation.
 10.30(1) Registrant Common Stock Warrant.
 10.31(1) Form of The Walt Disney Company Promissory Note.
 10.32(1) Form of Registrant's Directors' and Officers'
          Indemnification Agreement.
 10.33(1) Form of Registration Rights Agreement by and among the
          Registrant, DEI and The Walt Disney Company.
 10.34(1) Form of Tax Sharing Agreement by and among the
          Registrant and The Walt Disney Company.
 10.35(1) Governance Agreement by and among the Registrant, The
          Walt Disney Company and DEI.
 10.36(1) License Agreement by and between DEI and Infoseek
          California.
 10.37(1) Licensing and Services Option Agreement by and between
          DEI and Infoseek California.
 10.38(1) Product Management Agreement by and between DEI and
          Infoseek California.

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                   DOCUMENT DESCRIPTION                        PAGE
 -------                   --------------------                    ------------
 10.39(1) Promotional Service Agreement by and between American
          Broadcasting Companies, Inc. and Infoseek California.
 10.40(1) Representation Agreement by and among ESPN/Starwave
          Partners, a New York General Partnership ("ESPN
          Partners"), Starwave and the Registrant.
 10.41(1) Representation Agreement by and among ABC/Starwave
          Partners, a New York General Partnership ("ABC News
          Partners"), Starwave and the Registrant.
 10.42(1) Preferred Shares Rights Agreement by and between the
          Registrant and BankBoston N.A. Rights Agent (including
          Form of Certificate of Designations of Rights,
          Preferences and Privileges of Series A Preferred Stock
          and Form of Rights Certificate).
 10.43(1) Amended and Restated ESPN/Starwave Partnership
          Agreement by and between ESPN Online Investments, Inc.
          and Starwave Ventures, a Washington corporation
          ("Starwave Partner").
 10.44(1) Amended and Restated ESPN/Starwave Management and
          Services Agreement by and between ESPN Enterprises
          Inc., a Delaware corporation, Starwave and ESPN
          Starwave Partners.
 10.45(1) Amended and Restated ABC News/Starwave Partnership
          Agreement by and between DOL Online Investments, Inc.,
          a California corporation, and Starwave Partner.
 10.46(1) Amended and Restated ABC News/Starwave Management and
          Services Agreement by and between ABC, Inc., a
          Delaware corporation, Starwave and ABC News Partners.
 10.47(1) Employment Agreement by and between Starwave and
          Patrick J. Naughton.
 10.48(1) First Offer Letter Agreement between Disney and Steven
          T. Kirsch.
 10.49(7) Starwave Corporation Revised 1992 Combined Incentive
          and Nonqualified Stock Option Plan, Amended and
          Restated as of March 7, 1995.
 10.50(7) Starwave Corporation 1997 Nonqualified Stock Option
          Plan.
 10.51(8) Amended and Restated Infoseek Corporation 1996 Stock
          Option/Stock Issuance Plan.
 10.52(8) Amended and Restated Infoseek Corporation Employee
          Stock Purchase Plan.
 10.53(8) Infoseek Corporation 1998 Employee and Acquisition
          Nonqualified Stock Option Plan.
 10.54(9) Amended and Restated WebChat Communications, Inc. 1997
          Stock Option Plan.
 10.55*   Quando, Inc. Secured Promissory Note, dated July 24,
          1998.
 10.56*   Agreement of Lease, dated February 20, 1998, by and
          between Sixth & Virginia Properties, a Washington
          General Partnership, and Starwave Corporation, a
          Washington corporation.
 10.57*   Lease Agreement, dated March 4, 1992, between Vulcan
          Northwest, Inc., a Washington corporation (later
          assigned to Starwave Corporation, a Washington
          corporation) and Sunset Office Limited Partnership, a
          Washington limited partnership (later assigned to
          Obayashi Corporation, a Japan corporation), as amended
          December 1, 1998.
 16.1(1)  Letter of KPMG Peat Marwick LLP regarding change in certifying accountant of Starwave.
 21.1*    Subsidiaries of the Registrant.
 23.1     Consent of Ernst & Young LLP, Independent Auditors
          (Infoseek).
 23.2     Consent of PricewaterhouseCoopers LLP / Starwave.
 23.3     Consent of PricewaterhouseCoopers LLP / ESPN /
          Starwave Partners.
 23.4     Consent of PricewaterhouseCoopers LLP / ABC / Starwave
          Partners.
 23.5     Consent of KPMG Peat Marwick LLP / Starwave.
 23.6     Consent of KPMG Peat Marwick LLP / Quando, Inc.
 23.7*    Consent of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation (included in Exhibits 5.1 and
          8.1).

                                                          SEQUENTIALLY
 EXHIBIT                                                    NUMBERED
 NUMBER               DOCUMENT DESCRIPTION                    PAGE
 -------              --------------------                ------------
 24.1*   Power of Attorney.
 99.1    Quando, Inc. Form of Proxy.
 99.2    Quando, Inc. Form of Written Consent.
 99.3*   Schedule of Valuation and Qualifying Accounts.

--------

  *  Previously filed

 (1) Incorporated by reference to the Registrant's Registration Statement Form S-4 (File No. 333-65635) declared effective October 14, 1998.

 (2) Incorporated by reference to the Registrant's Registration Statement Form S-1, as amended, (File No. 333-04142) declared effective June 11, 1996.

 (3) Incorporated by reference to the Registrant's Form S-3, as amended, (File No. 333-45087) declared effective February 12, 1998.

 (4) Incorporated by reference to the Registrant's Form 10-K for the year ended December 31, 1997.

 (5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 (6) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

 (7) Incorporated by reference to the Registrant's Form S-8 (File No. 333-67507) declared effective November 18, 1998.

 (8) Incorporated by reference to the Registrant's Form S-8 (File No. 333-67517) declared effective November 18, 1998.

 (9) Incorporated by reference to the Registrant's Form S-8 (File No. 333-67519) declared effective November 18, 1998.